     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 23, 1996



                                                       REGISTRATION NO. 333-5094

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                Amendment No. 1


                                       to

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                            KABELMEDIA HOLDING GMBH

             (Exact Name of Registrant as Specified in Its Charter)

  FEDERAL REPUBLIC OF GERMANY                   4841                          NOT APPLICABLE
 (State or Other Jurisdiction       (Primary Standard Industrial             (I.R.S. Employer
      of Incorporation or            Classification Code Number)          Identification Number)
          Organization)

                               OBERER STEINWEG 10
                             08523 PLAUEN, GERMANY
                              (###-##-####) 26060
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                             CT CORPORATION SYSTEM
                                 1633 BROADWAY
                            NEW YORK, NEW YORK 10019
                                 (212) 246-5070
 (Name, Address, Including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

                                   COPIES TO:

                   THOMAS L. PHILIPP, ESQ.                   JOHN D. WILSON, ESQ.
                      BAKER & MCKENZIE                        SHEARMAN & STERLING
                    100 NEW BRIDGE STREET                      12, RUE D'ASTORG
                  LONDON, ENGLAND, EC4V 6JA                   75008 PARIS, FRANCE
                    (011-44-171) 919-1000                     (011-331) 4471-1717

                            ------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

- --------------------------------------------------------------------------------
                                                             PROPOSED MAXIMUM
TITLE OF EACH CLASS                                              AGGREGATE              AMOUNT OF
OF DISCOUNT NOTES TO BE REGISTERED                           OFFERING PRICE(1)      REGISTRATION FEE
- --------------------------------------------------------------------------------------------------------
  % Senior Discount Notes Due 2006........................     $100,000,000.00         $34,483.00
- --------------------------------------------------------------------------------------------------------
     Total................................................            $                     $
- --------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                            KABELMEDIA HOLDING GMBH

                             CROSS-REFERENCE SHEET

    CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K, SHOWING LOCATION IN THE PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF FORM S-1

ITEM                 FORM S-1 CAPTION                   LOCATION OR CAPTION IN PROSPECTUS
- -----   ------------------------------------------  ------------------------------------------
 1.     Forepart of the Registration Statement and  Cover Page of Registration Statement;
        Outside Front Cover Page of Prospectus....  Cross-Reference Sheet; Outside Front Cover
                                                    Page of Prospectus
 2.     Inside Front and Outside Back Cover Pages   Inside Front and Outside Back Cover Pages
        of Prospectus.............................  of Prospectus
 3.     Summary Information, Risk Factors and       Prospectus Summary; Risk Factors; Selected
        Ratio of Earnings to Fixed Charges........  Consolidated Financial Data; Unaudited Pro
                                                    Forma Condensed Consolidated Financial
                                                    Data
 4.     Use of Proceeds...........................  Use of Proceeds; Management's Discussion
                                                    and Analysis of Financial Condition and
                                                    Results of Operations
 5.     Determination of Offering Price...........  *
 6.     Dilution..................................  *
 7.     Selling Discount Note Holders.............  *
 8.     Plan of Distribution......................  Underwriting
 9.     Description of Discount Notes to be         Description of the Discount Notes; Certain
        Registered................................  Income Tax Considerations
10.     Interests of Named Experts and Counsel....  *
11.     Information with Respect to the             Prospectus Summary; Risk Factors;
        Registrant................................  Capitalization; Selected Consolidated
                                                    Financial Data; Unaudited Pro Forma
                                                    Condensed Consolidated Financial Data;
                                                    Management's Discussion and Analysis of
                                                    Financial Condition and Results of
                                                    Operations; Industry; Business; Certain
                                                    Regulatory Matters; Management; Certain
                                                    Related Party Transactions; Principal
                                                    Shareholders; Description of Certain
                                                    Indebtedness; Description of the Discount
                                                    Notes; Underwriting; Financial Statements
12.     Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities...............................  *

- ------------------

* Omitted because inapplicable or the answer is in the negative.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PRELIMINARY PROSPECTUS (Subject to Completion)
Issued June 22, 1996
LOGO
                            Kabelmedia Holding GmbH
                $              % SENIOR DISCOUNT NOTES DUE 2006
NO INTEREST ON THE SENIOR DISCOUNT NOTES (THE "DISCOUNT NOTES") WILL ACCRUE
PRIOR TO      , 2001. THEREAFTER, INTEREST ON THE DISCOUNT NOTES WILL BE PAYABLE
 ON      AND      , COMMENCING      , 2001. THE GROSS PROCEEDS OF THE DISCOUNT
 NOTES WILL BE APPROXIMATELY $100 MILLION, AND THE YIELD TO MATURITY OF THE
  DISCOUNT NOTES, COMPUTED ON THE BASIS OF SEMI-ANNUAL COMPOUNDING, IS      .
  THE OFFERING OF DISCOUNT NOTES MADE HEREBY IS REFERRED TO HEREIN AS THE "OFFERING."
                            ------------------------
THE DISCOUNT NOTES WILL BE REDEEMABLE, IN WHOLE OR IN PART, AT THE OPTION OF
KABELMEDIA AT ANY TIME ON OR AFTER      , 2001 AT THE REDEMPTION PRICES SET
FORTH HEREIN, PLUS ACCRUED AND UNPAID INTEREST, IF ANY, TO THE DATE OF
 REDEMPTION. IN ADDITION, IN THE EVENT OF THE FIRST TO OCCUR PRIOR TO        ,
 1999 OF (I) A PUBLIC EQUITY OFFERING (AS DEFINED IN "DESCRIPTION OF THE
   DISCOUNT NOTES -- CERTAIN DEFINITIONS") BY KABELMEDIA FOR GROSS PROCEEDS
   OF DM 30 MILLION OR MORE OR (II) A SALE OR A SERIES OF RELATED SALES BY
    KABELMEDIA OF ITS COMMON STOCK TO ONE OR MORE STRATEGIC EQUITY INVESTORS
    (AS DEFINED IN "DESCRIPTION OF THE DISCOUNT NOTES -- CERTAIN
    DEFINITIONS"), FOR AN AGGREGATE PURCHASE PRICE OF AT LEAST DM 30
     MILLION, KABELMEDIA MAY, AT ITS OPTION, REDEEM UP TO 35% OF THE
     ORIGINAL AGGREGATE PRINCIPAL AMOUNT AT MATURITY OF THE DISCOUNT NOTES
      FROM THE NET PROCEEDS THEREOF AT   % OF THEIR ACCRETED VALUE (AS
      DEFINED IN "DESCRIPTION OF THE DISCOUNT NOTES -- CERTAIN
       DEFINITIONS"). SEE "DESCRIPTION OF THE DISCOUNT NOTES -- TERMS OF
       THE DISCOUNT NOTES." IN THE EVENT OF CERTAIN CHANGES AFFECTING THE WITHHOLDING TAX TREATMENT OF CERTAIN PAYMENTS ON THE DISCOUNT
        NOTES, THE DISCOUNT NOTES WILL ALSO BE REDEEMABLE, AS A WHOLE
        BUT NOT IN PART, AT THE OPTION OF KABELMEDIA, ON OR AFTER      ,
        2001, AT 100% OF THE PRINCIPAL AMOUNT AT MATURITY THEREOF, PLUS
        ACCRUED AND UNPAID INTEREST, IF ANY, TO THE DATE OF REDEMPTION.
        SEE "DESCRIPTION OF THE DISCOUNT NOTES -- REDEMPTION FOR CHANGES
        IN WITHHOLDING TAXES."
                            ------------------------
UPON A CHANGE OF CONTROL (AS DEFINED IN "DESCRIPTION OF THE DISCOUNT NOTES -- CERTAIN DEFINITIONS"), EACH HOLDER WILL HAVE THE RIGHT TO REQUIRE KABELMEDIA TO REPURCHASE THE DISCOUNT NOTES AT (I) 101% OF THEIR ACCRETED VALUE, IF
     REDEEMED PRIOR TO      , 2001, AND (II) 101% OF THEIR PRINCIPAL
     AMOUNT, PLUS ACCRUED AND UNPAID INTEREST, IF ANY, THEREAFTER. THERE
        CAN BE NO ASSURANCE THAT KABELMEDIA WILL HAVE THE FINANCIAL
        RESOURCES NECESSARY TO REPURCHASE THE DISCOUNT NOTES AT THE
          TIME OF ANY CHANGE OF CONTROL OR AT THE TIME OF A REPURCHASE
          REQUIRED IN CONNECTION WITH CERTAIN ASSET SALES DESCRIBED
          HEREIN.
                            ------------------------
THE DISCOUNT NOTES WILL BE ISSUED AS A GLOBAL SECURITY IN REGISTERED FORM, WHICH WILL BE DEPOSITED WITH THE BANK OF NEW YORK, AS CUSTODIAN FOR THE DEPOSITORY TRUST COMPANY ("DTC"). EXCEPT AS DESCRIBED UNDER "DESCRIPTION OF THE
     DISCOUNT NOTES -- FORM OF DISCOUNT NOTES," THE DISCOUNT NOTES WILL NOT
     BE AVAILABLE IN DEFINITIVE FORM TO THE PURCHASERS THEREOF.
        BENEFICIAL INTERESTS IN THE DISCOUNT NOTES WILL BE SHOWN ON, AND TRANSFERS THEREOF WILL BE EFFECTED ONLY THROUGH,
            RECORDS MAINTAINED IN BOOK-ENTRY FORM BY DTC OR ITS
            NOMINEE AND ITS PARTICIPANTS (INCLUDING EUROCLEAR AND
            CEDEL HOLDING THROUGH THEIR RESPECTIVE DEPOSITARIES,
                MORGAN GUARANTY TRUST COMPANY OF NEW YORK AND
                CITIBANK, N.A.).
                            ------------------------
THE DISCOUNT NOTES WILL REPRESENT GENERAL UNSECURED OBLIGATIONS OF KABELMEDIA. KABELMEDIA IS A HOLDING COMPANY WITH LIMITED ASSETS OF ITS OWN WHICH CONDUCTS SUBSTANTIALLY ALL OF ITS BUSINESS THROUGH SUBSIDIARIES. KABELMEDIA WILL BE
 DEPENDENT UPON ACCESS TO THE EARNINGS, IF ANY, OR ASSETS OF ITS SUBSIDIARIES
 TO MAKE ANY PAYMENT ON THE DISCOUNT NOTES. THE DISCOUNT NOTES WILL RANK PARI
  PASSU IN RIGHT OF PAYMENT WITH ANY OTHER UNSUBORDINATED AND UNSECURED INDEBTEDNESS AND SENIOR IN RIGHT OF PAYMENT TO ALL SUBORDINATED
   INDEBTEDNESS THAT MAY BE INCURRED BY KABELMEDIA IN THE FUTURE. THE
   DISCOUNT NOTES WILL BE EFFECTIVELY SUBORDINATED TO ALL EXISTING AND FUTURE
    INDEBTEDNESS OF KABELMEDIA'S SUBSIDIARIES, INCLUDING BORROWINGS UNDER
    THE BANK FACILITY (AS DEFINED IN "DESCRIPTION OF CERTAIN INDEBTEDNESS")
    AND OTHER INDEBTEDNESS FOR MONEY BORROWED OF SUCH SUBSIDIARIES.
     KABELMEDIA WILL HOLD SUBORDINATED SUBSIDIARY NOTES IN AGGREGATE
     PRINCIPAL AMOUNT EQUAL TO THE NET PROCEEDS FROM THE SALE OF THE
     DISCOUNT NOTES (THE "SUBORDINATED SUBSIDIARY NOTES"). ON A PRO FORMA
     BASIS, AFTER GIVING EFFECT TO THE SHAREHOLDER DEBT CONVERSION AND THE
      OFFERING AND THE APPLICATION OF THE PROCEEDS THEREOF, AS AT MARCH
      31, 1996, KABELMEDIA'S SUBSIDIARIES WOULD HAVE HAD DM98.7 MILLION
       ($66.8 MILLION) OF OUTSTANDING BORROWINGS UNDER THE BANK FACILITY
       AND DM6.1 MILLION ($4.1 MILLION) OF OTHER INDEBTEDNESS FOR MONEY
        BORROWED. ON A PRO FORMA BASIS, AFTER GIVING EFFECT TO THE
        SHAREHOLDER DEBT CONVERSION, THE OFFERING AND THE APPLICATION OF
        THE NET PROCEEDS THEREOF, AND THE PENDING ACQUISITIONS (AS
       DEFINED IN "PROSPECTUS SUMMARY -- THE COMPANY"), AS AT MARCH 31,
       1996, KABELMEDIA'S SUBSIDIARIES WOULD HAVE HAD DM155.8 MILLION
        ($105.5 MILLION) OF OUTSTANDING BORROWINGS UNDER THE BANK
        FACILITY AND DM6.1 MILLION ($4.1 MILLION) OF OTHER INDEBTEDNESS
        FOR MONEY BORROWED. THE TERMS OF CERTAIN INDEBTEDNESS OF
        KABELMEDIA'S SUBSIDIARIES MATERIALLY LIMIT THE PAYMENT OF
         DIVIDENDS, LOANS OR OTHER DISTRIBUTIONS BY SUCH SUBSIDIARIES
         TO KABELMEDIA, PROVIDED THAT SUCH PAYMENTS ARE PERMITTED TO
         THE EXTENT NECESSARY TO MAKE INTEREST PAYMENTS ON THE
          DISCOUNT NOTES FOR SO LONG AS THERE IS NO EVENT OF DEFAULT
          UNDER SUCH INDEBTEDNESS. ACCORDINGLY, KABELMEDIA'S ABILITY
          TO MAKE PRINCIPAL PAYMENTS ON, OR ANY REQUIRED REDEMPTIONS
          OF, THE DISCOUNT NOTES MAY BE DEPENDENT, IN PART, UPON
            KABELMEDIA'S ABILITY TO REFINANCE SUCH INDEBTEDNESS IN
            THE FUTURE, WHICH WOULD DEPEND, IN PART, UPON FACTORS
            BEYOND THE CONTROL OF KABELMEDIA. IN ADDITION, THE
            ABILITY OF KABELMEDIA TO ACCESS THE EARNINGS OF ITS
            SUBSIDIARIES MAY BE LIMITED BY GERMAN LAW. SEE
             "DESCRIPTION OF THE DISCOUNT NOTES -- RANKING." THE
             INDENTURE UNDER WHICH THE DISCOUNT NOTES WILL BE
              ISSUED DOES NOT CONTAIN ANY PROVISIONS THAT AFFORD
              HOLDERS OF DISCOUNT NOTES PROTECTION IN THE EVENT OF
              A HIGHLY LEVERAGED TRANSACTION BY KABELMEDIA, OTHER
              THAN THE PROVISIONS CONTAINED THEREIN LIMITING THE
               ABILITY OF KABELMEDIA AND ITS RESTRICTED
               SUBSIDIARIES (AS DEFINED IN "DESCRIPTION OF THE
               DISCOUNT NOTES -- CERTAIN DEFINITIONS") TO INCUR
                ADDITIONAL INDEBTEDNESS AND REQUIRING KABELMEDIA
                TO OFFER TO REPURCHASE THE DISCOUNT NOTES UPON A
                CHANGE OF CONTROL. SEE "RISK FACTORS -- ADVERSE
                   CONSEQUENCES OF FINANCIAL LEVERAGE", "--
                  HOLDING COMPANY STRUCTURE" AND "-- POSSIBLE
                          ADDITIONAL SUBSIDIARY DEBT."
 The Discount Notes will not be listed on any United States securities exchange or on an over-the-counter market system and there can be no assurance that an active trading market for the Discount Notes will develop.

            SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR INFORMATION
              THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                            ------------------------
THE DISCOUNT NOTES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                                       PRICE TO       UNDERWRITING DISCOUNTS       PROCEEDS TO
                                                       PUBLIC(1)        AND COMMISSIONS(2)        COMPANY(1)(3)
                                                       ---------      ----------------------      -------------
Per Discount Note................................             %                  %                        %
Total............................................             $                  $                        $

- ------------
   (1) Plus accrued original issue discount, if any, from      , 1996.
   (2) Kabelmedia has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
   (3) Before deducting expenses payable by Kabelmedia estimated at $     .
                            ------------------------
    The Discount Notes are offered, subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by Shearman & Sterling, counsel for the Underwriters. It is expected that delivery
of the Discount Notes in global form will be made on or about        , 1996 at
the offices of Morgan Stanley & Co. Incorporated, New York, New York, against payment therefor in same day funds.
                            ------------------------
MORGAN STANLEY & CO.                                       CHASE SECURITIES INC.
          Incorporated

            , 1996

                                       MAP

     NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

     UNTIL                , 1996 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS EFFECTING TRANSACTIONS IN THE DISCOUNT NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            ------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                       ------
Enforceability of Certain Civil
  Liabilities..........................      4
Prospectus Summary.....................      5
Risk Factors...........................     16
Use of Proceeds........................     26
Exchange Rate Data.....................     26
Capitalization.........................     27
Selected Consolidated Financial Data...     28
Unaudited Pro Forma Condensed
  Consolidated Financial Data..........     30
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................     44
Industry...............................     53
Business...............................     57

                                         PAGE
                                       ------
Certain Regulatory Matters.............     72
Management.............................     77
Certain Related Party Transactions.....     82
Principal Shareholders.................     86
Description of Certain Indebtedness....     89
Description of the Discount Notes......     92
Certain Income Tax Considerations......    122
Underwriting...........................    127
Legal Matters..........................    128
Experts................................    128
Available Information..................    129
Index to Financial Statements..........    F-1
Appendix A: Glossary...................    A-1

                            ------------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DISCOUNT NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            ------------------------

                         FOR CALIFORNIA RESIDENTS ONLY

     WITH RESPECT TO SALES OF THE DISCOUNT NOTES OFFERED HEREBY TO CALIFORNIA RESIDENTS, SUCH DISCOUNT NOTES MAY BE SOLD ONLY TO (a) "ACCREDITED INVESTORS" WITHIN THE MEANING OF REGULATION D UNDER THE SECURITIES ACT OF 1933, (b) BANKS, SAVINGS AND LOAN ASSOCIATIONS, TRUST COMPANIES, INSURANCE COMPANIES, INVESTMENT COMPANIES REGISTERED UNDER THE INVESTMENT COMPANY ACT OF 1940, PENSION AND PROFIT SHARING TRUSTS, ANY CORPORATIONS OR OTHER ENTITIES WHICH, TOGETHER WITH SUCH CORPORATION'S OR OTHER ENTITY'S AFFILIATES, HAVE A NET WORTH ON A CONSOLIDATED BASIS ACCORDING TO THEIR MOST RECENT REGULARLY PREPARED FINANCIAL STATEMENTS (WHICH SHALL HAVE BEEN REVIEWED BUT NOT NECESSARILY AUDITED, BY OUTSIDE ACCOUNTANTS) OF NOT LESS THAN $14,000,000 AND SUBSIDIARIES OF THE FOREGOING, (c) ANY NATURAL PERSON OR ANY CORPORATION, PARTNERSHIP OR ORGANIZATION

(OTHER THAN A CORPORATION, PARTNERSHIP OR ORGANIZATION FORMED FOR THE SOLE PURPOSE OF PURCHASING THE DISCOUNT NOTES BEING OFFERED HEREBY) WHO PURCHASES AT LEAST $1,000,000 AGGREGATE AMOUNT OF THE DISCOUNT NOTES OFFERED HEREBY, OR (d) ANY NATURAL PERSON WHO (i) HAS INCOME OF $65,000 AND A NET WORTH OF $250,000, OR
(ii) HAS A NET WORTH OF $500,000 (IN EACH CASE, EXCLUDING HOME, HOME FURNISHINGS AND PERSONAL AUTOMOBILES).

                            ------------------------

                  ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

     Kabelmedia is a limited liability company organized under the laws of Germany, and a majority of its Executive Committee members, managing directors and executive officers reside outside the United States. All or a substantial portion of the assets of the Company and certain of its Executive Committee members, managing directors and executive officers also are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon Kabelmedia or such persons with respect to matters arising under the U.S. federal securities laws or to enforce against Kabelmedia or such persons located outside the United States judgments of U.S. courts predicated upon the civil liability provisions of the U.S. federal securities laws.

     Kabelmedia has been advised by its counsel, Baker & McKenzie, that there is doubt as to the enforceability in Germany, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely upon the federal securities laws of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Germany. Kabelmedia has appointed CT Corporation System as its agent to receive service of process in any action against Kabelmedia in any state or federal court in the State of New York arising out of the Offering made by this Prospectus or any purchase or sale of the Discount Notes in connection with such Offering.

                            ------------------------

     In this Prospectus, references to "U.S. dollars" or "$" are to United States currency and references to "Deutsche Mark" or "DM" are to German currency. For the convenience of the reader, this Prospectus contains translations of certain Deutsche Mark amounts into U.S. dollars which should not be construed as a representation that such Deutsche Mark amounts actually represent such U.S. dollar amounts or could be, or could have been, converted into U.S. dollars at the rates indicated or at any other rate. Unless otherwise stated, such dollar amounts have been derived by converting from Deutsche Mark to U.S. dollars at the rate of DM1.4766 equals $1.00, the Noon Buying Rate in The City of New York for cable transfers in Deutsche Mark as announced by the Federal Reserve Bank of New York for customs purposes (the "Noon Buying Rate") on March 29, 1996. This rate may differ from the actual rates in effect during the periods covered by the financial information discussed herein. See "Exchange Rate Data."

                            ------------------------

     Amounts and percentages appearing in this Prospectus may not total due to rounding.

                            ------------------------

     The principal executive office of the Company is located at Oberer Steinweg 10, 08523 Plauen, The Federal Republic of Germany ("Germany"), and its telephone number is (###-##-####)26060.

                               PROSPECTUS SUMMARY

     The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. As used in this Prospectus, the "Company" refers to Kabelmedia Holding GmbH ("Kabelmedia"), a limited liability company formed under the laws of Germany, together with its subsidiaries and, where appropriate, its predecessors. Certain terms used in this Prospectus are defined in the Glossary included herein as Appendix A.

                                  THE COMPANY

     The Company acquires, owns and operates cable television systems that serve primarily medium- and small-sized communities in Germany. Principally as a result of completing 14 acquisitions since its inception in 1992, the Company owned and operated cable systems passing approximately 492,000 homes and serving approximately 359,000 customers as of March 31, 1996. In addition, the Company has entered into non-binding letters of intent and commenced negotiations of definitive purchase agreements to acquire two cable companies serving an aggregate of approximately 46,000 customers (the "Pending Acquisitions"). See "Business -- Acquisitions and Pending Acquisitions."

     The Company has followed a systematic approach in acquiring, consolidating and operating cable television systems, based on the goal of increasing operating cash flow while maintaining or improving service standards. A key element of the Company's strategy is to expand its existing regional clusters of cable television systems and to establish new regional clusters of systems large enough to serve as cores for new operating regions. In addition, the Company aggressively consolidates cable systems following their acquisition to improve operating performance by eliminating duplicative personnel and office locations, creating regional customer service centers and signal distribution facilities and centralizing corporate support functions, including accounting, billing, marketing and technical and administration services. Between January 1, 1994 and March 31, 1996, the Company completed 12 acquisitions, thereby adding cable systems serving approximately 317,500 customers (measured at the date of the respective acquisitions), while reducing the number of office locations serving customers of such acquired systems and the Company's other systems from 25 to seven and the number of employees serving such acquired systems and the Company's other systems from 211 to 125.

     The following tables provide certain data for the Company's cable television systems (i) on an actual basis as at and for the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1996; (ii) on a pro forma basis as at and for the year ended December 31, 1995 giving effect to the Recent Acquisitions (as defined in "-- Recent and Pending Acquisitions"), the Shareholder Debt Conversion (as defined in "-- Shareholder Debt Conversion") and the Offering and the application of the proceeds therefrom as if such transactions had occurred on January 1, 1995; (iii) on a pro forma basis as at and for the year ended December 31, 1995 giving effect to the Recent Acquisitions, Shareholder Debt Conversion, the Offering and the application of the proceeds therefrom and the Pending Acquisitions as if such transactions had occurred on January 1, 1995; and (iv) on a pro forma basis as at and for the three-month period ended March 31, 1996 giving effect to the InfoSat Acquisition (as defined in "-- Recent and Pending Acquisitions"), the Shareholder Debt Conversion, the Offering and the application of the proceeds therefrom and the Pending Acquisitions as if such transactions had occurred on January 1, 1996. See "Business -- Acquisitions and Pending Acquisitions."

                                                                             HISTORICAL(1)
                                                  -------------------------------------------------------------------
                                                                 DECEMBER 31,                          MARCH 31,
                                                  -------------------------------------------     -------------------
                                                   1993        1994        1995       1995(2)      1996       1996(2)
                                                  -------     -------     -------     -------     -------     -------
Homes passed(3).................................   23,890      71,032     452,948         --      491,863         --
Customers(3)....................................   22,655      58,613     342,752         --      358,784         --
Penetration(3)(4)...............................    94.8%       82.5%       75.7%         --        72.9%         --
Average monthly revenue per customer(5).........   DM9.24      DM9.37     DM12.44      $8.42      DM14.30      $9.68
Average monthly EBITDA per customer(5)..........   DM4.22      DM1.59     DM 4.60      $3.11      DM 7.50      $5.08
EBITDA margin(6)................................    45.7%       17.0%       37.0%         --        52.4%         --

                                                                                   PRO FORMA
                                                         -------------------------------------------------------------
                                                                    DECEMBER 31, 1995                  MARCH 31, 1996
                                                         ---------------------------------------     -----------------
                                                                                FOR THE RECENT        FOR THE INFOSAT
                                                          FOR THE RECENT         ACQUISITIONS,         ACQUISITION,
                                                           ACQUISITIONS,        THE SHAREHOLDER       THE SHAREHOLDER
                                                          THE SHAREHOLDER      DEBT CONVERSION,      DEBT CONVERSION,
                                                          DEBT CONVERSION        THE OFFERING          THE OFFERING
                                                              AND THE           AND THE PENDING       AND THE PENDING
                                                            OFFERING(2)        ACQUISITIONS(2)(7)    ACQUISITIONS(2)(7)
                                                         -----------------     -----------------     -----------------
Homes passed(3)........................................  467,184        --     517,394        --     542,073        --
Customers(3)...........................................  356,251        --     402,251        --     404,784        --
Penetration(3)(4)......................................    76.3%        --       77.7%        --       74.7%        --
Average monthly revenue per customer(5)................  DM13.98     $9.47     DM13.43     $9.10     DM13.71     $9.28
Average monthly EBITDA per customer(5).................  DM 6.98     $4.73     DM 6.88     $4.66     DM 7.35     $4.98
EBITDA margin(6).......................................    49.9%        --       51.2%        --       53.6%        --

- ---------------

(1) Reflects acquisitions completed by the Company from inception through March 31, 1996 as of their acquisition dates. See "Business -- Systems."

(2) For convenience, the financial data have been translated at the rate of DM1.4766 = $1.00, the Noon Buying Rate on March 29, 1996.

(3) At end of period. Homes passed and penetration at March 31, 1996 reflect results reported to the Company during 1996 of a survey commissioned by the Company of the number of homes in certain of its concession areas and, to a lesser extent, the build-out of existing systems.

(4) Customers as a percentage of homes passed.

(5) "EBITDA" consists of earnings (loss) before extraordinary items, minority interests, net interest expense, income taxes and depreciation and amortization. The Company believes that EBITDA and related measures of cash flow from operating activities serve as important financial indicators in measuring and comparing cable television companies in several areas, including liquidity, operating performance and leverage. EBITDA is not a U.S. GAAP measure of income (loss) or cash flow from operations and should not be considered as an alternative to net income as an indication of the Company's financial performance or as an alternative to cash flow from operating activities as a measure of liquidity. Historical average monthly revenue and EBITDA per customer equals (a)(i) historical revenues and EBITDA for the period divided by (ii) twelve for the annual periods and three for the quarterly periods divided by (b) the average monthly number of customers for such period. Pro forma average monthly revenue and EBITDA per customer equals (a)(i) pro forma revenue and EBITDA for the period divided by (ii) twelve for the annual periods and three for the quarterly periods divided by
    (b) the pro forma number of customers at December 31, 1995 or March 31, 1996, as appropriate.

(6) Represents EBITDA as a percentage of revenues.

(7) Computations of pro forma number of homes passed, number of customers and average monthly revenue per customer reflect information with respect to the Pending Acquisitions supplied by the respective sellers as of certain dates during the fourth quarter of 1995. Such information has been subject to only limited verification by the Company and, in some cases, has been calculated on a different basis than that used by the Company.

     The Company has experienced rapid growth since its inception in 1992 and, as is common for cable television companies in comparable stages of development, has incurred significant net losses in each of its first three years of operations (DM1,501,000 in 1993, DM6,116,000 in 1994 and DM38,282,000 in 1995).
The Company had accumulated deficits amounting to DM1,501,000, DM7,617,000 and DM45,899,000 as at December 31, 1993, 1994 and 1995, respectively.

THE GERMAN CABLE TELEVISION MARKET

     Germany is the largest cable television market in Europe and provides a highly favorable environment for cable television system acquisitions and operations:

- -   Large, Fragmented Cable Television Market -- Germany has a population of over 81 million people and over 36 million homes. Deutsche Telekom AG ("Deutsche Telekom") is the dominant cable television supplier; its cable television distribution systems, either directly or indirectly through private cable system operators, passed approximately 24 million homes and served over 15 million cable subscribers as of September 30, 1995. Deutsche Telekom provides cable television signals to over 5,000 private cable system operators with over 100 subscribers each and to over 475 private cable system operators with over 1,000 subscribers each. A large number of German cable system operators also obtain their programming directly through their own head-ends and provide that programming to a significant number of additional homes in Germany. This large number of cable system operators provides the Company with significant consolidation opportunities.

- -   Built-out Infrastructure -- The German cable television infrastructure is substantially built-out. As of September 30, 1995, Deutsche Telekom cable television distribution systems, either directly or through cable transmission lines of private system operators, passed approximately 64% of the homes in Germany. In addition, systems in which the head-end is owned by a private cable system operator pass or provide signal to a significant number of other homes in Germany. The Company estimates that as of March 31, 1996, principal transmission lines passed 84% of the approximately 585,000 homes in its concession areas.

- -   High Density -- Germany has an average population density of 562 persons per square mile, compared to 70 persons per square mile in the United States and 616 persons per square mile in the United Kingdom. Approximately 86% of Germany's population resides in urban areas, compared to 75% in the United States and 89% in the United Kingdom. In addition to generating cost savings from lower investment in cable plant per home passed, such density contributes to lower operating costs because fewer technicians are required to service a given number of customers.

- -   Low Churn Rate -- The Company estimates that its churn rate has historically been less than 5%, which is a significantly lower churn rate than those which generally prevail in the U.S. and U.K. cable television industries.
     The Company believes such lower churn rate to be due primarily to the greater use of preauthorized payment procedures, fewer alternative tiers of programming and, when compared with the United States, a less transient population. See "Business -- Programming."

- -   Wide Use of Preauthorized Payment Procedures -- Approximately 70% of the
     Company's customers pay their subscription fees through preauthorized payment procedures, whereby an automatic draw is made on such customer's bank account. The Company believes that preauthorized payment procedures result in lower billing costs, less bad debt expense and lower churn rates.

- -   Low Programming Costs -- Historically, the Company's cost of programming as a percentage of revenue has been nominal. Although such costs are expected to increase due to several factors, including the possible imposition of copyright royalty fees in respect of programming received on Company-owned head-ends and pursuant to Deutsche Telekom signal delivery contracts (see "Risk Factors -- Copyright Royalty Fees") and the increasing market strength of certain program providers relative to that of Deutsche Telekom and private cable system operators (see "Risk Factors -- Access to and Cost of Programming"), the Company believes that for the foreseeable future, the uncertain state of German copyright law and market conditions in the German cable television industry will enable the Company and other German cable system operators to maintain a level of programming cost as a percentage of revenue which is relatively low as compared to cable television operators in the United States and the United Kingdom. See "Business -- Programming."

     For further information on the German cable television market, see "Industry," "Business" and "Certain Regulatory Matters."

BUSINESS STRATEGY

     The Company's objective is to enhance the value of its business by capitalizing on opportunities presented by the large and fragmented German cable television market. The Company's business strategy to achieve this objective focuses on the following general principles:

- -   Emphasis on Regional Clusters and Growth Through Acquisitions -- A key
     element of the Company's strategy is to develop regional clusters of cable television systems by acquiring cable systems that are either in close proximity to its existing systems or large enough to serve as cores for new operating regions. The Company has established significant regional clusters of cable systems in the regions surrounding Plauen, Leipzig, Berlin, Dresden, Stuttgart and Osnabruck. The Company is not aware of any reliable or consistent published industry data on the relative size of private cable system operators in Germany. However, on the basis of discussions with competitors, the Company believes that with over 359,000 existing customers it is the fifth largest private cable system operator in Germany in terms of customers (not including Deutsche Telekom, which is not considered a private cable system operator). Approximately 46,000 additional customers are served by the systems expected to be acquired upon consummation of the Pending Acquisitions, although no assurances can be given as to when or if any of the Pending Acquisitions will be consummated. The Company believes that its clustering strategy and the scope of its operations have enabled it to reduce operating costs. See "Business."

- -   Enhancing Efficiency and Margins by Streamlining Operations -- Upon
     completion of an acquisition, the Company generally implements extensive management, operational and organizational changes designed to enhance operating cash flow and operating margins. The Company's customer account processing and administrative services for acquired cable systems are transferred to one centralized location, thereby reducing redundant overhead costs.

- -   Promoting Internal Growth -- The Company seeks to increase revenues in acquired systems in a number of ways, including selective increases in rates for cable services that are timed to coincide with published increases in various cost of living indices or the introduction of new or improved programming, the continued build-out of existing cable systems and marketing efforts designed to increase penetration.

- -   Technological Enhancement -- The Company strives to maintain high technological standards in its cable television systems on a cost-effective basis and continuously upgrades its cable systems to achieve this goal. The Company monitors and evaluates new technological developments on the basis of its ability to make optimal use of its existing assets and to anticipate the introduction of new services and program delivery capabilities. The Company believes that it is well-positioned in terms of technological capabilities to take advantage of the introduction of new cable television and ancillary services in the German market.

- -   Customer Service Orientation -- Each of the Company's operating regions is managed by a regional manager who is responsible for both customer and technical service within his region and who reports directly to Ernst Uhlig, the Company's Chief Operating Officer. The Company believes that this flat operating structure enables it to be more responsive to customer needs.

- -   Ownership and Control of Systems -- The Company owns approximately 98% of its cable television systems on an equity subscriber basis. The Company owns 100% of each of its cable systems, with the exception of systems serving three communities with an aggregate of approximately 33,000 customers, in which it owns 91%, 50% and 80%, respectively.

RECENT AND PENDING ACQUISITIONS

     During the year ended December 31, 1995, the Company completed the acquisition of six cable television companies and the assets of one additional cable television company serving an aggregate of approximately 270,000 customers (measured at the dates of the respective acquisitions) in the regions of Leipzig, Berlin, Stuttgart and Osnabruck (collectively, the "1995 Acquisitions"), and during the first quarter of 1996 the Company completed the acquisition of InfoSat GmbH (as defined in "Business -- Systems"), a cable television company serving approximately 13,500 customers in and around the towns of Aschersleben and Luckenwalde (the "InfoSat Acquisition" and, together with the 1995 Acquisitions, the "Recent Acquisi-tions"). In addition, the Company has entered into non-binding letters of intent with respect to the Pending Acquisitions. The Company expects to enter into definitive agreements with respect to the Pending Acquisitions in the foreseeable future. The Company estimates that the aggregate consideration, including acquired indebtedness, brokerage fees and closing costs, payable in respect of the Pending Acquisitions will be between DM50,000,000 and DM57,000,000, which the Company would borrow under the Bank Facility (as defined in "Description of Certain Indebtedness"). There can be no assurance, however, that the Company will consummate either of such acquisitions. See "Business -- Acquisitions and Pending Acquisitions."

                                  RISK FACTORS

     SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS. Such risks relate to: (a) the adverse consequences of financial leverage; (b) the deficiency of the Company's earnings to fixed charges; (c) the risks associated with a holding company structure; (d) the ability of the Company's subsidiaries to incur debt senior to the Discount Notes; (e) the effect of a change of control; (f) the requirement for additional funds; (g) significant competition; (h) access to and cost of programming; (i) the potential imposition of copyright royalty fees; (j) extensive government regulation; (k) the risks associated with an acquisition strategy; (l) integration of the Company's acquired businesses and the management of growth;
(m) variations in quarterly results; (n) the potential difficulties in enforcing civil liabilities against the Company; (o) the dependence upon certain key personnel; (p) rapid technological changes; (q) currency risks and hedging transactions; (r) limited insurance coverage; (s) influence of the Company's principal shareholders; (t) certain interests of affiliates of the Underwriters;
(u) the lack of an established market for the Discount Notes; and (v) original issue discount consequences.

                                  THE OFFERING

        $ PRINCIPAL AMOUNT AT MATURITY OF      % DISCOUNT NOTES DUE 2006

     The Discount Notes are to be issued pursuant to the Indenture (as defined herein). For a more detailed description of the Discount Notes and definitions of certain terms used in this summary description, see "Description of the Discount Notes."

TERMS OF THE DISCOUNT NOTES

Issue Price................  $          per $1,000 principal amount at maturity
                             of Discount Notes.

Maturity Date..............            , 2006.

Yield and Interest.........    % per annum (computed on a semi-annual bond
                             equivalent basis) calculated from           , 1996.
                             Cash interest will not accrue on the Discount Notes
                             prior to           , 2001. Thereafter, cash
                             interest on the Discount Notes will be payable at a
                             rate of   % per annum, semi-annually in arrears on
                             each           and           , commencing
                                       , 2001.

Original Issue Discount....  The Discount Notes are being offered at an original issue discount for U.S. federal income tax
                             purposes. Thus, although cash interest will not be
                             payable on the Discount Notes prior to           ,
                             2001, original issue discount (i.e., the difference between the principal amount at maturity of the Discount Notes and their issue price) will accrue from the issue date of the Discount Notes and will be included as interest income periodically
                             (including for periods ending prior to           ,
                             2001) in a Discount Note holder's gross income for United States federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain Income Tax Considerations."

Optional Redemption........  The Discount Notes will be redeemable, at
                             Kabelmedia's option, in whole or in part, at any
                             time on or after           , 2001 at the redemption
                             prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, in the event of the first to occur prior to
                             1999, of (i) a Public Equity Offering by Kabelmedia for gross proceeds of DM 30 million or more or (ii) a sale or a series of related sales by Kabelmedia of its Common Stock to one or more Strategic equity Investors for an aggregate purchase price of at least DM 30 million, Kabelmedia may, at its option, use all or any portion of the net proceeds thereof to redeem an amount of Discount Notes representing up to 35% of the original aggregate principal amount at maturity of the Discount Notes at a
                             redemption price of      % of their Accreted Value.
                             See "Description of the Discount Notes --
                             Limitation on Asset Sales."

Tax Redemption.............  In the event of certain changes affecting withholding taxes applicable to certain payments on the Discount Notes, the Discount Notes will be redeemable, as a whole, but not in part, at the
                             option of Kabelmedia, on or after           , 2001,
                             at 100% of the principal amount thereof, plus accrued unpaid interest, if any, to the date of redemption. See "Description of the Discount Notes -- Redemption for Changes in Withholding Taxes."

Change of Control..........  Upon a Change of Control, each holder of the
                             Discount Notes will have the right to require Kabelmedia to purchase such holder's Discount Notes at a price of 101% of the Accreted Value thereof (determined at the date of purchase) if such
                             purchase is prior to           , 2001, or 101% of
                             the principal amount at maturity thereof, plus accrued and unpaid interest, if any, to the date of purchase, if such purchase is on or after
                                       , 2001. The Company is not required to
                             make a Change of Control Offer (as defined under "Description of the Discount Notes -- Change of Control") following a Change of Control if a third party makes a Change of Control Offer that would be in compliance with the Change of Control provisions in the Indenture if it were made by the Company and purchases the Discount Notes validly tendered and not withdrawn. Within 30 days of any Change of Control, the Company must (i) repay in full all Indebtedness of the Company that would prohibit the repurchase of the Discount Notes or (ii) obtain any requisite consents under instruments governing any such Indebtedness of the Company to permit the repurchase of the Discount Notes. The Company is required, however, to make a Change of Control Offer within 30 days of a Change of Control, irrespective of whether any Indebtedness prohibiting the purchase of the Discount Notes has been repaid or the holders thereof have given the requisite consent. If the Company is unable to repay all of its Indebtedness that would prohibit repurchase of the Discount Notes or is unable to obtain the consents of the holders of Indebtedness, if any, of the Company outstanding at the time of a Change of Control whose consent would be so required to permit the repurchase of Discount Notes, then the Company will have breached the "Change of Control" covenant. Such a breach would constitute an Event of Default under the Indenture if it continues for a period of 30 consecutive days after written notice is given to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Discount Notes outstanding. In addition, the failure by the Company to repurchase Discount Notes at the conclusion of the Change of Control Offer would constitute an Event of Default without any waiting period or notice requirements. In the event the Change of Control provisions are triggered, an event of default could be triggered under the other Indebtedness of the Company. For example, a Change of Control would trigger an event of default under the terms of the Bank Facility, upon which no repayment or prepayment of any amount owing to the Company from the Borrowers of the Guarantors (as such terms are defined in "Description of Certain Indebtedness") would be permitted until the Bank Facility has been repaid, prepaid and/or cancelled in full. See "Description of Certain Indebtedness." Such an event of default could preclude the flow of money from the Company's subsidiaries to the Company and thereby prevent the Company from making any payment, including Change of Control payments, under the terms of the Discount Notes. Kabelmedia does not currently have, and there can be no assurance that Kabelmedia would have, the financial resources necessary to purchase the Discount Notes upon a Change of Control. Furthermore, it is possible to have a more restrictive definition of change of control in other Indebtedness of the Company. For example, an acquisition, directly or indirectly, of more than 24.9% of the shares in Kabelmedia, by a person who is not a shareholder of Kabelmedia at the date of closing of the Bank Facility, would cause an event of default under the Bank Facility. The occurrence of a change of control under such other Indebtedness of the Company could cause there to be a requirement for the Company to repay such Indebtedness even though such requirement would not apply with respect to the Discount Notes under the Indenture. See "Risk Factors -- Effect of Change of Control," "Description of Certain Indebtedness" and "Description of the Discount Notes -- Redemption -- Mandatory Redemption; Change of Control; Certain Asset Sales."

Ranking....................  The Indebtedness evidenced by the Discount Notes will be senior indebtedness of Kabelmedia and will rank pari passu in right of payment with any unsubordinated and unsecured indebtedness which may be incurred by Kabelmedia in the future and senior in right of payment to all subordinated indebtedness of Kabelmedia. Kabelmedia is a holding company with limited assets and no business operations of its own. Kabelmedia operates its business through its subsidiaries. The Discount Notes will be effectively subordinated to borrowings under the Bank Facility and other indebtedness for money borrowed of such subsidiaries. Kabelmedia will hold Subordinated Subsidiary Notes in an aggregate principal amount equal to the net proceeds received by Kabelmedia from the sale of the Discount Notes and lent to such subsidiaries. The Subordinated Subsidiary Notes will be subordinated to indebtedness under the Bank Facility and existing and future indebtedness for money borrowed of such subsidiaries, will have interest and payment terms identical to those of the Discount Notes and will prohibit any pledge thereof, except to holders of Senior Indebtedness (as defined in the Indenture). The Indenture does not contain any specific covenant prohibiting Kabelmedia from amending, waiving any rights under, or terminating the Subordinated Subsidiary Notes. On a pro forma basis, after giving effect to the Shareholder Debt Conversion and the completion of the Offering and the application of the net proceeds therefrom, as at

                             March 31, 1996 Kabelmedia's subsidiaries would have had DM98.7 million ($66.8 million) of outstanding borrowings under the Bank Facility and DM6.1 million ($4.1 million) of other indebtedness for money borrowed. On a pro forma basis, after giving effect to the Shareholder Debt Conversion, the completion of the Offering and the application of the net proceeds therefrom, and the Pending Acquisitions, as at March 31, 1996 Kabelmedia's subsidiaries would have had DM155.8 million ($105.5 million) of outstanding borrowings under the Bank Facility and DM6.1 million ($4.1 million) of other indebtedness for money borrowed. Kabelmedia and one or more of Kabelmedia's subsidiaries may incur other debt in the future, including, in the case of subsidiaries, debt which would be senior to the Discount Notes. The terms of certain indebtedness of Kabelmedia's subsidiaries materially limit the payment of dividends, loans or other distributions by such subsidiaries to Kabelmedia, provided that such payments are permitted to the extent necessary to make interest payments on the Discount Notes for so long as there is no event of default under such indebtedness. Accordingly, Kabelmedia's ability to make principal payments on, or any required redemptions of, the Discount Notes may be dependent, in part, upon Kabelmedia's ability to refinance such indebtedness in the future which would depend, in part, upon factors beyond the control of Kabelmedia. In addition, the ability of Kabelmedia to access the earnings of its subsidiaries may be limited by German law.

Certain Covenants..........  The Indenture will contain certain covenants which, among other things, will restrict the ability of Kabelmedia and the Restricted Subsidiaries to (i) incur additional indebtedness; (ii) pay dividends or make distributions in respect of capital stock of Kabelmedia or make certain other restricted payments; (iii) create certain liens against or upon any of its property or assets (including any pledge of the Subordinated Subsidiary Notes, except to holders of Senior Indebtedness); (iv) enter into certain transactions with shareholders or Affiliates; or (v) sell certain assets. In addition, the Indenture will limit the ability of
                             (i) Kabelmedia to consolidate, merge or sell all or substantially all of its assets and (ii) the Restricted Subsidiaries to issue capital stock. These covenants are subject to important exceptions and qualifications. The Indenture does not contain any provisions that afford holders of Discount Notes protection in the event of a highly leveraged transaction by Kabelmedia, other than the provisions contained therein limiting the ability of Kabelmedia and its Restricted Subsidiaries to incur additional indebtedness and requiring Kabelmedia to offer to repurchase the Discount Notes upon a Change of Control.

Form of Discount Notes.....  The Discount Notes will be represented by a global security in registered form (the "Global Discount Note"), which will be issued in a denomination equal to the outstanding principal amount at maturity of the Discount Notes represented thereby. The Global Discount Note will be deposited with The Bank of New York, as custodian for DTC. Except as set forth under "Description of the Discount Notes," owners of beneficial interests in the Global Discount Note will not be entitled to receive physical delivery of Discount Notes in definitive form or to have Discount Notes issued and registered in their names and will not be considered the owners or holders thereof under the Indenture. See "Description of the Discount Notes."

Shareholder Debt
Conversion.................  At March 31, 1996, the Company's aggregate indebtedness included DM156,470,000 principal amount of subordinated loans from certain of its shareholders ("ECO I" and "ECO II," as such terms are defined in "Certain Related Party Transactions -- Capital Contributions and Subordinated Shareholder Loans") plus DM20,664,000 of accrued interest thereon, of which DM13,652,000 was accrued during 1995 and DM4,495,000 was accrued during the first quarter of 1996. A further subordinated shareholder loan of DM10,198,562 was advanced to the Company by ECO II on May 30, 1996. On June 19, 1996, the aggregate principal amount of the subordinated shareholder loans to the Company was DM166,669,000 and as at that date a total of DM24,458,000 of interest had accrued on such loans (such principal and interest are referred to collectively as the "Subordinated Shareholder Loans"). On June 19, 1996, the Subordinated Shareholder Loans were contributed to the capital of Kabelmedia by ECO I and ECO II and its capital surplus was increased by the equivalent amount of DM191,127,000 (the "Shareholder Debt Conversion"). As a result of the Shareholder Debt Conversion and a related increase of DM125,400 to the Company's capital on July 15, 1996, the aggregate percentage ownership interest of ECO I and ECO II in the share capital of the Company increased from 90% to 92.75%. See "Capitalization," "Certain Related Party Transactions -- Shareholder Agreement" and "Principal Shareholders."


Use of Proceeds............  The net proceeds to be received by Kabelmedia from the sale of the Discount Notes are estimated to be approximately DM138,727 ($93,950,000 translated at a rate of DM1.4766 = $1.00, the Noon Buying Rate on March 29, 1996). Such net proceeds will be used to repay outstanding indebtedness under two bank credit agreements (the "Prior Kabelmedia Facility" and the "Prior Kabelvision Facility," and collectively the "Prior Facilities," as such terms are defined in "Description of Certain Indebtedness"). The Prior Facilities are scheduled to be repaid in full concurrently with the closing of the Offering or on the next following business day, in part from the estimated net proceeds of the Offering and in part from borrowings under the Bank Facility, the aggregate committed principal amount of which is DM400,000,000. The estimated borrowings under the Bank Facility to repay the Prior Facilities are DM94,254,000. The estimated sources and uses of funds in the Company's refinancing are as follows:

                                                                                     AMOUNT
                                                                                     -------
                                                                                     DM '000
                               SOURCES OF FUNDS:
                                 Discount Notes...................................   138,727
                                 Bank Facility....................................    98,773
                                                                                     -------
                                                                                     237,500
                                                                                     =======
                               USES OF FUNDS:
                                 Repayment of Prior Kabelmedia Facility...........   137,500
                                 Repayment of Prior Kabelvision Facility..........   100,000
                                                                                     -------
                                                                                     237,500
                                                                                     =======

                             See "Use of Proceeds," "Certain Related Party Transactions" and "Description of Certain Indebtedness."

                      SUMMARY FINANCIAL AND OPERATING DATA

     The following tables set forth certain summary historical and pro forma financial and operating data of the Company. Summary pro forma data for the year ended December 31, 1995 are provided on two different bases: first, to reflect the Recent Acquisitions (which have been consummated), the Shareholder Debt Conversion and the Offering, and second, to reflect the Recent Acquisitions, the Shareholder Debt Conversion and the Offering as well as the Pending Acquisitions (consummation of which cannot be assured). Summary pro forma data for the three months ended March 31, 1996 reflect the InfoSat Acquisition, the Shareholder Debt Conversion, the Offering and the Pending Acquisitions. Acquisitions of cable television systems during the periods for which the summary data are presented below materially affect the comparability of such data from one period to another. The data presented below should be read in conjunction with the historical consolidated financial statements of the Company and the notes thereto, the "Unaudited Pro Forma Condensed Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are included elsewhere in this Prospectus.

                                                                                 HISTORICAL(1)
                                                      --------------------------------------------------------------------


                                                                   YEAR ENDED                      THREE MONTHS ENDED
                                                                  DECEMBER 31,                         MARCH 31,
                                                      -------------------------------------   ----------------------------


                                                       1993     1994      1995     1995(2)     1995      1996     1996(2)
                                                      ------   -------   -------   --------   -------   -------   --------
                                                      DM'000   DM'000    DM'000     $'000     DM'000    DM'000     $'000
STATEMENT OF OPERATIONS DATA:
Revenues............................................   2,220      4,551    33,510    22,694      5,604    15,327    10,380
Operating costs and expenses:
  Operations........................................    (219)   (1,275)   (6,663)    (4,512)     (855)   (2,919)    (1,977)
  Selling, general and administrative...............    (987)   (2,504)  (14,465)    (9,796)   (3,027)   (4,370)    (2,959)
  Depreciation and amortization.....................  (1,460)   (3,028)  (23,685)   (16,040)   (4,122)  (10,731)    (7,267)
                                                      ------   -------   --------   -------    ------   -------   --------
    Total...........................................  (2,666)   (6,807)  (44,813)   (30,348)   (8,004)  (18,020)   (12,203)
                                                      ------   -------   -------   --------   -------   -------   --------
Operating loss......................................   (446)    (2,256)  (11,303)    (7,654)   (2,400)   (2,693)    (1,823)
Interest expense:
  Cash interest expense.............................   (312)      (812)  (11,166)    (7,563)   (1,771)   (3,975)    (2,692)
  Non-cash interest expense(5)......................   (743)    (3,048)  (14,177)    (9,601)   (2,837)   (4,626)    (3,133)
                                                      ------   -------   -------   --------   -------   -------   --------
    Total........................................... (1,055)    (3,860)  (25,343)   (17,164)   (4,608)   (8,601)    (5,825)
Minority interest...................................     --         --       118         80        21        27         18
                                                      ------   -------   -------   --------   -------   -------   --------
Net loss before income tax benefit and extraordinary
  item..............................................  (1,501)   (6,116)  (36,528)   (24,738)   (6,987)  (11,267)    (7,630)
Income tax benefit..................................      --        --       916        620                 599        406
                                                      ------   -------   -------   --------   -------   -------   --------
Net loss before extraordinary item..................  (1,501)   (6,116)  (35,612)   (24,118)   (6,987)  (10,668)    (7,224)
                                                      ======   =======   =======   ========   =======   =======   ========
OTHER FINANCIAL DATA:
Capital expenditures (excluding acquisitions)(6)....   6,635     5,617    10,955      7,419     2,038     2,891      1,958
Deficiency of earnings to fixed charges(7)..........  (1,501)   (6,116)  (39,316)   (26,626)   (7,008)  (11,294)    (7,649)
BALANCE SHEET DATA (AT END OF PERIOD):
Total assets........................................  14,761   128,229   420,865    285,023    190,117   430,739   291,709
Total debt less Subordinated Shareholder Loans......  7,267     47,178   228,812    154,959     78,049   243,566   164,950
Subordinated Shareholder Loans......................  4,833     63,584   172,638    116,915     85,020   177,134   119,961
Total debt..........................................  12,100   110,762   401,450    271,874    163,069   420,700   284,911
Total liabilities and minority interest.............  15,812   120,559   448,477    303,722    186,434   469,019   317,633
Shareholders' equity (deficiency)...................  (1,051)    7,670   (27,612)   (18,699)     3,683   (38,280)  (25,924)


                                                                             PRO FORMA
                                                     -----------------------------------------------------------

                                                                  YEAR ENDED                THREE MONTHS ENDED
                                                              DECEMBER 31, 1995               MARCH 31, 1996
                                                     --------------------------------       ------------------
                                                                         FOR THE RECENT      FOR THE INFOSAT
                                                     FOR THE RECENT   ACQUISITIONS, THE    ACQUISITIONS, THE
                                                      ACQUISITIONS,    SHAREHOLDER DEBT     SHAREHOLDER DEBT
                                                     THE SHAREHOLDER    CONVERSION, THE      CONVERSION, THE
                                                     DEBT CONVERSION   OFFERING AND THE     OFFERING AND THE
                                                         AND THE           OFFERING              PENDING
                                                     OFFERING(2)(3)    ACQUISITIONS(2)(4)   ACQUISITIONS(2)(4)
                                                     --------------   ------------------   ------------------
                                                       DM'000    $'000     DM'000     $'000     DM'000     $'000
STATEMENT OF OPERATIONS DATA:
Revenues............................................    59,781    40,486     64,830    43,905     16,646    11,273
Operating costs and expenses:
  Operations........................................   (13,569)   (9,189)   (14,312)   (9,693)   (3,113)   (2,108)
  Selling, general and administrative...............   (16,387)  (11,098)   (17,289)  (11,709)   (4,606)   (3,119)
  Depreciation and amortization.....................   (39,331   (26,636)   (45,054)  (30,512)  (12,225)   (8,279)
                                                       -------  -------   -------   --------   -------   --------
    Total...........................................   (69,287)  (46,923)   (76,655)  (51,914)  (19,944)  (13,506)
                                                       -------  -------    -------   --------   -------   --------
Operating loss......................................    (9,506)   (6,437)   (11,825)   (8,009)   (3,298)   (2,233)
Interest expense:
  Cash interest expense.............................    (5,976)   (4,047)    (9,201)   (6,231)   (2,288)   (1,550)
  Non-cash interest expense(5)......................   (19,669)  (13,320)   (19,669)  (13,320)   (4,784)   (3,240)
                                                       -------  --------    -------   --------   -------   --------
    Total...........................................   (25,645)  (17,367)   (28,870)  (19,551)   (7,072)   (4,790)
Minority interest...................................       113        77        113        77        27        18
                                                       -------  --------    -------   --------   -------   --------
Net loss before income tax benefit and extraordinary
  item..............................................   (35,038)  (23,727)   (40,582)  (27,483)  (10,343)   (7,005)
Income tax benefit..................................     3,416     2,313      3,416     2,313        599      406
                                                       -------  --------    -------   -------    -------  -------
Net loss before extraordinary item..................   (31,622)  (21,414)   (37,166)  (25,170)   (9,744)   (6,599)
                                                       =======  ========    =======   =======    =======   =======
OTHER FINANCIAL DATA:
Capital expenditures (excluding acquisitions)(6)....        --       --         --        --         --        --
Deficiency of earnings to fixed charges(7)..........   (37,821)  (25,614)  (43,366)  (29,369)  (10,370)   (7,023)
BALANCE SHEET DATA (AT END OF PERIOD):
Total assets........................................   446,030  302,066    506,277   342,866    499,919   338,562
Total debt less Subordinated Shareholder Loans......   253,335  171,566    310,361   210,186    309,525   209,620
Subordinated Shareholder Loans......................        --       --         --        --         --        --
Total debt..........................................   253,335  171,566    310,361   210,186    309,525   209,620
Total liabilities and minority interest.............   301,004  203,849    361,251   244,649    361,065   244,525
Shareholders' equity (deficiency)...................   145,026   98,217    145,026    98,217    138,854    94,037



                                                                 HISTORICAL(1)
                                       -----------------------------------------------------------------
                                                   YEAR ENDED                    THREE MONTHS ENDED
                                                  DECEMBER 31,                        MARCH 31,
                                       -----------------------------------   ---------------------------
                                        1993     1994      1995     1995(2)   1995      1996     1996(2)
                                       ------   -------   -------   ------   -------   -------   -------





OPERATIONS DATA:
Homes passed(8)....................... 23,890    71,032   452,948       --   189,914   491,863        --
Customers(8).......................... 22,655    58,613   342,752       --   174,392   358,784        --
Penetration(8)(9).....................  94.8%     82.5%     75.7%       --     91.8%     72.9%        --
Average monthly revenue per
  customer(10)........................ DM9.24    DM9.37   DM12.44   $ 8.42   DM13.01   DM14.30   $  9.68
EBITDA DATA:
EBITDA (in thousands)(11).............  1,014       772    12,382    8,385     1,722     8,038     5,444
Average monthly EBITDA per
  customer(10)........................ DM4.22    DM1.59    DM4.60   $ 3.11    DM3.99    DM7.50   $  5.08
EBITDA margin(12).....................  45.7%     17.0%     37.0%       --     30.7%     52.4%        --




                                                                       PRO FORMA
                                          -------------------------------------------------------------------
                                                                                              THREE MONTHS
                                                                                             ENDED MARCH 31,
                                                  YEAR ENDED DECEMBER 31, 1995                    1996
                                          -------------------------------------------      ------------------
                                                                    FOR THE RECENT         FOR THE INFOSAT
                                                                   ACQUISITIONS, THE       ACQUISITION, THE
                                            FOR THE RECENT         SHAREHOLDER DEBT        SHAREHOLDER DEBT
                                           ACQUISITIONS, THE        CONVERSION, THE        CONVERSION, THE
                                           SHAREHOLDER DEBT        OFFERING AND THE        OFFERING AND THE
                                            CONVERSION AND              PENDING                PENDING
                                          THE OFFERING(2)(3)       ACQUISITIONS(2)(4)      ACQUISITIONS(2)(4)
                                          ------------------       ------------------      ------------------
OPERATIONS DATA:
Homes passed(8).......................    467,184         --       517,394        --       542,073       --
Customers(8)..........................    356,251         --       402,251        --       404,784       --
Penetration(8)(9).....................      76.3%         --         77.7%        --         74.7%       --
Average monthly revenue per
  customer(10)........................    DM13.98    $  9.47       DM13.43   $  9.10       DM13.71   $ 9.28
EBITDA DATA:
EBITDA (in thousands)(11).............     29,825     20,198        33,229    22,504         8,927    6,046
Average monthly EBITDA per
  customer(10)........................     DM6.98    $  4.73        DM6.88   $  4.66        DM7.35   $ 4.98
EBITDA margin(12).....................      49.9%         --         51.2%        --         53.6%       --

- ---------------

(1) Reflects acquisitions completed by the Company from inception through March 31, 1996 as of their acquisition dates. See "Business -- Systems."

(2) For convenience, the financial data have been translated at the rate of DM1.4766 = $1.00, the Noon Buying Rate on March 29, 1996.

(3) Pro forma statement of operations data for the Recent Acquisitions, the Shareholder Debt Conversion and the Offering reflect such transactions as if they had occurred on January 1, 1995. Pro forma balance sheet data reflect the InfoSat Acquisition, the Shareholder Debt Conversion and the Offering as if they had occurred on December 31, 1995.

(4) Pro forma statement of operations data for the Recent Acquisitions (or the InfoSat Acquisition), the Shareholder Debt Conversion, the Offering and the Pending Acquisitions reflect such transactions as if they had occurred at the beginning of the periods presented. Pro forma balance sheet data reflect the Recent Acquisitions (or the InfoSat Acquisition), the Shareholder Debt Conversion, the Offering and the Pending Acquisitions as if they had occurred on December 31, 1995 or March 31, 1996 (or the InfoSat Acquisitions as of its acquisition date), as appropriate. Computations of pro forma number of homes passed, number of customers and average monthly revenue per customer reflect information with respect to the Pending Acquisitions supplied by the respective sellers as of certain dates during the fourth quarter of 1995. Such information has been subject to only limited verification by the Company and, in some cases, has been calculated on a different basis than that used by the Company.

(5)  Pro forma non-cash interest consists of the following:

                                                                       DM             $
                                                                     ------         ------
                                                                        (IN THOUSANDS)
               Senior Discount Notes.............................    18,251         12,360
               Amortization of debt issuance costs...............     1,418            960
                                                                     ------         ------
                                                                     19,669         13,320
                                                                     ======         ======

     Non-cash interest on the Discount Notes is compounded on a semi-annual basis. Amortization of debt issuance costs includes estimated debt issuance costs of DM8,933,000 ($6,050,000) amortized over the 10-year term of the Discount Notes and amortization of debt issuance costs on the Prior Facilities.

(6) Pro forma information for capital expenditures (excluding acquisitions) is not available.

(7) For purposes of these computations, earnings consist of historical or pro forma loss before income taxes and minority interest, plus fixed charges (excluding capitalized interest). Fixed charges consist of interest on indebtedness (including capitalized interest and amortization of debt issuance costs) and extraordinary item in 1995 of DM2,670,000 (representing the full amortization of 1994 debt issuance costs). Fixed charges include non-cash fixed charges of DM743,000, DM3,048,000 and DM16,847,000 in 1993,

     1994 and 1995, and DM2,837,000 and DM4,626,000 as of March 31, 1995 and
     March 31, 1996, respectively. Non-cash fixed charges on a pro forma basis amounted to DM22,339,000 for the Recent Acquisitions, the Shareholder Debt Conversion and the Offering, as well as the Recent Acquisitions, the Shareholder Debt Conversion, the Offering and the Pending Acquisitions as of December 31, 1995 and DM4,784,000 for the InfoSat Acquisition, the Shareholder Debt Conversion, the Offering and the Pending Acquisitions as of March 31, 1996.

(8) At end of period. Homes passed and penetration at March 31, 1996 reflect results reported to the Company during 1996 of a survey commissioned by the Company of the number of homes in its concession areas.

(9)  Customers as a percentage of homes passed.

(10) Historical average monthly revenue and EBITDA per customer equals (a)(i) historical revenues and EBITDA for the period divided by (ii) twelve for annual periods and three for quarterly periods divided by (b) the actual average monthly number of customers for such period. Pro forma average monthly revenue and EBITDA per customer equals (a)(i) pro forma revenue and EBITDA for the period divided by (ii) twelve for annual periods and three for quarterly periods divided by (b) the pro forma number of customers at December 31, 1995 or March 31, 1996, as appropriate.

(11) The Company believes that EBITDA and related measures of cash flow from operating activities serve as important financial indicators in measuring and comparing cable television companies in several areas, including liquidity, operating performance and leverage. EBITDA is not a U.S. GAAP measure of income (loss) or cash flow from operations and should not be considered as an alternative to net income as an indication of the Company's financial performance or as an alternative to cash flow from operating activities as a measure of liquidity.

(12) Represents EBITDA as a percentage of revenues.

                                  RISK FACTORS

     An investment in the Discount Notes is subject to a number of risks, including, but not limited to, those set forth below. The following risks, together with the other information set forth in this Prospectus, should be considered carefully by prospective investors prior to any purchase of the Discount Notes.

ADVERSE CONSEQUENCES OF FINANCIAL LEVERAGE

     The Company is, and will continue to be, highly leveraged as a result of the substantial indebtedness it has incurred, and intends to incur, to finance acquisitions and expand its operations. After giving effect to the Shareholder Debt Conversion of the Subordinated Shareholder Loans, which at March 31, 1996 amounted to DM177,134,000, as if such conversion (which actually occurred on June 19, 1996) had occurred on March 31, 1996, the Company's aggregate consolidated indebtedness would have been comprised of approximately DM243,566,000 of debt to banks. After giving effect to the Shareholder Debt Conversion and the Offering and the application of the net proceeds therefrom as if such transactions had occurred on March 31, 1996, the Company's aggregate consolidated indebtedness on a pro forma basis would have been approximately DM252,499,000; and after giving effect to the foregoing and the Pending Acquisitions as if such transactions had occurred on March 31, 1996, the Company's aggregate consolidated indebtedness on a pro forma basis would have been approximately DM309,525,000. The Company anticipates that, in light of the amount of its existing indebtedness and its acquisition policy, it will continue to have substantial leverage for the foreseeable future. Substantial leverage poses the risks that (i) a significant portion of the Company's cash flow from operations must be dedicated to servicing the Company's indebtedness, (ii) the Company may not be able to generate sufficient cash flow to service the Discount Notes and its outstanding indebtedness and to adequately fund its planned capital expenditures and operations, (iii) the Company could be more vulnerable to changes in general economic conditions, (iv) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired, (v) the Company's operating and financial ability may be impaired by restrictions imposed by various debt instruments on the payment of dividends and on operations and (vi) because certain of the Company's borrowings are and will continue to be at variable rates of interest, higher interest expenses could result in the event of increases in interest rates. A failure by the Company to comply with the covenants and other provisions of the Bank Facility or other debt instruments to which the Company may become party in the future could permit acceleration of the debt under such instruments and, in some cases, acceleration of debt under other instruments that contain cross-default or cross-acceleration provisions. The Bank Facility includes various standard events of default for, among other things, non-payment of amounts due under the Bank Facility, breach of covenants or representations, defaults under certain other indebtedness, certain events of insolvency or bankruptcy and, in addition, the following more specific events of default: the loss of a material concession or franchise; the termination of any material contract or any notice given to terminate any material contract; a change at any time in the regulatory environment in a manner significantly adverse to the Company; Ben Bartel ceasing to be in charge of the management of the Company's operating companies, KabelMedia Hannover GmbH ("KMH") and Kabelvision Management GmbH ("KVM"), or their successors; Kabelmedia ceasing to own 100% of the shares of KMH or KVM (or their successors); and a person or persons who or which are not shareholders of Kabelmedia at the closing date of the Bank Facility, acquiring, directly or indirectly, more than an aggregate 24.9% shareholding in the Company. See "Description of Certain Indebtedness." Upon any default under the Bank Facility, no repayment or prepayment of any principal amount of Discount Notes outstanding is permitted thereunder until the Bank Facility has been repaid, prepaid or cancelled in full. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The accretion of original issue discount on the Discount Notes will cause
an increase in indebtedness of $       (DM       ) by           , 2001. Although
the Offering is expected to enhance cash flows and to improve the Company's financial flexibility, the Company's total indebtedness and total interest expense will be increased as a result of the Offering and the Company will continue to be subject to significant financial restrictions and limitations.

     The Indenture contains certain restrictive covenants. Such restrictions will affect, and in many respects will significantly limit or prohibit, among other things, the ability of the Company to incur indebtedness, make prepayments of certain indebtedness, pay dividends, make investments, engage in transactions with share-holders and affiliates, issue capital stock of restricted subsidiaries, create liens, sell assets and engage in mergers and consolidations. See "Description of the Discount Notes -- Certain Covenants."

     The Company expects to require additional external financing to meet its debt service, working capital and capital expenditure commitments. See "-- Additional Financing Requirements."

DEFICIENCY OF EARNINGS TO FIXED CHARGES

     After giving effect to the Recent Acquisitions, the Shareholder Debt Conversion, the Offering and the application of the net proceeds therefrom as if such transactions had occurred on January 1, 1995, the Company's pro forma consolidated earnings for the year ended December 31, 1995 would have been insufficient to cover its pro forma consolidated fixed charges by approximately DM37,821,000. After giving effect to the Recent Acquisitions, the Shareholder Debt Conversion, the Offering and the application of the net proceeds therefrom and the Pending Acquisitions as if such transactions had occurred on January 1, 1995, the Company's pro forma consolidated earnings for the year ended December 31, 1995 would have been insufficient to cover its pro forma consolidated fixed charges by approximately DM43,366,000. After giving effect to the InfoSat Acquisition, the Shareholder Debt Conversion, the Offering and the application of the net proceeds therefrom and the Pending Acquisitions as if such transactions had occurred on January 1, 1996, the Company's pro forma consolidated earnings for the three-month period ended March 31, 1996 would have been insufficient to cover its pro forma consolidated fixed charges by approximately DM10,370,000. Substantial amounts of depreciation and amortization expense are expected to continue to contribute to the net losses experienced by the Company. These expenses, however, do not result in an outflow of cash on the Company's statement of operations.

     The Company believes that EBITDA provides a more meaningful measure of fixed cost coverage than does a deficiency of earnings to fixed charges. EBITDA is not a U.S. GAAP measure of income (loss) or cash flow from operations and should not be considered as an alternative to net income as an indication of the Company's financial performance or as an alternative to cash flow from operating activities as a measure of liquidity. After giving effect to the Recent Acquisitions, the Shareholder Debt Conversion, the Offering and the application of the net proceeds therefrom as if such transactions had occurred on January 1, 1995, pro forma EBITDA would have been approximately DM29,825,000 for the year ended December 31, 1995. After giving effect to the Recent Acquisitions, the Shareholder Debt Conversion, the Offering and the application of the net proceeds therefrom and the Pending Acquisitions as if such transactions had occurred on January 1, 1995, pro forma EBITDA would have been approximately DM33,229,000 for the year ended December 31, 1995. After giving effect to the InfoSat Acquisition, the Shareholder Debt Conversion, the Offering and the application of the net proceeds therefrom and the Pending Acquisitions as if such transactions had occurred on January 1, 1996, pro forma EBITDA would have been approximately DM8,927,000 for the three-month period ended March 31, 1996.

HOLDING COMPANY STRUCTURE

     Kabelmedia is a holding company with limited assets of its own that conducts substantially all of its business through its subsidiaries. The ability of holders of the Discount Notes, to participate in the assets of any of Kabelmedia's subsidiaries upon any liquidation or administration of any such subsidiary will be effectively subordinated to borrowings under the Bank Facility and other indebtedness for money borrowed of such subsidiaries. Kabelmedia will hold Subordinated Subsidiary Notes in an aggregate principal amount equal to the net proceeds received by Kabelmedia from the sale of the Discount Notes and lent to such subsidiaries. The Subordinated Subsidiary Notes will be subordinated to indebtedness under the Bank Facility and existing and future indebtedness for money borrowed of such subsidiaries, will have interest and payment terms identical to those of the Discount Notes and will prohibit any pledge thereof, except to holders of Senior Indebtedness (as defined in "Description of the Discount Notes -- Certain Definitions"). The Indenture does not contain any specific covenant prohibiting Kabelmedia from amending, waiving any rights under, or terminating the Subordinated Subsidiary Notes. Accordingly, after giving effect to the Shareholder Debt Conversion, the Offering and the application of the net proceeds therefrom as if such transactions had occurred on March 31, 1996, holders of the Discount Notes would have been effectively subordinated to approximately DM98.7 million ($66.8 million) of borrowings under the Bank Facility and DM6.1 million ($4.1 million) of other indebtedness for money borrowed. Further, after giving effect to the Shareholder Debt Conversion, the Offering and the application of the net proceeds therefrom, and the Pending Acquisitions as if such transactions had occurred on March 31, 1996, holders of the Discount Notes would have been effectively subordinated to approximately DM155.8 million ($105.5 million) of borrowings under the Bank Facility and DM6.1 million ($4.1 million) of other indebtedness for money borrowed. The ability of Kabelmedia's creditors, including the holders of the Discount Notes, to participate in distributions of assets of Kabelmedia's subsidiaries will be limited to the extent that the outstanding shares of any of its subsidiaries and the dividend or liquidation proceeds thereof are either pledged to secure other creditors of Kabelmedia or are not owned by Kabelmedia. The Indenture limits, but does not prohibit, the incurrence of additional indebtedness by Kabelmedia's subsidiaries. Such subsidiaries are expected to incur substantial additional indebtedness to fund further cable television acquisitions or investments and general working capital and capital expenditures.

     The Discount Notes will be obligations solely of Kabelmedia and not obligations of its subsidiaries. The ability of Kabelmedia to pay interest on the Discount Notes, or to repay the Discount Notes at maturity or otherwise, will be dependent upon the cash flow of its subsidiaries, and the payment of funds by those subsidiaries to Kabelmedia in the form of repayment of loans, dividends or otherwise. Provisions of applicable law limit the amount of dividends which may be paid by Kabelmedia's subsidiaries to the extent they do not have profits available for distribution and other statutory and general law obligations may limit or eliminate the ability of Kabelmedia's subsidiaries to declare dividends or to make payments to Kabelmedia on account of the Subordinated Subsidiary Notes. Specifically, to the extent that the Subordinated Subsidiary Notes are deemed not to be on terms which are commercially reasonable, which is generally determined with reference to the terms on which third party lenders would have extended such indebtedness on an arms-length basis, the Subordinated Subsidiary Notes are subject to being recharacterized as quasi-equity. In the event of such recharacterization, any payment of interest in respect of such recharacterized Subordinated Subsidiary Notes would be deemed to be a dividend subject to German tax and corporate law limitations, including the dividend payment limitation that profits be available from which to make such a deemed distribution. The Subordinated Subsidiary Notes will have the same financial terms as apply to the Discount Notes, and Kabelmedia believes that it would be able to establish that such terms are commercially reasonable in the event any claim were brought seeking to recharacterize such Subordinated Subsidiary Notes as quasi-equity. Further, the terms of certain indebtedness of Kabelmedia's subsidiaries limit the payment of dividends, interest, loans and other distributions to Kabelmedia. In particular, certain of Kabelmedia's subsidiaries have entered into the Bank Facility which limits the payment of dividends, interest, loans and other distributions and the making of other payments to Kabelmedia, except to pay interest on the Discount Notes and for certain other limited purposes, provided there is no event of default under the Bank Facility. See "Description of Certain Indebtedness."

POTENTIAL ADDITIONAL SUBSIDIARY DEBT

     As noted above under "Holding Company Structure," the terms of the Indenture permit the Company's subsidiaries to incur additional indebtedness under certain circumstances. Such indebtedness incurred by the Company's subsidiaries would be effectively senior to the indebtedness evidenced by the Discount Notes. See "Description of the Discount Notes -- Ranking."

EFFECT OF A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control (as defined in "Description of the Discount Notes -- Certain Definitions"), the Company is required to make an offer to repurchase the outstanding Discount Notes. Such an occurrence could cause a default under other Indebtedness (as defined in "Description of the Discount Notes -- Certain Definitions") of the Company and thereby inhibit the flow of funds from the Company's subsidiaries to the Company. For example, a Change of Control would trigger an event of default under the terms of the Bank Facility, under which no repayment or prepayment of any amount owing to the Company from the Guarantors (as defined in "Description of Certain Indebtedness") is permitted until the Bank Facility has been repaid, prepaid and/or cancelled in full. As a result, the ability of the Company to make any payments to the holders of Discount Notes upon a Change of Control could be precluded or severely restricted. Further, the Change of Control provisions in the Indenture require the Company to repay all of its Indebtedness that would prohibit repurchase of the Discount Notes or obtain the consent of holders of such Indebtedness to permit the repurchase of the Discount Notes. In addition, it is possible to have a more restrictive definition of change of control in other Indebtedness of the Company. For example, an acquisition, directly or indirectly, of an aggregate of more than 24.9% of the shares in Kabelmedia, by a person or persons who are not shareholders of Kabelmedia at the date of closing of the Bank Facility, would cause an event of default under the Bank Facility. The occurrence of a change of control under such other Indebtedness of the Company could cause there to be a requirement for the Company to repay such Indebtedness even though such requirement would not apply with respect to the Discount Notes under the Indenture. Consequently, the rights of the holders of Discount Notes to receive payments from the Company upon a Change of Control could be adversely affected. See "Description of Certain Indebtedness" and "Description of the Discount Notes -- Change of Control."

ADDITIONAL FINANCING REQUIREMENTS

     Future acquisitions and capital expenditures may require the Company to borrow additional amounts or obtain equity financing. In addition, if the Company has underestimated its capital or other expenditure requirements or overestimated future operating results, modifications to the Bank Facility or additional debt or equity financing may be required. There can be no assurance that such modifications or financing will be obtainable or, if obtainable, that the terms thereof would be attractive to the Company. The Company's ability to secure additional debt or equity financing will be restricted by the terms of its outstanding indebtedness, including the Bank Facility, and the Discount Notes.

SIGNIFICANT COMPETITION IN THE CABLE TELEVISION INDUSTRY

     The Company faces significant competition in the provision of cable television services within Germany. The Company's cable television systems compete with direct reception of terrestrial broadcast television signals and with other methods of delivering television signals to the home, such as direct-to-home ("DTH") satellite-delivered television services and satellite master antenna television ("SMATV") systems, and may in the future compete with multi-channel, multi-point distribution services ("MMDS") which use low power microwave frequencies to transmit programming over the air to customers. The Company also competes to varying degrees with other communications and entertainment media, including home video, cinema exhibition of feature films and live theater. The extent of such competition depends upon, among other things, the price, variety, availability and quality of the programming offered and, with respect to terrestrial television, the quality of reception. In the future, cable television companies may face competition from television services offered by operators using existing or new delivery systems.


     Premiere, the only German-language premium cable television channel, and a second potential market entrant, which, based on press reports, the Company believes to be a consortium of program suppliers and DTH (but not cable) system operators, have each announced that they expect to launch multichannel digital satellite pay television services in Germany during 1996, and one or more additional competitors could emerge in this market. However, in order to capture meaningful penetration of this market, these programmers may make digital satellite pay television services available to cable system operators.

     The cable television industry in Germany is in the process of undergoing significant consolidation. The Company encounters competition for the acquisition of cable systems from existing cable television operators, as well as financial investors. Many of these competitors, including Deutsche Telekom, have significantly greater resources than the Company. To the extent that any of such existing or potential competitors significantly expand their activities in the markets in which the Company operates, the Company's ability to continue the implementation of its acquisition strategy could be materially adversely affected. See "Business -- Competition."

ACCESS TO AND COST OF PROGRAMMING

     The Company obtains programming either directly from program suppliers via a company-owned head-end or indirectly through a signal delivery contract with Deutsche Telekom. As of December 31, 1995, approximately 58% of the Company's customers were served by systems that acquired their programming directly from program suppliers via company-owned head-ends and approximately 42% of the Company's customers were served by systems that received programming indirectly through signal delivery contracts with Deutsche Telekom. The Company's signal delivery contracts with Deutsche Telekom are generally for a fixed period of time and are subject to negotiated renewal. The Company is in the process of negotiating a master signal delivery agreement with Deutsche Telekom covering all of its existing and future Level 2 Systems procuring signals via Deutsche Telekon signal delivery agreements and all Level 3 Systems (as defined in "Industry -- Regulatory and Operating Environment"), which the Company believes will result in more uniform costs per subscriber supplied with signal procured through signal delivery contracts with Deutsche Telekom at lower weighted average prices than those currently applicable under its existing Deutsche Telekom signal delivery agreements. However, no assurances can be given as to if or when the Company will enter into any such master signal delivery agreement. In addition, Deutsche Telekom is scheduled to be privatized in 1996, and it is possible that Deutsche Telekom's policy or prices with respect to programming for cable operators could change in the future. See "Industry" and "Business -- Programming."

     In common with other cable system operators in Germany, the Company has generally been able to receive programming directly from program suppliers without any formal agreements or contact with or approval from such program suppliers authorizing the retransmission of such programming or setting out terms applicable to any such retransmission, and the Company has not paid program suppliers for the right to retransmit any such programming. While the Company believes, based on discussions with its competitors, including Deutsche Telekom, that such program suppliers are generally aware that it and other cable system operators in Germany are retransmitting such programming without formal authorization, to the best of its knowledge no programming supplier has objected to such retransmissions. However, such program suppliers are not contractually obligated to provide programming to the Company, and there can be no assurance that some or all of such program suppliers will not in the future require the Company to pay for their programming or offer their programming exclusively or on substantially more favorable terms (including price and availability) to the Company's competitors, which could have a material adverse effect on the Company's business and results of operations.

     As satellite channel programmers become more established in Germany, it is possible that their market strength will increase relative to that of Deutsche Telekom and private cable system operators, which could lead to satellite broadcasters assessing programming fees to both Deutsche Telekom and private cable system operators. While the Company believes that the nature of Deutsche Telekom's programming sourcing agreements with satellite broadcasters and of its signal delivery contracts with Deutsche Telekom mitigates the risk of Deutsche Telekom being assessed any such higher programming costs or of such costs being passed on to the Company, particularly in the short term, any such developments could have the effect of increasing the cost of programming for the Company's systems which obtain programming indirectly through signal delivery contracts with Deutsche Telekom. The Company is seeking to conclude a master signal delivery contract with Deutsche Telekom to further reduce these risks and believes that it will be able to maintain a level of programming cost as a percentage of revenue which is relatively low as compared to cable television operators in the United States and the United Kingdom.

COPYRIGHT ROYALTY FEES

     Deutsche Telekom pays an annual fee to a German copyright royalty collecting society in respect of the retransmission of terrestrial broadcasting on its cable network. Deutsche Telekom has indicated to the Company that it believes payment of this license fee permits Deutsche Telekom to allow private cable system operators connected to Deutsche Telekom signal delivery points to retransmit terrestrial broadcasting on their cable systems. The relevant copyright fee collecting society has expressed the contrary view, and asserted that further royalties could be assessed to private cable system operators retransmitting terrestrial broadcasting received by a Deutsche Telekom signal delivery point. The Company and other private cable system operators have agreed pursuant to the Deutsche Telekom standard signal delivery contract to hold Deutsche Telekom harmless against any successful claim by the relevant copyright fee collecting society for any license fee in addition to those now paid by Deutsche Telekom. Accordingly, to the extent the belief of the copyright fee collecting society referred to above is correct, it is possible that the Company and other private cable system operators in Germany may be assessed copyright license fees in respect of terrestrial broadcasting received pursuant to Deutsche Telekom signal delivery contracts.

     Further, the Company has been advised by certain German copyright royalty collecting societies that upon the expected completion of a general agreement among those societies designating one society to collect cable retransmission license fees in respect of terrestrial broadcasting, that society expects to assess a license fee which it estimates will be in the range of 4%-5% of the revenues of the cable system operators carrying such terrestrial broadcasting, whether the broadcasting is received on the operators' own head-ends or via Deutsche Telekom signal delivery points.

     To date, the Company does not believe that any satellite broadcaster has charged Deutsche Telekom or any private cable system operator for its programming or for copyright license fees in respect of its programming. The Company attributes this to the desire of satellite programmers to increase market penetration and thereby enhance advertising revenues. There can be no assurance that the market strength of satellite programmers will not increase as compared to that of Deutsche Telekom and private cable system operators or that this will not lead to fees, including copyright license fees, being assessed to the Company and other German cable system operators in respect of satellite programming.

     Although the Company believes that there are legal uncertainties in respect of the possible assessment of copyright license fees in relation to certain terrestrial broadcasting and that market conditions in the German cable television industry may lead satellite broadcasters to refrain from assessing copyright license fees on cable system operators who retransmit their programming, no assurance can be given that such fees will not be imposed upon the Company in respect of either terrestrial or satellite broadcasting, or both, or if such fees are imposed that the Company would be able to increase the fees it charges to its customers by a comparable amount or without a time delay, or that its results of operations or financial position would not be materially adversely affected thereby. See "Business -- Programming."

EXTENSIVE GOVERNMENT REGULATION OF THE CABLE TELEVISION INDUSTRY

     The licensing, construction, operation and acquisition of cable television systems in Germany are principally regulated by the Federal Ministry of Posts and Telecommunications (the "BMPT"), the Federal Office of Posts and Telecommunications (the "BAPT") and state media laws. Changes in the regulation of the Company's activities and those of its competitors (including in the areas of licensing requirements, the regulations relating to Deutsche Telekom and interconnection arrangements) could have a material adverse effect on the Company.

     Proposed legislation regulating the telecommunications industry is currently before the German Federal Parliament and is being considered by the German federal states. Under such proposed federal legislation, certain basic telecommunications services could be deemed to be "universal services," and the provision of such services could become mandatory for a service provider with a dominant position in a certain market, which could include a regional market. In addition, the compensation for the provision of such essential services would be subject to review by the competent authority. Under the present draft of such federal legislation, which is subject to change, the competent authority could designate operators of cable television systems to be service providers required to open their networks to content providers and competitors in order to enhance competition, and the competent authority could exercise supervisory authority in respect of standard contractual terms and conditions, rates and particular billing standards of any such service provider. Under such proposed state legislation, certain telecommunications services could be deemed to be "media services," and cable system operators may be required to grant non-discriminatory network access to providers of such services.

     The legislative process is ongoing and the Company cannot predict the final content of such legislation or its effects. For example, the Company cannot presently determine whether cable television services will be considered universal services or media services, whether the legislation will require the Company to open its networks to others or whether or how rates and other terms and conditions applied to service providers will be regulated. However, no assurance can be given that such legislation will not be deemed to apply to the Company and its business or that it will not have a material adverse effect on the Company's ability to make certain independent business decisions with respect to customers serviced and rates charged for such services as well as other matters. It is also probable that other legislation and regulations will be proposed in connection with the liberalization of telecommunications regulation throughout Europe, and it is impossible to predict the impact of any resulting changes in the regulatory environment on the Company's business. See "Certain Regulatory Matters."

RISKS RELATING TO ACQUISITION STRATEGY

     A significant element of the Company's growth strategy is expansion by acquisition of cable television systems that are either located in reasonable proximity to existing systems or large enough to serve as the basis for a new regional cluster. There can be no assurance that the Company will be able to identify and acquire such systems or that it will be able to finance significant acquisitions in the future. The Company encounters competition for the acquisition of cable systems from both existing cable television operators and financial investors. See "Business -- Business Strategy."

     The Company searches for appropriate candidates for acquisition on an ongoing basis. The Company has entered into non-binding letters of intent to acquire two cable television systems, where negotiations have progressed to a stage where the Company considers consummation of the acquisitions to be probable, serving an aggregate of approximately 46,000 customers in the German States of Thuringen and Sachsen-Anhalt. There can, however, be no assurance that the Company will consummate either of such acquisitions on the terms set forth in the respective letters of intent, if at all. See "Business -- Acquisitions and Pending Acquisitions."

INTEGRATION OF ACQUIRED BUSINESSES; MANAGEMENT OF GROWTH

     The Company has experienced rapid growth and development in a relatively short period of time and intends to continue to do so to meet its strategic objectives. The management of such growth has placed a strain on the management resources of the Company and will require, among other things, continued development of the Company's financial and management controls, stringent control of construction and other costs, increased marketing activities and the training of new personnel. Failure to manage its rapid growth and development successfully could have a material adverse effect on the Company's financial condition and operating results. See "Business."

     Since its inception, the Company has acquired 14 cable television systems. The Recent Acquisitions have involved, and the Pending Acquisitions, if consummated, and other possible future acquisitions by the Company will involve, risks, including successful integration with the Company's existing systems and operations and, possibly, lower relative operating margins associated with such acquisitions (before the economic benefits of integration, if successful, are fully realized). The integration of acquired systems may also lead to the loss of key employees of the acquired companies and operations and diversion of management attention from other ongoing business concerns. The costs of integration have had an adverse impact on short-term operating results. Any or all of these may have a material adverse effect on the Company's operations in the future.

VARIATIONS IN QUARTERLY RESULTS

     The Company's results of operations are affected by the timing of acquisitions, the timing and magnitude of integration costs and the degree to and the rate at which the economic benefits of integration are realized. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Therefore, the operating results of any three-month period are not necessarily indicative of the results that may be achieved for any subsequent fiscal quarter or the full fiscal year.

POTENTIAL DIFFICULTIES IN PROTECTING RIGHTS OF HOLDERS OF THE DISCOUNT NOTES AND IN ENFORCING CIVIL LIABILITIES

     Kabelmedia is a limited liability company organized under the laws of Germany, and a majority of its Executive Committee members, managing directors and executive officers reside outside the United States. All or a substantial portion of the assets of the Company and certain of its Executive Committee members, managing directors and executive officers also are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or Kabelmedia or to enforce against them judgments obtained in U.S. courts predicated upon civil liability provisions of the federal securities laws of the United States. Kabelmedia has been advised by its counsel, Baker & McKenzie, that there is doubt as to the enforceability in Germany, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely upon the federal securities laws of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Germany. See "Enforceability of Certain Civil Liabilities."

DEPENDENCE ON KEY PERSONNEL

     The Company's business is managed by a small number of key executive officers, including Ben Bartel, the Chief Executive Officer of the Company, Ernst Uhlig, the Chief Operating Officer of the Company, and Paul Thomason, the Chief Financial Officer of the Company, the loss of whose services could have a material adverse effect on the Company. Each of such persons has entered into an employment contract with the Company, but there can be no assurance that any of such persons will not choose to terminate his employment relationship with the Company or otherwise become unable to continue to perform his services for the Company. The Company carries key-man insurance on the life of Mr. Bartel. See "Management."

RAPID TECHNOLOGICAL CHANGE

     The cable television industry is subject to rapid and significant changes in technology. While the Company believes that in the foreseeable future these changes will neither materially affect the continued use of coaxial technology nor materially hinder the Company's ability to introduce fiber optic cabling technologies or necessary additional technologies, the effect of technological changes on the business of the Company cannot be predicted.

     The Company believes that its various network designs are sufficiently flexible to permit it to deliver a wide variety of existing entertainment and information services and will enable it to offer anticipated new services in the future without incurring significant additional construction costs to adapt its existing underground network. The cost of implementing emerging technologies or expanding capacity could be significant and the Company's ability to fund such implementation may be dependent upon its ability to obtain additional financing. See "Business -- Network Configuration."

CURRENCY RISK AND HEDGING ACTIVITIES

     The Company expects certain of its debt obligations (including the Discount Notes) to be denominated in U.S. dollars, while the Company will generate revenues in Deutsche Mark. Therefore, the Company will encounter currency exchange rate risks. While the Company is considering entering into transactions to hedge the risk of exchange rate fluctuations, there can be no assurance that it will engage in such transactions, or, if it decides to engage in such transactions, that they will be successful and that shifts in currency exchange rates will not have a material adverse effect on the Company.

LIMITED INSURANCE COVERAGE

     While the Company carries general liability insurance on its properties, like many other operators of cable television systems in Germany, it does not insure the underground portion of its cable television networks. Accordingly, any catastrophe affecting a significant portion of the Company's cable television networks could result in substantial uninsured losses and could have a material adverse effect on the Company.

INFLUENCE OF PRINCIPAL SHAREHOLDERS

     The Company, each of its existing shareholders and each partner of ECO I and ECO II (as defined in "Certain Related Party Transactions -- Capital Contributions and Subordinated Shareholder Loans") has entered into a Shareholder Agreement (as defined in "Certain Related Party Transactions -- Shareholder Agreement") pursuant to which the making of certain management and policy decisions, which the Managing Director would otherwise have authority to take, have been reserved to the shareholders. The shareholders have an ability to elect the Chief Executive Officer and Managing Director, the Chief Operating Officer and the Chief Financial Officer of the Company, who, together with the shareholders, will direct the operations and business of the Company. The shareholders have also established an Executive Committee, comprised of shareholder representatives, to facilitate the taking of shareholder action. There may be conflicts of interest between the shareholders of the Company or their representatives on the Executive Committee, on the one hand, and the holders of the Discount Notes, on the other hand, and there can be no assurance that any such conflict, should it occur, will be resolved in a manner favorable to the holders of the Discount Notes. No procedures are being adopted to resolve any conflicts of interest that may arise between the shareholders or their representatives on the Executive Committee and the holders of the Discount Notes. See "-- Certain Interests of Affiliates of the Underwriters," "Management," "Principal Shareholders" and "Certain Related Party Transactions
- -- Certain Interests of Affiliates of the Underwriters."

CERTAIN INTERESTS OF AFFILIATES OF THE UNDERWRITERS

     Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors, L.P. and Morgan Stanley Capital Investors, L.P. (the "MSCP Funds"), affiliates of Morgan Stanley & Co. Incorporated ("Morgan Stanley"), collectively own approximately 14.34% of the capital stock of Kabelmedia. See "Principal Shareholders." Pursuant to the terms of the Shareholder Agreement, the MSCP Funds have the right to appoint one member to the Executive Committee of Kabelmedia. An officer of Morgan Stanley currently serves on the Executive Committee of Kabelmedia. See "Management."


     Chase Investment Bank Limited ("CIBL") and Chase Manhattan Bank AG are affiliates of Chase Securities Inc., one of the Underwriters for the Offering, and are the Arranger and the Agent, respectively, under the Bank Facility. The initial drawing under the Bank Facility is scheduled to occur concurrently with or on the business day next following the closing of the Offering, at which time such initial drawing and the proceeds of the Offering will be used to repay the Prior Facilities (as defined in "Description of Certain Indebtedness"). The loan commitments of CIBL to the Company as of December 31, 1995 under the Prior Facilities were approximately DM55,100,000, representing approximately 18.8% of the Company's total loan commitments under the Prior Facilities at such date. CIBL presently has outstanding loan commitments to the Company of DM400,000,000, representing the entire loan commitment under the Bank Facility. Based on commitments received by CIBL to date from potential syndicate members, which are subject to final documentation to be signed prior to the closing of the Offering, the Company does not expect the percentage of the total commitments under the Bank Facility of Chase Manhattan Bank AG's (which will be the only affiliate of Chase Securities Inc. lending under the Bank Facility) to exceed CIBL's percentage of the total commitments under the Prior Facilities. See "Certain Related Party Transactions -- Certain Interests of Affiliates of the Underwriters," "Description of Certain Indebtedness," and "Use of Proceeds." Certain affiliates of Chase Securities Inc. also collectively own approximately 8.11% of the capital stock of Kabelmedia. See "Principal Shareholders." Under the Shareholder Agreement, such affiliates of Chase Securities Inc. have the right to appoint one member to the Executive Committee of Kabelmedia. An officer of certain affiliates of Chase Securities Inc. currently serves on the Executive Committee of Kabelmedia. See "Management."


     Certain decisions concerning the operations or financial structure of the Company may present conflicts of interest between the holders of the Discount Notes, on the one hand, and owners of the Company's capital stock and the Company's lenders, on the other. For example, if the Company encounters financial difficulties, or is unable to pay its debts as they mature, the interests of the Company's equity investors or lenders might conflict with those of the holders of the Discount Notes. In addition, the equity investors may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to the holders of the Discount Notes.

     The Management of the Company does not include any persons affiliated with the Underwriters or any of the Company's lenders. As noted above, with the exception of two members of the Executive Committee of the Company, who serve as representatives of two equity shareholders affiliated in one case with an Underwriter and in the other case with a different Underwriter that is an affiliate of the Company's principal lender, no persons affiliated with the Underwriters or any lender currently serve on the Company's Executive Committee. See "Management." Further, pursuant to the terms of the Shareholder Agreement, each of the shareholders has agreed to certain restrictions limiting its ability to divest its shareholding in the Company, imposing supermajority voting requirements in relation to specified corporate actions and requiring that certain business opportunities in the German cable industry of which the shareholder may become aware in the future be offered to the Company before the shareholder may pursue such opportunities itself. Accordingly, the Company has not deemed it necessary to adopt any specific procedures to address potential conflicts of interest.

LACK OF AN ESTABLISHED MARKET FOR THE DISCOUNT NOTES

     The Discount Notes are a new issue of securities for which there is presently no active trading market. Although the Underwriters have informed Kabelmedia that they currently intend to make a market in the Discount Notes, they are not obligated to do so, and any such market-making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Discount Notes. If any active public market does not develop, the market price and liquidity of the Discount Notes may be adversely affected.

ORIGINAL ISSUE DISCOUNT CONSEQUENCES

     The Discount Notes will be issued at a substantial discount from their principal amount at maturity. Consequently, purchasers of the Discount Notes generally will be required to include amounts in gross income for U.S. federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain Income Tax Considerations -- U.S. Federal Income Tax Considerations" for a more detailed discussion of the U.S. federal income tax consequences to the owners of the Discount Notes resulting from the purchase, ownership and disposition of the Discount Notes.

                                USE OF PROCEEDS

     The net proceeds to Kabelmedia from the sale of the Discount Notes are estimated to be approximately DM138,727,000 ($93,950,000 translated at a rate of DM1.4766 = $1.00, the Noon Buying Rate on March 29, 1996).

     Kabelmedia intends to use all of the net proceeds from the Offering to repay a portion of the outstanding indebtedness under the Prior Facilities. The balance of the Prior Facilities will be repaid concurrently with new borrowings under the Bank Facility. The indebtedness of the Company under the Prior Facilities matures on December 31, 2003 (but will be repaid in full upon the closing of the Offering) and at March 31, 1996 accrued interest at a rate of approximately 5.625% per annum. See "Certain Related Party Transactions," "Description of Certain Indebtedness," "Risk Factors -- Adverse Consequences of Financial Leverage" and "-- Certain Interests of Affiliates of the Underwriters" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The estimated sources and uses of funds in the Company's refinancing are as follows:

                                                                           AMOUNT
                                                                         -----------
                                                                           DM '000
          SOURCE OF FUNDS:
            Discount Notes...........................................      138,727
            Bank Facility............................................       98,773
                                                                         -----------
                                                                           237,500
          USES OF FUNDS:
            Repayment of Prior Kabelmedia Facility...................      137,500
            Repayment of Prior Kabelvision Facility..................      100,000
                                                                         -----------
                                                                           237,500

                               EXCHANGE RATE DATA

     The following table sets forth, for the periods and dates indicated, certain information concerning the Noon Buying Rates per U.S. dollar for the Deutsche Mark.

                                                                 DEUTSCHE MARK PER $1.00
                                                     -----------------------------------------------
             YEAR ENDED DECEMBER 31,                  HIGH       LOW       AVERAGE(1)     PERIOD END
- -------------------------------------------------    ------     ------     ----------     ----------
1991.............................................    1.8350     1.4450       1.6610         1.5200
1992.............................................    1.6777     1.3907       1.5618         1.6197
1993.............................................    1.7405     1.5675       1.6545         1.7395
1994.............................................    1.7627     1.4920       1.6216         1.5495
1995.............................................    1.5612     1.3565       1.4321         1.4345
1996 (through July 19, 1996).....................    1.5477     1.4354       1.             1.

- ---------------

(1) The average of the Noon Buying Rates on each trading day during the period.

                                 CAPITALIZATION

     The following table sets forth the Company's consolidated cash and capitalization at March 31, 1996 (i) on an actual basis and (ii) on a pro forma basis to give effect to the Shareholder Debt Conversion, the Offering and the application of the net proceeds therefrom and the Pending Acquisitions (consummation of which cannot be assured). The table should be read in conjunction with the Company's consolidated financial statements and the notes thereto, "Unaudited Pro Forma Condensed Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are included elsewhere in this Prospectus.

                                                                   MARCH 31, 1996
                                                    ---------------------------------------------
                                                                              PRO FORMA FOR THE
                                                                               SHAREHOLDER DEBT
                                                                                 CONVERSION,
                                                                               THE OFFERING AND
                                                                                 THE PENDING
                                                           ACTUAL                ACQUISITIONS
                                                    --------------------     --------------------
                                                    DM'000      $'000(1)     DM'000      $'000(1)
Cash..............................................    6,297        4,264       6,829        4,625
                                                    =======     ========     =======     ========
Debt:
  Bank debt.......................................  243,566      164,950     161,865      109,620
  Senior Discount Notes...........................       --           --     147,660      100,000
  Subordinated Shareholder Loans..................  177,134      119,961          --           --
                                                    -------     --------     -------     --------
     Total Debt...................................  420,700      284,911     309,525      209,620
Minority Interest.................................      450          304         450          305
Shareholders' equity (deficiency):
  Registered capital..............................      100           68         100           68
  Capital contributions...........................   18,187       12,317     195,321      132,278
  Accumulated deficit.............................  (56,567)     (38,309)    (56,567)     (38,309)
                                                    -------     --------     -------     --------
  Total shareholders' equity (deficiency).........  (38,280)     (25,924)    138,854       94,037
                                                    -------     --------     -------     --------
  Total capitalization............................  382,870      259,291     448,829      303,962
                                                    =======     ========     =======     ========

- ---------------

(1) For convenience, the financial statements have been translated at the rate of DM1.4766 = $1.00, the Noon Buying Rate on March 29, 1996.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated balance sheet data set forth below as at December 31, 1994 and 1995 and the selected consolidated statement of operations data set forth below for the three years ended December 31, 1993, 1994 and 1995, have been derived from the financial statements of the Company included elsewhere in this Prospectus, which have been audited by Ernst & Young GmbH, independent auditors. The selected consolidated balance sheet data as at March 31, 1995 and March 31, 1996 and the selected consolidated statement of operations data for the three-month periods then ended have been derived from unaudited financial statements of the Company included elsewhere in this Prospectus and the selected consolidated balance sheet data as at December 31, 1993 have been derived from the unaudited financial statements of the Company which are not included in this Prospectus; however, in the opinion of management each of such unaudited financial statements contains all adjustments necessary for a fair presentation of the financial position of the Company as at such dates and the results of operations for such periods. Acquisitions of cable television systems during the periods for which the selected financial data are presented below materially affect the comparability of such data from one period to another. The selected consolidated financial data should be read in conjunction with the Company's consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                  HISTORICAL(1)
                                            ---------------------------------------------------------
                                                                                      THREE MONTHS
                                                   YEAR ENDED DECEMBER 31,           ENDED MARCH 31,
                                            -------------------------------------   -----------------
                                             1993      1994      1995     1995(2)    1996     1996(2)
                                            -------   -------   -------   -------   -------   -------
                                            DM'000    DM'000    DM'000     $'000    DM'000     $'000
STATEMENT OF OPERATIONS DATA:
Revenues..................................    2,220     4,551    33,510    22,694    15,327    10,380
Operating costs and expenses:
  Operations..............................     (219)   (1,275)   (6,663)   (4,512)   (2,919)   (1,977)
  Selling, general and administrative.....     (987)   (2,504)  (14,465)   (9,796)   (4,370)   (2,959)
  Depreciation and amortization...........   (1,460)   (3,028)  (23,685)  (16,040)  (10,731)   (7,267)
                                            -------   -------   -------   -------   -------   -------
    Total.................................   (2,666)   (6,807)  (44,813)  (30,348)  (18,020)  (12,203)
                                            -------   -------   -------   -------   -------   -------
Operating loss............................     (446)   (2,256)  (11,303)   (7,654)   (2,693)   (1,823)
Interest Expense
  Cash interest expense...................     (312)     (812)  (11,166)   (7,563)   (3,975)   (2,692)
  Non-cash interest expense...............     (743)   (3,048)  (14,177)   (9,601)   (4,626)   (3,133)
                                            -------   -------   -------   -------   -------   -------
    Total.................................   (1,055)   (3,860)  (25,343)  (17,164)   (8,601)   (5,825)
Minority interest.........................       --        --       118        80        27        18
                                            -------   -------   -------   -------   -------   -------
Net loss before income tax benefit and
  extraordinary item......................   (1,501)   (6,116)  (36,528)  (24,738)  (11,267)   (7,630)
Income tax benefit........................       --        --       916       620       599       406
                                            -------   -------   -------   -------   -------   -------
Net loss before extraordinary items.......   (1,501)   (6,116)  (35,612)  (24,118)  (10,668)   (7,224)
                                            ========= ========= ========= ========= ========= =========
OTHER FINANCIAL DATA:
Capital expenditures (excluding
  acquisitions)...........................    6,635     5,617    10,955     7,419     2,891     1,958
Deficiency of earnings to fixed
  charges(3)..............................   (1,501)   (6,116)  (39,316)  (26,626)  (11,294)   (7,649)
BALANCE SHEET DATA (AT END OF PERIOD):
Total assets..............................   14,761   128,229   420,865   285,023   430,739   291,709
Total debt less Subordinated Shareholder
  Loans...................................    7,267    47,178   228,812   154,959   243,566   164,950
Subordinated Shareholder Loans............    4,833    63,584   172,638   116,915   177,134   119,961
  Total debt..............................   12,100   110,762   401,450   271,874   420,700   284,911
Total liabilities and minority interest...   15,812   120,559   448,477   303,722   469,019   317,633
Shareholders' equity (deficiency).........   (1,051)    7,670   (27,612)  (18,699)  (38,280)  (25,924)

                                                                      HISTORICAL(1)
                                                 -------------------------------------------------------
                                                                                          THREE MONTHS
                                                       YEAR ENDED DECEMBER 31,          ENDED MARCH 31,
                                                 ------------------------------------   ----------------
                                                  1993      1994      1995     1995(2)   1996     1996(2)
                                                 -------   ------   --------   ------   -------   ------
OPERATIONS DATA:
Homes passed(4)................................   23,890   71,032    452,948       --   491,863       --
Customers(4)...................................   22,655   58,613    342,752       --   358,784       --
Penetration(4)(5)..............................    94.8%    82.5%      75.7%       --     72.9%       --
Average monthly revenue per customer(6)........  DM 9.24   DM9.37   DM 12.44   $ 8.42   DM14.30   $ 9.68
EBITDA DATA:
EBITDA (in thousands)(7).......................  DM1,014   DM 772   DM12,382   $8,385   DM8,038   $5,444
Average monthly EBITDA per customer(6).........  DM 4.22   DM1.59   DM  4.60   $ 3.11   DM 7.50   $ 5.08
EBITDA margin(8)...............................    45.7%    17.0%      37.0%       --     52.4%       --

- ---------------

(1) Reflects acquisitions completed by the Company from inception through March 31, 1996 as of their acquisition dates. See "Business -- Systems."

(2) For convenience, the financial data have been translated at the rate of DM1.4766 = $1.00, the Noon Buying Rate on March 29, 1996.

(3) For purposes of these computations, earnings consist of historical loss before income taxes and minority interest, plus fixed charges (excluding capitalized interest). Fixed charges consist of interest on indebtedness (including capitalized interest and amortization of debt issuance costs). Fixed charges include non-cash fixed charges of DM743,000, DM3,048,000 and DM16,847,000 for the years ended December 31, 1993, 1994 and 1995, respectively, and DM4,626,000 for the three months ended March 31, 1996.

(4) At end of period. Homes passed and penetration at March 31, 1996 reflect results reported to the Company during 1996 of a survey commissioned by the Company of the number of homes in certain of its concession areas and, to a lesser extent, the build-out of existing systems.

(5) Customers as a percentage of homes passed.

(6) Equals (a)(i) revenues for the period divided by (ii) twelve for annual periods and three for quarterly periods divided by (b) the average monthly number of customers for such period. Equals (a)(i) EBITDA for the period divided by (ii) twelve for annual periods and three for quarterly periods divided by (b) the average monthly number of customers for such period.

(7) The Company believes that EBITDA and related measures of cash flow serve as important financial indicators in measuring and comparing cable television companies in several areas, including liquidity, operating performance and leverage. EBITDA is not a U.S. GAAP measure of income (loss) or cash flow from operations and should not be considered as an alternative to net income as an indication of the Company's financial performance or as an alternative to cash flow from operating activities as a measure of liquidity.

(8) Represents EBITDA as a percentage of revenues.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

     The following unaudited pro forma financial data of the Company have been prepared on two different bases and as of both December 31, 1995 and March 31, 1996: first, to reflect the Recent Acquisitions or the InfoSat Acquisition (which have been consummated), the Shareholder Debt Conversion (see "Summary -- Shareholder Debt Conversion") and the Offering, and second, to reflect the Recent Acquisitions or the InfoSat Acquisition, the Shareholder Debt Conversion and the Offering as well as the Pending Acquisitions (consummation of which cannot be assured).

     The first table set forth below reflects (i) pro forma statement of operations data for 1995 for the Recent Acquisitions, the Shareholder Debt Conversion and the Offering (reflecting the Recent Acquisitions, the Shareholder Debt Conversion, the Offering and the application of the net proceeds therefrom as if such transactions had occurred on January 1, 1995), and (ii) pro forma balance sheet data as of December 31, 1995 for the Recent Acquisitions, the Shareholder Debt Conversion and the Offering (reflecting the InfoSat Acquisition, the Shareholder Debt Conversion, the Offering and the application of the net proceeds therefrom as if such transactions had occurred on December 31, 1995).

     The second table set forth below reflects (i) pro forma statement of operations data for 1995 for the Recent Acquisitions, the Shareholder Debt Conversion, the Offering and the Pending Acquisitions (reflecting the Recent Acquisitions, the Shareholder Debt Conversion, the Offering and the application of the net proceeds therefrom, and the Pending Acquisitions as if such transactions had occurred on January 1, 1995), and (ii) pro forma balance sheet data as of December 31, 1995 for the Recent Acquisitions, the Shareholder Debt Conversion, the Offering and the Pending Acquisitions (reflecting the InfoSat Acquisition, the Offering and the application of the net proceeds therefrom, and the Pending Acquisitions as if such transactions had occurred on December 31,
1995). See "Business -- Acquisitions and Pending Acquisitions."

     The third table set forth below reflects pro forma statement of operations data for the three months ended March 31, 1995 for the Recent Acquisitions, the Shareholder Debt Conversion, the Offering and the Pending Acquisitions (reflecting the Recent Acquisitions, the Shareholder Debt Conversion, the Offering and the application of the net proceeds therefrom, and the Pending Acquisitions as if such transactions had occurred on January 1, 1995).

     The fourth table set forth below reflects (i) pro forma statement of operations data for the three months ended March 31, 1996 for the InfoSat Acquisition, the Shareholder Debt Conversion, the Offering and the Pending Acquisitions (reflecting the InfoSat Acquisition, the Shareholder Debt Conversion, the Offering and the application of the net proceeds therefrom, and the Pending Acquisitions as if such transactions had occurred on January 1,
1996), and (ii) pro forma balance sheet data as of March 31, 1996 for the InfoSat Acquisition, the Shareholder Debt Conversion, the Offering and the Pending Acquisitions (reflecting the Offering and the application of the net proceeds therefrom, and the Pending Acquisitions as if such transactions had occurred on March 31, 1996). See "Business -- Acquisitions and Pending Acquisitions."

     THE UNAUDITED PRO FORMA FINANCIAL INFORMATION IS PROVIDED FOR INFORMATION PURPOSES ONLY AND DOES NOT PURPORT TO REPRESENT WHAT THE COMPANY'S RESULTS OF OPERATIONS AND FINANCIAL POSITION ACTUALLY WOULD HAVE BEEN IF SUCH TRANSACTIONS IN FACT HAD OCCURRED ON SUCH DATES, OR TO PROJECT THE COMPANY'S RESULTS OF OPERATIONS FOR ANY FUTURE PERIOD.

     The unaudited pro forma financial data should be read in conjunction with, and are qualified in their entirety by reference to, "Selected Consolidated Financial Data" and the historical consolidated financial statements and notes thereto appearing elsewhere in this Prospectus.

 PRO FORMA FOR THE RECENT ACQUISITIONS, THE SHAREHOLDER DEBT CONVERSION AND THE
                                    OFFERING

                                                            YEAR ENDED DECEMBER 31, 1995
                                                -----------------------------------------------------
                                                                                   PRO FORMA FOR THE
                                                                                        RECENT
                                                                                     ACQUISITIONS,
                                                                                    THE SHAREHOLDER
                                                                                    DEBT CONVERSION
                                                HISTORICAL     ADJUSTMENTS        AND THE OFFERING(1)
                                                ----------     -----------        -------------------
                                                  DM'000         DM'000           DM'000       $'000
STATEMENT OF OPERATIONS DATA:
Revenues....................................       33,510          26,271(a)       59,781      40,486
Operating costs and expenses:
  Operations................................       (6,663)         (6,906)(b)     (13,569)     (9,189)
  Selling, general and administrative.......      (14,465)         (1,922)(b)     (16,387)    (11,098)
  Depreciation and amortization.............      (23,685)        (15,646)(c)     (39,331)    (26,636)
                                                ----------     -----------        -------     -------
     Total..................................      (44,813)        (24,474)        (69,287)    (46,923)
                                                ----------     -----------        -------     -------
  Operating loss............................      (11,303)          1,797          (9,506)     (6,437)
  Interest Expense:
     Cash interest expense..................      (11,166)          5,190(d)       (5,976)     (4,047)
     Non-cash interest expense..............      (14,177)         (5,492)(d)     (19,669)    (13,320)
                                                ----------     -----------        -------     -------
       Total................................      (25,343)           (302)(d)     (25,645)    (17,367)
  Exchange gain (loss)......................           --              --(e)           --          --
  Minority interest.........................          118              (5)(f)         113          77
                                                ----------     -----------        -------     -------
  Net loss before income tax benefit and
     extraordinary item.....................      (36,528)          1,490         (35,038)    (23,727)
  Income tax benefit........................          916           2,500(f)        3,416       2,313
                                                ----------     -----------        -------     -------
  Net loss before extraordinary item........      (35,612)          3,990         (31,622)    (21,414)
                                                  =======       =========         =======     =======
BALANCE SHEET DATA (AT END OF PERIOD):
Assets:
  Cash......................................        7,866             474(g)        8,340       5,648
  Accounts receivable -- net................        2,291             505(g)        2,796       1,894
  Inventory.................................        1,185              --           1,185         803
  Property, plant and equipment -- net......      235,327           4,668(g)      239,995     162,532
  Goodwill -- net...........................      153,155          10,423(g)      163,578     110,780
  Other assets..............................       21,041           9,095(g)(h)    30,136      20,409
                                                ----------     -----------        -------     -------
     Total assets...........................      420,865          25,165         446,030     302,066
                                                  =======       =========         =======     =======
Liabilities and shareholders' equity
  (deficiency):
  Accounts payable..........................       13,930             238(g)       14,168       9,595
  Accrued expenses and other liabilities....       21,540             404(g)       21,944      14,861
  Deferred revenue..........................        9,830              --           9,830       6,657
  Bank debt.................................      228,812        (123,137)(i)     105,675      71,566
  Senior Discount Notes.....................           --         147,660(j)      147,660     100,000
  Subordinated Shareholder Loans............      172,638        (172,638)(k)          --          --
                                                ----------     -----------        -------     -------
     Total liabilities......................      446,750        (147,473)        299,277     202,679
  Minority interest.........................        1,727              --           1,727       1,170
  Shareholders' equity (deficiency):
     Registered capital.....................          100              --             100          68
     Capital contributions..................       18,187         172,638(k)      190,825     129,233
     Accumulated deficit....................      (45,899)             --         (45,899)    (31,084)
                                                ----------     -----------        -------     -------
     Total Shareholders' equity
       (deficiency).........................      (27,612)        172,638         145,026      98,217
     Total liabilities and shareholders'
       equity (deficiency)..................      420,865          25,165         446,030     302,066
                                                  =======       =========         =======     =======

- ---------------

(1) For convenience, the financial data has been translated at the rate of DM1.4766 = $1.00, the Noon Buying Rate on March 29, 1996.

    (See notes to Unaudited Pro Forma Condensed Consolidated Financial Data)

    PRO FORMA FOR THE RECENT ACQUISITIONS, THE SHAREHOLDER DEBT CONVERSION,
                   THE OFFERING AND THE PENDING ACQUISITIONS

                                                             YEAR ENDED DECEMBER 31, 1995
                                                 -----------------------------------------------------
                                                                                   PRO FORMA FOR THE
                                                                                  RECENT ACQUISITIONS,
                                                                                  THE SHAREHOLDER DEBT
                                                                                      CONVERSION,
                                                                                  THE OFFERING AND THE
                                                 HISTORICAL     ADJUSTMENTS       PENDING ACQUISITIONS
                                                 ----------     -----------       --------------------
                                                   DM'000         DM'000          DM'000      $'000(1)
STATEMENT OF OPERATIONS DATA:
Revenues........................................    33,510          31,320(l)      64,830       43,905
Operating costs and expenses:
  Operations....................................    (6,663)         (7,649)(m)    (14,312)      (9,693)
  Selling, general and administrative...........   (14,465)         (2,824)(m)    (17,289)     (11,709)
  Depreciation and amortization.................   (23,685)        (21,369)(n)    (45,054)     (30,512)
                                                 ----------     -----------       -------     --------
     Total......................................   (44,813)        (31,842)       (76,655)     (51,914)
                                                 ----------     -----------       -------     --------
Operating loss..................................   (11,303)           (522)       (11,825)      (8,009)
  Interest expense:
  Cash interest expense.........................   (11,166)          1,965(o)      (9,201)      (6,231)
  Non-cash interest expense.....................   (14,177)         (5,492)(o)    (19,669)     (13,320)
                                                 ----------     -----------       -------     --------
     Total......................................   (25,343)         (3,527)(o)    (28,870)     (19,551)
Exchange gain (loss)............................        --              --(p)          --           --
Minority interest...............................       118              (5)(q)        113           77
                                                 ----------     -----------       -------     --------
Net loss before income tax benefit and
  extraordinary item............................   (36,528)         (4,054)       (40,582)     (27,483)
Income tax benefit..............................       916           2,500(q)       3,416        2,313
                                                 ----------     -----------       -------     --------
Net loss before extraordinary item..............   (35,612)         (1,554)       (37,166)     (25,170)
                                                   =======       =========        =======      =======
BALANCE SHEET DATA (AT END OF PERIOD):
Assets:
  Cash..........................................     7,866           1,006(r)       8,872        6,008
  Accounts receivable -- net....................     2,291             673(r)       2,964        2,007
  Inventory.....................................     1,185              --          1,185          803
  Property, plant and equipment -- net..........   235,327          13,776(r)     249,103      168,700
  Goodwill -- net...............................   153,155          59,633(r)     212,788      144,107
  Other assets..................................    21,041          10,324(r)(s)   31,365       21,241
                                                 ----------     -----------       -------     --------
     Total assets...............................   420,865          85,412        506,277      342,866
Liabilities and shareholders' equity
  (deficiency):
  Accounts payable..............................    13,930             708(r)      14,638        9,913
  Accrued expenses and other liabilities........    21,540           3,155(r)      24,695       16,723
  Deferred revenue..............................     9,830              --          9,830        6,657
  Bank debt.....................................   228,812         (66,111)(t)    162,701      110,186
  Senior Discount Notes.........................                   147,660(u)     147,660      100,000
  Subordinated Shareholder Loans................   172,638        (172,638)(v)         --           --
                                                 ----------     -----------       -------     --------
     Total liabilities..........................   446,750         (87,226)       359,524      243,479
  Minority interest.............................     1,727              --          1,727        1,170
Shareholders' equity (deficiency):
  Registered capital............................       100              --            100           68
  Capital contributions.........................    18,187         172,638(v)     190,825      129,233
  Accumulated deficit...........................   (45,899)             --        (45,899)     (31,084)
                                                 ----------     -----------       -------     --------
  Total Shareholders' equity (deficiency).......   (27,612)        172,638        145,026       98,217
                                                 ----------     -----------       -------     --------
     Total liabilities and shareholders' equity
       (deficiency).............................   420,865          85,412        506,277      342,866
                                                   =======       =========        =======      =======

- ---------------

(1) For convenience, the financial data has been translated at the rate of DM1.4766 = $1.00, the Noon Buying Rate on March 29, 1996.

    (See notes to Unaudited Pro Forma Condensed Consolidated Financial Data)

  PRO FORMA FOR THE RECENT ACQUISITIONS, THE SHAREHOLDER DEBT CONVERSION, THE
                                    OFFERING
                          AND THE PENDING ACQUISITIONS

                                                           THREE MONTHS ENDED MARCH 31, 1995
                                                  ----------------------------------------------------
                                                                                   PRO FORMA FOR THE
                                                                                  RECENT ACQUISITIONS,
                                                                                  THE SHAREHOLDER DEBT
                                                                                    CONVERSION, THE
                                                                                    OFFERING AND THE
                                                  HISTORICAL     ADJUSTMENTS      PENDING ACQUISITIONS
                                                  ----------     -----------      --------------------
                                                    DM'000         DM'000         DM'000      $'000(1)
STATEMENT OF OPERATIONS DATA:
Revenues......................................        5,604          10,028(w)     15,632       10,586
Operating costs and expenses:
  Operations..................................         (855)         (2,342)(x)    (3,197)      (2,165)
  Selling, general and administrative.........       (3,027)         (1,630)(x)    (4,657)      (3,154)
  Depreciation and amortization...............       (4,122)         (7,050)(y)   (11,172)      (7,566)
                                                  ----------     -----------      -------     --------
     Total....................................       (8,004)        (11,022)      (19,026)     (12,885)
                                                  ----------     -----------      -------     --------
  Operating loss..............................       (2,400)           (994)       (3,394)      (2,299)
  Interest Expense:
     Cash interest expense....................       (1,771)           (529)(z)    (2,300)      (1,558)
     Non-cash interest expense................       (2,837)         (1,947)(z)    (4,784)      (3,240)
                                                  ----------     -----------      -------     --------
       Total..................................       (4,608)         (2,476)(z)    (7,084)      (4,798)
  Exchange gain (loss)........................           --              --(aa)        --           --
  Minority interest...........................           21              --(bb)        21           14
                                                  ----------     -----------      -------     --------
  Net loss before income tax benefit and
     extraordinary item.......................       (6,987)         (3,470)      (10,457)      (7,083)
  Income tax benefit..........................           --             625(bb)       625          423
                                                  ----------     -----------      -------     --------
  Net loss before extraordinary item..........       (6,987)         (2,845)       (9,832)      (6,660)
                                                    =======       =========       =======      =======

- ---------------

(1) For convenience, the financial data has been translated at the rate of DM1.4766 = $1.00, the Noon Buying Rate on March 29, 1996.

    (See notes to Unaudited Pro Forma Condensed Consolidated Financial Data)

    PRO FORMA FOR THE INFOSAT ACQUISITION, THE SHAREHOLDER DEBT CONVERSION,
                   THE OFFERING AND THE PENDING ACQUISITIONS

                                                          THREE MONTHS ENDED MARCH 31, 1996
                                               -------------------------------------------------------
                                                                                   PRO FORMA FOR THE
                                                                                  INFOSAT ACQUISITION,
                                                                                    THE SHAREHOLDER
                                                                                    DEBT CONVERSION,
                                                                                  THE OFFERING AND THE
                                               HISTORICAL     ADJUSTMENTS         PENDING ACQUISITIONS
                                               ----------     -----------         --------------------
                                                 DM'000         DM'000            DM'000      $'000(1)
STATEMENT OF OPERATIONS DATA:
Revenues......................................    15,327           1,319(cc)       16,646       11,273
Operating costs and expenses:
  Operations..................................    (2,919)           (194)(dd)      (3,113)      (2,108)
  Selling, general and administrative.........    (4,370)           (236)(dd)      (4,606)      (3,119)
  Depreciation and amortization...............   (10,731)         (1,494)(ee)     (12,225)      (8,279)
                                               ----------     -----------         -------     --------
     Total....................................   (18,020)         (1,924)         (19,944)     (13,506)
                                               ----------     -----------         -------     --------
Operating loss................................    (2,693)           (605)          (3,298)      (2,233)
  Interest expense:
  Cash interest expense.......................    (3,975)          1,687(ff)       (2,288)      (1,550)
  Non-cash interest expense...................    (4,626)           (158)(ff)      (4,784)      (3,240)
                                               ----------     -----------         -------     --------
     Total....................................    (8,601)          1,529(ff)       (7,072)      (4,790)
Exchange gain (loss)..........................        --              --(gg)           --           --
Minority interest.............................        27              --(hh)           27           18
                                               ----------     -----------         -------     --------
Net loss before income tax benefit and
  extraordinary item..........................   (11,267)            924          (10,343)      (7,005)
Income tax benefit............................       599              --(hh)          599          406
                                               ----------     -----------         -------     --------
Net loss before extraordinary item............   (10,668)            924           (9,744)      (6,599)
                                                 =======       =========          =======      =======
BALANCE SHEET DATA (AT END OF PERIOD):
Assets:
  Cash........................................     6,297             532(ii)        6,829        4,625
  Accounts receivable -- net..................     3,044             168(ii)        3,212        2,175
  Inventory...................................     1,389              --            1,389          941
  Property, plant and equipment -- net........   236,329           9,108(ii)      245,437      166,218
  Goodwill -- net.............................   162,872          49,210(ii)      212,082      143,629
  Other assets................................    20,808          10,162(ii)(jj)   30,970       20,974
                                               ----------     -----------         -------     --------
     Total assets.............................   430,739          69,180          499,919      338,562
Liabilities and shareholders' equity
  (deficiency):
  Accounts payable............................     8,259             470(ii)        8,729        5,912
  Accrued expenses and other liabilities......    29,136           2,751(ii)       31,887       21,595
  Deferred revenue............................    10,474              --           10,474        7,093
  Bank debt...................................   243,566         (81,701)(kk)     161,865      109,620
  Senior Discount Notes.......................                   147,660(ll)      147,660      100,000
  Subordinated Shareholder Loans..............   177,134        (177,134)(mm)          --           --
                                               ----------     -----------         -------     --------
     Total liabilities........................   468,569        (107,954)         360,615      244,220
  Minority interest...........................       450              --              450          305
Shareholders' equity (deficiency):
  Registered capital..........................       100              --              100           68
  Capital contributions.......................    18,187         177,134(mm)      195,321      132,278
  Accumulated deficit.........................   (56,567)             --          (56,567)     (38,309)
                                               ----------     -----------         -------     --------
  Total Shareholders' equity (deficiency).....   (38,280)        177,134          138,854       94,037
                                               ----------     -----------         -------     --------
     Total liabilities and shareholders'
       equity (deficiency)....................   430,739          69,180          499,919      338,562
                                                 =======       =========          =======      =======

- ---------------

(1) For convenience, the financial data has been translated at the rate of DM1.4766 = $1.00, the Noon Buying Rate on March 29, 1996.
    (See notes to Unaudited Pro Forma Condensed Consolidated Financial Data)

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

YEAR ENDED, AND AS AT, DECEMBER 31, 1995 -- PRO FORMA FOR THE RECENT ACQUISITIONS, THE SHAREHOLDER DEBT CONVERSION AND THE OFFERING:

(a) To reflect the revenues of the cable systems acquired in the 1995 Acquisitions for the periods in 1995 prior to their respective acquisition dates and the InfoSat Acquisition for a full year in 1995.

(b) To reflect operations and selling, general and administrative expenses for the cable systems acquired in the 1995 Acquisitions for the periods in 1995 prior to their respective acquisition dates and the InfoSat Acquisition for a full year in 1995, net of anticipated savings from the consolidations of office space and elimination of redundant personnel as follows:

                                                 RECENT ACQUISITIONS
                                                      PRIOR TO
                                                     ACQUISITION         ANTICIPATED           NET
                                                        DATE               SAVINGS         ADJUSTMENT
                                                 -------------------     -----------     ---------------
                                                         DM                  DM           DM         $
                                                 -------------------     -----------     -----     -----
                                                                     (IN THOUSANDS)
     Operations..............................            7,403                (497)      6,906     4,677
     Selling, general and administrative.....            6,932              (5,010)      1,922     1,302

(c) To reflect amortization over a 12-year period of the excess of purchase price over the estimated fair values of the net assets of the cable systems acquired and depreciation of property, plant and equipment acquired in the 1995 Acquisitions for the periods in 1995 prior to their respective acquisition dates and the InfoSat Acquisition for a full year in 1995.

(d) Interest expense is based upon the pro forma consolidated debt of the Company, taking into account the Shareholder Debt Conversion and the Offering and the application of the net proceeds therefrom, based on the assumed interest rates indicated, and also taking into account the Recent
     Acquisitions:

                                                                             DM           $
                                                                           -------     -------
                                                                             (IN THOUSANDS)
     Senior Discount Notes due 2006 ($100 million at 12.0%)(1)(2)......    (18,251)    (12,360)
     Amortization of debt issuance costs(3)............................       (893)       (605)
     Adjustment to interest expense from Shareholder Debt
       Conversion(4)...................................................     13,652       9,246
     Additional interest expense from indebtedness incurred or acquired
       in connection with the InfoSat Acquisition......................       (882)       (597)
     Adjustment to interest expense from assumed repayment of Prior
       Facilities with net proceeds of the Offering as described in
       "Use of Proceeds"...............................................      6,072       4,112
                                                                           -------     -------
     Adjustment to interest expense....................................       (302)       (204)
                                                                           =======     =======
     Cash interest expense.............................................      5,190       3,515
     Non-cash interest expense.........................................     (5,492)     (3,719)

     Pro forma non-cash interest expense consists of the following:

                                                                             DM           $
                                                                           -------     -------
                                                                             (IN THOUSANDS)
     Senior Discount Notes(2)..........................................     18,251      12,360
     Amortization of debt issuance costs(5)............................      1,418         960
                                                                           -------     -------
                                                                            19,669      13,320
                                                                           =======     =======

- ---------------

     (1) The interest rate shown above for the Discount Notes has been assumed by the Company pending determination of the actual rate.

     (2) Non-cash interest expense on the Discount Notes is compounded on a semi-annual basis.

     (3) Estimated debt issuance costs of DM8,933,000 ($6,050,000) are amortized over the 10-year term of the Discount Notes.

     NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA --
                                  (CONTINUED)

     (4) Represents elimination of non-cash interest expense on the Subordinated Shareholder Loans during the twelve-month period as if the Shareholder Debt Conversion had been consummated on January 1, 1995.

     (5) Includes estimated debt issuance costs of DM8,933,000 ($6,050,000) amortized over the 10-year term of the Discount Notes and amortization of debt issuance costs on the Prior Facilities.

(e) For purposes of the pro forma statement of operations, no adjustment has been made to reflect the impact in 1995 of unrealized exchange rate gains or losses. Absent any hedging on the part of the Company, the pro forma unrealized exchange rate gain for 1995 would have been approximately DM7,242,000 ($4,905,000) due to the substantial depreciation of the U.S. dollar against the Deutsche Mark in 1995. The Company is considering entering into transactions to hedge the risk of exchange rate fluctuations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Treasury Policies."

(f) To reflect the impact on minority interest and income tax benefit of the preceding adjustments.

(g) To reflect the acquisition of the net assets of the InfoSat Acquisition assuming the acquisition price and acquired debt were paid with borrowings under the Prior Facilities. The following represents the preliminary allocation of the excess of purchase price over the historical net book value of the net assets acquired in the InfoSat Acquisition:

                                                                             DM           $
                                                                           -------     -------
                                                                           (IN THOUSANDS)
     Purchase price....................................................     10,468       7,089
     Acquired net assets at book value (December 31, 1995).............         45          30
                                                                           -------     -------
                                                                            10,423       7,059
                                                                           =======     =======

     The adjustment to amortization of goodwill includes amortization over 12 years of the excess of purchase price over the historical net book value of the net assets acquired in the InfoSat Acquisition.

(h) Represents estimated debt issuance costs of DM8,933,000 ($6,050,000) and other assets acquired in the InfoSat Acquisition of DM162,000 ($110,000).

(i) Represents repayment of the Prior Facilities using the net proceeds of the Offering, in addition to debt borrowed to fund the purchase price for the InfoSat Acquisition and debt acquired in the InfoSat Acquisition:

                                                                              DM          $
                                                                            -------     ------
                                                                            (IN THOUSANDS)
     Repayment of Prior Facilities......................................    138,727     93,950
     Purchase price for InfoSat Acquisition.............................    (10,468)    (7,089)
     Acquired debt in InfoSat Acquisition...............................     (5,122)    (3,469)
                                                                            -------     ------
                                                                            123,137     83,392
                                                                            =======     ======

(j) Represents gross proceeds of the issuance of Discount Notes of $100,000,000 (DM147,660,000 converted at the rate of DM1.4766=$1.00, the
     Noon Buying Rate on March 29, 1996).

(k)  To reflect Shareholder Debt Conversion as if consummated on December 31,
     1995.

     NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA --
                                  (CONTINUED)

YEAR ENDED, AND AS AT, DECEMBER 31, 1995 -- PRO FORMA FOR THE RECENT ACQUISITIONS, THE SHAREHOLDER DEBT CONVERSION, THE OFFERING AND THE PENDING
ACQUISITIONS:

(l) To reflect the revenues of the cable systems acquired in the 1995 Acquisitions for the periods in 1995 prior to their respective acquisition dates, and the InfoSat Acquisition and the Pending Acquisitions for a full year in 1995.

(m) To reflect operations and selling, general and administrative expenses for the cable systems acquired in the 1995 Acquisitions for the periods in 1995 prior to their respective acquisition dates and the InfoSat Acquisition and the Pending Acquisitions for a full year in 1995, net of anticipated savings from the consolidations of office space and elimination of redundant personnel as follows:

                                                  1995 ACQUISITIONS
                                                      PRIOR TO
                                                     ACQUISITION
                                                  DATE AND INFOSAT
                                                   ACQUISITION AND
                                                       PENDING
                                                 ACQUISITIONS FOR A      ANTICIPATED           NET
                                                  FULL YEAR IN 1995        SAVINGS         ADJUSTMENT
                                                 -------------------     -----------     ---------------
                                                         DM                  DM           DM         $
                                                 -------------------     -----------     -----     -----
                                                                     (IN THOUSANDS)
     Operations..............................           8,228                 (579)      7,649     5,180
     Selling, general and administrative.....           8,758               (5,934)      2,824     1,913

(n) To reflect amortization over a 12-year period of the excess of purchase price over the estimated fair values of the net assets of the cable systems acquired and depreciation of property, plant and equipment acquired in the 1995 Acquisitions for the periods in 1995 prior to their respective acquisition dates and the InfoSat Acquisition and the Pending Acquisitions for a full year in 1995.

(o) Interest expense is based upon the pro forma consolidated debt of the Company, taking into account the Shareholder Debt Conversion and the Offering and the application of the net proceeds therefrom, based on the assumed interest rates indicated and taking into account the Recent Acquisitions and the Pending Acquisitions:

                                                                             DM           $
                                                                           -------     -------
                                                                             (IN THOUSANDS)
     Senior Discount Notes due 2006 ($100 million at 12.0%)(1)(2)......    (18,251)    (12,360)
     Amortization of debt issuance costs(3)............................       (893)       (605)
     Adjustment to interest expense from Shareholder Debt
       Conversion(4)...................................................     13,652       9,246
     Additional interest expense from indebtedness incurred or acquired
       in connection with the InfoSat Acquisition......................       (882)       (597)
     Additional interest expense from indebtedness incurred or acquired
       in connection with the Pending Acquisitions(5)..................     (3,225)     (2,184)
     Adjustment to interest expense from assumed repayment of Prior
       Facilities with net proceeds of the Offering as described in
       "Use of Proceeds"...............................................      6,072       4,112
                                                                           -------     -------
     Adjustment to interest expense....................................     (3,527)     (2,388)
                                                                           -------     -------
     Cash interest expense.............................................      1,965       1,331
     Non-cash interest expense.........................................     (5,492)     (3,719)

     NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA --
                                  (CONTINUED)

     Pro forma non-cash interest expense consists of the following:

                                                                               DM         $
                                                                             ------     ------
                                                                              (IN THOUSANDS)
     Senior Discount Notes(2)............................................    18,251     12,360
     Amortization of debt issuance costs(6)..............................     1,418        960
                                                                             ------     ------
                                                                             19,669     13,320

- ---------------

     (1) The interest rates shown above for the Discount Notes has been assumed by the Company pending determination of the actual rate.

     (2) Non-cash interest expense on the Discount Notes is compounded on a semi-annual basis.

     (3) Estimated debt issuance costs of DM8,933,000 ($6,050,000) are amortized over the 10-year term of the Discount Notes.

     (4) Represents elimination of non-cash interest expense on the Subordinated Shareholder Loans during the twelve-month period as if the Shareholder Debt Conversion had been consummated on January 1, 1995.

     (5) Assumes the consideration for the Pending Acquisitions will be at the top end of the Company's estimated range of DM50,000,000 to DM57,000,000.

     (6) Includes estimated debt issuance costs of DM8,933,000 ($6,050,000) amortized over the 10-year term of the Discount Notes and amortization of debt issuance costs on the Prior Facilities.

(p) For purposes of the pro forma statement of operations, no adjustment has been made to reflect the impact in 1995 of unrealized exchange rate gains or losses. Absent any hedging on the part of the Company, the pro forma unrealized exchange rate gain for 1995 would have been approximately DM7,242,000 ($4,905,000) due to the substantial depreciation of the U.S. dollar against the Deutsche Mark in 1995. The Company is considering entering into transactions to hedge the risk of exchange rate fluctuations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Treasury Policies."

(q) To reflect the impact on minority interest and income tax benefit of the preceding adjustments.

(r) To reflect the acquisition of the net assets of the InfoSat Acquisition and the net assets included in the Pending Acquisitions assuming the acquisition price and acquired debt were paid with borrowings under the Prior Facilities. The following represents the preliminary allocation of the excess of purchase price over the historical net book value of the acquired net assets of the InfoSat Acquisition and the Pending
     Acquisitions:

                                                                              DM          $
                                                                           --------    --------
                                                                              (IN THOUSANDS)
     InfoSat Acquisition
     Purchase price....................................................      10,468       7,089
     Acquired net assets at book value (December 31, 1995).............          45          30
                                                                           --------    --------
                                                                             10,423       7,059
     Pending Acquisitions
     Purchase price....................................................      53,526      36,249
     Acquired net assets at book value (December 31, 1995).............       4,316       2,923
                                                                           --------    --------
                                                                             49,210      33,326
                                                                           --------    --------
     Goodwill -- net...................................................      59,633      40,385
                                                                            =======     =======

     NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA --
                                  (CONTINUED)

     The adjustment to amortization of goodwill includes amortization over 12 years of the excess of purchase price over the historical net book value of the acquired net assets of the InfoSat Acquisition and the net assets included in the Pending Acquisitions.

(s) Represents estimated debt issuance costs of DM8,933,000 ($6,050,000) and acquired other assets of the InfoSat Acquisition of DM162,000 ($110,000) and the other assets included in the Pending Acquisitions of DM 1,229,000 ($832,000).

(t) Represents the repayment of the Prior Facilities using the net proceeds of the Offering, in addition to debt borrowed to fund the InfoSat Acquisition and to be borrowed to fund the Pending Acquisitions and debt acquired in the InfoSat Acquisition and to be acquired in the Pending Acquisitions:

                                                                             DM           $
                                                                           -------     -------
                                                                              (IN THOUSANDS)
     Repayment of Prior Facilities.....................................    138,727      93,950
     Purchase of InfoSat Acquisition...................................    (10,468)     (7,089)
     Acquired debt in InfoSat Acquisition..............................     (5,122)     (3,469)
     Purchase of Pending Acquisitions..................................    (53,526)    (36,249)
     Acquired debt in Pending Acquisitions.............................     (3,500)     (2,370)
                                                                           -------     -------
                                                                            66,111      44,773
                                                                           =======     =======

(u) Represents gross proceeds of the issuance of Discount Notes of $100,000,000 (DM147,660,000 converted at the rate of DM1.4766 = $1.00, the Noon Buying Rate on March 29, 1996).

(v)  To reflect Shareholder Debt Conversion as if consummated on December 31,
     1995.

     NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA --
                                  (CONTINUED)

THREE MONTHS ENDED MARCH 31, 1995 -- PRO FORMA FOR THE RECENT ACQUISITIONS, THE SHAREHOLDER DEBT CONVERSION, THE OFFERING AND THE PENDING ACQUISITIONS:

(w) To reflect the revenues of the cable systems acquired in the 1995 Acquisitions, the InfoSat Acquisition and the Pending Acquisitions for the full first quarter in 1995.

(x) To reflect operations and selling, general and administrative expenses for the cable systems acquired in the 1995 Acquisitions, the InfoSat Acquisition and the Pending Acquisitions for the full first quarter in 1995, net of anticipated savings from the consolidations of office space and elimination of redundant personnel.

(y) To reflect amortization over a 12-year period of the excess of purchase price over the estimated fair values of the net assets of the cable systems acquired and depreciation of property, plant and equipment acquired in the 1995 Acquisitions, the InfoSat Acquisition and the Pending Acquisitions for the full first quarter in 1995.

(z) Interest expense is based upon the pro forma consolidated debt of the Company and the Offering and the application of the net proceeds therefrom, based on the assumed interest rates indicated and taking into account the Recent Acquisitions and the Pending Acquisitions:

                                                                             DM           $
                                                                           -------     -------
                                                                             (IN THOUSANDS)
     Senior Discount Notes due 2006 ($100 million at 12.0%)(1)(2)......     (4,430)     (3,000)
     Amortization of debt issuance costs(3)............................       (223)       (151)
     Adjustment to interest expense from Shareholder Debt
       Conversion(4)...................................................      2,706       1,833
     Additional interest expense from indebtedness incurred or acquired
       in connection with the InfoSat Acquisition......................       (220)       (149)
     Additional interest expense from indebtedness incurred or acquired
       in connection with the Pending Acquisitions(5)..................       (806)       (546)
     Adjustment to interest expense from assumed repayment of Prior
       Facilities with net proceeds of the Offering as described in
       "Use of Proceeds"...............................................        497         337
                                                                           -------     -------
     Adjustment to interest expense....................................     (2,476)     (1,676)
                                                                           -------     -------
     Cash interest expense.............................................       (529)       (358)
     Non-cash interest expense.........................................     (1,947)     (1,318)

     Pro forma non-cash interest expense consists of the following:

                                                                               DM         $
                                                                             ------     ------
                                                                              (IN THOUSANDS)
     Senior Discount Notes(2)............................................     4,430      3,000
     Amortization of debt issuance costs(6)..............................       354        240
                                                                             ------     ------
                                                                              4,784      3,240

- ---------------

     (1) The interest rates shown above for the Discount Notes has been assumed by the Company pending determination of the actual rate.

     (2) Non-cash interest expense on the Discount Notes is compounded on a semi-annual basis.

     (3) Estimated debt issuance costs of DM8,933,000 ($6,050,000) are amortized over the 10-year term of the Discount Notes.

     (4) Represents non-cash interest expense on the Subordinated Shareholder Loans during the three-month period as if the Shareholder Debt Conversion had been consummated on January 1, 1995.

     NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA --
                                  (CONTINUED)

     (5) Assumes the consideration for the Pending Acquisitions will be at the top end of the Company's estimated range of DM50,000,000 to DM57,000,000.

     (6) Includes estimated debt issuance costs of DM8,933,000 ($6,050,000) amortized over the 10-year term of the Discount Notes and amortization of debt issuance costs on the Prior Facilities.

(aa) For purposes of the pro forma statement of operations, no adjustment has been made to reflect the impact in the first quarter 1995 of unrealized exchange rate gains or losses. Absent any hedging on the part of the Company, the pro forma unrealized exchange rate gain for the first quarter in 1995 would have been approximately DM7,509,000 ($5,085,000) due to the substantial depreciation of the U.S. dollar against the Deutsche Mark in the first quarter in 1995. The Company is considering entering into transactions to hedge the risk of exchange rate fluctuations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Treasury Policies."

(bb) To reflect the impact on minority interest and income tax benefit of the preceding adjustments.

     NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA --
                                  (CONTINUED)

THREE MONTHS ENDED MARCH 31, 1996 -- PRO FORMA FOR THE INFOSAT ACQUISITION, THE SHAREHOLDER DEBT CONVERSION, THE OFFERING AND THE PENDING ACQUISITIONS:

(cc) To reflect the revenues of the cable systems acquired in the InfoSat Acquisition for the period in the first quarter in 1996 prior to its acquisition date and the Pending Acquisitions for the full first quarter in 1996.

(dd) To reflect operations and selling, general and administrative expenses for the cable systems acquired in the InfoSat Acquisition for the period in the first quarter in 1996 prior to its acquisition date and the Pending Acquisitions for the full first quarter in 1996, net of anticipated savings from the consolidations of office space and elimination of redundant personnel.

(ee) To reflect amortization over a 12-year period of the excess of purchase price over the estimated fair values of the net assets of the cable systems acquired and depreciation of property, plant and equipment acquired in the InfoSat Acquisition for the period in the first quarter in 1996 prior to its acquisition date and the Pending Acquisitions for the full first quarter in 1996.

(ff) Interest expense is based upon the pro forma consolidated debt of the Company, taking into account the Shareholder Debt Conversion and the Offering and the application of the net proceeds therefrom, based on the assumed interest rates indicated and taking into account the InfoSat Acquisition and the Pending Acquisitions:

                                                                             DM           $
                                                                           -------     -------
                                                                             (IN THOUSANDS)
     Senior Discount Notes due 2006 ($100 million at 12.0%)(1)(2)......     (4,430)     (3,000)
     Amortization of debt issuance costs(3)............................       (223)       (151)
     Adjustment to interest expense from Shareholder Debt
       Conversion(4)...................................................      4,495       3,044
     Additional interest expense from indebtedness incurred or acquired
       in connection with the Pending Acquisitions(5)..................       (806)       (546)
     Adjustment to interest expense from assumed repayment of Prior
       Facilities with net proceeds of the Offering as described in
       "Use of Proceeds"...............................................      2,493       1,688
                                                                           -------     -------
     Adjustment to interest expense....................................      1,529       1,035
                                                                           -------     -------
     Cash interest expense.............................................      1,687       1,142
     Non-cash interest expense.........................................       (158)       (107)

     Pro forma non-cash interest expense consists of the following:

                                                                               DM         $
                                                                             ------     ------
                                                                              (IN THOUSANDS)
     Senior Discount Notes(2)............................................     4,430      3,000
     Amortization of debt issuance costs(6)..............................       354        240
                                                                             ------     ------
                                                                              4,784      3,240

- ---------------

     (1) The interest rates shown above for the Discount Notes has been assumed by the Company pending determination of the actual rate.

     (2) Non-cash interest expense on the Discount Notes is compounded on a semi-annual basis.

     (3) Estimated debt issuance costs of DM8,933,000 ($6,050,000) are amortized over the 10-year term of the Discount Notes.

     (4) Represents non-cash interest expense on the Subordinated Shareholder Loans during the three-month period, as if the Shareholder Debt Conversion had been consummated on January 1, 1996.

     NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA --
                                  (CONTINUED)

     (5) Assumes the consideration for the pending acquisitions will be at the top end of the Company's estimated range of DM50,000,000 to DM57,000,000.

     (6) Includes estimated debt issuance costs of DM8,933,000 ($6,050,000) amortized over the 10-year term of the Discount Notes and amortization of debt issuance costs on the Prior Facilities.

(gg) For purposes of the pro forma statement of operations, no adjustment has been made to reflect the impact in the first quarter in 1996 of unrealized exchange rate gains or losses. Absent any hedging on the part of the Company, the pro forma unrealized exchange rate loss for the first quarter in 1996 would have been approximately DM4,346,000 ($2,943,000) due to the substantial appreciation of the U.S. dollar against the Deutsche Mark in the first quarter in 1996. The Company is considering entering into transactions to hedge the risk of exchange rate fluctuations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Treasury Policies."

(hh) To reflect the impact on minority interest and income tax benefit of the preceding adjustments.

(ii) To reflect the acquisition of the net assets included in the Pending Acquisitions assuming the acquisition price and acquired debt were paid with borrowings under the Prior Facilities. The following represents the preliminary allocation of the excess of purchase price over the historical net book value of the acquired net assets of the Pending Acquisitions:

                                                                              DM          $
                                                                           --------    --------
                                                                              (IN THOUSANDS)
     Pending Acquisitions
     Purchase price....................................................      53,526      36,249
     Acquired net assets at book value (December 31, 1995).............       4,316       2,923
                                                                           --------    --------
     Goodwill -- net...................................................      49,210      33,326
                                                                            =======     =======

     The adjustment to amortization of goodwill includes amortization over 12 years of the excess of purchase price over the historical net book value of the net assets included in the Pending Acquisitions.

(jj) Represents estimated debt issuance costs of DM8,933,000 ($6,050,000) and the other assets included in the Pending Acquisitions of DM1,229,000 ($832,000).

(kk) Represents the repayment of the Prior Facilities using the net proceeds of the Offering, in addition to debt to be borrowed to fund the Pending Acquisitions and debt to be acquired in the Pending Acquisitions:

                                                                             DM           $
                                                                           -------     -------
                                                                              (IN THOUSANDS)
     Repayment of Prior Facilities.....................................    138,727      93,950
     Purchase of Pending Acquisitions..................................    (53,526)    (36,249)
     Acquired debt from Pending Acquisitions...........................     (3,500)     (2,370)
                                                                           -------     -------
                                                                            81,701      55,331
                                                                           =======     =======

(ll) Represents gross proceeds of the issuance of Discount Notes of $100,000,000 (DM147,660,000 converted at the March 29, 1996 Noon Buying Rate of DM1.4766 = $1.00).

(mm) To reflect Shareholder Debt Conversion as if consummated on March 31, 1996.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     Since its inception in 1992, the Company has generated substantially all of its revenues from monthly customer charges for basic cable service and, to a significantly lesser extent, from installation income. The Company operates solely within Germany and from its inception through April 1995 focused its efforts on acquiring cable television systems located in the New German States. During this period, the Company acquired five cable television companies and the cable network assets of two additional cable television companies serving an aggregate of approximately 162,600 customers (at the dates of the respective acquisitions). Subsequent to April 1995, the Company began to make acquisitions in the Old German States. From April 1995 through January 1996, the Company acquired three cable television companies located in the Old German States serving approximately 74,600 customers (at the dates of the respective acquisitions). In addition, during such period the Company continued to acquire cable television companies located in the New German States, acquiring an additional three cable television companies and the cable network assets of one additional cable television company serving an aggregate of approximately 88,000 customers (at the dates of the respective acquisitions).

     The Company's revenues increased 105.0% in 1994 over 1993 and 636.3% in 1995 over 1994. These increases resulted primarily from acquisitions, although they also reflect some improvements in the operating performance of the Company's existing cable systems and increases in subscribers due to continued build-out of cable systems and penetration in the Company's concession areas. Operations, selling, general and administrative expenses have also increased significantly due to the Company's growth through acquisitions. The significant increase in depreciation and amortization expense is primarily due to the number of acquisitions and to capital expenditures related to continued construction and upgrading of the cable systems. Depreciation and amortization expense and interest expense comprised the majority of the Company's expenses, contributing significantly to the net losses reflected in the financial statements of the Company.

     In addition to other items, some of which are reflected in its statement of operations data, the Company measures its financial performance by EBITDA. The Company defines EBITDA as earnings (loss) before extraordinary items, minority interests, net interest expense, income taxes and depreciation and amortization. The Company believes that EBITDA is a meaningful measure of performance because it is commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance, leverage and liquidity. EBITDA is not a U.S. GAAP measure of income (loss) or cash flow from operations and should not be considered as an alternative to net income as an indication of the Company's financial performance or as an alternative to cash flow from operating activities as a measure of liquidity.

     The following table sets forth, for the periods indicated, certain statement of operations data and EBITDA in thousands of Deutsche Mark and as a percentage of total revenues on a historical basis (audited for annual periods and unaudited for quarterly periods) and on an unaudited pro forma basis.

                                                                                               PRO FORMA
                                                                      -----------------------------------------------------------
                                                                                                     THREE MONTHS ENDED MARCH 31,
                                                                                                     ----------------------------
                                                                               YEAR ENDED
                                                                           DECEMBER 31, 1995             1995            1996
                                                                      ----------------------------   -------------   ------------
                                                                                        FOR THE         FOR THE        FOR THE
                                                                                        RECENT          RECENT         INFOSAT
                                                                        FOR THE      ACQUISITIONS,   ACQUISITIONS,   ACQUISITION,
                                                                         RECENT           THE             THE            THE
                                                                      ACQUISITIONS,   SHAREHOLDER     SHAREHOLDER    SHAREHOLDER
                                        HISTORICAL                        THE            DEBT            DEBT            DEBT
                       --------------------------------------------   SHAREHOLDER     CONVERSION,     CONVERSION,    CONVERSION,
                                                     THREE MONTHS         DEBT       THE OFFERING    THE OFFERING    THE OFFERING
                        YEAR ENDED DECEMBER 31,    ENDED MARCH 31,     CONVERSION       AND THE         AND THE        AND THE
                       -------------------------   ----------------     AND THE         PENDING         PENDING        PENDING
                        1993     1994     1995      1995     1996       OFFERING     ACQUISITIONS    ACQUISITIONS    ACQUISITIONS
                       ------   ------   -------   ------   -------   ------------   -------------   -------------   ------------
Revenues..............  2,220    4,551     33,510   5,604     15,327       59,781         64,830          15,632          16,646
Operating costs and
  expenses:
  Operations..........  (219)   (1,275)   (6,663)    (855)   (2,919)     (13,569)       (14,312)         (3,197)         (3,113)
  Selling, general and
    administrative....  (987)   (2,504)  (14,465)  (3,027)   (4,370)     (16,387)       (17,289)         (4,657)         (4,606)
  Depreciation and
    amortization...... (1,460)  (3,028)  (23,685)  (4,122)  (10,731)     (39,331)       (45,054)        (11,172)        (12,225)
                       ------   ------   -------   ------   -------    ---------     ----------      ----------       ---------
Total operating
  expenses............ (2,666)  (6,807)  (44,813)  (8,004)  (18,020)     (69,287)       (76,655)        (19,026)        (19,944)
                       ------   ------   -------   ------   -------    ---------     ----------      ----------       ---------
Operating loss........   (446)  (2,256)  (11,303)  (2,400)   (2,693)      (9,506)       (11,825)         (3,394)         (3,298)
Interest expense:
  Cash interest
    expense...........   (312)    (812)  (11,166)  (1,771)   (3,975)      (5,976)        (9,201)         (2,300)         (2,288)
  Non-cash interest
    expense...........   (743)  (3,048)  (14,177)  (2,837)   (4,626)     (19,669)       (19,669)         (4,784)         (4,784)
                       ------   ------   -------   ------   -------    ---------     ----------      ----------       ---------
  Total............... (1,055)  (3,860)  (25,343)  (4,608)   (8,601)     (25,645)       (28,870)         (7,084)         (7,072)
Minority interest.....     --       --       118      21         27          113            113              21              27
                       ------   ------   -------   ------   -------    ---------     ----------      ----------       ---------
Net loss before income
  tax
  benefit and
  extraordinary item.. (1,501)  (6,116)  (36,528)  (6,987)  (11,267)     (35,088)       (40,582)        (10,457)        (10,343)
Income tax benefit....     --       --       916       --       599        3,416          3,416             625             599
                       ------   ------   -------   ------   -------    ---------     ----------      ----------       ---------
Net loss before
  extraordinary
  item................ (1,501)  (6,116)  (35,612)  (6,987)  (10,668)     (31,622)       (37,166)         (9,832)        (9 ,744)
                       ======   ======   =======   ======   =======    =========     ==========      ==========       =========
EBITDA................  1,014      772    12,382    1,722     8,038       29,825         33,229           7,778           8,927
                       ======   ======   =======   ======   =======    =========     ==========      ==========       =========
                                                           AS A PERCENTAGE OF REVENUES
Revenues..............  100.0%   100.0%    100.0%   100.0%    100.0%       100.0%         100.0%          100.0%          100.0%
Operating costs and
  expenses:
  Operations..........    9.9%    28.0%     19.9%    15.3%     19.1%        22.7%          22.1%           20.5%           18.7%
  Selling, general and
    administrative....   44.4%    55.0%     43.1%    54.0%     28.5%        27.4%          26.7%           29.8%           27.7%
  Depreciation and
    amortization......   65.8%    66.6%     70.7%    73.5%     70.0%        65.8%          69.5%           71.5%           73.4%
                       ------   ------   -------   ------   -------    ---------     ----------      ----------       ---------
Total operating
  expenses............  120.1%   149.6%    133.7%   142.8%    117.6%       115.9%         118.3%          121.8%          119.8%
                       ------   ------   -------   ------   -------    ---------     ----------      ----------       ---------
Operating loss........   20.1%    49.6%     33.7%    42.8%     17.6%        15.9%          18.3%           21.8%           19.8%
Interest expense:
  Cash interest
    expense...........   14.0%    17.8%     33.3%    31.6%     25.9%        10.0%          14.2%           14.7%           13.7%
  Non-cash interest
    expense...........   33.5%    67.0%     42.3%    50.6%     30.2%        32.9%          30.3%           30.6%           28.7%
                       ------   ------   -------   ------   -------    ---------     ----------      ----------       ---------
    Total interest
      expense.........   47.5%    84.8%     75.6%    82.2%     56.1%        42.9%          44.5%           45.3%           42.4%
Minority interest.....     --       --       0.4%     0.4%      0.2%         0.2%           0.2%            0.1%            0.2%
                       ------   ------   -------   ------   -------    ---------     ----------      ----------       ---------
Net loss before income
  tax benefit and
  extraordinary
  item................   67.6%   134.4%    109.0%   124.7%     73.5%        58.6%          62.6%           67.0%           62.0%
Income tax benefit....     --       --       2.7%      --       3.9%         5.7%           5.3%            4.0%            3.6%
                       ------   ------   -------   ------   -------    ---------     ----------      ----------       ---------
Net (loss) before
  extraordinary
  item................   67.6%   134.4%    106.3%   124.7%     69.6%        52.9%          57.3%           63,0%           58.4%
                       ======   ======   =======   ======   =======    =========     ==========      ==========       =========
EBITDA................   45.7%    17.0%     37.0%    30.7%     52.4%        49.9%          51.2%           49.8%           53.6%
                       ======   ======   =======   ======   =======    =========     ==========      ==========       =========

RESULTS OF OPERATIONS

     Set forth below is a discussion and analysis of the Company's results of operations for the three-month periods ended March 31, 1995 and 1996 and the years ended December 31, 1993, 1994 and 1995. Because the Company has completed 14 acquisitions since its inception in 1992, the Company believes that period-to-period comparisons of its financial results to date are not necessarily meaningful. To facilitate analysis, the discussion of year 1994 versus year 1995 includes: (i) historical data reflecting the inclusion of the acquisitions in 1994 and 1995 as of the respective dates of such acquisitions;
(ii) pro forma statement of operations data reflecting the Recent Acquisitions, the Shareholder Debt Conversion and the Offering and the application of the net proceeds therefrom; and (iii) pro forma statement of operations data reflecting the Recent Acquisitions, the Shareholder Debt Conversion and the Offering and the application of the net proceeds therefrom and the Pending Acquisitions. Pro forma data has been calculated as set forth in "Unaudited Pro Forma Condensed Consolidated Financial Data." The Pending Acquisitions are at different stages of negotiation and, although the Company considers consummation of both of these transactions to be probable, there can be no assurance that the Company will consummate either of such acquisitions on the terms set forth in the respective letters of intent, if at all. See "Business -- Acquisitions and Pending Acquisitions."

THREE-MONTH PERIODS ENDED MARCH 31, 1995 AND 1996

     The following discussion compares historical results of operations for the first quarters of 1995 and 1996. A separate pro forma discussion is not presented, as all of the Recent Acquisitions (which include the InfoSat Acquisition) are reflected in the historical data for the first quarter of 1996. See "Unaudited Pro Forma Condensed Consolidated Financial Data."

     Revenues. Revenues increased 173.5% from DM5,604,000 in the first quarter of 1995 to DM15,327,000 in the first quarter of 1996. This increase was primarily attributable to a 148.8% increase (from 143,611 to 357,352) in the average monthly number of customers and a 9.9% increase (from DM13.01 to DM14.30) in the average monthly revenue per customer from the first quarter of 1995 to the first quarter of 1996. The increase in average monthly number of customers was primarily related to the Recent Acquisitions, which, as of the respective dates of the acquisitions, collectively served approximately 283,500 customers. In addition, the Company acquired approximately 16,600 additional customers by building out its existing systems. Approximately 75% of the increase in the average monthly revenue per customer is attributable to higher average monthly revenue per customer in the systems acquired in the Recent Acquisitions. The remaining 25% of the increase in average monthly revenue per customer is attributable to rate increases implemented in the first quarter of 1996.

     Operations. Operations expenses consist principally of signal delivery fees paid to Deutsche Telekom for the provision of programming and the rental of the principal transmission lines to the home, wages and benefits of technicians and fees paid to sub-contracted service firms for the repair and maintenance of Company-owned cable networks and head-ends and for connecting additional subscribers, and the costs of related materials consumed in these maintenance, repair and connection activities. Operations expenses increased significantly from approximately DM855,000 in the first quarter of 1995 to DM2,919,000 in the first quarter of 1996, principally as a result of the increased number of personnel acquired in the Recent Acquisitions, increased maintenance associated with a larger customer base and increased costs under the Company's signal delivery contracts with Deutsche Telekom due to the Company's ownership of Level 4 or B1-Model Systems (as defined in "Industry -- Regulatory and Operating Environment") in Osnabruck. Signal delivery fees for these systems represent a higher percentage of revenues than applies to the Company's remaining systems, which are predominantly Level 2 or Level 3 Systems (as defined in "Industry -- Regulatory and Operating Environment"), because the signal delivery fees for such Level 4 or B1-Model Systems include a fee for the rental of Deutsche Telekom's principal transmission lines to the home.

     Selling, general and administrative. Selling, general and administrative expenses consist principally of professional fees, salaries, wages and benefits of non-technical employees, rental of office space, travel costs and office related expenses. Selling, general and administrative expenses increased by 44.4% from DM3,027,000 in the first quarter of 1995 to DM4,370,000 in the first quarter of 1996, principally as a result of increases in legal and financial consulting costs related to acquisition due diligence, as well as the development of accountancy and other in-house functions. As a percent of revenue, selling, general and administrative expenses declined from 54% of revenues to approximately 29% of revenues, reflecting higher revenue per subscriber and improved efficiencies.

     Depreciation and amortization. Depreciation and amortization expenses consist of depreciation of property, plant and equipment and amortization of goodwill. Depreciation and amortization increased 160.3% from DM4,122,000 in the first quarter of 1995 to DM10,731,000 in the first quarter of 1996 principally as a result of amortization of goodwill associated with the Recent Acquisitions.

     Interest expense. Interest expense increased 86.7% from DM4,608,000 in the first quarter of 1995 to DM8,601,000 in the first quarter of 1996 as a result of additional indebtedness incurred under the Prior Facilities, which increased from DM78,049,000 at March 31, 1995 to DM237,500,000 at March 31, 1996, and
Subordinated Shareholder Loans, which increased from DM85,020,000 at March 31, 1995 to DM177,134,000 at March 31, 1996. Of the interest accrued in the first quarter of 1996, DM4,495,000 related to non-cash interest on Subordinated Shareholder Loans, which was subsequently contributed to the equity of Kabelmedia as part of the Shareholder Debt Conversion.

     Net loss before extraordinary item. Net loss before extraordinary item increased 52.7% from DM6,987,000 in the first quarter of 1995 to DM10,668,000 in the first quarter of 1996 as a result of the factors discussed above.

     EBITDA. EBITDA increased significantly from DM1,722,000 for the three months ended March 31, 1995 to DM8,038,000 for the three months ended March 31, 1996, primarily as a result of revenues increasing at a faster rate than operating costs and expenses. The Company's EBITDA margin improved from 30.7% to 52.4% reflecting the results of factors discussed above.

YEARS ENDED DECEMBER 31, 1994 AND 1995

Historical results

     Revenues. Revenues increased 636.3% from DM4,551,000 in 1994 to DM33,510,000 in 1995. This increase was primarily attributable to a 454.4% increase (from 40,494 to 224,516) in the average monthly number of customers between 1994 and 1995 and a 32.8% increase (from DM9.37 to DM12.44) in the average monthly revenue per customer. The increase in the average monthly number of customers was principally related to the 1995 Acquisitions of systems which, as of the respective dates of acquisition, collectively served approximately 270,000 customers, representing approximately 95.0% of such subscriber growth in 1995. In addition, the Company acquired approximately 14,200 additional customers by building out its existing systems and increasing the penetration of such systems, which represented approximately 5.0% of such subscriber growth. The increase in the average monthly revenue per customer is principally related to the higher average monthly revenue per customer of systems acquired in the 1995 Acquisitions and to a lesser extent selective rate increases implemented in the Company's cable operations acquired in 1993 and 1994.

     Operations. Operations expenses increased 422.6% from DM1,275,000 in 1994 to DM6,663,000 in 1995, principally as a result of the inclusion of these costs related to companies acquired in the 1995 Acquisitions. Operations expenses of companies acquired in the 1995 Acquisitions were DM5,344,000. Operations expenses in 1995 included a non-recurring charge of approximately DM325,000 for the write-down of obsolete inventory comprising a portion of the assets of companies acquired in 1995.

     Signal delivery fees paid to Deutsche Telekom increased significantly from DM180,000 in 1994 to DM2,250,000 in 1995. DM732,500 of the Deutsche Telekom signal delivery fees relate to three months' ownership of Level 4 or B1-Model Systems in Osnabruck (acquired at the end of September 1995). Signal delivery fees for these systems represent a higher percentage of revenues than applies to the Company's remaining systems, which are predominantly Level 2 or Level 3 Systems, because the signal delivery fees for such Level 4 or B1-Model Systems include a fee for the rental of Deutsche Telekom's principal transmission lines to the home.

     Selling, general and administrative. Selling, general and administrative expenses increased 477.7% from DM2,504,000 in 1994 to DM14,465,000 in 1995 principally as a result of the inclusion of the companies acquired in the 1995 Acquisitions. Selling, general and administrative expenses of companies acquired in 1995 amounted to DM6,955,000. Selling, general and administrative expenses in 1995 included approximately DM2,900,000 of consulting, reorganization and acquisition search related expenses.

     Depreciation and amortization. Depreciation and amortization expenses increased 682.2% from DM3,028,000 in 1994 to DM23,685,000 in 1995 as a result of the increase in amortization of goodwill associated with the 1995 Acquisitions, a full year of amortization associated with the acquisitions made in 1994 (the "1994 Acquisitions"), increases in depreciation related to such acquisitions and capital expenditures associated with construction activities.

     Interest expense. Interest expense increased from DM3,860,000 in 1994 to DM25,343,000 in 1995, primarily as a result of the Company drawing down additional bank debt and incurring additional Subordinated Shareholder Loans (which increased from DM63,584,000 to DM172,638,000) to finance the 1995 Acquisitions. Of the interest incurred in 1995, DM13,652,000 related to non-cash interest on Subordinated Shareholder Loans, which was subsequently contributed to the equity in Kabelmedia as part of the Shareholder Debt Conversion. Also included in interest was DM515,000, representing a non-cash expense associated with the amortization of loan origination fees.

     Net loss before extraordinary item. Net loss before extraordinary item increased from DM6,116,000 in 1994 to DM35,612,000 in 1995 as a result of the factors discussed above.

     Extraordinary item. Extraordinary item consists of the write-off of a portion of the loan origination fees paid in 1994 to the Company's banks in connection with the Company's 1994 bank facility. This facility was refinanced and replaced by its 1995 bank facility, and the unamortized portion of such loan origination fees, in the amount of DM2,670,000, was written off.

     Net loss. Net loss increased from DM6,116,000 in 1994 to DM38,282,000 in 1995 as a result of the factors discussed above.

     EBITDA. EBITDA increased from DM772,000 in 1994 to DM12,382,000 in 1995. This increase was principally due to the 636.3% increase in revenues in 1995 compared to 1994, primarily as a result of the 1995 Acquisitions and the reduction in the percentage of revenue of operations expenses (from 28.0% to 19.9%) and selling, general and administrative expenses (from 55.0% to 43.1%). The reductions in these expense categories as a percentage of revenues were primarily attributable to the elimination by the Company of duplicative personnel and office locations and administrative functions in furtherance of the Company's consolidation strategy. The Company's EBITDA margin improved substantially from 17.0% to 37.0%.

Pro Forma results

     On a pro forma basis for the Recent Acquisitions, the Shareholder Debt Conversion and the Offering and the application of the net proceeds therefrom, revenues for 1995 would be DM59,781,000 compared to historical revenues of DM33,510,000, due to the pro forma impact of reflecting the revenues for the Recent Acquisitions for the full year. Total pro forma operating expenses of DM69,287,000 represent 115.9% of pro forma revenues, compared to historical operating expenses of DM44,813,000, representing 133.7% of historical revenues. Pro forma operations expenses include DM4,000,000 of Deutsche Telekom signal delivery fees relating to the Company's Level 4 or B1-Model Systems in Osnabruck, which are higher as a percentage of revenues than is the case for the Company's other systems, since the signal delivery fees for Osnabruck include a fee for the rental of Deutsche Telekom's principal transmission lines to the home. Such lower pro forma total operating expenses as a percentage of revenues principally reflect reduced pro forma selling, general and administrative expenses and, to a lesser extent, reduced pro forma depreciation and amortization, in each case as a percentage of pro forma revenues. Pro forma selling, general and administrative expenses are lower as a percentage of revenues due to the impact of significantly higher revenues and savings (reflected as DM5,010,000 in the pro forma statement of operations) resulting from the consolidation of acquired systems following their acquisition to improve operating performance. Included in 1995 historical and pro forma operations expenses and selling, general and administrative expenses are DM325,000 in write-downs of obsolete inventory and DM2,900,000 of consulting, reorganization and acquisition search related expenses. Pro forma 1995 interest expense would be DM25,645,000 compared to historical interest expense of DM25,343,000, due to higher levels of indebtedness and higher average interest rates resulting from the Offering and the application of proceeds to repay bank debt, offset by the Shareholder Debt Conversion. However, pro forma cash interest expense would decline by DM5,190,000 compared to historical cash interest expense. DM19,669,000 of the pro forma 1995 interest expense is non-cash expense, attributable to the Discount Notes (DM18,251,000) and amortization of bank financing fees (DM1,418,000). Pro forma net loss before extraordinary item would be DM31,622,000 compared to historical net loss before extraordinary item of DM35,612,000 as a result of the items discussed above. Pro forma EBITDA for 1995 would be DM29,825,000, representing an EBITDA margin of 49.9%, compared to historical EBITDA of DM12,382,000, representing an EBITDA margin of 37.0%. The significant improvement in EBITDA margin reflected in the pro forma statement of operations is due primarily to significantly higher revenues and lower selling, general and administrative expenses as a percentage of revenues.

     On a pro forma basis for the Recent Acquisitions, the Shareholder Debt Conversion, the Offering and the application of the net proceeds therefrom and the Pending Acquisitions, revenues for 1995 would be DM64,830,000 compared to historical revenues of DM33,510,000. Due to the pro forma effect of reflecting revenues for the Recent Acquisitions and Pending Acquisitions for the full year, total pro forma operating expenses of DM76,655,000 would represent 118.3% of pro forma revenues, compared to total historical operating expenses of DM44,813,000, representing 133.7% of historical revenues. Pro forma interest expense would be DM28,870,000, compared to historical interest expense of DM25,343,000, due to higher levels of indebtedness and higher average interest rates resulting from the Offering, offset in part by the Shareholder Debt Conversion. Pro forma cash interest would decline by DM1,965,000 to DM9,201,000 compared to historical cash interest of DM11,166,000. DM19,669,000 of pro forma interest expense would be non-cash as compared to historical non-cash interest expense of DM14,177,000. The increase is attributable to the Discount Notes and amortization of debt issuance costs related to the Offering, which exceed the reduction in non-cash interest expense as a result of the Shareholder Debt Conversion. Pro forma net loss before extraordinary item would be DM37,166,000 compared to historical net loss before extraordinary item of DM35,612,000, as a result of the items discussed above. Pro forma EBITDA would be DM33,229,000 representing a 51.2% EBITDA margin, compared to historical EBITDA of DM12,382,000, representing a 37.0% EBITDA margin on a historical basis. The significant improvement in EBITDA margin reflected in the pro forma statement of operations is due primarily to significantly higher revenues and lower selling, general and administrative expenses as a percentage of revenues.

YEARS ENDED DECEMBER 31, 1993 AND 1994

     Revenues. Revenues increased 105.0% from DM2,220,000 in 1993 to DM4,551,000 in 1994. This increase was primarily attributable to an 102.3% increase (from 20,017 to 40,494) in the average monthly number of customers between 1993 and 1994 and a modest increase (from DM9.24 to DM9.37) in the average monthly revenue per customer. The increase in the average monthly number of customers was principally related to the 1994 Acquisitions, which, as of the respective dates of acquisition, collectively served approximately 34,000 customers. In addition, the Company acquired approximately 2,000 additional customers by building out its existing systems and increasing the penetration of such systems, which represented approximately 5.6% of such subscriber growth. The increase in average monthly revenue per customer was principally a result of rate increases implemented in the Company's first cable television company, which was acquired in April 1993, and an increase in the number of customers who subscribed to extended basic services. The acquired company's revenue for December 1994 was approximately 32.0% higher than that for December 1993. The increase in the Company's average monthly revenue per customer was partially offset by the lower average monthly revenue per customer of the cable systems acquired in the 1994 Acquisitions.

     Operations. Operations expenses increased from DM219,000 in 1993 to DM1,275,000 in 1994, principally as a result of the increased number of personnel acquired in the 1994 Acquisitions, increased maintenance associated with a larger customer base and increased costs under Deutsche Telekom signal delivery agreements due to the larger customer base.

     Selling, general and administrative. Selling, general and administrative expenses increased from DM987,000 in 1993 to DM2,504,000 in 1994, principally as a result of a substantial increase in legal and financial consulting costs related to the 1994 Acquisitions, as well as the development of accounting and other in-house functions during the Company's early growth stage.

     Depreciation and amortization. Depreciation and amortization expenses increased from DM1,460,000 in 1993 to DM3,028,000 in 1994 as a result of the amortization of goodwill associated with the 1994 Acquisitions, increases in depreciation related to such acquisitions and capital expenditures associated with construction activities.

     Interest Expense. Interest expense increased from DM1,055,000 in 1993 to DM3,860,000 in 1994, primarily as a result of DM98,662,000 of additional indebtedness incurred under the Company's bank facilities (which increased from DM7,267,000 to DM47,178,000) and Subordinated Shareholder Loans (which increased from DM4,833,000 to DM63,584,000) to finance the 1994 Acquisitions. Interest expense in 1994 also includes amortization of financing fees and facilities payments under the Company's bank facilities.

     Net loss before extraordinary item and net loss. Net loss before extraordinary item and net loss increased from DM1,501,000 in 1993 to DM6,116,000 in 1994 as a result of the factors discussed above.

     EBITDA. EBITDA decreased from DM1,014,000 in 1993 to DM772,000 in 1994. This decrease was principally due to operations and selling, general and administrative costs increasing faster than revenues due to the increased number of personnel and increased legal and financial consulting expenses.

INCOME TAXES

     The Company paid no income taxes in 1993, 1994 or 1995 as a result of the losses it has incurred. At December 31, 1995, the Company had net operating loss carryforwards for German corporate and trade tax purposes of approximately DM58,797,000 and DM49,765,000, respectively, which have no time limitation in respect of their usage. See note 7 to the consolidated financial statements of the Company included in this Prospectus.

TREASURY POLICIES

     To date, the Company's results of operations have not been significantly affected by exchange rates because substantially all of its revenues, operating expenses and interest expense has been in Deutsche Mark. The Company expects to obtain a portion of its financing from the sale of the Discount Notes, which will be denominated in U.S. dollars, and therefore the Company will encounter currency exchange rate risk. See "Risk Factors -- Currency Risk and Hedging Activities." The Company is considering entering into transactions to hedge the risk of exchange rate fluctuations. Derivative products will not be used to enhance returns.

     Certain of the Company's expenses, principally for wages and benefits as well as for equipment repair and replacement, generally increase with inflation. However, the Company does not believe that its financial results have been materially adversely affected by inflation because the Company has been able to increase its rates and thereby pass on the impact of inflation to its subscribers, as generally permitted under the Company's concession and franchise agreements and terms and conditions with customers. See "Business -- Concession and Franchise Agreements."

LIQUIDITY AND CAPITAL RESOURCES

     The Company has historically relied on three sources for necessary funding:
(i) borrowings under its bank facilities; (ii) loans and contributions from equity investors; and, to a lesser extent, (iii) cash flow from operations.

     At March 31, 1996, the Company's aggregate consolidated indebtedness was approximately DM420,700,000, comprised of DM243,566,000 of debt to banks and DM177,134,000 of Subordinated Shareholder Loans. After giving effect to the Shareholder Debt Conversion and the Offering and the application of the net proceeds therefrom as if such transactions had occurred on March 31, 1996, the Company's aggregate consolidated indebtedness on a pro forma basis would have been approximately DM252,499,000. After giving effect to the foregoing and the Pending Acquisitions as if such transactions had occurred on March 31, 1996, the Company's aggregate consolidated indebtedness on a pro forma basis would have been approximately DM309,525,000. From the Company's inception through March 31, 1996, it received approximately DM191,000,000 in advances from its equity investors, of which DM18,187,000 had been in the form of equity capital and DM177,134,000 had been in the form of Subordinated Shareholder Loans, which included DM20,664,000 of accrued non-cash interest. A further advance of DM10,199,000 was made to the Company by the Shareholders on May 30, 1996 and the Subordinated Shareholder Loans increased accordingly. The Subordinated Shareholder Loans were subsequently contributed to the equity of the Company in the Shareholder Debt Conversion. The Company generated cash flows from operating activities of DM1,801,000, DM1,078,000 and DM3,248,000 for the years ended December 31, 1993 and 1994 and the quarter ended March 31, 1996, respectively, and was a net user of DM2,124,000 of cash in 1995. The Company used cash in investing activities of DM11,621,000, DM88,880,000, DM129,993,000 and
DM14,947,000 for the years ended December 31, 1993, 1994 and 1995 and the quarter ended March 31, 1996, respectively. Such cash uses were principally related to acquisitions. Net cash provided by financing activities amounted to DM9,843,000, DM90,201,000, DM137,505,000 and DM10,130,000 for the years ended
December 31, 1993, 1994, 1995 and the quarter ended March 31, 1996, respectively. Such cash was principally provided by proceeds from bank debt and Subordinated Shareholder Loans. Cash flows from operating and financing activities have been sufficient to meet the Company's debt service, working capital and capital expenditure requirements, including the purchase cost of prior acquisitions.

     Capital expenditures of DM6,635,000, DM5,617,000 and DM10,955,000 for the years ended December 31, 1993, 1994 and 1995, respectively, and DM2,891,000 for the three months ended March 31, 1996 have been related to the continued construction, expansion and upgrading of existing systems. Over the three-year period ended December 31, 1995, the Company has added 19,000 customers by building out its existing systems and increasing penetration of such systems. The Company has only minimal commitments to make capital expenditures under the terms of concession or franchise agreements or otherwise, but anticipates that it will continue to increase its capital expenditures in the near future to further upgrade existing cable systems and to expand and upgrade new cable systems once they have been acquired. To the extent cash flow is not sufficient to fund its capital expenditures, the Company expects to borrow necessary funds under the Bank Facility.

     Substantial amounts of depreciation and amortization expense and accretion of non-cash interest expenses are expected to continue to contribute to the net losses experienced by the Company. These expenses, however, do not result in an outflow of cash.

     The Company believes that EBITDA provides a more meaningful measure of fixed cost coverage than does a deficiency of earnings to fixed charges. EBITDA amounts in each period are not solely available to satisfy cash interest expense amounts payable by the Company and may also be required for other corporate purposes, including increases in working capital, principal payments on debt and capital expenditures. After giving effect to the Recent Acquisitions, the Shareholder Debt Conversion and the Offering and the application of the net proceeds therefrom as if such transactions had occurred on January 1, 1995, pro forma EBITDA would have been approximately DM29,825,000 for the year ended December 31, 1995. After giving effect to the Recent Acquisitions, the Shareholder Debt Conversion and the Offering and the application of the net proceeds therefrom and the Pending Acquisitions as if such transactions had occurred on January 1, 1995, pro forma EBITDA would have been approximately DM33,229,000 for the year ended December 31, 1995. After giving effect to the InfoSat Acquisition, the Shareholder Debt Conversion, the Offering and the application of the net proceeds therefrom and the Pending Acquisitions as if such transactions had occurred on January 1, 1996, pro forma EBITDA would have been approximately DM8,927,000 for the quarter ended March 31, 1996. See "Risk Factors -- Deficiency of Earnings to Fixed Charges." Cash interest expense on a pro forma basis for the Recent Acquisitions, the Shareholder Debt Conversion and the Offering would have been DM5,976,000 for the year ended December 31, 1995. Cash interest expense on a pro forma basis for the Recent Acquisitions, the Shareholder Debt Conversion, the Offering and the Pending Acquisitions would have been DM9,201,000 for the year ended December 31, 1995. Cash interest expense on a pro forma basis for the InfoSat Acquisition, the Shareholder Debt Conversion, the Offering and the application of the net proceeds therefrom and the Pending Acquisitions would have been DM2,288,000 for the quarter ended March 31, 1996.

     After the closing of the Offering and the application of the net proceeds therefrom, the Company expects to have DM93,343,000 outstanding under its new DM400,000,000 Bank Facility. The Company anticipates that upon the closing of the Bank Facility, unamortized bank financing fees relating to its existing facility will be fully written off in 1996 resulting in a non-cash extraordinary loss of approximately DM5,429,000. For a discussion of the Bank Facility, see "Description of Certain Indebtedness." Future acquisitions and capital expenditures may require the Company to borrow additional amounts or obtain equity financing. The Company's ability to secure additional debt or equity financing will be restricted by the terms of its outstanding indebtedness, including the Bank Facility and the Indenture.

     Although the Company has not historically generated earnings sufficient to cover fixed charges, the Company expects that it will continue to generate cash flow which, together with its existing financing commitments under the Bank Facility, will be sufficient to meet its debt service, working capital and capital expenditure requirements for the foreseeable future.

                                    INDUSTRY

     Germany is the largest cable television market in Europe, with a population of over 81 million people and over 36 million homes. Deutsche Telekom cable television distribution systems, either directly or indirectly through private cable system operators, passed approximately 24 million homes and served over 15 million cable subscribers as of September 30, 1995. Deutsche Telekom provides cable television signals to over 5,000 cable system operators with over 100 subscribers each and over 475 cable system operators with over 1,000 subscribers each. In addition, a large number of German cable system operators also obtain their programming directly through their own head-ends and provide that programming to a significant number of additional homes in Germany. Additionally, as of December 31, 1995, Germany had approximately 6.8 million homes served by DTH satellite and SMATV systems.

     Although the German cable industry shares many characteristics with the U.S. cable industry, due to differences in the regulatory and operating environments, differing demographic and customer characteristics, and the relatively recent reunification of the Old and New German States, the German cable industry has developed several distinguishing characteristics.

REGULATORY AND OPERATING ENVIRONMENT

     The characteristics of the German cable television industry have been influenced by the regulatory environment in which the industry operates. German law provides that Deutsche Telekom, the legal successor of Deutsche Bundespost Telekom, has in effect a right of first refusal to provide cable infrastructure and cable television services to all new (i.e., uncabled) areas. However, in accordance with the Gemeinsame Erklarung von Bundespost und Handwerk dated June 1983, Deutsche Telekom has generally agreed to limit its ownership of cable infrastructure to those portions located on or in public land. The cabling inside the private households is generally owned and operated by private cable companies or, in certain circumstances, the owner of the building. See "Certain Regulatory Matters." Accordingly, three levels of cable system integration have developed in Germany.
                                      LOGO

     To the extent that Deutsche Telekom has exercised its right of first refusal with respect to an area, Deutsche Telekom owns and operates the head-end and the principal transmission lines, and the role of private cable systems operators generally is limited to extending the cable system from the end of the principal transmission line at the "front door" of the home, billing the subscriber, debt collection and customer management (a "Level 4 System," referred to in Germany as a "B1-Model System"). In those cases where Deutsche Telekom does not exercise its right of first refusal with respect to a particular area, private cable system operators are permitted to establish cable systems similar to those found in the United States and the United Kingdom, where the operator owns and operates the entire cable system, from the head-end through the in-house connections (a "Level 2 System"). Approximately 58% of the Company's customers are served by Level 2 Systems. Notwithstanding this right, many private cable system operators have entered into signal delivery contracts with Deutsche Telekom in lieu of owning and operating their own head-end (a "Level 3 System"). Private cable system operators operating Level 3 or Level 4 Systems are required to pay Deutsche Telekom a fee for access to Deutsche Telekom's network. Such charges and fees are not payable to Deutsche Telekom by operators of Level 2 Systems, which are owned and operated entirely by the cable system operators. The program generation and transmission are referred to as a "Level 1 System." The Company does not own or operate any Level 1 Systems. See "Business -- Systems."

     Deutsche Telekom is by far the largest cable television system operator in Germany. In the Old German States, Deutsche Telekom has exercised its right of first refusal with respect to substantially all communities with over 10,000 inhabitants. Consequently, substantially all private cable systems in the Old German States are either Level 4 Systems or systems serving communities with less than 10,000 inhabitants. In contrast, Deutsche Telekom has not exercised its right of first refusal in the majority of cases in the New German States. Consequently, many of the communities in the New German States are served by private cable systems operating either Level 2 or Level 3 Systems.

     The German regulatory system has also indirectly influenced the relationship between cable system operators and suppliers of programming. Unlike the United States and the United Kingdom where the fees paid by cable system operators for access to satellite programming are often a significant component of operating cost, this has not been the case in Germany, where programming costs have historically been very low. Deutsche Telekom pays an annual fee to a German copyright royalty collecting society in respect of the retransmission of terrestrial broadcasting on its cable network. Deutsche Telekom has advised the Company that it believes payment of this license fee permits Deutsche Telekom to allow private cable system operators connected to Deutsche Telekom signal delivery points to retransmit that terrestrial broadcasting on their cable systems. The relevant copyright fee collecting society has expressed the contrary view, and has asserted that further royalties could be assessed to private cable system operators retransmitting terrestrial broadcasting received via Deutsche Telekom signal delivery points. Aside from this license fee, Deutsche Telekom has advised that it pays nothing for either terrestrial or satellite programming carried on its cable network. If the belief of Deutsche Telekom in respect of the license fee it pays for terrestrial broadcasting is correct, the Company believes it is appropriate to treat only a small portion of the signal delivery payments made to Deutsche Telekom as a programming cost, but if the position of the copyright fee collecting society is correct, the Company believes it is appropriate to treat no portion of such signal delivery payments as a programming cost. The Company further believes it is appropriate to treat the remainder of the signal delivery fee paid to Deutsche Telekom as a network rental charge in lieu of the cost of building and maintaining a head-end and principal transmission lines to the home. Although this allocation by the Company of signal delivery payments made by it to Deutsche Telekom between programming cost and network rental fees does not affect operating results, the Company believes such an allocation permits more meaningful comparisons to be made of the relative significance of such operating expenses between the German and other cable television markets. The Company attributes the historically low cost of programming in the German cable television industry principally to a combination of uncertainties in relation to Germany copyright protection of retransmission rights in programming and the market strength of Deutsche Telekom and private cable system operators as compared to that of broadcasters, particularly satellite broadcasters, which the Company believes have sought to increase market penetration and thereby enhance advertising revenues by providing programming without charge and without assessing any copyright license fees. German copyright royalty collecting societies have indicated to the Company that they intend to seek to assess license fees for both terrestrial and satellite broadcasting. See "Risk Factors -- Access to and Cost of Programming," "-- Copyright Royalty Fees" and "Business -- Programming."

DEMOGRAPHIC AND CUSTOMER CHARACTERISTICS

     Germany has an average population density of 562 persons per square mile, compared to 70 persons per square mile in the United States and 616 persons per square mile in the United Kingdom. Approximately 86% of Germany's population resides in urban areas, compared to 75% in the United States and 89% in the United Kingdom. See "Business -- The German Cable Television Market." In addition to the cost savings resulting from the lower investment in cable plant per home passed, such density enables cable operators in Germany to operate at a lower cost because fewer technicians are required to service a given number of customers. Further, the Company's churn rate is significantly lower than the churn rates that generally prevail in either the United States or the United Kingdom. The Company believes that the primary reasons for this lower churn rate are that the population in Germany is less transient than that of the United States, the wider use of preauthorized payment procedures in Germany than in the United States and the United Kingdom, and the availability of fewer alternative tiers of programming in Germany than in the United States and the United Kingdom. Approximately 70% of the Company's customers pay their cable subscription fees through preauthorized payment procedures, whereby an automatic draw is made on such customer's bank account. The Company believes that additional advantages of preauthorized payment procedures are lower billing costs, less bad debt expense and lower churn rates.

REUNIFICATION OF THE OLD AND NEW GERMAN STATES

     The cable television industry in the New German States has gone through rapid change since German reunification in 1990. Prior to reunification, cable television services in the New German States were provided primarily by relatively small, government-owned community antennae television systems and government-owned SMATV systems, with limited channel capacity and inferior technology when compared with cable television systems in the Old German States. After reunification, many of these systems were sold for nominal consideration to the persons previously operating the systems, which resulted in a large number of under-capitalized cable system operators offering inferior cable services at relatively low cable subscription fees when compared with the Old German States. Although many of these systems have been acquired by industry consolidators and upgraded to increase quality and channel capacity, the subscription fees for cable services in the New German States remain significantly lower than those for similar services in the Old German States. The Company believes that the cost of cable services in the New German States, in common with the costs of many other services in the New German States, will continue to converge with the costs of similar services in the Old German States.

LIMITED PREMIUM PROGRAMMING

     The market for premium programming services in Germany is in the early stages of development, with only one German-language premium channel (Premiere) currently being offered in Germany and less than 5% of cable subscribers as of December 31, 1995 subscribing to such channel. The Company believes that the principal reason for this low penetration of premium programming services in Germany is consumer resistance to the fees charged by Premiere, which are incremental to the combined governmental television license fee and subscription fees charged for basic cable services. As of December 31, 1995, the monthly subscription fee for Premiere was DM44 per month and customers were required to pay an up-front deposit of DM120. This monthly fee was approximately twice the highest basic cable subscription fee charged by Deutsche Telekom. Similarly, virtually no pay-per-view services are currently being offered in Germany. The Company believes that the introduction of pay-per-view services and additional premium programming services in Germany could permit greater opportunities for innovative packaging of tiered programming services and could create significant opportunities for cable system operators to increase their revenue per subscriber.


     Premiere and a second potential market entrant, which, based on press reports, the Company believes to be a consortium of program suppliers and DTH (but not cable) system operators, have each announced that they expect to launch multi-channel digital satellite pay television services in Germany during 1996, and one or more additional competitors could emerge in this market. However, in order to achieve meaningful penetration of this market, these programmers may make digital satellite pay television services available to cable system operators.

FRAGMENTED AND CONSOLIDATING MARKET

     Deutsche Telekom provides cable television signals to over 5,000 cable system operators with over 100 subscribers each and to over 475 cable system operators with over 1,000 subscribers each. In addition, a large number of German cable system operators acquire their programming directly through their own head-ends and provide that programming to a significant number of additional homes in Germany. However, since the reunification of the Old and New German States, the German cable television industry has been consolidating. In addition to the Company, the industry consolidators include Veba Telekom GmbH, Bosch Telekom GmbH, Urbana Systemtechnik AG & Co. and Suweda AG. See "Business -- Competition."

                                    BUSINESS

     The Company acquires, owns and operates cable television systems that serve primarily medium- and small-sized communities in Germany. Principally as a result of completing 14 acquisitions since its inception in 1992, the Company owned and operated cable systems passing approximately 492,000 homes and serving approximately 359,000 customers as of March 31, 1996. In addition, the Company has entered into non-binding letters of intent and commenced negotiations of definitive purchase agreements in relation to the Pending Acquisitions of two cable companies serving an aggregate of approximately 46,000 customers. See "-- Acquisitions and Pending Acquisitions."

     The Company has followed a systematic approach in acquiring, consolidating and operating cable television systems, based on the goal of increasing operating cash flow while maintaining or improving service standards. A key element of the Company's strategy is to expand its existing regional clusters of cable television systems and to establish new regional clusters of systems large enough to serve as cores for new operating regions. In addition, the Company aggressively consolidates cable systems following their acquisition to improve operating performance by eliminating duplicative personnel and office locations, creating regional customer service centers and signal distribution facilities and centralizing corporate support functions, including accounting, billing, marketing and technical and administration services. Between January 1, 1994 and March 31, 1996, the Company completed 12 acquisitions, thereby adding cable systems serving approximately 317,500 customers (measured at the date of the respective acquisitions), while reducing the number of office locations serving customers of such acquired systems and the Company's other systems from 25 to seven and the number of employees serving such acquired systems and the Company's other systems from 211 to 125.

     The Company's cable television systems are organized into six operating regions: the Plauen Region, the Leipzig Region, the Berlin Region and the Dresden Region, all of which are located within the New German States, and the Stuttgart Region and the Osnabruck Region, both of which are located within the Old German States. The following table sets forth certain information relating to the Company's cable television systems within each of these regions as of March 31, 1996.

                                 PLAUEN    LEIPZIG   BERLIN    DRESDEN   STUTTGART   OSNABRUCK
                                 REGION    REGION    REGION    REGION     REGION       REGION      TOTAL
                                 -------   -------   -------   -------   ---------   ----------   -------
Homes passed...................   36,367   199,354    46,650    49,611      79,886      79,995    491,863
Customers......................   31,075   169,946    37,473    42,929      40,118      37,243    358,784
Penetration(1).................    85.4%     85.2%     80.3%     86.5%       50.2%       46.6%      72.9%

- ---------------

(1) Customers as a percentage of homes passed.

THE GERMAN CABLE TELEVISION MARKET

     Germany is the largest cable television market in Europe and provides a highly favorable environment for cable television system acquisitions and operations:

- -   Large, Fragmented Market -- Germany has a population of over 81 million people and over 36 million homes. Deutsche Telekom is the dominant cable television supplier; its cable television distribution systems, either directly or indirectly through private cable system operators, passed approximately 24 million homes and served over 15 million cable subscribers as of September 30, 1995. Deutsche Telekom provides cable television signals to over 5,000 cable system operators with over 100 subscribers each and to over 475 cable system operators with over 1,000 subscribers each. A large number of German cable system operators also acquire their programming directly through their own head-ends and provide that programming to a significant number of additional homes in Germany. This large number of cable system operators provides the Company with significant consolidation opportunities.

- -   Built-out Infrastructure -- The German cable television market is substantially built-out. As of September 30, 1995, Deutsche Telekom, either directly or through cable transmission lines of private system operators, passed approximately 64% of the homes in Germany. In addition, systems in which the head-end is owned by a private cable system operator pass or provide cable signal to a significant number of additional homes in Germany. The Company estimates that as of March 31, 1996, principal transmission lines passed 84% of the approximately 585,000 homes in its concession areas.

- -   High Density -- Germany has an average population density of 562 persons per square mile, compared to 70 persons per square mile in the United States and 616 persons per square mile in the United Kingdom. Approximately 86% of Germany's population resides in urban areas, compared to 75% in the United States and 89% in the United Kingdom. In addition to the cost savings resulting from the lower investment in cable plant per home passed, such density is a factor which permits the Company to operate at a lower cost because fewer technicians are required to service a given number of customers.

- -   Low Churn Rate -- The Company estimates that its churn rate has historically been less than 5%, which is a significantly lower churn rate than those which generally prevail in the U.S. and U.K. cable television industries.
     The Company believes such lower churn rate to be due primarily to the greater use of preauthorized payment procedures, fewer alternative tiers of programming and, when compared with the United States, a less transient population. See "-- Programming."

- -   Wide Use of Preauthorized Payment Procedures -- Approximately 70% of the
     Company's customers pay their subscription fees through preauthorized payment procedures, whereby an automatic draw is made on such customer's bank account. The Company believes that preauthorized payment procedures result in lower billing costs, less bad debt expense and lower churn rates.

- -   Low Programming Costs -- Historically, the Company's cost of programming as a percentage of revenue has been nominal. Although such costs are expected to increase due to several factors, including the possible imposition of copyright royalty fees in respect of programming received on Company-owned head-ends and pursuant to Deutsche Telekom signal delivery contracts (see "Risk Factors -- Copyright Royalty Fees") and the increasing market strength of certain program providers relative to that of Deutsche Telekom and private cable system operators (see "Risk Factors -- Access to and Cost of Programming"), the Company believes that for the foreseeable future, the uncertain state of German copyright law and market conditions in the German cable television industry will enable the Company and other German cable system operators to maintain a level of programming costs as a percentage of revenue which is relatively low as compared to cable television operators in the United States and the United Kingdom. See "-- Programming" and "Industry -- Regulatory and Operating Environment."

BUSINESS STRATEGY

     The Company's objective is to enhance the value of its business by capitalizing on opportunities presented by the large and fragmented German cable television market. The Company's business strategy to achieve this objective focuses on the following general principles:

- -   Emphasis on Regional Clusters and Growth Through Acquisitions -- A key
     element of the Company's strategy is to develop regional clusters of cable television systems by acquiring cable systems that are either in close proximity to its existing systems or large enough to serve as cores for new operating regions. The Company has established significant regional clusters of cable systems in the regions surrounding Plauen, Leipzig, Berlin, Dresden, Stuttgart and Osnabruck. The Company is not aware of any reliable or consistent published industry data on the relative size of private cable system operators in Germany. However, on the basis of discussions with competitors, the Company believes that with over 359,000 existing customers it is the fifth largest private cable system operator in Germany in terms of customers (not including Deutsche Telekom, which is not considered a private cable system operator). Approximately 46,000 additional customers are served by the systems expected to be acquired upon consummation of the Pending Acquisitions, although no assurances can be given as to when or if either of the Pending Acquisitions will be consummated. The Company believes that its clustering strategy and the scope of its operations have enabled it to reduce operating costs and capital expenditures.

- -   Enhancing Efficiency and Margins by Streamlining Operations -- Upon
     completion of an acquisition, the Company generally implements extensive management, operational and organizational changes designed to enhance operating cash flow and operating margins. The Company's customer account processing and administrative services for acquired cable systems are transferred to one centralized location, thereby reducing redundant overhead costs.

- -   Promoting Internal Growth -- The Company seeks to increase revenues in acquired systems in a number of ways. In the New German States, where the Company's rates for cable services are lower than in the Old German States (approximately DM10 versus DM22 per month as of December 31, 1995), these efforts generally consist of selective increases in rates for cable services that are timed to coincide with published increases in various cost of living indices or the introduction of new or improved programming, which the Company believes improves customer acceptance of the rate increases. In the Old German States, where penetration levels of the Company's systems are lower than in the New German States (approximately 55% of homes passed versus 80% of homes passed), the Company focuses its efforts on increasing penetration through marketing, including innovative packaging of tiered cable television services. For the year ended December 31, 1995, the Company increased its number of customers by approximately 14,200 as a result of expanding its systems within concession areas or increasing penetration, which contributed approximately 5% of the Company's growth in customers in 1995, the remainder being customers acquired through the acquisition of additional systems.

- -   Technological Enhancement -- The Company strives to maintain high technological standards in its cable television systems on a cost-effective basis and continuously upgrades its cable systems to achieve this goal. The Company monitors and evaluates new technological developments on the basis of its ability to make optimal use of its existing assets and to anticipate the introduction of new services and program delivery capabilities. As substantially all of the Company's cable systems have bandwidths of at least 450MHz, the Company believes that it is well-positioned to benefit from the development of advertising, security and utility meter monitoring, pay-per-view and home shopping services, as well as anticipated future services, such as video games, video-on-demand and other interactive communications, such as telephony. The Company currently does not intend to offer telephony services via its cable television systems.

- -   Customer Service Orientation -- Each of the Company's operating regions is managed by a regional manager who is responsible for both customer and technical service within his region and reports directly to Ernst Uhlig, the Company's Chief Operating Officer. The Company believes that this flat operating structure enables it to be more responsive to customer needs.

- -   Ownership and Control of Systems -- The Company owns approximately 98% of its cable television systems on an equity subscriber basis. The Company owns 100% of each of its cable television systems, with the exception of the Company's systems serving the communities of Osnabruck, Neuruppin and Heidenau, which as of December 31, 1995 served approximately 25,111, 4,510 and 3,380 customers, respectively, and included approximately 61,090, 4,600 and 3,080 homes, respectively, in the Company's concession areas. The Company has an 91%, 50% and 80% ownership interest in the systems serving the communities of Osnabruck, Neuruppin and Heidenau, respectively.

SYSTEMS

     The Company's cable television systems are organized into six operating regions: the Plauen Region, the Leipzig Region, the Berlin Region and the Dresden Region, all of which are located within the New German States, and the Stuttgart Region and the Osnabruck Region, both of which are located within the Old German States. The following table lists each of the acquisitions effected by the Company and the location of the cable systems acquired as a result thereof.

                                                       ACQUISITION
                                                          DATE             OPERATING REGION(S)
                                                     ---------------    -------------------------
1993 ACQUISITIONS
Kabelfernsehen Plauen GmbH & Co. KG................  April 1993         Plauen
Adorf (asset purchase).............................  December 1993      Plauen
1994 ACQUISITIONS
Seemann GmbH.......................................  March 1994         Dresden
ERKA I Erfurt (asset purchase).....................  March 1994         Leipzig
Kabelrent Gesellschaft fur den Vertrieb und Service  March 1994         Leipzig
  von Medientechnik mbH............................
Antech Gesellschaft fur Vermietung und Vertrieb von  November 1994      Plauen, Leipzig, Berlin
  Satelliten-und Kabelfernsehempfangsanlagen mbH...
1995 ACQUISITIONS
APA Basic Beteiligungsgesellschaft mbH.............  January 1995       Berlin, Leipzig, Dresden
PKG Holding GmbH...................................  January 1995       Berlin, Leipzig, Dresden
PKG Kabelbetriebsgesellschaft mbH ("PKG Mature       January 1995       Berlin, Leipzig, Dresden
  Networks").......................................
Kabel Plus Gesellschaft fur Kabel und                May 1995           Stuttgart
  Satellitenfernsehen mbH and Wiedmann-Dettwiler
  St. Georgen GmbH.................................
TELECable Betriebsgesellschaft Halle mbH...........  August 1995        Leipzig
BFR Beteiligungsgesellschaft mbH, Kabelcom GmbH and  September 1995     Leipzig, Berlin, Dresden,
  ISIT GmbH ("BFR Group")..........................                     Osnabruck
TKB Telekabel Betriebsgesellschaft mbH.............  October 1995       Leipzig
ERKA II Erfurt (asset purchase)....................  October 1995       Leipzig
KSW GmbH & Co. KG Kabel- und                         October 1995       Stuttgart
  Satellitenempfangsanlagen fur Wohngebiete und
  Kommunen.........................................
1996 ACQUISITION
info-Sat Elektro- und Kommunikationstechnik GmbH     January 1996       Leipzig, Berlin
  ("InfoSat GmbH").................................

     Except for its Osnabruck and Gera cable systems, which are Level 4 or B1-Model Systems where the Company owns only the drop cable running from the end of the principal transmission line at the front door to the in-house connections, all of the Company's cable systems are Level 3, where the Company also owns the principal transmission line from the head-end to the front door, or Level 2 Systems, where the Company owns the entire cable system, from the head-end through the in-house connections. See "Industry -- Regulatory and Operating Environment." The Company procures programming through signal delivery agreements with Deutsche Telekom for its Level 3 and Level 4 Systems. The fees paid under such signal delivery agreements are assessed by Deutsche Telekom on either a flat fee or a per subscriber basis and currently vary among the Company's systems and operating regions. In each of its operating regions, the Company believes, based on its market research, that the number and line-up of channels offered on its systems are competitive with those offered by cable system operators in neighboring concession areas. See "-- Programming."

  Plauen Region

     The Plauen Region includes the first cable television system acquired by the Company and the Company's corporate headquarters. As of March 31, 1996, the Plauen Region systems passed approximately 36,000 homes and served approximately 31,100 customers. These systems serve primarily medium- and small-sized communities primarily located in the southern portion of the New German States of Thuringen and Sachsen. Approximately 74% of the Company's Plauen Region customers were served by Level 2 Systems as of March 31, 1996. See "Industry." As of March 31, 1996, the Company's Plauen Region Level 2 Systems were served by 31 head-ends, the largest of which provided service to approximately 23,420 customers. The Plauen Region systems carry between four and 29 channels and are generally capable of distributing over 40 channels.

  Leipzig Region

     The Leipzig Region is the Company's largest region in terms of customers. As of March 31, 1996, the Leipzig Region systems passed approximately 199,000 homes and served approximately 170,000 customers. These systems serve a mix of large-, medium- and small-sized communities primarily located in the western portion of Sachsen, Sachsen-Anhalt and the northern portion of Thuringen. Approximately 41% of the Company's Leipzig Region customers were served by Level 2 Systems as of March 31, 1996. See "Industry." As of March 31, 1996, the Company's Leipzig Region Level 2 Systems were served by 72 head-ends, the largest of which provided service to approximately 18,370 customers. The Leipzig Region cable systems carry between three and 41 channels and are generally capable of distributing over 40 channels.

  Berlin Region

     As of March 31, 1996, the Company's Berlin Region cable systems passed approximately 51,000 homes and served approximately 46,600 customers. These systems serve primarily medium- and small-sized communities primarily located in Brandenburg and Mecklenburg-Vorpommern. Approximately 79% of the Berlin Region customers were served by Level 2 Systems as of March 31, 1996. See "Industry." As of March 31, 1996, the Company's Berlin Region Level 2 Systems were served by 98 head-ends, the largest of which provided service to approximately 5,750 customers. The Berlin Region cable systems carry between six and 30 channels and are generally capable of distributing over 40 channels.

  Dresden Region

     As of March 31, 1996, the Company's Dresden Region cable systems passed approximately 49,600 homes and served approximately 43,000 customers. These systems serve primarily medium- and small-sized communities primarily located in Sachsen. Approximately 90% of the Dresden Region customers were served by Level 2 Systems as of March 31, 1996. See "Industry." As of March 31, 1996, the Company's Dresden Region Level 2 Systems were served by seven head-ends, the largest of which provided service to approximately 27,750 customers. The Dresden Region systems carry between four and 31 channels and are generally capable of distributing over 40 channels.

  Stuttgart Region

     The Company's Stuttgart Region cable systems are characterized by the highest average revenue and cash flow per customer of all of the Company's cable systems. As of March 31, 1996, the Stuttgart Region systems passed approximately 80,000 homes and served approximately 40,100 customers. These systems serve primarily medium- and small-sized communities primarily located in Baden-Wurttemberg and Hessen. Approximately 89% of the Stuttgart Region customers were served by Level 2 Systems as of March 31, 1996. See "Industry." As of March 31, 1996, the Company's Stuttgart Region Level 2 Systems were served by 32 head-ends, the largest of which provided service to approximately 13,900 customers. The Stuttgart Region systems carry between 18 and 30 channels and are generally capable of distributing over 40 channels.

  Osnabruck Region

     As of March 31, 1996, the Company's Osnabruck Region cable systems passed approximately 80,000 homes and served approximately 37,200 customers. These systems serve primarily medium- and small-sized communities primarily located in the northern portion of Nordrhein-Westfalen and the city of Osnabruck in Niedersachsen. The Osnabruck Region includes the Company's only Level 4 or B1-Model Systems. Approximately 12% of the Osnabruck Region customers were served by Level 2 Systems as of March 31, 1996. See "Industry." As of March 31, 1996, the Company's Osnabruck Region Level 2 Systems were served by five head-ends, the largest of which provided service to approximately 1,690 customers. The Company's cable systems in the Osnabruck Region carry between 23 and 31 channels and are generally capable of distributing over 40 channels.

ACQUISITIONS AND PENDING ACQUISITIONS

     During the year ended December 31, 1995, the Company completed the acquisition of six cable television companies serving an aggregate of approximately 270,000 customers (measured at the date of the respective acquisitions) in the regions of Leipzig, Berlin, Osnabruck and Stuttgart, and during the first quarter of 1996 the Company completed the InfoSat Acquisition, and thereby acquired systems serving approximately 13,500 customers. In addition, the Company has entered into non-binding letters of intent in relation to the Pending Acquisitions, pursuant to which the Company would acquire systems serving an aggregate of approximately 46,000 customers in Thuringen and Sachsen-Anhalt for an aggregate estimated consideration, including acquired indebtedness, brokerage fees and closing costs, of between DM50 million and DM57 million, which the Company would borrow under the Bank Facility. There can be no assurance that the Company will consummate either of the Pending Acquisitions. Set forth below is certain information with respect to the Pending Acquisitions provided by the respective sellers.

                                                                                     SACHSEN-
                                                                     THURINGEN        ANHALT
                                                                     ---------     -------------
Homes passed.....................................................       30,100         20,110
Customers........................................................       27,100         19,000
Penetration(1)...................................................        90.0%          94.5%
Monthly revenue per customer(2)..................................      DM10.96        DM11.16

- ---------------

(1) Customers as a percentage of homes passed.

(2) Consists of monthly revenue per customer supplied by the respective sellers as of certain dates during the fourth quarter of 1995. Such information has been subject to only limited verification by the Company and, in some cases, has been calculated on a different basis than that used by the Company.

     Of the customers of the systems which would be acquired as part of the Pending Acquisitions, approximately 16,000 are served by Level 3 Systems and approximately 30,000 are served by Level 2 Systems. The cable systems comprising the Pending Acquisitions are generally capable of distributing over 40 channels, with bandwidths generally of at least 450MHz.

NETWORK CONFIGURATION

     The Company emphasizes high technological standards in its cable television systems and considers the application of new technology on the basis of cost-effectiveness, enhancement of product quality and service delivery and industry-wide acceptance.

     As of December 31, 1995, substantially all of the Company cable systems had bandwidths of at least 450MHz and were capable of distributing over 40 channels, and over 80% of the Company's cable systems utilized star architecture.

     The Company monitors and evaluates new technological developments on the basis of its ability to make optimal use of its existing assets and to anticipate the introduction of new services and program delivery capabilities. The use of fiber optic cable as an enhancement to coaxial cable is playing a significant role in expanding channel capacity and improving the performance of cable television systems. Fiber optic cable is capable of carrying hundreds of video, data and voice channels. To date, the Company has chosen not to implement fiber optic technology in its systems, primarily because virtually all of its systems have substantial unused channel capacity, so that the Company does not believe the cost of implementing fiber optic technology, which at present would be underutilized, to be warranted. Based on discussions with suppliers of equipment required to implement these technologies, the Company believes that private cable system operators with which it competes have not implemented fiber optic technology, except to a limited extent. Similarly, the Company generally does not use addressable technology in its cable systems and, based on discussions with relevant equipment suppliers, does not believe that its competitors have introduced such technology other than on a modest basis. The principal benefits of addressable or two-way technology include remote monitoring and extension of access to selected programming and termination of service for non-payment. Due to the low churn rate and limited amount of multiple premium programming tiers and pay-per-view programming offered in Germany, the Company does not believe that the cost of addressable technology is currently justified. See "Industry." The Company intends to continue to assess the potential benefits of fiber optic and addressable technologies.

     New technological advances that are anticipated to become commercially viable in the foreseeable future include digital compression and expanded bandwidth amplifiers, which offer cable operators the potential for a dramatic expansion of channel capacity, along with alternative communications delivery systems. As these new technologies and related services become available, the Company intends to assess their economic return and market demand, with the goal of implementing additional services in a cost-effective manner.

PROGRAMMING

     The Company's systems typically offer a choice of at least two tiers of basic cable television programming service: a "lifeline" or "ground" tier (consisting generally of network and public terrestrial television signals available over the air in the franchise community) and a "standard package" or basic satellite programming tier (consisting primarily of satellite-delivered programming). Additionally, in certain markets, the Company offers either one or two additional tiers of basic cable television programming service. Approximately 90% of the Company's customers subscribed to at least the "standard package" tier of service as of December 31, 1995. The following table sets forth the programming currently offered on some or all of the Company's cable systems.

              PROGRAMMING                                    DESCRIPTION
- ---------------------------------------- ----------------------------------------------------
NEWS AND INFORMATION -- LOCAL
Infotafel............................... Regional news
Infokanal............................... News and information
                                         24-hour news
NEWS AND INFORMATION -- INTERNATIONAL
CNN International....................... 24-hour international news
Euronews................................ International news
Sky News................................ 24-hour UK news service
MUSIC
CMT..................................... Country music videos
MTV..................................... Music videos
VH-1.................................... Music videos for 25-49 age group
VIVA.................................... 24-hour German music channel
VIVA-2.................................. 24-hour German music channel
SPORTS
DSF..................................... German sports channel
Eurosport............................... European sports channel

              PROGRAMMING                                    DESCRIPTION
- ---------------------------------------- ----------------------------------------------------
INTERNATIONAL
A3...................................... French language programming (France)
Fr. Schweiz............................. French language programming (Switzerland)
FR1..................................... French language programming (France)
FR2..................................... French language programming (France)
Ital. Schweiz........................... Italian language programming (Switzerland)
NBC Super Channel....................... English language programming (US)
ORF1.................................... German language programming (Austria)
ORF2.................................... German language programming (Austria)
RAI Uno................................. Italian language programming (Italy)
RAI Due................................. Italian language programming (Italy)
SRG..................................... German language programming (Switzerland)
TNT..................................... English language programming (US)
TRT International....................... Turkish language programming (Turkey)
TVE..................................... Spanish language programming (Spain)
TV 5.................................... French language programming (France)
PREMIUM
Premiere................................ Pay television for movies and sports
GENERAL INTEREST -- REGIONAL
Bayern 3................................ News, sport and entertainment
Berlin 1................................ General interest for Berlin
Hessen 1................................ Evening entertainment for Hessen (ARD)
Hessen 3................................ News, sports and entertainment for Hessen
MDR..................................... News, sports and entertainment
Nord 3.................................. Entertainment for northern Germany
Sudwest 1............................... Evening entertainment for southern Germany (ARD)
Sudwest 3............................... Entertainment for southwestern Germany
West 3.................................. Entertainment for young adults
IA-Brandenburg.......................... General interest
ORB..................................... German programming
GENERAL INTEREST -- NATIONAL
3 sat................................... ADR/ZDF, ORF and SRG news and sports
ARD..................................... News, sports and entertainment arte.................................... Cultural arts
CTV..................................... General interest
Dt. Welle TV............................ German programming broadcast abroad
Kabel 1................................. Entertainment for young adults
PRO 7................................... News and entertainment
RTL..................................... 24-hour entertainment
RTL 2................................... Entertainment for young people
Sat 1................................... 24-hour entertainment
Super RTL............................... Entertainment-oriented family programming
VOX..................................... News and entertainment for entire family
ZDF..................................... News, sports and entertainment
n-tv.................................... 24-hour news

     The Company obtains its programming either directly from program broadcasters via a Company-owned head-end or indirectly through a signal delivery contract with Deutsche Telekom. As of December 31, 1995, approximately 58% of the Company's customers were served by systems that acquired their programming directly from broadcasters via a Company-owned head-end, and approximately 42% of the Company's customers were served by systems that obtained their programming indirectly through signal delivery agreements with Deutsche Telekom.

     In those cases where the Company acquires its programming indirectly through Deutsche Telekom, it does so pursuant to signal delivery contracts with Deutsche Telekom. The cable television systems comprising the Pending Acquisitions include signal delivery contracts with Deutsche Telekom with comparable terms to the Company's existing signal delivery contracts. The Deutsche Telekom contracts are generally for a fixed period of time and are subject to negotiated renewal. Under these agreements, the Company typically pays Deutsche Telekom either a flat fee or a fee per customer that is determined by reference to a published fee schedule based on the number of homes connected to one connection point. As of December 31, 1995, fees payable by the Company to Deutsche Telekom under its existing contracts ranged from DM0.57 to DM22.50 per month for each customer connected to a Deutsche Telekom connection point, with a weighted average of approximately DM1.90 per month for each such customer. These costs are offset by obviating the need for a Company-owned head-end. The Company is in the process of negotiating a master signal delivery agreement with Deutsche Telekom covering its existing and future Level 2 and Level 3 Systems, which the Company believes will provide for more uniform costs per customer at lower weighted average prices than those currently applicable under its existing Deutsche Telekom signal delivery agreements. However, no assurances can be given as to if or when the Company will enter into such a master signal supply agreement. Because the Company's signal delivery contracts with Deutsche Telekom are generally long-term with either flat rates or rates determined by reference to a published fee schedule based on the number of homes connected to one connection point, the Company believes that such contracts provide it with significant protection against increases in programming costs for its systems that obtain their programming indirectly through signal delivery agreements with Deutsche Telekom. See "Industry."

     In those cases where the Company acquires its programming directly from broadcasters via a Company-owned head-end, historically the Company has been able, and believes that all other German cable system operators have been able, to acquire such programming at no cost and without any formal agreements or contact with or approval or authorization from such broadcasters. The Company's beliefs are based on discussions with its competitors and German copyright royalty collecting societies, which act as royalty processing and clearing agencies for those entitled to copyright protection. The Company further believes, based on those discussions, that with the exception of possible claims for copyright fees which may be assessed for the retransmission by the Company of programs received by the Company on its own head-ends, as discussed below, the Company does not have any potential liability arising from its acquisition of programming in this manner. The Company has no present plans to enter into formal agreements with broadcasters for the acquisition of programming via its own head-ends. See "Risk Factors -- Access to and Cost of Programming."

     Other than any portion of the fees paid by the Company to Deutsche Telekom under signal delivery contracts which may be allocable to copyright license fees, the Company has not to date paid any copyright license fees in respect of programming carried on its cable systems. The Company believes, based on discussions with its competitors and copyright royalty collecting societies, that, with the exception of one small cable system operator, its competitors similarly have paid no copyright license fees in respect of programming carried on their cable systems. The Company expects that copyright license fees will be imposed in the future in respect of the retransmission of programming on cable systems in Germany, but the possible imposition of such fees is uncertain. The complexity of the debate in this area is increased due to the differing approaches which have and may apply to the retransmission of terrestrial broadcasting, on the one hand, and satellite broadcasting, on the other. The applicable legal framework is in the course of being modified by legislation and the judicial interpretations of that framework include inconsistent decisions. Discussions within the cable television industry in Germany in respect of retransmission rights and license fees, in particular between broadcasters and copyright royalty collecting societies, are ongoing and the Company's information on the status of those discussions is based solely on informal discussions with representatives of its competitors, including Deutsche Telekom, broadcasters and German copyright royalty collecting societies. The Company is unable to assess the accuracy and completeness of information given by those sources and believes that some of such information may reflect current negotiating positions of the sources and is subject to change. See "Risk Factors -- Copyright Royalty Fees."

     While the Company expects in the foreseeable future to be required to pay some copyright license fees in respect of programming carried on its cable systems, it is unable at present to predict when such license fees might become payable, what programming might attract such fees, the basis and level of the assessment of such fees or the possible impact on the Company and its financial position. The Company believes that if it becomes liable for copyright license fees, such liability will extend generally to cable system operators in Germany and that the Company and such other operators are likely to be able to increase the cost of their future cable services in order to recover the amount of any such license fees from their cable customers. The Company is generally permitted under the terms of its concession and franchise agreements to increase fees to cover increased programming costs, and the terms and conditions governing its provision of cable services to customers either permit increased fees, or generally could be modified unilaterally by the Company to permit fees to be increased, subject to the giving of notice by the Company to such customers conditioning the Company's future provision of cable services on the application of such modified terms and conditions. However, the Company's ability to recover future license fees from customers cannot be assured in all instances; it may be unable to pass on to its customers any copyright license fees which may be assessed with reference to past periods, and any need to revise applicable customer terms and conditions would delay the increase in the Company's fees reflecting such increased costs. See "-- Concession and Franchise Agreements." An inability to pass on such copyright license fees to customers, any delay in its ability to do so or any loss of customers which could result from an increase in the cost of the Company's cable services could have a material adverse effect on the Company and its financial position.

     Deutsche Telekom has informed the Company that it pays a copyright license fee to the largest German copyright royalty collecting society (referred to as "GEMA"). GEMA has advised Deutsche Telekom that it is acting as a central clearing agency for all other German copyright royalty collecting societies and broadcasting companies. GEMA has also advised the Company that in its view the license fees paid by Deutsche Telekom relate only to retransmissions by Deutsche Telekom on its cable system and not by cable system operators connected to Deutsche Telekom signal delivery connection points. Deutsche Telekom disagrees with this view and contends that its payment of this license fee entitles it to grant retransmission rights to private cable operators. Deutsche Telekom has also advised the Company that it pays no copyright royalties in respect of satellite broadcasting and that in respect of most satellite programming carried by it, the broadcasting companies have entered into programming sourcing agreements in which the broadcasters have agreed to hold Deutsche Telekom harmless in the event any royalties are owing in respect of the cable retransmission of such programming. Deutsche Telekom has indicated to the Company that although it has not paid any copyright royalties to non-German satellite broadcasters, it has not entered into program sourcing agreements with certain non-German satellite broadcasters or obtained hold harmless agreements in respect of copyright royalties from such broadcasters.

     The Company has agreed pursuant to its signal delivery contracts with Deutsche Telekom (and is advised by Deutsche Telekom that other cable system operators have similarly agreed pursuant to the standard Deutsche Telekom signal delivery contract) to hold Deutsche Telekom harmless against any successful claims by the holders of retransmission rights for any copyright license fees attributable to the retransmission of programming obtained from Deutsche Telekom pursuant to such signal delivery contracts. No claim has been made by Deutsche Telekom against the Company for reimbursement of any such copyright license fees. Deutsche Telekom has also informed the Company that no such claim has been made by Deutsche Telekom against any other cable system operator, because to date, with the exception of the fees paid by Deutsche Telekom to GEMA in respect of the retransmission of German terrestrial broadcasting, no copyright license fees have been assessed against Deutsche Telekom by any copyright royalty collecting society or any program broadcaster.

     The Company has not paid copyright license fees in respect of programming received by its own head-ends, whether that programming is broadcast by German or non-German broadcasters. Based on discussions with its competitors, including Deutsche Telekom, and copyright royalty collecting societies, the

Company does not believe that any other cable system operators in Germany have paid copyright license fees for programming received by the head-ends of those operators.

     Under current German law, parties having copyright protection have the option of claiming transmission rights in copyrighted material themselves or transferring those rights to a third party, including one of several German copyright royalty collecting societies. The Company has been advised by several German copyright royalty collecting societies that, in part because of uncertainties created by the possibility of multiple copyright holders and royalty collecting societies claiming retransmission royalties, to date no German royalty collecting society or broadcaster has assessed copyright license fees against German cable system operators, with the exception of the agreement between GEMA and Deutsche Telekom in respect of the retransmission of public terrestrial broadcasting by Deutsche Telekom and one agreement entered into in 1992 with a small private cable system operator. However, GEMA has informed the Company that the German copyright royalty collecting societies are currently seeking to reduce this uncertainty by negotiating an agreement under which GEMA would act as the central clearing agency for copyright collections relating to cable retransmissions of terrestrial television broadcasting.

     Legislation is pending before the German Parliament to implement the 1993 directive of the European Union (the "EU") on satellite broadcasting and cable retransmissions. Legislation implementing the EU directive or containing comparable terms in respect of retransmission rights will apply to all programming carried on the Company's cable systems and the cable systems of the Company's competitors in Germany. The Company has been advised by the German Ministry of Justice that this legislation is unlikely to be enacted prior to the end of 1996. This draft legislation provides that retransmission rights in such broadcasting must be exercised by either copyright royalty collecting societies or broadcasting companies. Broadcasting companies would not be required under the draft legislation to designate a collecting society to exercise their own rights or any rights they have acquired by way of transfer from owners, producers, actors or other protected parties. Instead, they would be permitted to seek to collect such royalties from cable system operators directly or to refrain from assessing such fees if business considerations dictate, including as a result of their desire to achieve or maintain market penetration and advertising revenues by not increasing cable television programming costs.

     The draft German legislation further provides that copyright royalty collecting societies and broadcasting companies are under an obligation to enter into negotiations with cable operators concerning retransmission rights and to grant such retransmission rights on reasonable terms. The draft legislation reflects that these provisions are designed to prevent collecting societies and broadcasting companies from abusing their dominant market position by assessing unreasonably high license fees, which could adversely affect the investment made by cable operators in their systems.

     The Company is advised by several copyright royalty collecting societies that in light of the present and anticipated legislative position in Germany, such societies and television broadcasters are discussing two means of collecting license fees in respect of retransmission rights, one in respect of terrestrial broadcasting and the other in respect of satellite broadcasting.

     Copyright royalty collecting societies contacted by the Company expect that retransmission rights in relation to terrestrial broadcasting will be pursued by GEMA, acting as a central clearing agency. GEMA has expressed the intention to seek to collect copyright royalties from private cable system operators in respect of the retransmission of terrestrial broadcasts on cable systems if and when it succeeds in completing a general agreement with other German copyright royalty collecting societies and broadcasters allowing it to act as a central clearing agency in relation to such retransmissions. GEMA has indicated that in the context of the negotiations for such a general agreement, it has proposed that a license fee be assessed against cable system operators equal to 4% to 5% of the revenues of such cable operators.

     Based on discussions with its competitors, the Company believes that legal questions exist concerning the possible assessment of copyright license fees relating to the retransmission without time delay of German public terrestrial television within the statutorily assigned broadcast area for that terrestrial channel and the adjacent (so-called "spill-over") areas into which the broadcast signal is directed. Although GEMA has indicated that it expects to attempt to assess a license fee in respect of any retransmission of terrestrial broadcasting if it concludes a general agreement with other copyright royalty collecting societies and broadcasters, the Company believes that legal questions exist concerning the entitlement of copyright holders to such royalties both in respect of the retransmission of terrestrial broadcasting within the statutorily designated broadcast area and the retransmission of such broadcasting into spill-over areas.

     GEMA has advised the Company that to date no satellite broadcasting companies have assessed copyright license fees for the retransmission of satellite broadcasting by either Deutsche Telekom or any private cable operator due to their desire to achieve market penetration. GEMA has also informed the Company that in the future it expects that license fees will be claimed for the retransmission of German satellite broadcasting. However, under the pending legislation amending the German Copyright Act, broadcasters of satellite programming and other copyright holders would not be required to assign such retransmission rights to GEMA or any other copyright royalty collecting society, but could, as they have done historically, retain such rights and decide themselves on the basis of economic considerations whether or not to seek to recover license fees from cable system operators.

     The Company has been advised by GEMA and a collecting agency that this agency has been appointed as a central royalty collecting agency for 19 non-German satellite channels. That agency has issued a fee schedule for those channels, but only one of those 19 satellite channels is carried by the Company on any of its cable systems. This agency had indicated to the Company that it was in discussions with a number of other satellite programmers, but as the agency did not identify the channels broadcast, the Company cannot determine whether any such channels are carried on its systems.

     Deutsche Telekom has indicated to the Company that, contrary to the statements by GEMA, it does not expect to be assessed royalties by satellite broadcasters because of the continuing desire of such broadcasters to achieve and maintain market penetration in order to enhance their advertising revenues. The Company believes that, as a result of Deutsche Telekom's market strength, Deutsche Telekom has been and will continue to be paid by or will pay nothing to satellite channel broadcasters or will agree to pay only nominal amounts to such broadcasters for the right to retransmit their programming via Deutsche Telekom's cable network. Because the proposed legislation amending the German Copyright Act requires copyright royalty collecting societies and broadcasters to be reasonable in assessing license fees against cable system operators, and because of protections likely to be available to private cable operators under the German Antitrust Act, the Company further believes that satellite broadcasters could not discriminate against private cable system operators or in favor of Deutsche Telekom in setting royalties for satellite programming.

     If, notwithstanding the legal uncertainties relating to the liability of cable operators for the retransmission of terrestrial broadcasting referred to above, license fees were successfully assessed against the Company in relation to retransmissions of terrestrial broadcasting, GEMA has indicated that such license fees would be assessed against cable operators retroactively from January 1, 1996 at the rate of 4% to 5% of the revenues of such operators. For the year ended December 31, 1995, 4% of the Company's revenues on a pro forma basis, including the Recent and Pending Acquisitions as if such acquisitions had occurred on January 1, 1995, would have been DM2,593,200, and each increment to any license fee of 1% of the Company's revenues would have increased that amount by DM648,300.

     Uncertainties exist as to the prospect of satellite broadcasters seeking to recover copyright license fees from cable operators. Based on discussions with its competitors, including Deutsche Telekom, the Company does not expect satellite broadcasters generally to seek to recover copyright license fees from cable operators. The Company has been unable to elicit information from GEMA and other copyright royalty collecting societies in respect of the level of any license fees which might be assessed by such collecting societies or satellite broadcasters and is not able to estimate the amount of additional programming expense it might incur if it is assessed copyright license fees in respect of satellite programming.

CONCESSION AND FRANCHISE AGREEMENTS

     The Company's cable television systems are generally operated pursuant to long-term concession agreements with local governmental authorities and franchise agreements with housing authorities that administer large housing blocks. Concession agreements with local governmental authorities provide the

Company with the right to use public rights-of-way, while franchise agreements with housing authorities provide the Company with access to potential customers living in the housing blocks. Each individual franchise agreement typically provides access to a relatively small number of homes. As of February 20, 1996, the Company's cable systems operated pursuant to 106 concession agreements with local governmental authorities and 165 franchise agreements with housing authorities, providing access to approximately 467,000 homes.

     The Company's concession and franchise agreements typically contain standardized conditions, such as conditions of service and limitations on commencement and completion of construction. Additionally, most of the Company's concession and franchise agreements contain provisions that permit the Company to raise the prices for its existing level of cable services with reference to general inflation indices and to raise prices to cover increased costs of programming. However, by timing rate increases to published cost of living increases or the introduction of new or improved programming, the Company has generally been able to increase the rates for its cable services without the objection of the respective housing authority.

     Most of the Company's franchise agreements with housing authorities provide that the Company is the exclusive provider of cable services in the franchise area. Although the Company generally does not pay concession/franchise fees on any of its cable systems, in certain cases it pays housing authorities for billing and collecting subscription fees from homes within the applicable apartment blocks pursuant to agreements entered into prior to the Company's acquisition of the related cable system. In addition, certain governmental authorities have attempted to extract concession fees from the Company, and there can be no assurance that the Company will not be required to pay concession fees in the future in connection with the acquisition, establishment or renewal of concessions.

     The table below illustrates the groupings of the concession and franchise agreements of the Company's cable systems by date of expiration (inclusive of any period for which the Company can unilaterally extend the term by the giving or withholding of notice if it is not in breach of the terms thereof) as of February 20, 1996:

                                                                                        TOTAL NUMBER
                                                          NUMBER OF      NUMBER OF      OF CONCESSION
                                                          CONCESSION     FRANCHISE      AND FRANCHISE
                   YEAR OF EXPIRATION                     AGREEMENTS     AGREEMENTS      AGREEMENTS
- --------------------------------------------------------  ----------     ----------     -------------
Prior to 2000...........................................       24              2              26
2001 to 2005............................................        3             18              21
2006 and after..........................................       79            145             224
                                                              ---            ---             ---
Total...................................................      106            165             271
                                                          ========       ========       ==========

     Because its concession and franchise agreements have the remaining terms reflected in the above table, the Company has addressed the possible extension of concession and franchise agreements in only limited circumstances. Such limited extensions to date have been and are in the future expected by the Company to be negotiated on a case-by-case basis, principally with reference to the services to be provided and the costs of such services. Any cable system operator competing for a concession or franchise agreement with an existing operator would be required, if awarded such concession or franchise, to build out its cable system in the concession or franchise area, which the Company believes will give existing system operators a competitive advantage when negotiating extensions.

COMPETITION

     The cable television industry in Germany is in the process of undergoing significant consolidation. The Company encounters competition for the acquisition of cable systems from both existing cable television operators and financial investors. Many of these competitors or potential competitors, including Deutsche Telekom, Veba Telekom GmbH, Bosch Telekom GmbH, Urbana Systemtechnik AG & Co. and Suweda A.G., have significantly greater assets than the Company. To the extent that any of such competitors or potential competitors significantly expand their acquisition activities in competition with the Company, the Company's ability to continue to implement its acquisition strategy could be materially adversely affected.

     The costs per subscriber of operating a cable system where a competing cable service exists (referred to in the cable industry as an "overbuild") is substantially greater than if there were no competition present. Although the potential for overbuild theoretically exists, the Company is not aware of any other company that has obtained permits or concessions for areas presently served by the Company. Additionally, as a significant portion of the Company's customers live in large apartment blocks with which the Company has exclusive service agreements and in most cases "overbuilding" the Company's cable systems would require the Company's competitors to obtain concessions from local governmental authorities permitting such competitors to engage in a significant amount of construction in public rights-of-way, the Company believes that its exposure to the risk of a competitor overbuilding is mitigated. See "-- Concession and Franchise Agreements."

     Cable television systems also face competition from alternative methods of receiving and distributing television signals, including DTH satellite, MMDS and SMATV systems, as well as other sources of news, information and entertainment such as newspapers, movie theaters, live sporting events, interactive computer programs and home video products, including video tape cassette recorders. The extent to which cable service is competitive depends, in part, upon the cable system's ability to provide a greater variety of programming at a reasonable price to consumers than that available through alternative delivery systems.

     DTH satellite users in Germany obtain programming from one of a number of different satellites, including Astra and Eutelsat. In order to receive DTH satellite programming, the consumer must have an outdoor reception dish, which generally is smaller and less expensive than the satellite dish typically used in the United States. DTH satellite services are widely available in Germany. The Company believes that DTH satellite will continue to provide significant competition in the future. However, the Company believes cable television has a number of competitive advantages over DTH satellite services. First, cable television does not involve the up-front cost for the purchase of a dish and related equipment required for DTH. Second, satellite dishes are often perceived as unsightly, and planning or zoning laws and regulations and building rules often forbid their being affixed to buildings where cable television services are available. Third, at present there is a wider range of programming generally available on cable systems, due in part to the inability of DTH reception dishes to receive programming from more than one satellite at any time or to switch to another satellite without being realigned by a technician. Finally, consumers have expressed concerns as to the level of fees that they will be required to pay to providers of DTH satellite programming if and when DTH satellite signals are encrypted. The Company believes that DTH satellite service may become more competitive with cable service if digital compression technology is implemented in the industry such that satellite services can provide more channels and direct specific programming to particular subscribers.

     In certain markets, primarily outside of Germany, cable television systems also compete with MMDS systems, which use low power microwave frequencies to transmit video programming over the air to customers. MMDS systems are less capital-intensive than cable television systems and are often developed in areas that are not served by cable television systems. However, to date, the ability of MMDS systems to compete with cable television systems has been limited by the need for unobstructed line-of-site over-the-air transmission. Additionally, the deployment of MMDS systems in Germany is currently very limited. Cable television systems also face competition from SMATV systems that serve condominiums, apartment complexes and other private residential developments.

     Advances in communications technology as well as changes in the marketplace and the regulatory environment are constantly occurring. It is not possible to predict the effect that ongoing or future developments might have on the cable industry.

EMPLOYEES

     At March 31, 1996, the Company had 125 full-time and five part-time employees. The Company considers its relations with its employees to be good.

PROPERTIES

     The Company currently operates systems in approximately 275 communities in Germany. In connection with the operation of its systems, the Company owns or leases real property for signal reception sights (antennae towers and head-ends), microwave facilities and business offices. The Company's current central operation center is located in 12,000 square feet of leased space in Plauen, Germany. The Company believes that its properties, both owned and leased, are in good condition and are suitable and adequate for the Company's business operations.

     Cable television systems generally consist of four principal operating components. The first component is program generation and transmission (referred to as "level 1" in Germany). The Company does not operate at level 1. The second component, known as the head-end facility (referred to as "level 2" in Germany), receives television and radio signals and other programming and information by means of terrestrial and satellite antennae and microwave relays. The third component, the principal transmission line from the head-end to the "front door" or trunk-distribution network (referred to as "level 3" in Germany), extends throughout the system service area and in the Company's systems consists primarily of coaxial and to a lesser extent fiber optic cables buried underground and associated electronic equipment. The fourth component of the system (referred to as "level 4" in Germany) is a drop cable, which extends from the end of the distribution network at the "front door" to the in-house connections in each customer's home, where the distribution system is connected to the customer's television set.

     The Company's cables generally are buried in underground ducts or trenches. The physical components of the Company's systems require maintenance and periodic upgrading to keep pace with technological advances.

     German law generally provides that where an element, such as a cable network, is built into real property, ownership of that element automatically passes on to the owner of the real property. However, where it can be demonstrated that the parties only intended that the network be on-site "temporarily," title will remain with the party building the network, rather than the owner of the real property. It is in each case a question of fact whether elements of a cable network have been built into real property and whether it is the intention of the parties that the network will remain there temporarily. The Company has indicated in many of its concession and franchise agreements an intention that its network remain on real property only temporarily, and believes that in such instances title to the cable network should be retained by the Company. If a court were to determine under these legal principles that legal title to the network has been transferred to the owner of the real property, the Company would be entitled under German law to payment of the value of its cable network.

LEGAL PROCEEDINGS

     There are no material pending legal proceedings to which the Company or any of its subsidiaries are a party or to which any of their respective properties are subject.

                           CERTAIN REGULATORY MATTERS

CABLE TELEVISION LICENSES

     General. The establishment and operation of cable television systems in Germany falls within the monopoly granted to Deutsche Telekom by the Federal Ministry for Posts and Telecommunications (the "BMPT") pursuant to the Telecommunications Installation Act of 1989 (the "Telecommunications Act"). However, the BMPT has discretionary authority to grant licenses allowing for the establishment and operation of private cable television systems as an exemption to the statutory monopoly granted to Deutsche Telekom. In January 1994, the BMPT issued Administrative Rule 3/1994 entitled "Licensing Provisions for Radio Broadcasting Receiving Installations" ("Rule 3/1994") which established the rules to be followed by the BMPT in exercising its discretionary authority in the issuance of licenses for cable television operators other than Deutsche Telekom.

     On October 19, 1995, the BMPT adopted the "Ordinance on the Opening of the Market for Services and on the Regulation of Content, Scope and Procedures for Licensing in the Telecommunications Sector" (Telekommunikations-Verleihungsverordnung) (the "Ordinance"), which governs, among other things, the licensing requirements for the establishment and operation of private cable television systems on or after November 1, 1995. Although licenses applied for on or after November 1, 1995 are subject to the regulatory framework set forth in the Ordinance, licenses issued in accordance with the provisions of Rule 3/1994 remain valid until the expiration date set forth in such license. The Company's cable systems are established and operated pursuant to BMPT licenses issued under either the Ordinance or under Rule 3/1994, the effects of which are discussed below.

THE ORDINANCE

     General. Section 3 of the Ordinance regulates the establishment and operation of private transmission lines in installations or distribution systems (referred to in the Ordinance as Empfangs- und Verteilanlagen fur Rundfunksignale or "EVAs") which have been designed to receive broadcast signals from terrestrial radio broadcasting stations, broadcasting or telecommunications satellites or at defined interfaces from telecommunications networks for the distribution of broadcast signals (e.g., Deutsche Telekom's telecommunications networks). In accordance with this section, the establishment and operation of antennae installations for the purpose of interconnection with residential distribution installations and the establishment and operation of private transmission lines in EVAs require a license. However, either no license is required or a general license is granted without individual application but subject to stated conditions for the establishment and operation of (i) antennae installations for the purpose of receiving and distributing broadcast signals and (ii) private transmission lines within the confines of contiguous parcels of real property that are not separated by certain types of public property (e.g., roads and waterways). An individual license is required for the establishment and operation of private transmission lines which extend beyond the confines of such contiguous parcels of real property and which are to be used in EVAs. In accordance with the Ordinance, the Federal Office for Posts and Telecommunications (the "BAPT") will ordinarily grant an individual license unless Deutsche Telekom submits to the applicant, during the one-month period following the submission of the license application, a binding declaration that Deutsche Telekom will provide the requested transmission lines within the four-month period following the date of Deutsche Telekom's notification. In the event that Deutsche Telekom does not provide the requested transmission lines during the four-month period, the individual license will ordinarily be granted; provided, however, that Deutsche Telekom's four-month deadline may be extended to one year in situations where Deutsche Telekom is prevented from meeting the four-month deadline for reasons beyond its control or if Deutsche Telekom demonstrates that the extension of the time period would constitute a "substantially less heavy burden" to Deutsche Telekom.

     The Ordinance generally provides that the interconnection of Deutsche Telekom's transmission lines and broadband distribution networks with residential distribution installations and licensed EVAs will be "freely usable" for the purpose of receiving and distributing broadcast signals. However, the Ordinance does not elaborate on the term "freely usable."

     License Term. Unless limited for radio technical reasons, licenses granted under the Ordinance have an unlimited term.

     Revocation of Licenses. The Ordinance provides that a license may be revoked in situations where essential changes of the technical requirements result after the granting of the license and the BAPT determines that the license would not have been granted if the technical changes had been known prior to the granting of such license. Furthermore, the Ordinance provides that a license may be revoked by the BAPT in instances where the licensee violates the obligations set forth in the license or violates other legal telecommunication provisions.

     Restrictions on Ownership and Transfer. No restrictions exist under German law with respect to the ownership of cable television systems. The transfer of a license requires the written consent of the BMPT. Changes concerning the licensee, such as its name or address, must be reported to the BMPT within one month of the change. However, no consent of or a report to the BMPT is required in respect of changes in the ownership interests of the licensee by virtue of the sale of equity interests in the licensee, so that no such consent or report would be required in the event that the Pending Acquisitions, which are share acquisitions, are consummated.

     Scope of License. Licenses granted to EVAs pursuant to the Ordinance may only be used in connection with the receipt and distribution of television and radio broadcast signals, and may not be used in connection with any other data transmission or telephony services, the provision of which is subject to a different regulatory scheme.

RULE 3/1994

     General. Rule 3/1994 governed the issuance of licenses by the BMPT prior to November 1, 1995. Although licenses applied for on or after November 1, 1995 are subject to the regulatory framework set forth in the Ordinance, licenses issued in accordance with Rule 3/1994 remain valid until the expiration date set forth in such licenses. As a majority of the Company's licenses were granted prior to November 1, 1995, set forth below is a discussion of certain provisions of Rule 3/1994 that may affect such licenses in the future.

     License Term and Renewals. Under Rule 3/1994, an individual BAPT license for the establishment and operation of an EVA was initially granted for a period of 15 years and would ordinarily be renewed for an additional 15-year term provided that there were no electromagnetic incompatibilities between the EVA and other electronic equipment, systems or installations. The cable television licenses held by the Company for its operations in Germany were issued for 15 year periods, with the exception of a limited number of licenses issued on a provisional basis for a shorter period pending the construction of head-ends by Deutsche Telekom.

     In general, licenses granted under Rule 3/1994 are limited to the number of residential units connected within the area covered by the EVA. In the event of an expansion of the coverage area or an increase in the number of connected residential units, the licensee must submit a new application to the BAPT and surrender the granted license prior to the issuance of the expanded license by the BAPT. In addition, changes concerning "important characteristics" of a granted license, such as the location of antennae and changes of line transmission routes on public ground, would require that the licensee submit a new license application.

     Revocation of Licenses. Under Rule 3/1994, a license may be revoked by the BAPT for "important reasons," including the failure to comply with material provisions of the license.

     Restrictions on Ownership and Transfer. No restrictions exist under German law with respect to the ownership of cable television systems. However, under Rule 3/1994, an application must be made for a new license in the event of a change in the identity of the person holding the license as a result of a transfer of the license or a change in the name or address of the license holder. Moreover, in instances where a license is jointly held, under Rule 3/1994, an application must be made for a new license in the event of the withdrawal or addition of one or more of the joint licensees. However, changes in the ownership interests of the license holder by virtue of the sale of equity interests in the license holder do not require an application to be made for a new license.

     Scope of License. Licenses granted under Rule 3/1994 may only be used in connection with the receipt and distribution of television and radio broadcast signals, and may not be used in connection with any other data transmission or telephony services, the provision of which is subject to a different regulatory scheme. The Company does not expect to apply for such additional licenses in the foreseeable future.

     New German States. Rule 3/1994 provided a transition mechanism for EVAs established in the former East Germany, under which EVAs established and operated in the New German States prior to October 3, 1990 were deemed to have been licensed and may be operated as if licensed under Rule 3/1994.

CONSTRUCTION PERMITS

     In the event that an EVA makes use of a public right-of-way, the EVA is required to obtain a permit from the relevant municipality. See "Business -- Concession and Franchise Agreements."

DEUTSCHE TELEKOM SIGNAL DELIVERY AGREEMENTS

     Deutsche Telekom has entered into signal delivery contracts with private cable television operators in certain designated expansion areas in which Deutsche Telekom's broadband distribution networks have not been completed. Private operators may apply for a license to establish and operate a private cable television system, which may include a head-end station, until Deutsche Telekom has provided a connection or "interface," including a head-end station operated by Deutsche Telekom, between the private cable television system and Deutsche Telekom's broadband distribution network. Under the signal delivery contracts, when the interface is established, the private operators are required to connect their EVA to Deutsche Telekom's broadband distribution network and receive the broadcast signal provided by Deutsche Telekom. Licenses granted for the operation of a head-end station in instances where a signal delivery contract has been entered into with Deutsche Telekom are granted subject to expiration or revocation by the BAPT when the interface becomes available. The Company is not party to any signal delivery contracts with Deutsche Telekom of the type described in this paragraph. See "Business -- Programming."

RETRANSMISSION AND CHANNEL LINE-UP PROVISIONS; MEDIA SERVICES

     The retransmission of cable television programs within Germany through private cable television systems is regulated at the federal level pursuant to The State Treaty on Broadcasting within the United Germany of 1994 (the "State Broadcasting Treaty") and at the state level pursuant to the media laws of the various states. The State Broadcasting Treaty authorizes the various states to make decisions with respect to the assignment and use of transmission capacities. The State Broadcasting Treaty also provides that the retransmission of cable television programs which may be received nationwide and which have been produced in accordance with applicable European legal provisions must be permitted by the federal states within the framework of existing technical capabilities. State laws generally provide that the simultaneous retransmission of an unchanged and complete cable television program is not subject to any licensing requirement, but does subject the operator to reporting the retransmission to the relevant state media institution. Broadcasting activity (which is defined to exclude the simultaneous and unchanged retransmission of programming), such as the insertion of local commercials, subjects the cable television operator to a different regulatory regime.

     Private broadcasting companies require a broadcasting license issued in accordance with the provisions of the State Broadcasting Treaty and the media laws of the federal states. While the State Broadcasting Treaty sets forth the framework for the admissibility of private broadcasting, the state media laws set forth the detailed requirements to be met by private broadcasting companies in order to obtain a broadcasting license, including requirements with respect to diversity of opinion, observation of constitutional principles, professional ethics and restrictions on advertisements.

     Private cable television operators are required to observe channel line-up priorities established by the states with reference to the technical capabilities of the cable television systems in connection with the retransmission of cable television programs. These requirements have not to date affected the Company's programming decisions, because its systems have excess channel capacity, so that all program priorities can be met without limiting the Company's ability to offer non-prioritized programs. Generally, the retransmission priority has been established as follows: (i) programs which have been legally prescribed by the state, (ii) local programs (i.e., those programs which may otherwise be received without additional antennae), (iii) programs which may be received locally with the use of additional antennae, and (iv) all other programs. In addition, certain state media laws have established priorities for programs falling within category (iv) for programming produced within the European union.

     Certain states within Germany, including states where the Company maintains cable television operations, have adopted channel line-up statutes which established line-up priorities in situations where the technical capacities of a licensed cable television system are limited. The Sachsen Channel Line-Up Statute, for example, provides that when the number of available channels is insufficient to carry all programs in the same priority category, the German language programs will be given priority. In addition, the statute requires cable network operators to report their proposed channel line-up to the state media authority, which has the right to reconfigure nonconforming proposed channel line-ups or to exempt certain proposed channel line-ups from the statutory requirements.

     The German federal states are presently preparing a State Treaty on new media services. A preliminary draft of this proposed State Treaty includes an obligation of cable system operators to grant non-discriminatory network access to providers of so-called "media services," which are distinguished from "broadcasting services." The definitions of the terms "media services" and "broadcasting services" are the subject of continuing debate, but it is currently expected that media services will include certain telecommunications services that are provided to the general public (as opposed to telecommunications services provided to individual users or to closed user groups). The legislative process is ongoing and the Company cannot predict the final content of such legislation or its effects. For example, the Company cannot presently determine whether cable television services will be considered media services, which telecommunications services might be construed as being media services, whether the legislation will require the Company to open its networks to others or whether or how rates and other terms and conditions applied to media service providers will be regulated. However, no assurance can be given that such legislation will not be deemed to apply to the Company and its business or that it will not have a material adverse effect on the Company's ability to make certain independent business decisions with respect to the customers serviced and the rates charged for such services as well as other matters.

TELEPHONY DEREGULATION

     In accordance with the Directive on Competition in the Markets for Telecommunications Services issued by the European Commission, proposed legislation regulating the telecommunications industry is presently before the German Federal Parliament. This proposed legislation would establish a new regulatory framework for the German telecommunications industry and addresses the abolition of Deutsche Telekom's voice telephone and network monopolies. It is currently expected that this legislation will become effective in two stages, on July 1, 1996 and on January 1, 1998. However, there can be no assurance that this legislation will become effective on such date or as to the provisions such legislation will contain when finally adopted. Although the Company currently has no plans to provide telephony services, it intends to continue monitoring the development of the new legislation regulating the telecommunications industry and assessing the opportunities that may be presented thereby.

     Under the present draft of such proposed legislation, certain basic telecommunications services could be deemed to be "universal services," and the provision of such services could become mandatory for a service provider with a dominant position in a certain market, which could include a regional market. In addition, the compensation for the provision of such essential services would be subject to review by the competent authority. Under the present draft of such legislation, which is subject to change, the competent authority could designate operators of cable television systems to be service providers required to open their networks to content providers and competitors in order to enhance competition, and the competent authority could exercise supervisory authority in respect of standard contractual terms and conditions, rates and particular billing standards of any such service provider.

     The legislative process is ongoing and the Company cannot predict the final content of such legislation or its effects. For example, the Company cannot presently determine whether cable television services will be considered universal services, whether the legislation will require the Company to open its networks to others or whether or how rates and other terms and conditions applied to service providers will be regulated. However, no assurance can be given that such legislation will not be deemed to apply to the Company and its business or that it will not have a material adverse effect on the Company's ability to make certain independent business decisions with respect to the customers serviced and the rates charged for such services as well as other matters. It is also probable that other legislation and regulations will be proposed in connection with the liberalization of telecommunications regulation throughout Europe, and it is impossible to predict the impact of any resulting changes in the regulatory environment on the Company's business. See "Certain Regulatory Matters."

                                   MANAGEMENT

     In accordance with its Articles of Association (Gesellschaftsvertrag), the Company may have one or more Managing Directors (Geschaftsfuhrer) appointed by the shareholders, who are charged with carrying on the business of the Company. In addition to its Managing Director, the Company also has an Executive Committee of Shareholders (the "Executive Committee") comprised of nine members appointed by the Company's shareholders. The Executive Committee is not a statutory body under German law, but rather is constituted pursuant to the Shareholder Agreement. Under the Shareholder Agreement, the Executive Committee members will be appointed by seven shareholders or groups of affiliated shareholders. Two members, Messrs. Brown and Prelz Oltramonti, have been appointed to the Executive Committee by investment funds managed by affiliates of Advent International Corporation ("Advent International"). Mr. Hoch was appointed by investment funds managed by affiliates of Morgan Stanley Group Inc. ("Morgan Stanley Group"); Mr. Berylson was appointed by a shareholder affiliated with General Cinema Theaters Inc. ("General Cinema"); Mr. Meggs was appointed by a shareholder affiliated with The Chase Manhattan Corporation ("Chase Manhattan"); Ms. Manfrey was appointed by a shareholder affiliated with APAX Partners & Co. Ventures Ltd.; Mr. van der Hyden was appointed by a shareholder affiliated with KPN Kabel BV; and Mr. Bartel represents his own shareholding. Finally, Dr. van Dohnanyi is an independent member of the Executive Committee appointed by the vote of 75% of the shareholders as a group. The shareholders of the Company have agreed to appoint a second independent director, which will increase the size of the Executive Committee to ten members, and are considering appropriate candidates.

     The Executive Committee has no independent policy or management function similar to that of a board of directors, but rather is a contractually constituted body designed to facilitate the making of decisions on certain matters reserved to the shareholders of the Company. For this reason and because it is not a statutory body under German law, the Executive Committee members have no fiduciary duty to the Company arising by reason of their membership on the Executive Committee. Rather, the members represent the interests of the respective shareholders who appointed them or, in the case of the independent directors, are intended to express their independent business judgment. The authority of the Executive Committee is limited to considering matters which are reserved pursuant to the Shareholder Agreement for decision by the shareholders and are removed by contract from the authority of the Managing Director. Matters requiring shareholder approval as a matter of German law must be considered by a shareholders' meeting. The Executive Committee can approve by unanimous vote matters reserved for shareholder approval under the Shareholder Agreement. In the event such unanimous approval is not obtained, but three or more votes of Executive Committee members have been cast in support of the matter, the matter will automatically be referred to a shareholders' meeting, and in the absence of such a vote any shareholder or shareholders holding 10% or more of the shares of the Company can place a resolution in respect of the matter before a shareholders' meeting.

     Set forth below is certain information with respect to the Company's executive officers and members of its Executive Committee.

              NAME                 AGE                  POSITION WITH THE COMPANY
- ---------------------------------  ---     ----------------------------------------------------
Ben Bartel.......................  35      Chief Executive Officer, Managing Director
                                           and Member of Executive Committee
Ernst Uhlig......................  54      Chief Operating Officer
Paul Thomason....................  40      Chief Financial Officer
Douglas R. Brown.................  42      Chairman of Executive Committee
Massimo Prelz Oltramonti.........  41      Member of Executive Committee
James S. Hoch....................  36      Member of Executive Committee
John G. Berylson.................  42      Member of Executive Committee
Jonathan Meggs...................  35      Member of Executive Committee
Barbara Manfrey..................  41      Member of Executive Committee
Jos van der Hyden................  40      Member of Executive Committee
Klaus von Dohnanyi...............  67      Member of Executive Committee

     Mr. Bartel has more than ten years' experience in the cable television industry, having spent eight years working in a variety of capacities in a family-owned cable television business in Lodi, Ohio from 1977 to 1985. He has been the Chief Executive Officer and Managing Director of the Company since its inception. From July 1991 to September 1992, Mr. Bartel was an Assistant Vice President -- Corporate Finance at First Union National Bank of North Carolina, where he was primarily involved in the area of specialized lending to companies in the communications industry. Prior thereto, from September 1989 to May 1991, he attended the New York University Stern School of Business, from where he received an M.B.A. degree. During the period from March 1991 to June 1991, Mr. Bartel was employed by Chappo & Co., a corporate finance company.

     Mr. Uhlig has more than five years' experience in the cable television industry. He has been the Chief Operating Officer of the Company since October 1995. From March 1992 to September 1995, Mr. Uhlig held various positions at Robert Bosch GmbH ("Bosch"), one of the largest cable television providers in Germany, including Sales Director for its broadband communications division from July 1994 to September 1995. From January 1990 to February 1992, he was Technical Director of Telenorma S.A., Brussels, Belgium, a wholly-owned subsidiary of Bosch, which was engaged in the sale and rental of telephone and alarm system equipment. Additionally, from October 1993 to September 1995, Mr. Uhlig was a member of the board of directors of the broadband division of the Central Federation of the Electronic Industry (Zentral Verband der Elektrotechnischen Industrie), headquartered in Frankfurt, Germany.

     Mr. Thomason has more than nine years' experience in the communications and media industry. He has been the Chief Financial Officer of the Company since January 1996. Additionally, Mr. Thomason has provided financial advice to the Company since 1993. From 1980 until January 1996, he was employed by the First Union National Bank of North Carolina, where he served as Senior Vice President in such bank's communications and media finance group from 1986 to January 1996.

     Mr. Brown has more than five years' experience in the cable television industry. He has served as Chairman of the Executive Committee of the Company since May 1996. Mr. Brown has been President and Chief Executive Officer of Advent International since 1995, prior to which and from 1994 he was Chief Investment Officer for Advent International's worldwide investment activities. From 1990 through 1994, he headed Advent International's European operations. He has been employed by Advent International since 1985. Before that he worked for Ionics, Inc., which manufactured membrane separation and water treatment systems, where he held engineering and staff positions with responsibilities for production, marketing and applications development. Mr. Brown has served as a director of Aspen Technology, Inc., ChemDesign Corporation, Inspec Group plc, Ionics Inc., and several Advent European fund management companies.

     Mr. Prelz Oltramonti has more than three years' experience in the cable television industry, having been a director of Cable Management (Ireland) Ltd. since October 1992. He has served on the Executive Committee of the Company or on a predecessor body carrying out comparable functions since April 1993. Mr. Prelz Oltramonti is a Senior Vice President of Advent International and a Managing Director of its affiliate Advent International plc. He assists in the management of Advent International's European investment activities, with a particular focus on the media and communications sectors. Prior to joining Advent International in February 1991, he was General Partner of Alta Berkeley Associates. Before that he worked with the Boston Consulting Group and Ing. C. Olivetti & Co, where he focused on mergers and acquisitions and venture capital and where he assisted in establishing Olivetti's financial information services business in Italy.

     Mr. Hoch has served on the Executive Committee of the Company or on a predecessor body carrying out comparable functions since September 1995. Since 1994, Mr. Hoch has been Executive Director of Morgan Stanley & Co., Ltd. Since February 1993, Mr. Hoch has been a Principal of Morgan Stanley & Co. Incorporated. From January 1991 to February 1993, Mr. Hoch was a Vice President of Morgan Stanley & Co. Incorporated and prior to such time he was an Associate. Mr. Hoch has been a director of SITA Telecommunications Holding N.V. since 1995 and a director of Silgan Corporation since 1991. Mr. Hoch has also served as Chairman of Nokia Alumiini Oy since 1995.

     Mr. Berylson has served on the Executive Committee of the Company or on a predecessor body carrying out comparable functions since January 1995. He is the President of GCC Investments Inc., an affiliate of

General Cinema, responsible for making equity investments with capital generated by the theater business of the General Cinema group. He is also a director of Vision Express Group Ltd. Prior to joining General Cinema in August 1993, he was Vice President and Managing Director of Advent International Financial Services, Inc., which he joined in 1989. From 1984 to 1989, he was a Partner and founder of Cowen & Company's corporate finance department. Before that he was a Vice President at Blyth Eastman Paine Webber in its corporate finance group.

     Mr. Meggs has served on the Executive Committee of the Company or on a predecessor body carrying out comparable functions since April 1994. Mr. Meggs was employed by The Chase Manhattan Bank, N.A. from 1985 to 1989 and thereafter by Chase Mezzanine Capital, later known as Chase Capital, where he became a Principal in 1992. Chase Capital is now known as Chase Capital Partners following the merger of Chase Manhattan with Chemical Banking Corporation in April 1996. Mr. Meggs is also a Vice President of The Chase Manhattan Bank, N.A. and a director of Chase Investment Bank Limited. Prior to joining Chase, Mr. Meggs worked for Andersen Consulting.

     Ms. Manfrey has served on the Executive Committee of the Company or on a predecessor body carrying out comparable functions since January 1995. Ms. Manfrey is a director of Apax Partners & Co. Ventures Ltd. ("Apax"), where she specializes in media investments. Prior to joining Apax in 1992, she was a Partner of E.M. Warburg, Pincus & Co, Inc., where she served as Managing Director from 1988 to 1992 and was a co-founder of the firm's London office, a Managing Director of the firm's New York office from 1985 to 1992 and an Associate from 1976 to 1984. Ms. Manfrey currently serves on the board of directors of Virgin Radio Ltd.

     Mr. van der Hyden has served on the Executive Committee of the Company or on a predecessor body carrying out comparable functions since January 1995. Mr. van der Hyden has been the Business Development Director of KPN Kabel BV since February 1995. He is responsible for acquiring and running cable television networks for KPN Kabel BV in several European countries. He is President of Reseaux Cables de France, President of Interkabel Polska S.P. z o.o and STK S.P. z o.o in Poland and a Director of Intercable s.r.o. in the Czech Republic. From 1992 to February 1995, he was employed by PTT Telecom as Marketing Director of the Mobile Communications Services Business Unit, responsible for the marketing of mobile telephony and paging, and as the head of the strategy department of the International Communications Business Unit. From 1989 to 1992, Mr. van der Hyden was an Associate with McKinsey & Company in Amsterdam and, from 1981 to 1988, he was employed by the Schlumberger Group in New York, where his main responsibilities were in the development and commercialization of data interpretation services for clients in the petroleum industry.

     Dr. von Dohnanyi has served on the Executive Committee of the Company or a predecessor body carrying out comparable functions since January 1996. Between 1954 and 1960, he worked for Ford Motor Company, both in the United States and Germany. From 1960 to 1968, Dr. von Dohnanyi was a co-owner and Managing Director of the Institut fur Marktforschung und Unternehmensberatung Infratest, Munich (Market and Social Research, Infratest) and, between 1968 and 1969, he was Permanent Secretary at the German Ministry of Economics. Dr. von Dohnanyi was a Member of Parliament in Bonn from 1969 to 1981, Parliamentary Undersecretary from 1969 to 1972, and Minister for Science, Technology and Education from 1972 to 1974. From 1976 to 1981, he was Deputy Foreign Minister (Staatminister), Bonn (in charge of European affairs). From 1981 to 1988, he was Governor of the City State of Hamburg. From 1990 to 1994, Dr. von Dohnanyi was Chairman of the Board of TAKRAF Heavy Machinery, Leipzig, and since 1994 he has been a Special Advisor to the board of directors of the Treuhandanstalt (since January 1, 1995, Bundesanstalt fur Vereinigungsbedingte Sonderaufgaben), Berlin.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by the Company for the years ended December 31, 1993, 1994 and 1995 to its Chief Executive Officer. No other executive officer of the Company was paid more than $100,000 during 1995.

                           SUMMARY COMPENSATION TABLE

                                                                  OTHER ANNUAL       ALL OTHER
  NAME AND PRINCIPAL POSITION      YEAR     SALARY      BONUS    COMPENSATION(1)    COMPENSATION
- --------------------------------   ----    ---------    -----    ---------------    ------------
Ben Bartel......................   1995    DM136,730    --       DM174,589          --
Chief Executive Officer            1994    DM 76,930    --        DM102,710         --
                                   1993    DM 76,930    --        DM 68,870         --

- ---------------

(1) Represents the value of the provision to Mr. Bartel of a housing allowance (DM22,482 in 1995 and DM12,978 in 1994), an automobile allowance (DM8,757 in 1995 and DM5,056 in 1994) and tax gross-up payments (DM143,350 in 1995, DM84,676 in 1994 and DM68,870 in 1993).

     Mr. Bartel's employment agreement relates to his employment as Managing Director or Geschaftsfuhrer of the Company. He is required to work exclusively for the Company and is entitled to an annual salary of L72,000 (approximately DM165,000 or $110,000 at current exchange rates) and will receive a bonus in 1996 of L36,000 (approximately DM82,500 or $55,000 at current exchange rates), each of which will be grossed up to cover all German and U.S. tax payments and social security contributions, so that Mr. Bartel will receive these amounts net of such taxes and contributions. In addition, he is entitled to benefits typical for an employee in Germany in his position, a housing allowance and a performance-related bonus to be calculated on a basis to be negotiated between members of management and the Remuneration Committee of the Executive Committee.

     As at the date hereof, Mr. Bartel holds 5% of the shares of the Company. Pursuant to the Share Transfer and Option Agreement (as defined in "Certain Related Party Transactions -- Shareholder Agreement") in the event Mr. Bartel terminates his employment with the Company or is terminated by the Company for cause at any time before June 30, 1999, the Company will be entitled to purchase a portion of his shares at a price of DM1. Until September 30, 1996, 75% of Mr. Bartel's shares are subject to this contingent redemption provision and on that date and on each December 31, March 31, June 30 and September 30 thereafter through June 30, 1999, such percentage will be reduced by 6.25%.

     For a period of two years following the termination of his employment, Mr. Bartel's employment agreement restricts him from engaging in any business in Germany or elsewhere which competes with the business carried on by the Company. For the duration of this non-competition obligation, the Company will pay to Mr. Bartel 50% of his annual salary plus 50% of the average of any bonuses paid to him in respect of the previous three years.

     Mr. Bartel's employment agreement is for a fixed period of three years, but will automatically be extended if not terminated by either the Company or Mr. Bartel on twelve months' prior notice. In addition, the Company may terminate Mr. Bartel's employment for cause.

     Mr. Thomason's employment agreement relates to his employment as Chief Financial Officer of the Company, with the official title of Prokurist. He is required to work exclusively for the Company and is entitled to an annual salary of $115,000 (approximately DM171,000 at current exchange rates) and will receive a special relocation bonus in connection with the commencement of his employment with the Company of $247,917 (approximately DM369,000 at current exchange rates), each of which will be grossed up to cover all German and U.S. tax payments and social security contributions, so that Mr. Thomason will receive this amount net of such taxes and contributions. In addition, he is entitled to benefits typical for an employee in Germany in his position, a housing allowance and a performance-related bonus to be calculated on a basis to be negotiated between members of management and the Remuneration Committee of the Executive Committee.

     As at the date hereof, Mr. Thomason holds 1.25% of the shares of the Company. In the event that he terminates his employment with the Company or is terminated by the Company for cause at any time before June 30, 1999, the Company will be entitled to purchase a portion of his shares at a price of DM1. Until September 30, 1996, 90% of Mr. Thomason's shares are subject to this contingent redemption provision and on that date and on each December 31, March 31, June 30 and September 30 thereafter through June 30, 1999, such percentage will be reduced by 7.5%.

     For a period of two years following the termination of his employment, Mr. Thomason's employment agreement restricts him from engaging in any business in Germany or elsewhere which competes with the business carried on by the Company. For the duration of this non-competition obligation, the Company will pay to Mr. Thomason 50% of his annual salary plus 50% of the average of any bonuses paid to him in respect of the previous three years.

     Mr. Thomason's employment agreement is for an indefinite period, but is subject to termination by either the Company or Mr. Thomason on four weeks' prior notice, which may be served at any time after June 30, 1998, and which notice period is, if the termination is by the Company and is not challenged by Mr. Thomason, extended to twelve months. In addition, the Company may terminate Mr. Thomason's employment for cause. If terminated by the Company without cause, Mr. Thomason is entitled to 75% of his annual salary in lieu of any severance payments to which he may be entitled under German law.

     Mr. Uhlig's employment agreement relates to his employment as Chief Operating Officer of the Company with the official title of Prokurist. He is required to work exclusively for the Company and is entitled to an annual salary of DM275,000. In addition, he is entitled to benefits typical for an employee in Germany in his position and a performance-related bonus to be calculated on a basis to be negotiated between members of management and the Remuneration Committee of the Executive Committee, but which may not exceed DM75,000 per annum.

     As at the date hereof, Mr. Uhlig holds 1% of the shares of the Company. In the event that he terminates his employment with the Company or is terminated by the Company for cause at any time before June 30, 1999, the Company will be entitled to purchase a portion of his shares at a price of DM1. Until September 30, 1996, 90% of Mr. Uhlig's shares are subject to this contingent redemption provision and on that date and on each December 31, March 31, June 30 and September 30 thereafter through June 30, 1999, such percentage will be reduced by 7.5%.

     Mr. Uhlig is also entitled to a special bonus in the event that either all of the shares in Kabelvision Management GmbH or all of its assets are sold to one or more unrelated third parties. The size of the bonus depends upon whether Mr. Uhlig is still employed at the time of sale or the date upon which he ceased to be employed, but is subject to a maximum of $750,000 (approximately DM1,115,000 at current exchange rates) in the event that he is employed for the a period of four years from January 1, 1996. The bonus remains payable after he has left the employment of Kabelvision Management GmbH, provided that the termination of his employment was by mutual agreement with the Company.

     Mr. Uhlig's employment agreement is for a fixed period of four years, but may be terminated by either the Company or Mr. Uhlig on six-months' prior notice. In addition, the Company may terminate Mr. Uhlig's employment for cause.

                       CERTAIN RELATED PARTY TRANSACTIONS

CAPITAL CONTRIBUTIONS AND SUBORDINATED SHAREHOLDER LOANS

     On September 1, 1992, Plauen Cable, Inc. ("Plauen Cable"), a company owned and controlled by Lloyd Bartel, the father of Ben Bartel, the Chief Executive Officer of the Company, and Charlotte Cable Holdings, Inc. ("Charlotte"), a company owned and controlled by Ben Bartel, purchased from unaffiliated parties 95% of the ownership interests in KFP Kabelfernsehen Plauen GmbH & Co. KG ("Plauen KG") and in Kabelfernsehen Plauen GmbH ("Plauen GmbH"), the general partner (Komplementar) of Plauen KG.

     On April 2, 1993, Plauen Cable, Charlotte and two other minority shareholders (the "Minority Shareholders") exchanged their interests in Plauen KG and Plauen GmbH for 25% of the share capital of Kabelvision Beteiligungs GmbH ("Kabelvision"), which was merged into the Company on June 19, 1996 (the "Merger"), which at the time of such exchange had no assets other than DM50,000 of contributed capital. The Minority Shareholders held their interest indirectly through a civil law partnership. The holder of the remaining 75% of the share capital of Kabelvision was European Special Situations Fund Limited Partnership ("ESSF"), a limited partnership affiliated with Advent International, which subsequently became the general partner and a limited partner in ECO Holdings Limited Partnership ("ECO I"). Contemporaneously with this transaction, ESSF made a loan (the "Initial Loan") to Plauen KG in the sum of DM2,500,000. An arrangement fee of DM400,000 payable by Plauen KG to ESSF in respect of the Initial Loan was contributed by ESSF to the capital of Kabelvision, which loaned that amount to Plauen KG to fund its payment of that arrangement fee. The Initial Loan bore interest at the rate of 15% per annum and was to be repaid on December 31, 1993. In May 1994, the Minority Shareholders transferred their indirect interest in the share capital in Kabelvision to Charlotte in consideration for the assumption by Charlotte of all obligations of the Minority Shareholders under the civil law partnership agreement and as former partners in Plauen KG. In July 1994, the shareholders of Kabelvision, other than Charlotte, exchanged their interests in the share capital of Kabelvision for limited partnership interests of ECO I.

     On July 19, 1994, the obligations of Plauen KG under the Initial Loan were assumed by a subsidiary of Kabelvision, the amount of the loan was increased to DM7,500,000 and the terms of the Initial Loan were amended. The amended loan bore interest at the rate of 20% per annum until contributed to the capital of Kabelmedia as part of the Shareholder Debt Conversion. ECO I contributed to the capital of Kabelvision DM6,000,000 by way of assignment of a portion of the loan and DM2,000,000 of cash. On March 31, 1994, ESSF, the general partner and a limited partner of ECO I, made a loan to a subsidiary of Kabelvision in the principal amount of DM13,000,000, which was subsequently assigned by ESSF to ECO
I. The proceeds of such loan were used by Kabelvision to make acquisitions of cable television systems. The loan bore interest at the rate of 20% per annum until contributed to the capital of Kabelmedia as part of the Shareholder Debt Conversion. In 1994 and 1995, ECO I made loans to a subsidiary of Kabelvision in the principal amounts of DM12,361,000 (of which DM6,787,000 was contributed to the capital of Kabelvision), DM8,000,000 and DM12,000,000 (DM3,000,000 of which was contributed to the capital of Kabelvision), which were utilized by Kabelvision in connection with the acquisition of cable television systems. Each of these contributions from ECO I to Kabelvision was made by way of assignment of a portion of the relevant loan by ECO I to Kabelvision. Each of these loans bore interest at the rate of 15% per annum until contributed to the capital of Kabelmedia as part of the Shareholder Debt Conversion.

     On December 28, 1994, ECO II Holdings Limited Partnership ("ECO II") and Ben Bartel formed Kabelmedia with DM50,000 of capital and made a loan to the Company in the principal amount of DM49,300,000, which was utilized by the Company in connection with the acquisition of cable television systems. On August 31, 1995, ECO II made a loan to the Company in the principal amount of DM40,252,000, which was utilized by the Company in connection with the acquisition of Beta Asset Management GmbH ("Beta Asset"), which then acquired TELECable Betriebsgesellschaft mbH. The loan bore interest at the rate of 12% per annum commencing January 1, 1996, until contributed to the capital of Kabelmedia as part of the Shareholder Debt Conversion. The Company acquired Beta Asset from Morgan Stanley Partners III, Inc. and certain of its affiliates for DM58,000. Morgan Stanley Partners III, Inc. is an affiliate of Morgan Stanley and certain of its affiliates were limited partners of ECO II. On October 6, 1995,

ECO II made a loan to the Company in the principal amount of DM30,900,000, which was utilized by the Company in connection with the acquisition of cable television systems. The loan bore interest at the rate of 12% per annum commencing January 1, 1996, until contributed to the capital of Kabelmedia as part of the Shareholder Debt Conversion. On May 30, 1996, ECO II made a loan to the Company of DM10,199,000, which will be used by the Company for general corporate purposes. The loan bore interest at the rate of 12% per annum, until contributed to the capital of Kabelmedia as part of the Shareholder Debt Conversion.

     Each of the loans described above was subordinated and was repayable in a single installment on January 1, 2007. The interest on such loans was not required to be currently paid, but rather was to accrue until maturity. The total principal amount of such loans plus accrued interest thereon through June 14, 1996 were contributed to the capital of Kablemedia in the Shareholder Debt Conversion. See "Summary -- Shareholder Debt Conversion."

     On or about the date of closing of the Offering, ECO I and ECO II will be dissolved and the capital stock of Kabelmedia will be distributed to the partners of ECO I and ECO II, who will become shareholders in Kabelmedia. As part of a capital increase on July 15, 1996, Paul Thomason and Ernst Uhlig, the Chief Financial Officer and Chief Operating Officer of the Company, respectively, subscribed for 1.25% and 1%, respectively, of the shares of the Company, at a price equal to the nominal value thereof, DM2,500 and DM2,000, respectively. The Company and its shareholders, other than Ben Bartel, Charlotte, Paul Thomason and Ernst Uhlig, have entered into a Registration Rights Agreement which, under certain circumstances, would permit such shareholders to require the Company to register their shares under the Securities Act.

CERTAIN INTERESTS OF AFFILIATES OF THE UNDERWRITERS

     The MSCP Funds, affiliates of Morgan Stanley, collectively own approximately 14.34% of capital stock of Kabelmedia. See "Principal Shareholders." Pursuant to the terms of the Shareholder Agreement, MSCP III, L.P., as general partner of the MSCP Funds, has the right to appoint one member of the Executive Committee of Kabelmedia. An officer of Morgan Stanley currently serves on the Executive Committee of Kabelmedia. See "Management," "Risk Factors
- -- Certain Interests of Affiliates of the Underwriters" and "Underwriting."


     Chase Investment Bank Limited ("CIBL") and Chase Manhattan Bank AG are affiliates of Chase Securities Inc., one of the Underwriters for the Offering, and are the Arranger and the Agent, respectively, under the Bank Facility. The loan commitments of CIBL to the Company as of December 31, 1995 under the Prior Facilities were approximately DM55,100,000, representing approximately 18.8% of the total loan commitments under the Prior Facilities at such date. Based on commitments received by CIBL to date from potential syndicate members, which are subject to final documentation to be signed prior to the closing of the Offering, the Company does not expect the percentage of the total commitments under the Bank Facility of Chase Manhattan Bank AG (which will be the only affiliate of Chase Securities Inc. lending under the Bank Facility) to exceed CIBL's percentage of the total commitments under the Prior Facilities. The initial drawing under the Bank Facility is scheduled to occur concurrently with or on the business day next following the closing of the Offering, at which time such initial drawing and the proceeds of the Offering will be used to repay the Prior Facilities. Certain customary fees have been paid to certain affiliates of Chase Securities Inc. in connection with the arrangement of the Bank Facility, the Prior Facilities and earlier credit facilities of the Company and its services as agent thereunder. See "Description of Certain Indebtedness." Certain affiliates of Chase Securities Inc. also collectively own approximately 8.11% of the capital stock of Kabelmedia. Pursuant to the terms of the Shareholder Agreement, such affiliates of Chase Securities Inc. have the right to appoint one member of the Executive Committee of Kabelmedia. An officer of such affiliates of Chase Securities Inc. currently serves on the Executive Committee of Kabelmedia. See "Management," "Risk Factors -- Certain Interests of Affiliates of the Underwriters," "Use of Proceeds" and "Underwriting."


SHAREHOLDER AGREEMENT

     The Company, each of its current shareholders and each of the partners of ECO I and ECO II have entered into a Shareholders' Agreement (the "Shareholder Agreement") pursuant to which the capital of

Kabelmedia was increased effective July 15, 1996 from DM74,600 to DM200,000 by way of a cash contribution in amounts which, following the dissolution of ECO I and ECO II, will result in the respective percentage shareholdings reflected in "Principal Shareholders."

     In addition, the Shareholder Agreement provides for a further increase in the nominal capital of Kabelmedia by DM9,800,000 to DM10,000,000, by the conversion of capital surplus to nominal capital, without changing the percentage holdings of the shareholders, which was filed with the relevant Commercial Court on July 19, 1996, and will become effective upon the recording thereof with the Commercial Register, which is expected on or about the date of closing of the Offering. The parties to the Shareholder Agreement have also agreed to take all necessary steps to dissolve ECO I and ECO II, which is expected to occur on or about the date of closing of the Offering, whereupon ECO I and ECO II will distribute the assets held by them, comprised of the shares in the Company, to their partners, pro rata to their respective partnership interests.

     As reflected under "Management," the Shareholder Agreement reserves certain matters for decision by the shareholders of the Company. Certain shareholder approvals can be granted upon the unanimous approval of the Executive Committee. The matters which are reserved to the shareholders by German law or the Shareholder Agreement can be categorized as follows:

     (i) matters which are required by law to be approved by the shareholders by either a simple majority or a 75% majority of the shareholders present at a meeting called to consider such resolution, which under the Shareholder Agreement uniformly require the prior written consent of a 75% majority of the shareholders;

     (ii) matters which require either a prior unanimous resolution of the Executive Committee or a resolution passed by a 75% majority of the shareholders present at a meeting called to consider such resolution; and

     (iii) matters which require either a prior unanimous resolution of the Executive Committee or a resolution passed by a simple majority of the shareholders present at a meeting called to consider such resolution.

     The matters referred to in clause (i) above include any change to the share capital of the Company, the grant of any option over or interest in, or the issue of any instrument carrying rights of conversion into, any other security of the Company, the redemption, purchase, reorganization, consolidation, cancellation or conversion of any share capital or other securities issued by the Company, a change of the Company's auditors or fiscal year, the declaration of any dividend, the appointment or removal of any Geschaftsfuhrer or Prokurist of the Company, a change of the Company's name, the adoption of the Company's annual financial statements, any variation of the Company's accounting policies and any amendment of the Company's Articles of Association.

     The matters referred to in clause (ii) above include refinancings involving over DM150,000,000 or new financings involving over DM50,000,000, acquisitions or disposals of any assets which account for more than 10% of the operating cash flow, net revenues or total assets of the Company, the acquisition of any capital asset for more than DM1,000,000, entering into any joint venture or similar arrangement, implementing any change in the nature of the business or commencing business outside Germany, entering into any contract with a related party, approving the annual business plan and entering into any contract affecting more than 10% of the homes passed by the Company's cable television systems.

     The matters referred to in clause (iii) above include any financing, acquisition or disposal involving more than DM1,000,000 in any calendar year, any loan (subject to a de minimis exception) and any political or charitable donation.

     The Shareholder Agreement provides that shareholders may only transfer shares (i) to a "connected person," which is defined in the Company's Articles of Association as including a family member, a family trust or, in the case of a transfer by a partnership, any of its partners, provided such transfer is a distribution made in accordance with the relevant partnership agreement; or (ii) to a third party, provided (A) such transfer takes place after June 12, 1997, (B) the transferring shareholder complies with the right of first offer procedure which is set out in the Articles of Association, pursuant to which each of the other shareholders has the right to purchase all or a portion of the shares to be sold by the shareholder at a price not greater than the price to be paid by the proposed third party acquiror and (C) the proposed third party acquiror, in the event that the price per DM100 of nominal capital to be paid by the proposed third party acquiror is no greater than 110% of the price at which such shares were offered to the other shareholders, has made an offer to acquire on like terms the same percentage of any shares which were offered for sale by other shareholders as part of the same first offer procedure or, in the event that the price per DM100 of nominal capital to be paid by the proposed third party acquiror is greater than 110% of the price at which such shares were offered to the other shareholders, has made an offer to acquire on like terms the same percentage of shares held by all other shareholders.

     In addition, if a person makes an offer to all of the shareholders to acquire all of their shares and such offer is accepted by shareholders holding at least 66 2/3% of the share capital of the Company (excluding any capital held by any offeror), the remaining shareholders can be forced by such accepting shareholders to accept such offer.

     Prior to pursuing any acquisition or other business opportunity in the cable television industry in Germany, each shareholder is required under the Shareholder Agreement to offer such opportunity to the Company.

     Pursuant to a Share Transfer and Option Agreement, which is an exhibit to the Shareholder Agreement (the "Share Transfer and Option Agreement"), each of ECO I and ECO II has agreed to the Shareholder Debt Conversion, in return for which Ben Bartel and Charlotte have agreed that, upon the increase in the capital of the Company from DM74,600 to DM200,000, they will only subscribe for such amount of share capital as will result in their aggregate percentage holding of such increased share capital being 5% of the Company's share capital. In addition, Ben Bartel and Charlotte have granted options to the Company implementing the contingent share purchase provisions applicable upon certain terminations of Mr. Bartel's employment, as described in "Management." Further, the Share Transfer and Option Agreement contains provisions which the parties thereto have agreed to include in the Articles of Association, designed to protect Ben Bartel and Charlotte from dilution of their shareholdings by permitting Ben Bartel and Charlotte to sell their rights to participate in future capital increases to the extent that such capital increases are not made by unrelated third parties and are made at a subscription price per DM100 of nominal capital which is below certain valuation thresholds.

     Paul Thomason and Ernst Uhlig have entered into Share Transfer and Option Agreements, which are exhibits to their respective employment agreements and which include comparable terms to the Share Transfer and Option Agreement, implementing the contingent share purchase provisions applicable upon certain terminations of their respective employment and designed to protect them from dilution of their respective shareholdings.

     The Company and its shareholders, other than Ben Bartel, Charlotte, Paul Thomason and Ernst Uhlig, have entered into a Registration Rights Agreement which, under certain circumstances, permits such shareholders to require the Company to register their shares under the Securities Act.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the share capital of the Company as of the date hereof by: (i) each person known by the Company to own beneficially 5% or more of the outstanding share capital of the Company; (ii) each of the Company's Executive Committee members; (iii) each of the executive officers of the Company; and (iv) all Executive Committee members and executive officers of the Company as a group.

                     NAME OF BENEFICIAL OWNER(1)(2)                       PERCENTAGE OF SHARES(3)
- ------------------------------------------------------------------------  ------------------------
SHAREHOLDERS
  Advent International(4)...............................................            42.48%
  Morgan Stanley Group(5)...............................................            14.34%
  General Cinema(6).....................................................             9.56%
  Chase Manhattan(7)....................................................             8.11%
  APAX Partners(8)......................................................             7.17%
  KPN Kabel(9)..........................................................             7.17%
  Ben Bartel(10)........................................................             5.00%
MANAGEMENT AND EXECUTIVE COMMITTEE(11)
  Ben Bartel............................................................             5.00%
  Paul Thomason.........................................................             1.25%
  Ernst Uhlig...........................................................             1.00%
  All Executive Committee members and executive officers as a                        7.25%
     group(10)..........................................................

- ---------------

(1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to the share capital of the Company shown as beneficially owned by them, subject to community property laws where applicable.

(2) Each shareholder (other than Ben Bartel) currently holds its respective interest in the Company through ECO I, ECO II or both. ECO I and ECO II will be dissolved effective on or about the date of closing of the Offering and the shares in the Company distributed to the partners in ECO I and ECO II, who will become shareholders in the Company. The percentages shown in the table reflect the shareholders' aggregate percentage holdings in the Company subsequent to the Merger and the dissolution of ECO I and ECO II. Advent International and Chase Manhattan are limited partners in both ECO I and ECO II. The other limited partner of ECO I is Plauen Cable, which will hold 1.53% of the Company's shares. The other limited partners of ECO II are the entities described in this table as Morgan Stanley, General Cinema, APAX Partners and KPN Kabel; plus Allstate Insurance Company, which will hold 2.39% of the Company's shares. Ben Bartel holds his shares in the Company directly and through Charlotte.

     Prior to the Shareholder Debt Conversion, ECO I held 90% of the shares of Kabelvision, ECO II held 90% of the shares of Kabelmedia, Ben Bartel held 10% of the shares of Kabelvision and Charlotte held 10% of the shares of Kabelmedia. In consideration of the Shareholder Debt Conversion, pursuant to which ECO I and ECO II contributed Subordinated Shareholder Loans to the capital of Kabelvision and Kabelmedia, respectively, Ben Bartel and Charlotte agreed in the Share Transfer and Option Agreement that, upon an increase in the capital of the Company from DM 74,600 to DM 200,000, which occurred on July 15, 1996, to permit their aggregate interests to be diluted to 5%. As part of the same capital increase to DM 200,000, Messrs Thomason and Uhlig subscribed pursuant to comparable agreements for 1.25% and 1%, respectively, of the shares of the Company, at a price equal to the nominal value thereof, DM 2,500 and DM 2,000, respectively. The interests of ECO I and ECO II increased accordingly, by an aggregate of 2.75% of the increased share capital.

(3) The total nominal share capital (Stammkapital) of the Company (or of any other limited liability company or GmbH organized under German law) is expressed as a particular Deutsch Mark amount. The interests held by the shareholders are represented by individual shares in the total capital, each of which carries a Deutsch Mark nominal value (the aggregate of which is the total nominal capital of the GmbH) and entitles the holder to a proportional share in the capital of GmbH. Such an interest entitles the holder to participate upon distribution in an equivalent percentage of capital other than nominal capital, such as capital surplus and retained earnings, if any. For convenience, interests in the nominal capital of the Company are referred to herein as shares.

(4) Represents shares held by European Special Situations Fund Limited Partnership, which holds 15.83% of the Company's shares, Global Private Equity II Limited Partnership, which holds 13.98% of the Company's shares, Kabelgate L.L.C., which holds 11.29% of the Company's shares, Advent Partners Limited Partnership, which holds .67% of the Company's shares, Advent Crown Fund C.V., which holds .65% of the Company's shares, Advent International Investors II Limited Partnership, which holds .02% of the Company's shares, and Advent International Investors III Limited Partnership, which holds .05% of the Company's shares. The general partners or members of the above limited partnerships and limited liability company are affiliates of Advent International and such shares of the Company may be deemed to be beneficially owned by Advent International. Advent International disclaims beneficial ownership of shares held by such investment limited partnerships and limited liability company, except to the extent of its pecuniary interest therein. The address for each of the above limited partnerships and limited liability company is c/o Advent International Corporation, 101 Federal Street, Boston, Massachusetts 02110.

(5) Represents shares held by Morgan Stanley Partners III, L.P., which holds 12.68% of the Company's shares, MSCP III 892 Investors, L.P., which holds 1.30% of the Company's shares, and Morgan Stanley Capital Investors, L.P., which holds .36% of the Company's shares. The general partner of each of these investment limited partnerships is an affiliate of Morgan Stanley Group. Morgan Stanley Group disclaims beneficial ownership of shares of the Company held by such investment limited partnerships, except to the extent of its pecuniary interest therein. The address for each of the above limited partnerships is c/o Morgan Stanley Capital Partners, 1221 Avenue of the Americas, New York, New York 10020.

(6) Represents shares held by Chestnut Hill Media, an affiliate of General Cinema Corporation. General Cinema disclaims beneficial ownership of the shares held by Chestnut Hill Media Inc., except to the extent of its pecuniary interest therein. The address for Chestnut Hill Media Inc. is 27 Boylston Street, Chestnut Hill, Massachusetts 02167.

(7) Represents shares held by Willard Holdings Inc., which holds 4.05% of the Company's shares, and Woodward Holdings Inc., which holds 4.05% of the Company's shares, each of which is an affiliate of Chase Manhattan. Chase Manhattan disclaims beneficial ownership of shares held by such companies, except to the extent of its pecuniary interest therein. The address for each of Willard Holdings Inc. and Woodward Holdings Inc. is c/o The Chase Manhattan Bank, N.A., Woolgate House, Coleman Street, London EC2P 2HD, England.

(8) Represents shares held by ECO Holdings (Cayman) Limited. APAX Partners disclaims beneficial ownership of the shares held by ECO Holdings (Cayman) Limited, except to the extent of its pecuniary interest therein. ECO Holdings (Cayman) Limited is not affiliated with either ECO I or ECO II, other than as a limited partner in ECO II and to the extent of its precuniary interest therein. The address of ECO Holdings (Cayman) Limited is c/o Maples & Calder, Ugland House, George Town, Grand Cayman, Cayman Islands, British West Indies.

(9) The address for KPN Kabel BV is Polarisavenue 27, 2132 JH Hoofddorp, The Netherlands.

(10)Represents shares held by Ben Bartel and Charlotte. The address for Ben Bartel is Oberer Steinweg 10, 08523 Plauen, Germany.

(11)Pursuant to the Shareholder Agreement, eight members of the Executive Committee are appointed by a designated shareholder or affiliated group of shareholders of the Company to represent those shareholders, and one independent member of the Executive Committee is elected by the vote of 75% of the shareholders as a group. See "Management." Other than Ben Bartel, no member of the Executive Committee is the registered holder of any of the share capital of the Company. Mr. Brown and Mr. Prelz Oltramonti were appointed to the Executive Committee by shareholders affiliated with Advent Interna-tional; Mr. Hoch by shareholders affiliated with Morgan Stanley Group; Mr. Berylson by a shareholder affiliated with General Cinema; Mr. Meggs by shareholders affiliated with Chase Manhattan; Ms. Manfrey by a shareholder affiliated with APAX Partners & Co. Ventures Ltd. and Mr. van der Hyden by a shareholder affiliated with KPN Kabel BV, in each case to represent its or their interests, and certain members of the Executive Committee are officers or shareholders of general partners of limited partnerships which are shareholders of the Company. None of such Executive Committee members is a registered holder of any shares and each such person disclaims beneficial ownership of the shares held by the shareholder whose interest he represents on the Executive Committee, except to the extent of his pecuniary interest therein.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     Set forth below is a summary of the Bank Facility. The following summary does not purport to be complete and is qualified in its entirety by reference to the agreements described herein, copies of which have been filed with the Securities and Exchange Commission as exhibits to the Registration Statement of which this Prospectus forms a part.

BANK FACILITY

GENERAL

     Prior to the closing of the Offering, certain operating companies, which are wholly owned subsidiaries of Kabelmedia (collectively, "the Borrowers"), will enter into a facility agreement and related documentation (the "Bank Facility") with Chase Investment Bank Limited (the "Arranger"), as arranger, and Chase Manhattan Bank AG (the "Agent"), as agent for the banks and financial institutions named therein (together with the Agent, the "Lenders"), pursuant to which the Lenders will agree to lend to the Borrowers or their respective subsidiaries up to DM400,000,000 aggregate principal amount, which is subdivided into three tranches as follows:

     Tranche 1 is a DM375,000,000 revolving credit facility (the "Revolving Credit Facility"), which may be repaid and redrawn as described below;

     Tranche 2 is a DM20,000,000 working capital facility (the "Working Capital Facility"), which may be drawn until one month prior to June 30, 2004 ("Final Maturity"); and

     Tranche 3 is a DM5,000,000 overdraft facility (the "Overdraft Facility"), which is to be repaid at Final Maturity.

     The proceeds from the three facilities referred to above are to be used by the Borrowers to refinance indebtedness outstanding under the Facility Agreement dated June 1995 between a group of lenders and Kabelvision Management GmbH (the "Prior Kabelvision Facility") and the Facility Agreement dated August 1995 between a group of lenders and KabelMedia Holding Hannover GmbH, then known as PKG Holding GmbH (the "Prior Kabelmedia Facility" and, together with the Prior Kabelvision Facility, the "Prior Facilities"), to finance acquisitions and capital expenditures, for general corporate purposes, and to finance the Borrowers' day-to-day liquidity requirements.

AVAILABILITY, CONVERSION, REPAYMENT AND INTEREST

     The maximum aggregate number of loans under the Revolving Credit Facility and the Working Capital Facility that may be outstanding is eight, each of which must be for a minimum principal amount of DM2,500,000, and each of which will only be made if, inter alia, certain financial tests are met and no event of default has occurred or potential event of default exists. These conditions provide that no drawdown may be made unless (i) the senior leverage ratio is, prior to December 31, 1996, less than or equal to 6.50:1; between January 1, 1997 and June 30, 1997, less than or equal to 6.25:1; between July 1, 1997 and December 31, 1997, less than or equal to 5.75:1; between January 1, 1998 and June 30, 1998, less than or equal to 5.25:1; between July 1, 1998 and December 31, 1998, less than or equal to 4.75:1; between January 1, 1999 and June 30, 1999, less than or equal to 4:1; between July 1, 1999 and December 31, 1999, less than or equal to 3.75:1; and thereafter less than or equal to 3.25:1 and
(ii) the ratio of senior debt to contributed equity is less than 55:45. The "senior leverage ratio" is defined as the ratio of senior debt divided by annualized operating cash flow, "senior debt" is defined as all indebtedness for money borrowed of the Company, excluding Subordinated Subsidiary Notes, subordinated loans which may be made to the Company by its shareholders and the Discount Notes, and "contributed equity" as defined includes the aggregate amount contributed by way of capital contribution to the Borrower, Subordinated Subsidiary Notes and subordinated loans made to the Company by its shareholders. The Revolving Credit Facility provides that loans will be made to finance acquisitions of cable television systems without the Lenders' prior approval where the pro forma ratio of total debt to annualized operating cash flow is less than 4.50:1. In addition, where such ratio is equal to or greater than 4.50:1, the loans will be made available without the Lenders' prior consent where the consideration for such acquisition is equal to or less than DM20,000,000, provided that the following conditions are satisfied: the Borrowers' pro forma total indebtedness does not exceed DM850 per Equivalent Subscriber (as defined in the Bank Facility) and the consideration to be paid per Equivalent Subscriber does not exceed DM1,250; or, if certain financial ratios are met, the consideration per Equivalent Subscriber does not exceed DM1,650. The term of each loan made pursuant to the Revolving Loan Facility will be one, two, three or six months, as designated by the Borrowers, or such other period as may be agreed by the Lenders. If the above financial conditions are not met, loans will be available to finance acquisitions of cable television systems on provision to the Lenders of a full description of the proposed transaction and satisfactory completion of a due diligence report by counsel to the Lenders. Acquisitions for consideration of between DM20,000,001 and DM50,000,000 may be made on the approval of an Instructing Group of the Lenders (as defined in the Bank Facility). Acquisitions for consideration in excess of DM50,000,000 may be made on approval of all Banks.

     All amounts borrowed under the Revolving Loan Facility will automatically be consolidated into no more than three term loans (collectively, the "Term Loan") on December 31, 1997 (the "Revolving Facility Term Date"). The Term Loan will be required to be repaid in quarterly installments over the seven-year period following the Revolving Facility Term Date, such that 5%, 10%, 15%, 17.5%, 20%, 20% and 12.5% of the outstanding principal amount of the Term Loan are repaid during the first through seventh years, respectively, following the Revolving Facility Term Date. The Working Capital Facility and the Overdraft Facility are repayable in full on Final Maturity. The Revolving Credit Facility requires that amounts outstanding thereunder pursuant to the Term Loan be prepaid by an amount equal to 50% of Excess Cash Flow (as defined in the Bank Facility). Loans under the Revolving Credit Facility and the Working Capital Facility bear interest at an annual rate equal to LIBOR (as defined in the Bank Facility) plus a margin ranging from 1.25% per annum to 2.00% per annum, depending on the ratio of indebtedness for borrowed money to the Company's annualized operating cash flow.

     The Overdraft Facility bears interest at the Agent's usual overdraft rate plus the Margin applicable to the Revolving Credit Facility.

SECURITY

     All principal, interest and other obligations of the Borrowers in respect of loans under the Bank Facility will be secured by, among other things, liens on the receivables from cable television subscribers, concession agreements, equipment, intercompany loans, partnership interests and shares of the Borrowers and have been guaranteed by certain of the Company's subsidiaries (the "Guarantors").

COVENANTS

     The Bank Facility contains certain financial and other covenants, including covenants with respect to cash flow, interest coverage, debt service and shareholders' equity, and requiring the Borrowers to maintain key man insurance on the life of Ben Bartel in an amount of at least DM2,500,000. The Borrowers' ability to borrow under the Revolving Credit Facility is subject to, among other things, its compliance with the covenants contained therein, and the failure to so comply could result in all amounts outstanding under the facility becoming immediately due and payable.

EVENTS OF DEFAULT

     The Bank Facility contains various standard events of default for, among other things, non-payment of amounts due under the facility, breach of covenants or representations, defaults under certain other indebtedness, certain events of insolvency or bankruptcy and, in addition, the following more specific events of default:

     (a)  loss of a material concession or franchise;

     (b) termination of any material contract or any notice given to terminate any material contract;

     (c) change at any time in the regulatory environment in a manner significantly adverse to the Company;

     (d) Ben Bartel ceasing to be in charge of the management of the Company's operating companies, KabelMedia Holding Hannover GmbH ("KMH") and Kabelvision Management GmbH ("KVM") or their successors;

     (e) Kabelmedia ceasing to own 100% of the shares of KMH or KVM (or their successors); and

     (f) a person or persons, who or which are not shareholders of Kabelmedia at the date upon which the Bank Facility closes, acquiring, directly or indirectly, more than an aggregate 24.9% shareholding in Kabelmedia.

The occurrence of any event of default could result in all amounts outstanding under the Bank Facility becoming immediately due and payable and the cancellation of the Bank Facility.

BORROWINGS

     As of March 31, 1996, the Borrowers had drawn down DM237,500,000 under the Prior Facilities, which they intend to repay from the proceeds of the Offering and borrowings under the Bank Facility. See "Use of Proceeds."

FEES

     In connection with the Bank Facility, an arrangement fee will be paid to the Arranger and a facility agency fee and a security agency fee will be paid to the Agent.

                       DESCRIPTION OF THE DISCOUNT NOTES

     The Discount Notes are to be issued under an Indenture, to be dated as of
July      , 1996 (the "Indenture") between the Company and The Bank of New York, as Trustee (the "Trustee"). Except as otherwise provided in the following summary, references to the "Company" shall mean Kabelmedia, in its capacity as issuer of the Discount Notes.

     The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. Certain capitalized terms used in this Section of the Prospectus are defined below. Whenever particular Sections or defined terms of the Indenture not otherwise defined herein are referred to, such Sections or defined terms are incorporated herein by reference.

GENERAL

     A paying agent will be maintained for the Discount Notes in New York, New York (the "Paying Agent").

TERMS OF THE DISCOUNT NOTES

     The Discount Notes will be unsecured senior obligations of the Company, and
will mature on           , 2006. The Discount Notes will be issued in an
aggregate principal amount at maturity to generate gross proceeds of
approximately $100 million. The Discount Notes will accrete at a rate of      %,
compounded semi-annually, to their aggregate principal amount at maturity by
          , 2001. At maturity, the Company will pay the aggregate principal amount at maturity of the Discount Notes then outstanding. Cash interest will
not accrue on the Discount Notes prior to           , 2001. Thereafter, cash
interest on the Discount Notes will be payable, at a rate of      % per annum,
semi-annually in arrears on each           and           (each an "Interest
Payment Date"), commencing           , 2001, to the holder thereof, on the
          or           , as the case may be, immediately preceding such Interest
Payment Date. Cash interest will accrue from the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has
been paid or duly provided for, from           , 2001. Cash interest will be
computed on the basis of a 360-day year of twelve 30-day months. For additional information concerning payments on the Discount Notes, see "-- Form of Discount Notes" and "-- Book-Entry; Delivery and Form."

  Optional Redemption


     The Discount Notes will be redeemable, at the Company's option, in whole or
in part, at any time or from time to time, on or after           , 2001 and
prior to maturity, upon not less than 30 nor more than 60 days' prior notice, at the following Redemption Prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the Redemption Date, if redeemed
during the 12-month period commencing July           of the years set forth
below:



                                     YEAR                             REDEMPTION PRICE
          ----------------------------------------------------------  ----------------
          2001......................................................            %
          2002......................................................            %
          2003......................................................            %


and thereafter at 100% of the principal amount plus accrued and unpaid interest, if any, to the Redemption Date.


     In addition, in the event of the first to occur prior to           , 1999,
of (i) a Public Equity Offering for gross proceeds of DM 30 million (or, if non-Deutsche Mark denominated, the Deutsche Mark Equivalent thereof) or more or
(ii) a sale or series of related sales by the Company of its Common Stock to one or more Strategic Equity Investors for an aggregate purchase price of DM 30 million (or, if non-Deutsche Mark denominated, the Deutsche Mark Equivalent thereof) or more, the Company may, at its option, use all or any portion of the net proceeds thereof to redeem up to a maximum of 35% of the original aggregate principal amount at maturity of the Discount Notes at a
redemption price equal to    % of the Accreted Value of the Discount Notes
(determined at the Redemption Date). See definition of Accreted Value under "-- Certain Definitions." Any such redemption may only be effected once and must be effected upon not less than 30 nor more than 60 days' notice given within 30 days following such Public Equity Offering or the most recent such sale to a Strategic Equity Investor, as the case may be.


     The determination of whether a "series of related sales" has occurred to one or more Strategic Equity Investors that permits a redemption of the Discount Notes under the preceding paragraph will be made by the Company. The Trustee will become aware of any such occurrence upon receipt of the notice of redemption. In addition, as a result of the Company's ongoing obligation to submit compliance certificates to the Trustee, the Trustee will be kept informed with respect to the Company's compliance with all of the covenants, conditions and obligations in the Indenture.

  Redemption for Changes in Withholding Taxes

     The Discount Notes will be subject to redemption as a whole, but not in
part, at the option of the Company at any time on or after           , 2001, at
100% of the aggregate principal amount at maturity thereof, together with accrued interest thereon to the Redemption Date, if the Company has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Discount Notes, any Additional Amounts (as defined below) as a result of a change in laws (including any regulations promulgated thereunder) or in the interpretation or administration thereof, if such change is announced and becomes effective on or after the Issue Date.

     For more information concerning redemption, see "-- Redemption."

FORM OF DISCOUNT NOTES

     The Discount Notes will be represented by a single global security in fully registered form (the "Global Discount Note") and will be deposited with The Bank of New York or any successor, as custodian for DTC. The Global Discount Note will be registered in the name of Cede & Co., as nominee of DTC, and will represent the Discount Notes kept in custody for DTC Participants (including Euroclear and Cedel). Definitive certificates representing individual Discount Notes shall not be issued except as described under "Book-Entry; Delivery and Form."

ADDITIONAL AMOUNTS

     All payments made by the Company under or with respect to the Discount Notes will be made free and clear of and without withholding or deduction for or on account of any present or future Taxes imposed or levied by or on behalf of any Taxing Authority within Germany, or within any other jurisdiction in which the Company is organized or engaged in business for tax purposes, unless the Company is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If the Company is required to withhold or deduct any amount for or on account of Taxes imposed by a Taxing Authority within Germany, or within any other jurisdiction in which the Company is organized or engaged in business for tax purposes, from any payment made under or with respect to the Discount Notes, the Company will pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each holder of Discount Notes (including Additional Amounts) after such withholding or deduction will not be less than the amount the holder and beneficial owner would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment made to a holder of Discount Notes (an "Excluded Holder") with respect to any Tax which would not have been imposed, payable or due: (i) but for the existence of any present or former connection between the holder (or the beneficial owner of, or person ultimately entitled to obtain an interest in, such Discount Notes) and Germany or other jurisdiction in which the Company is organized or engaged in business for tax purposes other than the holding of, or the receipt of payments under, the Discount Notes; (ii) if the payment could have been made by or through another paying agent without such withholding; or (iii) if the beneficial owner of, or person ultimately entitled to obtain an interest in, such Discount Notes had been the holder of the Discount Notes and would not be entitled to the payment of Additional Amounts. In addition, Additional Amounts will not be payable with respect to any Tax which is payable otherwise than by withholding from payments of, or in respect of principal of, or any interest on, the Discount Notes. The Company will also
(i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Company will make reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Taxing Authority imposing such Taxes. The Company will furnish to the holders of the Discount Notes, within 60 days after the date the payment of any Taxes so deducted or withheld is due pursuant to applicable law, either certified copies of tax receipts evidencing such payment by the Company or, if such receipts are not obtainable, other evidence of such payments by the Company.

     At least 30 days prior to each date on which any payment under or with respect to the Discount Notes is due and payable, if the Company will be obligated to pay Additional Amounts with respect to such payment, the Company will deliver to the Trustee an Officers' Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to the holders of Discount Notes on the payment date. Whenever in the Indenture or in this "Description of the Discount Notes" there is mentioned, in any context, the payment of amounts based upon the principal amount or Accreted Value of the Discount Notes or of principal, premium, if any, interest or of any other amount payable under or with respect to any of the Discount Notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

REDEMPTION

  Optional Redemption

     See "-- Terms of the Discount Notes."

  Mandatory Redemption; Change of Control; Certain Asset Sales

     The Company will not be required to make any mandatory redemption or sinking fund payments in respect of the Discount Notes. However, upon the occurrence of a Change of Control, the Company will be obligated to make an offer to purchase all outstanding Discount Notes, (A) in the case of Discount
Notes purchased prior to           , 2001, at a price of 101% of the Accreted
Value thereof (determined at the date of purchase)and (B) in the case of
Discount Notes purchased on or after           , 2001, at a price of 101% of the
principal amount at maturity thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase. See definition of Accreted Value under "-- Certain Definitions." In addition, upon the occurrence of an Asset Sale, the Company may be obligated to make an offer to purchase all or a portion of the outstanding Discount Notes. See "-- Certain Covenants -- Limitation on Asset Sales; Change of Control."

     Within 30 days of any Change of Control Offer (as defined under "Change of Control"), the Company must (i) repay in full all Indebtedness of the Company that would prohibit the repurchase of the Discount Notes or (ii) obtain the requisite consent of the holder of any such Indebtedness of the Company to permit the repurchase of the Discount Notes. The Company is required, however, to make a Change of Control Offer within 30 days of a Change of Control, irrespective of whether any Indebtedness prohibiting the purchase of the Discount Notes has been repaid or the holders thereof have given the requisite consent. If the Company is unable to repay all of its Indebtedness that would prohibit repurchase of the Discount Notes or is unable to obtain the consents of the holders of Indebtedness, if any, of the Company outstanding at the time of a Change of Control, if any, would be so required to permit the repurchase of Discount Notes, the Company will have breached the "Change of Control" covenant in the Indenture. Such a breach would constitute an Event of Default under the Indenture if it continues for a period of 30 consecutive days after written notice is given to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Discount Notes outstanding. In addition, the failure by the Company to repurchase Discount Notes at the conclusion of the Change of Control Offer would constitute an Event of Default without any waiting period or notice requirements. In the event the Change of Control provisions are triggered, an event of default could be triggered under the other indebtedness of the Company. For example, a Change of Control would trigger an event of default under the terms of the Bank Facility, upon which no repayment or prepayment of any amount owing to the Company from the Borrowers or the Guarantors (as such terms are defined in "Description of Certain Indebtedness") would be permitted until the Bank Facility has been repaid, prepaid or cancelled in full. Such an event of default could preclude the flow of money from the Company's subsidiaries to the Company and thereby prevent the Company from making any payment, including Change of Control payments, under the terms of the Discount Notes. Furthermore, it is possible to have a more restrictive definition of change of control in other credit agreements of the Company. For example, an acquisition, directly or indirectly, of more than 24.9% of the shares in Kabelmedia, by a person who is not a shareholder of Kabelmedia at the date of closing of the Bank Facility, would cause an event of default under the Bank Facility. See "Description of Certain Indebtedness" and "-- Change of Control."

     The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless (a) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold or otherwise disposed of and (b) at least 80% of such consideration consists of cash or Cash Equivalents. See "-- Certain Covenants -- Limitation on Asset Sales." To the extent the Net Cash Proceeds of any Asset Sale are not required to be applied to repay, and permanently reduce the commitments under, any Restricted Subsidiary Indebtedness pursuant to the terms of the agreement or instrument under which such Restricted Subsidiary Indebtedness was incurred, or are not so applied, the Company or any Restricted Subsidiary may apply such Net Cash Proceeds within 365 days thereof, to an investment in properties and assets that will be used in a Cable Business (or in Capital Stock of any Person that will become a Restricted Subsidiary as a result of such investment if such Person's primary business consists of a Cable Business) of the Company or any Restricted Subsidiary ("Replacement Assets"). Notwithstanding the foregoing, the Company or its Restricted Subsidiaries may retain up to DM10 million (or, if non-Deutsche Mark denominated, the Deutsche Mark Equivalent thereof) of Net Cash Proceeds from any Asset Sale for any purpose. Any Net Cash Proceeds from any Asset Sale that are neither used to repay, and permanently reduce the commitments under, any Restricted Subsidiary Indebtedness nor invested in Replacement Assets within such 365-day period (exclusive of up to DM10 million referred to in the preceding sentence) shall constitute "Excess Proceeds" subject to disposition as provided below. Within 30 days after the aggregate amount of Excess Proceeds equals or exceeds DM20 million (or, if non-Deutsche Mark denominated, the Deutsche Mark Equivalent thereof), the Company shall make an offer to purchase (an "Excess Proceeds Offer") (i) from all Holders of the Discount Notes, that aggregate principal amount of Discount Notes as can be purchased by application of such Excess Proceeds at a price in cash equal to 100% of the Accreted Value
thereof on any purchase date prior to           , 2001 or 100% of the
outstanding principal amount at maturity thereof plus accrued and unpaid
interest, if any, on any purchase date on or after           , 2001. See
definition of Accreted Value under "-- Certain Definitions." See "-- Certain Covenants -- Limitation on Asset Sales."

     There can be no assurance that the Company will have the financial resources necessary to repurchase the Discount Notes at the time of any Change of Control or in connection with any Excess Proceeds Offer.

  Selection; Effect of Redemption Notice

     In the case of any partial redemption, selection of the Discount Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Discount Note of $1,000 in principal amount or less shall be redeemed in part. If any Discount Note is to be redeemed in part only, the notice of redemption relating to such Discount Note shall state the portion of the principal amount thereof to be redeemed. A new Discount Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Discount Note. Upon giving of any redemption notice, the interest on the Discount Notes called for redemption will cease to accrue (in the case of the Discount Notes redeemed on
or after           , 2001), or the principal amount of Discount Notes called for redemption will cease to accrete (in the case of Discount Notes redeemed prior
to           , 2001) from and after the date fixed for
redemption (unless the Company defaults in providing the funds for such redemption) and such Discount Notes will then cease to be outstanding.

RANKING

     The Indebtedness evidenced by the Discount Notes will be senior indebtedness of the Company and will rank pari passu in right of payment with each other and with all other unsubordinated and unsecured indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company. The Discount Notes will be unsecured.

     The Company is a holding company with limited assets of its own and conducts substantially all of its business through its subsidiaries. The Company is dependent upon access to the earnings, if any, or assets of its subsidiaries to make any payment on the Discount Notes. The ability of the Company to access the earnings of its subsidiaries may be limited by German law, which requires that profits be available for the payment of dividends and under which intercompany indebtedness incurred on terms deemed to be commercially unreasonable may be recharacterized as quasi-equity and interest payments thereon treated as constructive dividends subject to the requirement that such payments be made from profits. Any right of the Company and its creditors, including Holders of the Discount Notes, to participate in the assets of any of the Company's subsidiaries upon any liquidation or administration of any such subsidiary will be effectively subordinated to borrowings under the Bank Facility and other indebtedness for money borrowed. Kabelmedia will hold subordinated notes from certain of its subsidiaries ("Subordinated Subsidiary Notes") in an aggregate principal amount equal to the net proceeds received by Kabelmedia from the sale of the Discount Notes and lent to such subsidiaries. The Subordinated Subsidiary Notes will be subordinated to indebtedness under the Bank Facility and future indebtedness for money borrowed of such subsidiaries, will have interest and payment terms identical to the Discount Notes and will prohibit any pledge thereof, except to holders of Senior Indebtedness. Senior Indebtedness is indebtedness under the Discount Notes and the Indenture, so that any pledge of Subordinated Subsidiary Notes to holders of such indebtedness would result in the Subordinated Subsidiary Notes and any payments of principal or interest thereunder being available only to holders of the Discount Notes, and not to other creditors of Kabelmedia. On a pro forma basis, after giving effect to the Shareholder Debt Conversion, the Offering and the application of the net proceeds thereof, as at March 31, 1996, the Company's subsidiaries would have had DM104.8 million ($70.9 million) of outstanding indebtedness under the Bank Facility and other indebtedness. On a pro forma basis, after giving effect to the Shareholder Debt Conversion, the Offering and the application of the net proceeds thereof and the Pending Acquisitions, as of March 31, 1996, the Company's subsidiaries would have had DM161.9 million ($109.6 million) of outstanding indebtedness under the Bank Facility and other indebtedness. The Company and one or more of the Company's subsidiaries may incur other debt in the future, including secured debt, which, in the case of the debt of the Company's subsidiaries, would be effectively senior to the Discount Notes. The provisions of certain indebtedness of the Company's subsidiaries materially limit the payment of dividends, loans or other distributions by such subsidiaries to the Company, provided that such payments are permitted to the extent necessary to make interest payments on the Discount Notes for so long as there is no event of default under such indebtedness. Accordingly, the Company's ability to make principal payments on, or any required redemptions of, the Discount Notes may be dependent, in part, upon the Company's ability to refinance such indebtedness in the future, which would depend, in part, upon factors beyond the control of the Company.

CERTAIN COVENANTS

  Limitation on Indebtedness

     (a) Under the terms of the Indenture, the Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness (including Acquired Indebtedness) other than the Discount Notes, Indebtedness existing on the Issue Date, and Permitted Indebtedness; provided that the Company or a Restricted Subsidiary may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the ratio of Total Consolidated Indebtedness to Annualized Pro Forma Consolidated Operating Cash Flow would be less than or equal to 8.0 to 1.0.

     (b) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, (A) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness provided for in paragraph (a) or described in the definition of Permitted Indebtedness, the Company shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in paragraph (a) or in one of the clauses in the definition of Permitted Indebtedness and (B) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in conformity with GAAP.

  Limitation on Restricted Payments

     The Indenture will provide that the Company will not, and will not permit any of the Restricted Subsidiaries to, make, directly or indirectly, any Restricted Payment unless:

          (i) no Default shall have occurred and be continuing at the time of or after giving effect to such Restricted Payment;

          (ii) immediately after giving effect to such Restricted Payment, the Company would be able to incur DM1.00 of Indebtedness under the proviso in paragraph (a) of the covenant "Limitation on Indebtedness"; and

          (iii) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after the Issue Date does not exceed an amount equal to the sum of (a) the difference between (x) the Cumulative Available Cash Flow determined at the time of such Restricted Payment and (y) 150% of the cumulative Consolidated Interest Expense of the Company determined for the period commencing on the Issue Date and ending on the last day of the latest fiscal quarter for which consolidated financial statements of the Company are available preceding the date of such Restricted Payment, plus (b) the aggregate net cash proceeds received by the Company either (x) as capital contributions to the Company after the Issue Date or (y) from the issue or sale (other than to a Subsidiary of the Company) of its Capital Stock (other than Disqualified Stock) on or after the Issue Date, plus (c) the aggregate net proceeds received by the Company from the issuance (other than to a Subsidiary of the Company) after the Issue Date of its Capital Stock (other than Disqualified Stock) upon the conversion of, or exchange for, Indebtedness of the Company, plus (d) in the case of the repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case less the cost of the disposition of such Investment. For purposes of the preceding clauses
     (b)(y) and (c), the value of the aggregate net proceeds received by the Company upon the issuance of Capital Stock either upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness or upon the exercise of options, warrants or rights will be the net cash proceeds received upon the issuance of such Indebtedness, options, warrants or rights plus the incremental amount received by the Company upon the conversion, exchange or exercise thereof.

For purposes of determining the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its Fair Market Value.

     The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;
(ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Discount Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange or conversion for, (A) shares of Capital Stock (other than Disqualified Stock) of the Company or (B) Indebtedness Incurred under clause (i) of the definition of Permitted Indebtedness; (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital

Stock (other than Disqualified Stock) of the Company; (iv) payments or distributions pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company; (v) the extension by the Company or any Restricted Subsidiary of trade credit to Unrestricted Subsidiaries, represented by accounts receivable, extended on usual and customary terms in the ordinary course of business; (vi) advances by the Company or any Restricted Subsidiary to fund the working capital or network construction requirements or to refinance Indebtedness of Unrestricted Subsidiaries in an aggregate amount not to exceed DM10 million (or, if non-Deutsche Mark denominated, the Deutsche Mark Equivalent thereof) at any time outstanding; (vii) Investments in Unrestricted Subsidiaries promptly made with the proceeds of a substantially concurrent (1) capital contribution to the Company or (2) issue or sale of Capital Stock (other than Disqualified Stock) of the Company; and (viii) Investments of any Person acquired by the Company or by any Restricted Subsidiary, which Investments were existing at the time of such acquisition; provided that, except in the case of clauses (i), (iii) and (v), no Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

     In determining the amount of Restricted Payments permissible under this covenant, amounts expended pursuant to clauses (i), (ii)(A), (iii), (iv), (v),
(vi) or (vii) of the foregoing paragraph shall be included as Restricted
Payments.

  Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries

     So long as any of the Discount Notes are outstanding, the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

     The foregoing provisions shall not restrict (A) in the case of clause (i),
(ii), (iii) or (iv), any such encumbrance or restriction (I) existing on the Issue Date, including those provided for in the Indenture; (II) applicable to a Restricted Subsidiary which encumbrance or restriction is contained in an agreement or instrument governing or relating to Indebtedness (an "Indebtedness Instrument") provided that, in the case of this clause (II) such encumbrance or restriction applies only to amounts which (x) at any point in time other than during such periods as are described in the following clause (y)(1) are in excess of interest and, at stated maturity, principal (after giving effect to any realization by the Company under any applicable Currency Agreement) due and payable (or which are to become due and payable within 30 days) in respect of the Discount Notes or the Indenture or are either in excess of the amount permitted by, or in an amount that would be prohibited as a result of, financial covenants contained in such Indebtedness Instrument, or (2) if paid, would result in an event described in the following clause (y) of this sentence, and/or (y) during the pendency of any event that causes, permits or, after notice and/or lapse of time, would cause or permit the holder(s) of the Indebtedness governed by the Indebtedness Instrument to declare any such Indebtedness to be immediately due and payable and/or require cash collateralization or cash cover for such Indebtedness for so long as such cash collateralization or cash cover has not been provided; (III) existing under or by reason of applicable law; (IV) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary and existing at the time of such acquisition, which encumbrance or restriction is not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; or (V) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or (B), in the case of clause (iv) only, any such encumbrance or restriction (I) that restricts in a customary manner the subletting, assignment or transfer or any property or asset that is a lease, license, conveyance or contract or similar property or asset; (II) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture; or (III) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that does not individually, or together with all such encumbrances or restrictions, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or Restricted Subsidiary. Nothing contained in this "Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens Securing Certain Indebtedness" covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

  Limitation on the Issuance and Sale of Capital Stock of Restricted
Subsidiaries

     Under the terms of the Indenture, the Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company or a Wholly-Owned Restricted Subsidiary, (ii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary, or (iii) in the case of issuances of Capital Stock by a non-Wholly-Owned Restricted Subsidiary if, after giving effect to such issuance, the Company maintains its percentage ownership of such non-Wholly-Owned Restricted Subsidiary.

  Limitation on Issuances of Guarantees by Restricted Subsidiaries

     The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Discount Notes issued under the Indenture by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that (x) existed at the time such Person became a Restricted Subsidiary and (y) was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is
(A) pari passu with the Discount Notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Discount Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Discount Notes.

     Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

  Limitation on Transactions with Shareholders and Affiliates

     Under the terms of the Indenture, the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary (together, "Related Persons"), except upon fair and reasonable terms to the Company or such Restricted Subsidiary. Specifically, the Company will not, and will not permit any

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Restricted Subsidiary to, (x) provide credit support for, or a Guarantee of, any
Indebtedness of any Unrestricted Subsidiary (including any agreement, undertaking or instrument evidencing such Indebtedness), provided that the Company or any Restricted Subsidiary may pledge Capital Stock or Indebtedness of any Unrestricted Subsidiary on a nonrecourse basis such that the pledgee has no claim whatsoever against the Company or any Restricted Subsidiary other than to obtain such pledged property, (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except in the case of clause (x), (y) or (z) to the extent permitted under the covenant "Limitation on Indebtedness" and, in the case of clause (x) or (y), to the extent permitted under the covenant
"Limitation on Restricted Payments."

     The foregoing limitation does not limit, and shall not apply to (i) any transaction between the Company and any of its Restricted Subsidiaries or between Restricted Subsidiaries; (ii) the payment of reasonable and customary regular fees to members of the Executive Committee of the Company who are not employees of the Company; (iii) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes; (iv) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant; (v) any transaction pursuant to an agreement in effect on the Issue Date; or (vi) any transaction in the ordinary course of business between the Company or any Restricted Subsidiary and any Affiliate thereof engaged in the Cable Business. The foregoing limitation also does not limit, and shall not apply to, transactions (A) approved by a majority of the disinterested members of the Executive Committee or (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of an Independent Financial Advisor, stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view.

     Any transaction (or series of related transactions) with a Related Person (other than those transactions set forth in clauses (i) through (vi) of the immediately preceding paragraph and any payments of interest or principal to CIBL or Chase Manhattan Bank AG under the Bank Facility) in which any Person receives in excess of DM5 million in any fiscal year shall be approved by a majority of the disinterested members of the Executive Committee of the Company or in the absence of such a body, a majority of the disinterested shareholders of the Company. Any transaction (or series of related transactions) with a Related Person involving in excess of DM10 million, or as to which there are no disinterested Executive Committee members, is subject to the further requirement that the Company obtain an opinion of an Independent Financial Advisor with experience in appraising the terms and conditions of the relevant type of transactions (or series of related transactions) stating that the transaction (or series of related transactions) is fair, from a financial point of view, to the Company or such Restricted Subsidiary.

  Limitation on Liens Securing Certain Indebtedness

     Under the terms of the Indenture, the Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Liens of any kind against or upon any of its property or assets (including any pledge of the Subordinated Subsidiary Notes, except to holders of Senior Indebtedness), or any proceeds therefrom, which secure either (x) Subordinated Indebtedness unless the Discount Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to the Liens securing such Subordinated Indebtedness or (y) Pari Passu Indebtedness, unless the Discount Notes are equally and ratably secured with the Liens securing such Pari Passu Indebtedness.

  Limitation on Asset Sales

     The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless (a) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold or otherwise disposed of and (b) at least 80% of such consideration consists of cash or Cash Equivalents. To the extent the Net Cash

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

Proceeds of any Asset Sale are not required to be applied to repay, and permanently reduce the commitments under, any Restricted Subsidiary Indebtedness pursuant to the terms of the agreement or instrument under which such Restricted Subsidiary Indebtedness was incurred, or are not so applied, the Company or any Restricted Subsidiary may apply such Net Cash Proceeds within 365 days thereof, to an investment in properties and assets that will be used in a Cable Business (or in Capital Stock of any Person that will become a Restricted Subsidiary as a result of such investment if such Person's primary business consists of a Cable Business) of the Company or any Restricted Subsidiary ("Replacement Assets"). Notwithstanding the foregoing, the Company or its Restricted Subsidiaries may retain up to DM10 million (or, if non-Deutsche Mark denominated, the Deutsche Mark Equivalent thereof) of Net Cash Proceeds from any Asset Sale for any purpose. Any Net Cash Proceeds from any Asset Sale that are neither used to repay, and permanently reduce the commitments under, any Restricted Subsidiary Indebtedness nor invested in Replacement Assets within such 365-day period (exclusive of the up to DM10 million referred to in the preceding sentence) shall constitute "Excess Proceeds" subject to disposition as provided below.

     Within 30 days after the aggregate amount of Excess Proceeds equals or exceeds DM20 million (or, if non-Deutsche Mark denominated, the Deutsche Mark Equivalent thereof), the Company shall make an offer to purchase (an "Excess Proceeds Offer"), from all Holders of the Discount Notes, that aggregate principal amount of Discount Notes as can be purchased by application of such Excess Proceeds at a price in cash equal to 100% of the Accreted Value thereof
on any purchase date prior to           , 2001 or 100% of the outstanding
principal amount at maturity thereof, plus accrued and unpaid interest, if any,
to any purchase date on or after           , 2001. Each Excess Proceeds Offer
shall remain open for a period of 20 Business Days or such longer period as may be required by law. To the extent that the aggregate of the Accreted Value (if applicable) and principal and accrued interest, as the case may be, of Discount Notes validly tendered and not withdrawn pursuant to an Excess Proceeds Offer is less than the Excess Proceeds, the Company may use such surplus for general corporate purposes. If the aggregate of the Accreted Value or principal and accrued interest (as appropriate) of the Discount Notes validly tendered and not withdrawn by Holders thereof exceeds the amount of Discount Notes which can be purchased with the Excess Proceeds, Discount Notes to be purchased will be selected on a pro rata basis among Holders of Discount Notes. Upon completion of such Excess Proceeds Offer, the amount of Excess Proceeds shall be reset to zero.

     Notwithstanding the two immediately preceding paragraphs, the Company and the Restricted Subsidiaries will be permitted to consummate an Asset Sale without compliance with the two immediately preceding paragraphs to the extent
(i) at least 80% of the consideration for such Asset Sale constitutes Replacement Assets and (ii) such Asset Sale is for Fair Market Value; provided that any consideration not constituting Replacement Assets received by the Company or any of the Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the two preceding paragraphs.

     The Company shall commence an Excess Proceeds Offer by mailing a notice to the Trustee and each Holder stating: (i) that the Excess Proceeds Offer is being made pursuant to this "Limitation on Asset Sales" covenant and that all Discount Notes validly tendered will be accepted for payment on a pro rata basis among Holders of Discount Notes; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Excess Proceeds Payment Date"); (iii) that any Discount Note not tendered will continue to accrete or accrue interest, as the case may be, pursuant to its terms; (iv) that, unless the Company defaults in the payment of the Excess Proceeds Payment, any Discount Note accepted for payment pursuant to the Excess Proceeds Offer shall cease to accrete or accrue interest, as the case may be, on and after the Excess Proceeds Payment Date; (v) that Holders electing to have a Discount Note purchased pursuant to the Excess Proceeds Offer will be required to surrender the Discount Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Discount Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Excess Proceeds Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Excess Proceeds Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal

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

amount of Discount Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Discount Notes purchased; and (vii) that Holders whose Discount Notes are being purchased only in part will be issued new Discount Notes equal in principal amount to the unpurchased portion of the Discount Notes surrendered; provided that each Discount Note purchased and each new Discount Note issued shall be in a principal amount of $1,000 or integral multiples thereof.

     On the Excess Proceeds Payment Date, the Company shall (i) accept for payment on a pro rata basis Discount Notes or portions thereof tendered pursuant to the Excess Proceeds Offer; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Discount Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Discount Notes or portions thereof so accepted together with an Officers' Certificate specifying the Discount Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Discount Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Discount Note equal in principal amount to any unpurchased portion of the Discount Note surrendered; provided that each Discount Note purchased and each new Discount
Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of the Excess Proceeds Offer as soon as practicable after the Excess Proceeds Payment Date. For purposes of this "Limitation On Asset Sales" covenant, the Trustee shall act as the Paying Agent.

     If the Company is required to make an Excess Proceeds Offer, the Company will comply with all applicable tender offer rules, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other applicable securities laws and regulations.

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each Holder shall have the right to require the repurchase of its Discount Notes by the Company in cash pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the Accreted Value thereof (determined at the
date of purchase) if such purchase is prior to           , 2001, or 101% of the
principal amount at maturity thereof, plus accrued and unpaid interest thereon,
if any, to the date of purchase if such purchase is on or after           , 2001
(the "Change of Control Payment"). The Company is not required to make a Change of Control Offer following a Change of Control if a third party makes a Change of Control Offer that would be in compliance with the provisions described in this section if it were made by the Company and purchases the Discount Notes validly tendered and not withdrawn. Prior to the mailing of the notice to Holders provided for in the succeeding paragraph, but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full all Indebtedness of the Company that would prohibit the repurchase of the Discount Notes as provided for in the succeeding paragraph or (ii) obtain any requisite consents under instruments governing any such Indebtedness of the Company to permit the repurchase of the Discount Notes as provided for in the succeeding paragraph. The Company shall first comply with the covenant in the preceding sentence before it shall be required to repurchase Discount Notes pursuant to this "Change of Control" covenant. The Company is required, however, to make a Change of Control Offer within 30 days of a Change of Control, irrespective of whether any Indebtedness prohibiting the purchase of the Discount Notes has been repaid or the holders thereof have given the requisite consent.

     Within 30 days following the Change of Control, the Company shall mail a notice to the Trustee and each Holder stating: (i) that a Change of Control has occurred, that the Change of Control Offer is being made pursuant to this "Change of Control" covenant and that all Discount Notes validly tendered will be accepted for payment; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date"); (iii) that any Discount Note not tendered will continue to accrete or accrue interest, as the case may be, pursuant to its terms; (iv) that, unless the Company defaults in the payment of the Change of Control Payment, any Discount Note accepted for payment pursuant to the Change of Control Offer shall cease to accrete or accrue interest, as the case may be, on and after the Change of Control Payment Date;
(v) that Holders electing to have any Discount Note or portion thereof purchased pursuant to the Change of

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

Control Offer will be required to surrender such Discount Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of such Discount Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Change of Control Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Discount Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Discount Notes purchased; and (vii) that Holders whose Discount Notes are being purchased only in part will be issued new Discount Notes equal in principal amount to the unpurchased portion of the Discount Notes surrendered; provided that each Discount Note purchased and each new Discount
Note issued shall be in a principal amount of $1,000 or integral multiples thereof.

     On the Change of Control Payment Date, the Company shall: (i) accept for payment Discount Notes or portions thereof tendered pursuant to the Change of Control Offer; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Discount Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee, all Discount Notes or portions thereof so accepted together with an Officers' Certificate specifying the Discount Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail, to the Holders of Discount Notes so accepted, payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Discount Note equal in principal amount to any unpurchased portion of the Discount Notes surrendered; provided that each Discount Note purchased and each new Discount Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. For purposes of this "Change of Control" covenant, the Trustee shall act as Paying Agent.

     The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in the event that a Change of Control occurs and the Company is required to repurchase the Discount Notes under this "Change of Control" covenant.

     If the Company is unable to repay all of its Indebtedness that would prohibit repurchase of the Discount Notes or is unable to obtain the consents of the holders of Indebtedness, if any, of the Company outstanding at the time of a Change of Control whose consent would be so required to permit the repurchase of Discount Notes, then the Company will have breached this "Change of Control" covenant. This breach will constitute an Event of Default under the Indenture if it continues for a period of 30 consecutive days after written notice is given to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Discount Notes outstanding. In addition, the failure by the Company to repurchase Discount Notes at the conclusion of the Change of Control Offer will constitute an Event of Default without any waiting period or notice requirements.

     There can be no assurances that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Discount Notes) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time). The above covenant requiring the Company to repurchase the Discount Notes will, unless the consents referred to above are obtained, require the Company to repay all Indebtedness then outstanding which by its terms would prohibit such Discount Note repurchase, either prior to or concurrently with such Discount Note repurchase.

SEC REPORTS AND REPORTS TO HOLDERS

     The Company shall deliver to the Trustee and to the Holders, within 30 days after it files them with the Securities and Exchange Commission (the "Commission"), copies of its annual and quarterly reports which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Commission, the Indenture requires the Company to continue to file with the Commission and provide to the Trustee and to the Holders annual audited financial statements and quarterly unaudited financial statements, along in each case with a management's discussion and analysis thereof, all in the form the Company would be required to file were it subject to such reporting requirements. The Company shall not be obligated to file any such reports with the Commission if the Commission does not permit such filings.

EVENTS OF DEFAULT

     The following events will be defined as "Events of Default" in the
Indenture: (a) default in the payment of principal of or premium on any Discount Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; (b) default in the payment of interest or Additional Amounts on any Discount Note when the same becomes due and payable, and such default continues for a period of 30 days; (c) failure to perform or comply with the provisions described under "-- Consolidation, Merger and Sale of Assets";
(d) the Company fails to repurchase Discount Notes at the conclusion of the Change of Control Offer or Excess Proceeds Offer referred to under "-- Change of Control" or "-- Limitation on Asset Sales" above; (e) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the Indenture or under the Discount Notes and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Discount Notes outstanding; (f) there occurs with respect to any issue or issues of Indebtedness of the Company or any Significant Subsidiary having an outstanding principal amount of DM10 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holders thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days following such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (g) any final judgment or order for the payment of money in excess of DM10 million in the aggregate for all such final judgments or orders against all such Persons shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed DM10 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; and
(h) certain events of bankruptcy, insolvency, reorganization or administration affecting the Company or any Significant Subsidiary.

     If an Event of Default (other than an Event of Default specified in clause
(h) above that occurs with respect to the Company) occurs and is continuing under the Indenture, the Trustee thereto or the Holders of at least 25% in aggregate principal amount then outstanding of the Discount Notes, by written notice to the Company (and to the Trustee if such notice is given by the Holders (the "Acceleration Notice")), may, and the Trustee at the request of such Holders shall, declare the Discount Notes to be immediately due and payable at 100% of the Accreted Value thereof (determined at the date of such declaration)
if such declaration is prior to           , 2001, or 100% of the principal
amount at maturity thereof, plus accrued and unpaid interest thereon, if any, to
the date of such declaration, if such declaration is on or after           ,
2001. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (f) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (f) shall be remedied or cured by the Company and/or the relevant Significant Subsidiaries or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (h) above occurs with respect to the Company, the Discount Notes then outstanding shall ipso facto become and be immediately due and payable at 100% of the Accreted Value thereof at the date of such Event of Default, if such date is prior to
          , 2001, or at 100% of the outstanding principal amount at maturity thereof, plus accrued and unpaid interest, if any, to the date of such

Event of Default, if such date is on or after           , 2001, in each case
without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Discount Notes, by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if, in addition to certain other covenants, (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on such Discount Notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment, decree or order of a court of competent jurisdiction. The Holders of at least a majority in aggregate principal amount of the outstanding Discount Notes, by notice to the Trustee, may waive an existing Default or Event of Default and the consequences under the relevant Indenture, except a Default in the principal of, premium, if any, or interest on the Discount Notes or in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of the Holder of each outstanding Discount Note affected.

     The Holders of at least a majority in aggregate principal amount of the outstanding Discount Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Discount Notes, not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Discount Notes. A Holder may not pursue any remedy with respect to the Indenture or the Discount Notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount at maturity of outstanding Discount Notes make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Discount Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Discount Note to receive payment of the principal of, premium, if any, or interest on, such Discount Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Discount Notes, which right shall not be impaired or affected without the consent of such Holder.

     The Indenture will require certain officers of the Company to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries, and of the Company's and its Restricted Subsidiaries' performance under the Indenture, and that the Company has, to the best of their knowledge, fulfilled all obligations under the Indenture, or, if there has been a default in the fulfilment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person (other than a consolidation or merger with or into a Wholly-Owned Restricted Subsidiary with a positive net worth; provided that, in connection with any such merger or consolidation, no consideration (other than Common Stock in the surviving Person or the Company) shall be issued or distributed to the stockholders of the Company) or permit any Person to merge with or into the Company unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States or of any country that is a member of the European Union and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company under the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis the Company, or any Person becoming the successor obligor of the Discount Notes, as the case may be, could Incur at least DM1.00 of Indebtedness under the proviso in paragraph (a) of the "Limitation on Indebtedness" covenant; and (iv) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clause (iii)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

DEFEASANCE

     The Indenture will provide that (A) if applicable, the Company will be discharged from any and all obligations in respect of all outstanding Discount Notes other than certain obligations of the Company to transfer the Discount Notes, or (B) if applicable, the Company may omit to comply with certain restrictive covenants, and certain events will cease to be Events of Default under the Indenture and the Discount Notes, in either case (A) or (B), upon irrevocable deposit by the Company with the Trustee, in trust, of money and/or U.S. Government Obligations which will provide money in an amount sufficient to pay the principal of and each installment of interest, if any, on the outstanding Discount Notes. With respect to Clause (B), the obligations under the Indenture other than with respect to certain covenants and Events of Default will remain in full force and effect. Such trust may only be established if, among other things, (i) with respect to Clause (A), the Company has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which, in the opinion of counsel provides that holders of the Discount Notes will not recognize income, gain or loss for U S. federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to Clause
(B), the Company has delivered to the Trustee an opinion of counsel (which may be based on an Internal Revenue Service ruling) to the effect that the holders of the Discount Notes will not recognize gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (ii) no Default shall have occurred and be continuing; (iii) the Company has delivered to the Trustee an opinion of counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940 and (iv) certain other customary conditions precedent are satisfied.

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the relevant Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Discount Notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of any Discount Note, or any installment of interest on any Discount Note, (ii) reduce the Accreted Value or principal amount of, or the rate of interest on, or any premium payable upon, any Discount Note, whether payable upon redemption, repurchase or at maturity, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Discount Note, (iv) adversely affect any right of repayment exercisable at the option of any Holder of any Discount Note, (v) impair the right to institute a suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Discount Note, (vi) amend or modify the provisions described under "Additional Amounts" in any manner adverse to the Holders, (vii) reduce the above-stated percentage of outstanding Discount Notes the consent of whose Holders is necessary to modify or amend the Indenture, or (viii) reduce the percentage or aggregate principal amount of outstanding Discount Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

NO PERSONAL LIABILITY OF INCORPORATORS, SHAREHOLDERS, OFFICERS,
EXECUTIVE COMMITTEE MEMBERS OR EMPLOYEES

     The Indenture provides that no recourse for the payment of the principal of or interest on any of the Discount Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or in the Discount Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, shareholder, officer, director, employee, Executive Committee member or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Discount Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Discount Notes. Such waiver may not be effective to waive liabilities under German or the U.S. federal securities laws and it is the view of the SEC that such a waiver is against public policy.

CONCERNING THE TRUSTEE

     The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should either become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by the Trustee in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if they acquire any conflicting interest, it must eliminate such conflict or resign.

GOVERNING LAW

     The Indenture provides that the Indenture and the Discount Notes thereunder will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

     "Accreted Value" is defined to mean, as at any date of determination prior
to           , 2001, the amount provided for each $1,000 principal amount at maturity of Discount Notes:

     (i) if the date of determination occurs on one of the following dates (each a "Semi-Annual Accrual Date"), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

                          SEMI-ANNUAL ACCRUAL DATE                   ACCRETED VALUE
            -----------------------------------------------------    --------------
            July    , 1996.......................................
            January    , 1997....................................
            July    , 1997.......................................
            January    , 1998....................................
            July    , 1998.......................................
            January    , 1999....................................
            July    , 1999.......................................
            January    , 2000....................................
            July    , 2000.......................................
            January    , 2001....................................
            July    , 2001.......................................

     (ii) if the date of determination occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of (a) the original issue price and (b) an amount equal to the product of (1) the Accreted Value for the first Semi-Annual Accrual Date less the original issue price multiplied by (2) a fraction, the numerator of which is the number of days from the issue date of the Discount Notes to the date of determination, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the issue date of the Discount Notes to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

     (iii) if the date of determination occurs between the two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (a) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such date of determination and (b) an amount equal to the product of (1) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date multiplied by (2) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the date of determination, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

     (iv) if the date of determination occurs after the last Semi-Annual Accrual
        Date, the Accreted Value will equal $          .

     "Acquired Indebtedness" is defined to mean Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary and not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

     "Affiliate" is defined to mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, is defined to mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Annualized Pro Forma Consolidated Operating Cash Flow" is defined to mean Consolidated Operating Cash Flow for the latest fiscal quarter for which consolidated financial statements of the Company are available multiplied by four. For purposes of calculating "Consolidated Operating Cash Flow" for any fiscal quarter for purposes of this definition, (i) any Subsidiary of the Company that is a Restricted Subsidiary on the Transaction Date shall be deemed to have been a Restricted Subsidiary at all times during such fiscal quarter and
(ii) any Subsidiary of the Company that is not a Restricted Subsidiary on the Transaction Date shall be deemed to have been a Restricted Subsidiary at all times during such fiscal quarter and (iii) any Subsidiary of the Company that is not a Restricted Subsidiary on the Transaction Date shall be deemed not to have been a Restricted Subsidiary at any time during such fiscal quarter. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated Operating Cash Flow" shall be calculated after giving effect on a pro forma basis for the applicable fiscal quarter to, without duplication, any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of the Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the period commencing on the first day of such fiscal quarter to and including the Transaction Date (the "Reference Period"), as if such Asset Sale or Asset Acquisition occurred on the first day of the Reference Period.

     "Asset Acquisition" is defined to mean (i) an Investment or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by the Company or any Restricted Subsidiary in any other Person, or any acquisition or purchase of Capital Stock of another Person by the Company or any Restricted Subsidiary, in either case pursuant to which such Person shall become a Restricted Subsidiary or shall be merged with or into or consolidated with the Company or any Restricted Subsidiary or (ii) an acquisition by the Company or any Restricted Subsidiary of the property and assets of any Person other than the Company or any Restricted Subsidiary which constitute substantially all of a division, operating unit or line of business of such Person or which is otherwise outside the ordinary course of business.

     "Asset Sale" is defined to mean any direct or indirect sale, transfer, conveyance or lease (which has the effect of a disposition and is not for security purposes) or other disposition (including by way of merger, consolidation or sale-leaseback transactions, but not including Restricted Payments permitted under the Indenture) in one transaction or a series of related transactions by the Company or any Restricted Subsidiary to any Person other than the Company or any Restricted Subsidiary of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) any material license or other authorization of the Company or any Restricted Subsidiary pertaining to a Cable Business, (iii) all or substantially all of the property and assets of an operating unit or business of the Company or any Restricted Subsidiary or (iv) any other property and assets of the Company or any Restricted Subsidiary outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of the Company; provided, however, that the term "Asset Sale" shall in no case include any sale, transfer, conveyance, lease or other disposition in one transaction or a series of related transactions (i) of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Restricted Subsidiary, as the case may be,
(ii) involving assets with a Fair Market Value not in excess of DM500,000 (or, if non-Deutsche Mark denominated, the Deutsche Mark Equivalent thereof), or
(iii) of inventory in the ordinary course of business.

     "Average Life" is defined to mean, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and
(b) the amount of such principal payment by (ii) the sum of all such principal payments.

     "Business Day" is defined to mean any day (other than a Saturday or Sunday) on which DTC, Euroclear or Cedel and banks in London and New York are open for business.

     "Cable Acquisition" is defined to mean an Asset Acquisition of properties or assets to be used in a Cable Business or of the Capital Stock of any Person that becomes a Restricted Subsidiary or, subject to the covenant "Limitation on Restricted Payments," an Unrestricted Subsidiary as a result of such Asset Acquisition, provided that such Person's assets and properties consist principally of properties or assets that will be used in a Cable Business.

     "Cable Business" is defined to mean any business operating a cable system located entirely in the territory comprised of the 15 countries which are members of the European Union on the Issue Date and of the Czech Republic, Hungary, Norway, Poland and Switzerland, or any business reasonably related thereto, including, without limitation, any business conducted by the Company or any Restricted Subsidiary on the Issue Date.

     "Capital Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding at the Issue Date or issued after the Issue Date, including, without limitation, all Common Stock and Preferred Stock, and any and all rights, warrants or options exchangeable for or convertible into any thereof.

     "Capitalized Lease" is defined to mean, as applied to any Person, any lease or license of, or other agreement conveying the right to use, any property (whether real, personal or mixed, movable or immovable) of which the present value of the obligations of such Person to pay rent or other amounts is required, in conformity with GAAP, to be classified and accounted for as a finance lease obligation; and "Capitalized Lease Obligation" is defined to mean the capitalized present value of the obligations to pay rent or other amounts under such lease or other agreement, determined in accordance with GAAP.

     "Cash Equivalents" is defined to mean (i) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the Federal Republic of Germany or the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the

Federal Republic of Germany or the United States of America, as the case may be, is pledged in support thereof or such Indebtedness constitutes a general obligation of such country); (ii) deposits, certificates of deposit or acceptances with a maturity of 180 days or less of any institution which is authorized by the Deutsche Bundesbank of the Federal Republic of Germany or financial institution that is a member of the Federal Reserve System, in each case having combined capital and surplus and undivided profits (or any similar capital concept) of not less than DM500 million (or, if non-Deutsche Mark denominated, the Deutsche Mark Equivalent thereof); (iii) commercial paper with a maturity of 180 days or less issued by a corporation (other than an Affiliate of the Company) organized under the laws of the Federal Republic of Germany or any part thereof or the United States of America or any state thereof or the District of Columbia and rated at least "A-1" by Standard & Poor's Corporation or "P-1" by Moody's Investors Service; and (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the government of the Federal Republic of Germany or the United States Government (in the case of any United States Government Obligations), in each case maturing within one year from the date of acquisition.

     "Cedel" is defined to mean Cedel Bank, societe anonyme.

     "Change of Control" is defined to mean the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the Company; or (b) the Company consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Company is converted into or exchanged for (1) Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation or (2) cash, securities and other property in an amount which could be paid by the Company as a Restricted Payment under the Indenture and (ii) immediately after such transaction no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Permitted Holders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation; provided that (i) to the extent that one or more regulatory approvals are required for one or more of the events or circumstances described in clauses (a) or (b) to become effective under applicable law, such events or circumstances shall be deemed to have occurred at the time such approvals have been obtained and become effective under applicable law, and (ii) no Change of Control shall be deemed to occur solely by reason of the placement of any Voting Stock held by a Permitted Holder into a trust or similar arrangement as a result of a prohibition under the laws or regulations of the European Community or any of its predecessors or successors (the "EC") or the European Union or any of its predecessors or successors (the "EU") or Germany on the ownership of Voting Stock of the Company by persons not organized under or citizens of a country which is a member of the EC or EU or Germany, if the Company delivers an Opinion of Counsel to the Trustee prior thereto confirming such trust or similar arrangement is necessary as a result of such prohibition.

     "Common Stock" is defined to mean, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock or ordinary shares, whether or not outstanding at the Issue Date, and includes, without limitation, all series and classes of such common stock or ordinary shares.

     "Consolidated Income Tax Expense" is define to mean, for any period, the provision for local, foreign and all other income taxes of the Company and its Restricted Subsidiaries for such period as determined in accordance with GAAP.

     "Consolidated Interest Expense" is defined to mean, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Protection Obligations; and Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries) and all but the principal component of rent or other amounts in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; excluding, however, any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Discount Notes, all as determined on a consolidated basis in conformity with GAAP.

     "Consolidated Net Income" is defined to mean, for any period, the consolidated net income (or loss) of the Company and the Restricted Subsidiaries for such period determined in accordance with GAAP, adjusted, to the extent included in calculating such consolidated net income, by excluding, without duplication, (i) all extraordinary gains or losses of such Person (net of fees and expenses relating to the transaction giving rise thereto) for such period,
(ii) income of the Company and the Restricted Subsidiaries derived from or in respect of all Investments in Persons other than Subsidiaries of the Company or any Restricted Subsidiary, (iii) the portion of net income (or loss) of such Person allocable to minority interests in unconsolidated Persons for such period, except to the extent actually received by the Company or any Restricted Subsidiary, (iv) net income (or loss) of any other Person combined with such Person on a "pooling of interests" basis attributable to any period prior to the date of combination, (v) any gain or loss, net of taxes, realized by such Person upon the termination of any employee pension benefit plan during such period,
(vi) gains or losses in respect of any Asset Sales (net of fees and expenses relating to the transaction giving rise thereto) during such period and (vii) except the net income of any Restricted Subsidiary for such period to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted directly or indirectly, by operation of the terms of its constitutional documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders.

     "Consolidated Operating Cash Flow" is defined to mean, with respect to any period, the Consolidated Net Income of the Company and the Restricted Subsidiaries for such period increased by the sum of (i) the Consolidated Income Tax Expense of the Company and the Restricted Subsidiaries accrued according to GAAP for such period (other than taxes attributable to extraordinary, unusual or nonrecurring gains or losses); (ii) Consolidated Interest Expense for such period; (iii) depreciation of the Company and the Restricted Subsidiaries for such period; and (iv) amortization of the Company and the Restricted Subsidiaries for such period, including, without limitation, amortization of capitalized debt issuance costs for such period, all determined on a consolidated basis in accordance with GAAP.

     "Cumulative Available Cash Flow" is defined to mean, as at any date of determination, the positive cumulative Consolidated Operating Cash Flow realized during the period commencing on the Issue Date and ending on the last day of the most recent fiscal quarter immediately preceding the date of determination for which consolidated financial information of the Company is available or, if such cumulative Consolidated Operating Cash Flow for such period is negative, the negative amount by which cumulative Consolidated Operating Cash Flow is less than zero.

     "Currency Agreement" is defined to mean any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in currency values.

     "Deeply Subordinated Shareholder Loans" is defined to mean any indebtedness of the Company for money borrowed from a shareholder of the Company or any Affiliate thereof, provided such indebtedness of the Company has been expressly subordinated in right of payment and postponed as to all payments of interest or principal prior to the earlier of (a) the end of the sixth month after the final maturity of the Discount Notes and (b) the payment in full in cash of all Discount Notes (or due provision therefor which results in the discharge of all obligations under the Discount Notes and the Indenture); provided further that the terms of the subordination agreement are in the form annexed to the Indenture and the Company receives one or more Opinions of Counsel as to the validity and enforceability of such subordination agreement.

     "Default" is defined to mean any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Deutsche Mark Equivalent" is defined to mean, with respect to any monetary amount in a currency other than German Deutsche Marks, at any time for the determination thereof, the amount of Deutsche Marks obtained by converting such foreign currency involved in such computation into Deutsche Marks at the spot rate for the purchase of Deutsche Marks with the applicable foreign currency as quoted by the Financial Times (European edition) published on the last Business Day immediately preceding such determination.

     "Disqualified Stock" is defined to mean, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the Discount Notes.

     "Euroclear" is defined to mean Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear system.

     "Executive Committee" is defined to mean the executive committee of the Company or other similar body established by the Company's shareholders pursuant to the Company's Articles of Incorporation.

     "Fair Market Value" is defined to mean, with respect to any asset or property, the price that could be negotiated in an arms-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Unless otherwise specified in the Indenture, Fair Market Value shall be determined by the Managing Director and approved by either a unanimous resolution of the Executive Committee or a majority of the Shareholders of the Company acting in good faith and shall be evidenced by a Resolution delivered to the Trustee.

     "GAAP" is defined to mean, at any date of determination, generally accepted accounting principles in effect in the United States which are applicable as of the Issue Date.

     "Guarantee" is defined to mean any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the Payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Guarantor" is defined to mean any Person obligated under a Guarantee.

     "Incur" is defined to mean, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise, contingently or otherwise, become liable, directly or indirectly, for or with respect to, or become responsible for, the payment of such Indebtedness, including an Incurrence of Indebtedness by reason of the acquisition of more than 50% of the Capital Stock of any Person; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness. The term "Incurrence" used as a noun has a corresponding meaning.

     "Indebtedness" is defined to mean, with respect to any Person at any date of determination (without duplication), (i) any liability, contingent or otherwise, of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto and purchase money obligations), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than 180 days after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (v) all obligations of such Person as lessee under Capitalized Leases, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by or is otherwise the legal liability of such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person or which is otherwise the legal liability of such Person, to the extent such Indebtedness is Guaranteed by or is otherwise the legal liability of such Person, (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Protection Obligations,
(ix) any and all deferrals, renewals, extensions and refundings of, or amendments of or supplements to, any liability or obligation of the kind described in this definition, and (x) Disqualified Stock; provided, however, that Indebtedness shall not include Deeply Subordinated Shareholder Loans. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

     "Independent Financial Advisor" is defined to mean a United States or German investment banking firm of national standing in the United States or Germany, as the case may be, (i) which, in the judgment of the Managing Director, approved by either a unanimous resolution of the Executive Committee or a majority of the shareholders of the Company, does not, and whose shareholders, members, directors, officers or Affiliates do not, have a material direct or indirect financial interest in the Company, and (ii) which, in the judgment of the Managing Director, approved by either a unanimous resolution of the Executive Committee or a majority of the shareholders of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "Indirect Participant" is defined to mean a Person who holds an interest through a Participant.

     "Interest Rate Protection Obligations" is defined to mean the obligations of any Person pursuant to any arrangement with any other Person whereby, directly, or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars, forward interest rate agreements and similar agreements.

     "Investment" is defined to mean, with respect to any Person, any advance, loan, account receivable (other than an account receivable arising in the ordinary course of business), or other extension of credit (including, without limitation, by means of any guarantee) or any capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others, or otherwise), or any purchase or ownership of any stocks, bonds, notes, debentures or other securities, of any other Person. Notwithstanding the foregoing, in no event shall any issuance of Capital Stock (other than Disqualified Stock) of the Company in exchange for Capital Stock, property or assets of another Person constitute an Investment by the Company in such other Person. For purposes of the definition of "Unrestricted Subsidiary" described below and the "Limitation on Restricted Payments" covenant described above, (i) "Investment" shall include the Fair Market Value of the assets (net of liabilities) of any Restricted Subsidiary of the Company at the time that such Restricted Subsidiary of the Company is designated an Unrestricted Subsidiary and shall exclude the Fair Market Value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company, and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined by the Executive Committee of the

Company in good faith or, if it may be in excess of DM2 million (or, if non-Deutsche Mark denominated, the Deutsche Mark Equivalent thereof), by an Independent Financial Advisor.

     "Issue Date" is defined to mean the original date of issuance of the Discount Notes.

     "Lien" is defined to mean any mortgage, charge, pledge, security interest, encumbrance, lien (statutory or other), hypothecation, assignment for security, claim, or preference or priority or other encumbrance of any kind upon or with respect to any property (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

     "Net Cash Proceeds" is defined to mean, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents if converted within 12 months after receipt, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of Cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Officer" is defined to mean the Chairman of the Executive Committee, the Chief Executive Officer, any Managing Director (Geschaftsfuhrer), the Chief Financial Officer, any Senior Vice President, the Chief Operating Officer, the Treasurer, the General Counsel, the Secretary, the Controller or any Executive Committee member of the Company.

     "Officers' Certificate" is defined to mean a certificate signed by any two of the Managing Director, Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of the Company.

     "Opinion of Counsel" is defined to mean a written opinion from legal counsel who is reasonably acceptable to the Trustee, which may include an individual employed as counsel to the Trustee.

     "Pari Passu Indebtedness" is defined to mean any indebtedness of the Company which ranks pari passu in right of payment with the Discount Notes.

     "Participant" is defined to mean, with respect to DTC, Euroclear or Cedel, Persons who have accounts with DTC, Euroclear or Cedel, respectively (and, with respect to DTC, shall include Euroclear and Cedel).

     "Permitted Holders" is defined to mean Advent International Corporation, a Delaware corporation, General Cinema Corporation, a Delaware corporation, Morgan Stanley Group Inc., a Delaware corporation, The Chase Manhattan Corporation, a Delaware corporation, and their controlled Affiliates.

     "Permitted Indebtedness" is defined to mean the following indebtedness (each of which shall be given independent effect):

          (a) Indebtedness under the Discount Notes and the Indenture;

          (b) Indebtedness of the Company and any Restricted Subsidiary outstanding on the Issue Date;

          (c) Indebtedness, including under any bank term loan and/or revolving credit facility (which may include any guarantee, bonding and/or letter of credit facility) or any capitalized lease, of the Company and/or any Restricted Subsidiary to the extent that the proceeds of or credit support provided by any such Indebtedness are used to finance or support working capital for, or the construction of, a Cable Business of the Company or any Restricted Subsidiary existing on the Issue Date, the acquisition of properties or assets to be used by the Company or any Restricted Subsidiary existing on the Issue Date (other than pursuant to an Asset Acquisition) or the acquisition of capital stock in any Person to the extent necessary to maintain the ownership interest of the Company or any Restricted Subsidiary therein on the Issue Date, or to make any other Investment in any Person in which an Investment has been made on or prior to the Issue Date, provided such new Investment is made pro rata with the other equity holders of such Person;

          (d) (i) Indebtedness of the Company and/or any Restricted Subsidiary to the extent the proceeds thereof or credit support are used to finance or support a Cable Acquisition or working capital for, or to finance the construction of, the business or network acquired and refinancings thereof and (ii) Acquired Indebtedness;

          (e) (i) Indebtedness of any Restricted Subsidiary owed to and held by the Company or a Restricted Subsidiary and (ii) Indebtedness of the Company owed to and held by any Restricted Subsidiary; provided that an Incurrence of Indebtedness shall be deemed to have occurred upon (x) any sale or other disposition of any Indebtedness of the Company or a Restricted Subsidiary referred to in this clause (e) to a Person other than the Company or a Restricted Subsidiary or (y) any sale or other disposition of Capital Stock of a Restricted Subsidiary, or (z) any designation as an Unrestricted Subsidiary of a Restricted Subsidiary which holds Indebtedness of the Company or another Restricted Subsidiary;

          (f) Interest Rate Protection Obligations of the Company and/or any Restricted Subsidiary to the extent relating to (i) Indebtedness of the Company and/or such Restricted Subsidiary, as the case may be (which Indebtedness (x) bears interest at fluctuating interest rates and (y) is otherwise permitted to be incurred under the "Limitation on Indebtedness" covenant), and/or (ii) Indebtedness for which a lender has provided a commitment in an amount reasonably anticipated to be Incurred by the Company and/or any Restricted Subsidiary in the following 12 months after such Interest Rate Protection Obligation has occurred, but only to the extent that the notional principal amount of such Interest Rate Protection Obligation does not exceed the principal amount of the Indebtedness (and/or Indebtedness subject to commitments) to which such Interest Rate Protection Obligation relates;

          (g) Indebtedness of the Company and/or any Restricted Subsidiary under Currency Agreements to the extent relating to (i) Indebtedness of the Company or a Restricted Subsidiary and/or (ii) obligations to purchase assets, properties or services incurred in the ordinary course of business of the Company or any Restricted Subsidiary; provided that such Currency Agreements do not increase the Indebtedness or other obligations of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities or compensation payable thereunder;

          (h) Indebtedness of the Company and/or any Restricted Subsidiary in respect of performance bonds of the Company or any Restricted Subsidiary or surety bonds provided by the Company or any Restricted Subsidiary incurred in the ordinary course of business in connection with the construction or operation of a Cable Business;

          (i) Indebtedness of the Company and/or any Restricted Subsidiary to the extent it represents a replacement, renewal, refinancing, or extension of outstanding Indebtedness of the Company and/or any Restricted Subsidiary incurred or outstanding pursuant to clause (a), (b), (c), (d) or this clause (i) of this definition or the proviso to the covenant "Limitation on Indebtedness"; provided that (A) Indebtedness of the Company may not be replaced, renewed, refinanced or extended under this clause (i) with Indebtedness of any Restricted Subsidiary, (B) any such replacement, renewal, refinancing or extension (x) shall not result in such Indebtedness having a shorter Average Life as compared with the Indebtedness being replaced, renewed, refinanced or extended and (y) shall not exceed the sum of the principal amount (or, if such Indebtedness provides for a lesser amount to be due and payable upon a declaration or acceleration thereof, an amount no greater than such lesser amount) of the Indebtedness being replaced, renewed, refinanced or extended plus the amount of accrued interest thereon and the amount of any reasonably determined prepayment premium necessary to accomplish such replacement, renewal, refinancing or extension and such reasonable fees and expenses incurred in connection therewith, and (C) in the case of any Indebtedness replacing, renewing, refinancing, or extending Indebtedness which is pari passu to the Discount Notes, any such replacing, renewing, refinancing or extending Indebtedness is made pari passu to the Discount Notes or subordinated to the Discount Notes, and, in the case of any Indebtedness replacing, renewing, refinancing, or extending Indebtedness which is subordinated to the Discount Notes or is Disqualified Stock, any such replacing, renewing, refinancing or extending Indebtedness is subordinated to the Discount Notes to the same extent as the Indebtedness being replaced, renewed, refinanced or extended or is Disqualified Stock; and

          (j) Indebtedness of the Company and/or any Restricted Subsidiary other than Indebtedness described in the foregoing clauses (a) through (i), which Indebtedness does not in aggregate principal amount exceed DM50 million (or, if non-Deutsche Mark denominated, the Deutsche Mark Equivalent thereof) outstanding at any time.

     "Permitted Investment" is defined to mean (a) an Investment in a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to the Company or a Restricted Subsidiary; (b) Cash Equivalents; (c) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (d) loans and advances to employees made in the ordinary course of business; (e) Interest Rate Protection Obligations and Currency Agreements; (f) Investments made in the ordinary course of business as partial payment for constructing a network relating principally to a Cable Business; and (g) Investments in any Person engaged in a Cable Business.

     "Person" is defined to mean any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock, whether now outstanding, or issued after the Issue Date, and including, without limitation, all classes and series of preferred or preference stock of such Person.

     "Public Equity Offering" is defined to mean an underwritten public offering or floatation of Common Stock of the Company which has been registered under the Securities Act of 1933, as amended.

     "Redemption Date" is defined to mean, with respect to any Discount Note, the date on which such Discount Note is to be redeemed by the Company pursuant to the terms of the Discount Note.

     "Restricted Payment" is defined to mean any of the following: (i) the declaration or payment of any dividend or any other distribution on Capital Stock of the Company or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company (other than dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) of the Company); (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company (other than any such Capital Stock owned by the Company or a Restricted Subsidiary); (iii) the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness (other than any Subordinated Indebtedness held by a Restricted Subsidiary); or (iv) the making of any Investment (other than a Permitted Investment) in any Person (other than an Investment by a Restricted Subsidiary in the Company or an Investment by the Company or a Restricted Subsidiary in either (x) a Restricted Subsidiary or (y) a Person that becomes a Restricted Subsidiary as a result of such Investment).

     "Restricted Subsidiary" is defined to mean any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) other than an Unrestricted Subsidiary.

     "Restricted Subsidiary Indebtedness" is defined to mean Indebtedness of any Restricted Subsidiary which is not subordinated to any other Indebtedness of such Restricted Subsidiary.

     "Share Capital" is defined to mean, at the time of determination, the stated capital of the preference shares (other than Disqualified Stock) and ordinary shares and additional paid-in capital of the Company, all as determined in accordance with GAAP.

     "Significant Subsidiary" is defined to mean, at any date of determination, any Restricted Subsidiary of the Company that, together with its Subsidiaries,
(i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or
(ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

     "Stated Maturity" is defined to mean (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

     "Strategic Equity Investor" is defined to mean any company which is (or a controlled Affiliate of which is), or a controlled Affiliate of any company which is, engaged principally in a Cable Business; provided, however, that Strategic Equity Investor shall not include any Subsidiary of the Company, or any Person that is an Affiliate of the Company.

     "Subordinated Indebtedness" is defined to mean any Indebtedness of the Company which is expressly subordinated in right of payment to the Discount Notes.

     "Subordinated Subsidiary Notes" is defined to mean the notes issued by subsidiaries of the Company, and which are subordinated in right of payment to certain indebtedness of such subsidiaries for money borrowed pursuant to the subordination provisions contained in the form attached to the Indenture.

     "Subsidiary" is defined to mean, with respect to any Person, any corporation, association or other business entity (i) of which outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person, or (ii) of which at least a majority of voting interest is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

     "Tax" is defined to mean any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto).

     "Taxing Authority" is defined to mean any government or political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax.

     "Total Consolidated Indebtedness" is defined to mean, at the time of determination, an amount equal to the aggregate amount of all Indebtedness of the Company and the Restricted Subsidiaries outstanding (without duplication) as of the date of determination.

     "Trade Payables" is defined to mean, with respect to any Person, any accounts payable or any other Indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

     "Transaction Date" is defined to mean, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

     "Unrestricted Subsidiary" is defined to mean any Subsidiary of the Company (other than a Subsidiary which would constitute a Significant Subsidiary based on the financial test set forth in the definition thereof) that at the time of determination shall have been designated an Unrestricted Subsidiary by the Managing Director with the approval of either a unanimous resolution of the Executive Committee or a majority of the shareholders, in the manner provided below and which remains so designated at the time of determination. The Managing Director with the approval of either a unanimous resolution of the Executive Committee or a majority of the shareholders may, by a Resolution delivered to the Trustee, designate any Restricted Subsidiary of the Company (other than a Significant Subsidiary) (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Restricted Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary, and provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation, and (ii) either (A) the Subsidiary to be so designated has total assets of DM2,000 (or, if non-Deutsche Mark denominated, the Deutsche Mark Equivalent thereof) or less or (B) if such Subsidiary has assets greater than DM2,000 (or, if non-Deutsche Mark denominated, the Deutsche Mark Equivalent thereof), that such designation would be permitted under the "Limitation on Restricted Payments" covenant described above. The Managing Director with the approval of either a unanimous resolution of the Executive Committee or a majority of the shareholders, may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company, provided that (i) no Default shall have occurred and be continuing at the time of or after giving effect to such designation and (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such designation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture. Any designation by the Managing Director pursuant to this paragraph shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complies with the foregoing provisions.

     "Voting Stock" is defined to mean, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of Executive Committee members, managing directors, managers or other voting members of the governing body of such Person.

     "Wholly-Owned" is defined to mean, with respect to any Subsidiary of any Person, such Subsidiary if all the outstanding Capital Stock in such Subsidiary (other than any directors' qualifying shares or Investments by foreign nationals mandated by applicable law) is owned by such Person or one or more Wholly-Owned Subsidiaries of such Person.

BOOK-ENTRY; DELIVERY AND FORM

  The Global Discount Note

     The Discount Notes will be represented by the Global Discount Note in registered form, which shall be deposited with The Bank of New York, as custodian of DTC, and registered in the name of Cede & Co., DTC's nominee. Investors may elect to hold interests in the Global Discount Note through any of DTC, Euroclear or Cedel, if they are Participants in such systems, or indirectly through organizations that are Participants in such systems. Euroclear and Cedel will hold interests on behalf of their Participants through customers' securities accounts in Euroclear's and Cedel's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of DTC. Except under limited circumstances detailed below, owners of beneficial interests in the Global Discount Note will not be entitled to have Discount Notes registered in their name, will not receive or be entitled to receive Discount Notes in definitive form and will not be considered holders thereof.

     Upon the issuance of the Global Discount Note, DTC or its custodian will credit, on its internal system, the respective principal amount of Discount Notes of the individual beneficial interests represented by such Global Discount Note to the accounts of persons who have accounts with such depositary. Such accounts initially will be designated by or on behalf of the Underwriters. Ownership of beneficial interests in the Global Discount Note will be limited to Participants or Indirect Participants. Ownership of beneficial interests in the Global Discount Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of Indirect Participants).

     So long as DTC, or its nominee, is the registered owner or holder of the Global Discount Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Discount Notes represented by such Global Discount Note for all purposes under the Indenture and the Discount Notes. Accordingly, each beneficial owner of an interest in the Global Discount Note must rely on the procedures of DTC, Euroclear and Cedel and, if such person is not a Participant in DTC, on the procedures of the Participant in DTC through which such person owns its interest, to exercise any rights and remedies of a holder under the Indenture. No beneficial owner of an interest in the Global Discount Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

     Payments of the principal of, and interest on, the Global Discount Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor the Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Discount Note or for maintaining, supervising or reviewing any records relating to such beneficiary ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the Global Discount Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of Discount Notes of such Global Discount Note as shown on the records of DTC or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Discount Note held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants.

     Transfers between Participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. If a holder requires physical delivery of a definitive Discount Note for any reason, including to sell Discount Notes to persons in states which require such delivery of such Discount Notes or to pledge such Discount Notes, such holder must transfer its interest in the Global Discount Note in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Discount Notes (including the presentation of Discount Notes for exchange as described below) only at the direction of one or more Participants to whose accounts the DTC interests in the Global Discount Note are credited and only in respect of such portion of the aggregate principal amount of Discount Notes as to which such Participant or Participants has or have given such direction.

     DTC will exchange the Global Discount Note for definitive Discount Notes, which it will distribute to its Participants, only if (i) DTC is unwilling or unable to continue to act as depositary or ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depositary is not appointed by Kabelmedia within 90 days, (ii) an Event of Default under the Indenture occurs, upon the request delivered in writing to DTC by the holder of a Discount Note, (iii) at any time Kabelmedia, in its sole discretion, determines that the Global Discount Note (in whole but not in part) should be exchanged for definitive debentures, or (iv) an investor is ineligible to trade through DTC as a Participant or Indirect Participant in such system or is unable to acquire an interest in the Global Discount Note through a financial institution that is a DTC Participant or Indirect Participant, upon the request delivered in writing to Kabelmedia by such investor.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Discount Note among Participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. Should DTC discontinue such procedures, the Company would request DTC to transfer the Global Discount Note to another depositary willing to perform such procedures. Under the Indenture, the right of any holder of Discount Notes to receive payment of principal, premium or interest and to bring suit for the enforcement of such right is absolute and unconditional and will not be impaired or affected without the consent of such holder.

  Payments on the Global Discount Note

     Payments of any amounts owing in respect of the Global Discount Note will be made through one or more paying agents appointed under the Indenture (which initially will include The Bank of New York, as Paying Agent for the Discount Notes) to the respective holders thereof. All such amounts will be payable in United States dollars.

     Upon receipt of any such amounts, The Bank of New York will pay the amount so received to DTC which will distribute such payments to its Participants. Payments of all such amounts will be made without deduction or withholding for or on account of any present or future Taxes of whatever nature except as may be required by law, and if any such deduction or withholding is required to be made by any law or regulation of Germany or of any other jurisdiction in which the Company is engaged in business for tax purposes then, to the extent described under "-- Additional Amounts" above, the Company has agreed pursuant to the Indenture, as applicable, that such Additional Amounts will be paid as may be necessary in order that the net amounts received by any holder of the Global Discount Note or owner of beneficial interests in the Global Discount Note after such deduction or withholding will equal the net amounts that such holder or owner would have otherwise received in respect of the Global Discount Note or beneficial interests in the Global Discount Note, as the case may be, absent such withholding or deduction. DTC, upon receipt of any such payment, will immediately credit Participants' accounts with payments in amounts proportionate to their respective ownership of beneficial interests in the Global Discount Note, as shown on the records of DTC. The Company expects that payments by Participants to owners of beneficial interests in the Global Discount Note held through such Participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such Participants.

     Distribution with respect to ownership of beneficial interests in the Global Discount Note owned through Euroclear or Cedel will be credited to the accounts of Euroclear Participants or Cedel Participants in accordance with the relevant system's rules and procedures.

  Information Concerning DTC, Euroclear and Cedel

     The Company understands as follows with respect to DTC, Euroclear and
Cedel:

     DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities of its Participants and to facilitate the clearance and settlement of transactions among its Participants in such securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

     Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of an owner of a book-entry interest to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. The laws of some states require that certain Persons take physical delivery of securities in definitive form. Consequently, the ability to transfer book-entry interests to such Person may be limited. In addition, beneficial owners of book-entry interests through the DTC system will receive distributions attributable to the Global Discount Note only through DTC Participants.

     Euroclear and Cedel hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective Participants through electronic book-entry changes in accounts of such Participants. Euroclear and Cedel provide to their Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing, Euroclear and Cedel interface with domestic securities markets. Euroclear and Cedel Participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear or Cedel is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with a Euroclear or Cedel Participant, either directly or indirectly.

  Global Clearance and Settlement Procedures

     The Global Discount Note will be delivered to The Bank of New York, as custodian for DTC. Interests in the Global Discount Note will trade in DTC's same-day funds settlement system.

                       CERTAIN INCOME TAX CONSIDERATIONS

     PERSONS CONSIDERING THE PURCHASE OF DISCOUNT NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE ACQUISITION, OWNERSHIP AND DISPOSITION OF DISCOUNT NOTES AND THE APPLICATION OF GERMAN LAWS AND UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

GERMAN INCOME TAX CONSIDERATIONS

     Under German law presently in effect, payment of the principal of or interest on the Discount Notes by Kabelmedia or the Trustee or a paying agent located outside of Germany, each acting on behalf of Kabelmedia, will not be subject to withholding or deduction for or on account of any taxes, assessments or other governmental charges imposed by the Federal Republic of Germany or any state (Land), municipality or other political subdivision or taxing authority thereof or therein, except as set forth below.

     Under German law presently in effect, payments of interest on Discount Notes are subject to withholding tax (Zinsabschlagsteuer) to be withheld (i) if made by a credit institution located in Germany (including a German branch of a foreign credit institution, but excluding a foreign branch of a credit institution), by such credit institution in respect of Discount Notes on deposit with or administered by such credit institution, or (ii) if made by the debtor or a paying agent other than a credit institution located in Germany, by the debtor, if such Discount Notes are held by (x) German tax residents (i.e., persons whose residence, customary place of abode, head office or management is located in Germany), or (y) persons who are not resident in Germany and who are subject to limited tax liability in Germany only with respect to their German-source income and the interest on the Discount Notes represents income from German agriculture or forestry, trade or business, self-employment or letting or leasing of German property (according to Sections 43(4) and 49 of the German Income Tax Law). This Zinsabschlagsteuer is imposed at an effective rate of 32.25% (30% plus an additional 2.25% due to the introduction of the solidarity tax or Solidaritatszuschlag). In the unlikely event that the Zinsabschlagsteuer and Solidaritatszuschlag were to become relevant to any payment with respect to the Discount Notes, a U.S. Holder of Discount Notes should consult its U.S. tax advisor concerning possible treaty protection and in the absence thereof, possible foreign tax credit effects.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following is the opinion of Baker & McKenzie, special United States tax counsel to the Company, of the material United States federal income tax consequences of the ownership and disposition of Discount Notes. The discussion is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated and proposed thereunder, judicial authority and current administrative rulings and practice as of the date hereof. Subsequent developments in these areas could have a material effect on the statements and conclusions set forth below.

     This discussion is limited to the U.S. federal income tax considerations applicable to a holder who or which is (i) a citizen or resident of the United States, a corporation organized under the laws of the United States or any political subdivision thereof or therein, or an estate or trust, the income of which is subject to United States federal income tax regardless of the source, or (ii) otherwise subject to U.S. federal income tax on a net basis in respect of their beneficial interest in the Discount Notes (a "U.S. Holder"). This discussion deals only with Discount Notes held as capital assets and does not deal with special tax situations, such as investors in pass-through entities, U.S. holders who or which are dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations, U.S. Holders holding the Discount Notes as part of a "straddle," "hedge" or "conversion transaction," or that have "functional currency" other than the United States dollar, and U.S. Holders who own, directly or indirectly, 10 percent or more of the vote or value of the outstanding stock of the Company. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

     The Company will characterize all Discount Notes as indebtedness of the Company for all United States federal income tax purposes. This characterization by the Company will be binding on every U.S. Holder of a Discount Note, unless the U.S. Holder discloses its inconsistent characterization on such U.S. Holder's federal income tax return. The United States Internal Revenue Service (the "Service") will not be bound by the characterization of the Discount Notes by the Company and the U.S. Holders.

     The Discount Notes will be "applicable high yield discount obligations" (as defined in Section 163(j) of the Code). The designation of the Discount Notes as applicable high yield discount obligations, however, will not have an adverse or positive effect on U.S. Holders.

     Original Issue Discount. For the reasons discussed below, the Discount Notes will be deemed to have been issued with original issue discount ("OID") for U.S. federal income tax purposes. Accordingly, each U.S. Holder will be required to include in income (regardless of whether such U.S. Holder is a cash or accrual basis taxpayer) in each taxable year, in advance of the receipt of cash payments on such Discount Notes, that portion of the OID, computed on a constant interest basis, attributable to each day during such year on which the U.S. Holder held the Discount Notes. See "-- Taxation of Original Issue Discount" below. Such OID will be treated as foreign source passive income (or, for U.S. Holders that are "financial services entities" as defined in Regulations under the Code, financial services income) for U.S. foreign tax credit limitation purposes.

     The amount of OID with respect to each Discount Note will be equal to the excess of (i) its "stated redemption price at maturity" over (ii) its "issue price."

     Because they will be issued for cash, the "issue price" of the Discount Notes will be the first price at which a substantial amount of the Discount Notes are sold. For purposes of determining the issue price of the Discount Notes, sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers are ignored.

     Under the Treasury Regulations, the "stated redemption price at maturity" of each Discount Note will include all payments to be made in respect thereof, other than payments of "qualified stated interest" (i.e., interest that is
unconditionally payable at least annually). Because prior to           , 2001,
no interest will be paid on the Discount Notes, none of the interest actually paid on the Discount Notes will constitute qualified stated interest. Accordingly, the "stated redemption price at maturity" of a Discount Note will equal the sum of all cash payments required to be made on such Discount Note (including principal and stated interest) and the excess of the aggregate of such amounts over the issue price of a Discount Note would be included in the U.S. Holder's income as OID.

     The face of each Discount Note will set forth the issue date, issue price, yield to maturity, amount of OID, the amount of OID allocable to the first short accrual period, if any, and any other information required by Treasury Regulations. The Company will furnish to the Service the amount of OID, the issue date and additional information required by Treasury Regulations. U.S. Holders, including subsequent U.S. Holders, will be required to determine for themselves the reportable amount of OID income for a year.

     Taxation of Original Issue Discount. An original holder of a debt instrument issued with OID is required to include in gross income for federal income tax purposes an amount equal to the sum of the "daily portions" of such OID for all days during the taxable year in which such holder holds the debt instrument, including the purchase date and excluding the disposition date. The daily portions of OID required to be included in a holder's gross income in a taxable year will be determined on a constant interest rate basis by allocating to each day during the taxable year on which the holder holds the debt instrument a pro rata portion of the OID on such debt instrument which is attributable to the "accrual period" in which such day is included. The amount of the OID on a Discount Note attributable to each accrual period will be the product of (i) its "adjusted issue price" at the beginning of such accrual period multiplied by (ii) its "yield to maturity." The Discount Note's "yield to maturity" is that discount rate which, when used in computing the present value of all principal and stated interest payments to be made on a Discount Note, produces an amount equal to its issue price. The "adjusted issue price" of a Discount Note at the beginning of an accrual period will be its issue price plus the aggregate amount of OID that accrued in all prior accrual periods

(determined without regard to the rules described below concerning acquisition premium and bond premium) less any cash payments on the Discount Note.

     Acquisition Premium. If a subsequent U.S. Holder purchases a Discount Note at a cost that exceeds the Discount Note's "adjusted issue price" (as defined above) on the purchase date but is less than or equal to the sum of all amounts payable on the Discount Note after the purchase date -- such excess being "acquisition premium" -- the daily portion of the OID (as otherwise determined) to be included in income by such U.S. Holder will be reduced by an amount equal to the OID (as otherwise determined to be includible) multiplied by a fraction; the numerator of which is equal to the amount of such excess and the denominator of which is the OID for the period remaining after the subsequent purchaser's purchase to the maturity date of such Discount Note.

     Market Discount. Generally, the market discount rules discussed below will not apply to a U.S. Holder who acquired the Discount Note when it was originally issued. These rules would apply, however, to any original U.S. Holder whose tax basis in the Discount Note is less than such Discount Note's "issue price" (as defined above).

     Gain recognized on the disposition (including a redemption) by a subsequent purchaser of a Discount Note that has accrued market discount will be treated as ordinary income, and not capital gain, to the extent of the accrued market discount, provided that the amount of market discount exceeds a statutorily-defined de minimis amount. "Market discount" is defined as the excess, if any, of (i) the stated redemption price at maturity or, in the case of a debt obligation issued with OID (such as the Discount Notes), the "revised issue price" (as defined below) over (ii) the tax basis of the debt obligation in the hands of the holder immediately after its acquisition. The "revised issue price" of a debt obligation equals the sum of its issue price and the total amount of OID includible in the gross income of all holders for periods before the acquisition of the debt obligation by the current holder (without regard to any reduction in such income resulting from acquisition premium) and less any cash payments in respect of such debt obligation.

     Under the de minimis exception, there is no market discount if the excess of the stated redemption price at maturity of the obligation (or its "revised issue price" in the case of an obligation issued with OID) over the holder's tax basis in the obligation is less than 0.25% of the stated redemption price at maturity (or its "revised issue price") multiplied by the number of complete years after the acquisition date to the Discount Note's date of maturity. Unless the holder elects otherwise, the accrued market discount would be the amount calculated by multiplying the market discount by a fraction, the numerator of which is the number of days the obligation has been held by the holder and the denominator of which is the number of days after the holder's acquisition of the obligation up to and including its maturity date.

     If a U.S. Holder of a Discount Note acquired at market discount disposes of such Discount Note in any transaction other than a sale, exchange or involuntary conversion, even though otherwise non-taxable (e.g., a gift), such U.S. Holder will be deemed to have realized an amount equal to the fair market value of the Discount Note and would be required to recognize as ordinary income any accrued market discount to the extent of the deemed gain. A holder of a Discount Note acquired at a market discount also may be required to defer the deduction of all or a portion of the interest on any indebtedness incurred or maintained to carry the Discount Note until it is disposed of in a taxable transaction.

     A U.S. Holder of a Discount Note acquired at market discount may elect to include the market discount in income as it accrues. This election would apply to all market discount obligations acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies. The election may be revoked only with the consent of the Service. If a U.S. Holder of a Discount Note so elects to include market discount in income currently, the above-discussed rules with respect to ordinary income recognition resulting from sales and certain other disposition transactions and to deferral of interest deductions would not apply.

     Bond Premium. If a U.S. Holder purchases a Discount Note at a cost that is in excess of the amount payable on maturity (such excess being the "bond premium"), the U.S. Holder is not required to include any OID in gross income. If the Discount Note has bond premium, a U.S. Holder may elect under Section 171 of the Code to amortize such bond premium on a constant interest basis over the period from the acquisition date to the maturity date of such Discount Note and, except as future Treasury Regulations may otherwise provide, reduce the amount of interest included in income in respect of the Discount Note by such amount. A U.S. Holder who elects to amortize bond premium must reduce its adjusted basis in the Discount Note by the amount of such allowable amortization. An election to amortize bond premium would apply to all amortizable bond premium on all taxable bonds held at or acquired after the beginning of the U.S. Holder's taxable year as to which the election is made, and may be revoked only with the consent of the Service.

     If an election to amortize bond premium is not made, a U.S. Holder must include the full amount of each interest payment in income in accordance with its regular method of accounting and will generally receive a tax benefit from the bond premium only upon computing its gain or loss upon the sale or other disposition or payment of the principal amount of the Discount Note.

     Tax Basis. A U.S. Holder's initial tax basis in a Discount Note will be equal to the purchase price paid by such U.S. Holder for such Discount Note.

     A U.S. Holder's tax basis in a Discount Note will be increased by the amount of OID that is included in such U.S. Holder's income pursuant to the foregoing rules through the day preceding the day of disposition (and the accrual of market discount, if any, which the U.S. Holder elected to include in gross income on an annual basis) and will be decreased by the amount of any cash payments received (and the accrual of amortizable bond premium, if any, which the U.S. Holder elected to deduct on an accrual basis).

     Sale or Redemption. Unless a nonrecognition provision applies, the sale, exchange, redemption (including pursuant to an offer by the Company) or other disposition of a Discount Note will be a taxable event for federal income tax purposes. In such event, a U.S. Holder will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of any property received (other than in respect of accrued and unpaid interest thereon) and (ii) the U.S. Holder's adjusted tax basis therein (other than any tax basis attributable to accrued and unpaid interest). Subject to the discussion above under "-- Market Discount," such gain or loss should be capital gain or loss and will be long-term capital gain or loss if the Discount Note had been held by the U.S. Holder for more than one year at the time of such sale, exchange, redemption or other disposition. Any such gain realized by a U.S. Holder will be treated as U.S. source income for U.S. foreign tax credit limitation purposes. There is a substantial risk, however, that any loss realized upon such a sale, exchange, redemption or other disposition of a Discount Note will be allocated against foreign source passive income (or, for U.S. Holders that are "financial services entities" as defined in Regulations under the Code, financial services income) for U.S. foreign tax credit limitation purposes by reference to the income arising under the Discount Note.

     Election to Treat all Interest as OID. A U.S. Holder of a Discount Note, subject to certain limitations, may elect to include in gross income for federal income tax purposes all interest that accrues on the Discount Note by using the constant interest method described above. For purposes of the election, interest includes stated and unstated interest, acquisition discount, OID, market discount and de minimis market discount, as adjusted by an amortizable bond premium or acquisition premium. Such an election, if made in respect of a Discount Note with market discount or bond premium, will constitute the above-discussed elections to include market discount in income currently or to amortize bond premium, as the case may be. See discussion above under "-- Market Discount," "-- Acquisition Premium" and "--Bond Premium."

     Backup Withholding and Information Reporting. Under the Code, a U.S. Holder of a Discount Note may be subject, under certain circumstances, to information reporting and/or backup withholding at a 31% rate with respect to certain payments in respect of OID, interest or the gross proceeds from dispositions thereof. This withholding applies only if the U.S. Holder (i) fails to furnish its social security or other taxpayer identification number ("TIN") within a reasonable time after a request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit (and may entitle such holder to a refund) against such holder's federal income tax liability, provided that the required information is furnished to the Service. Certain persons are exempt from backup withholding, including corporations, financial institutions and non-U.S. persons, provided the required certifications are provided to the Company or its agents.

                                  UNDERWRITING

     Under the terms and subject to the conditions in an Underwriting Agreement dated the date hereof, Morgan Stanley & Co. Incorporated and Chase Securities Inc. (the "Underwriters") have agreed to purchase, and Kabelmedia has agreed to sell to the Underwriters, the following respective principal amounts of Discount
Notes:

                                                                           PRINCIPAL AMOUNT
                                                                            AT MATURITY OF
                                                                            DISCOUNT NOTES
                                                                           ----------------
    Morgan Stanley & Co. Incorporated....................................     $
    Chase Securities Inc.................................................
                                                                           ----------------
      Total..............................................................     $
                                                                           =============

     The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the Discount Notes is subject to the approval of certain legal matters by counsel for the Underwriters and to certain other conditions. The Underwriters are obligated to take and pay for all the Discount Notes if any are taken.

     The Underwriters propose to offer part of the Discount Notes directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of
     % of the principal amount of the Discount Notes. The Underwriters may
allow, and such dealers may reallow, a concession, not in excess of      % of
the principal amount of the Discount Notes, to certain other dealers.

     Each Underwriter has agreed that: (a) it has not offered or sold and will not offer to sell any Discount Notes to persons in the United Kingdom prior to admission of the Discount Notes to listing in accordance with Part IV of the Financial Services Act 1986 (the "Act"), except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the Act; (b) it has complied and will comply with all applicable provisions of the Act with respect to anything done by it in relation to the Discount Notes in, from or otherwise involving the United Kingdom; and (c) it has only issued or passed on, and will only issue or pass on, in the United Kingdom any document received by it in connection with the issue of the Discount Notes other than any document which consists of or any part of listing particulars, supplementary listing particulars or any other document required or permitted to be published by listing rules under Part IV of the Act, to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom the document may otherwise lawfully be issued or passed on.

     Because more than 10% of the net proceeds of the Offering, not including the underwriting compensation, will be used to repay amounts outstanding under the Prior Bank Facilities for the benefit of Chase Securities Inc., a member of the National Association of Securities Dealers, Inc. (the "NASD") who is participating in the Offering as an Underwriter, the Offering is being conducted pursuant to Article III, Section 44(c)(8) of the NASD Rules of Fair Practice. See "Risk Factors -- Certain Interests of Affiliates of the Underwriters," "Use of Proceeds" and "Certain Related Party Transactions -- Certain Interests of Affiliates of the Underwriters." In accordance with these provisions, Morgan Stanley & Co. Incorporated is acting as qualified independent underwriter ("QIU"), and the yield on the Discount Notes will be no lower than that recommended by the QIU. The QIU has participated in the preparation of the Registration Statement of which this Prospectus is a part and has performed due diligence with respect thereto.

     Kabelmedia has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     Kabelmedia has been advised by the Underwriters that they presently intend to make a market in the Discount Notes, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Discount Notes and any such market-making may be discontinued at any time without notice, at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Discount Notes. See "Risk Factors -- Lack of an Established Market for the Discount Notes."

                                 LEGAL MATTERS

     The validity of the Discount Notes offered hereby will be passed upon for the Company by Baker & McKenzie, New York, New York. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

     The consolidated balance sheets of Kabelmedia Holding GmbH and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of operations, shareholders' equity (deficiency) and cash flows for each of the three years in the period ended December 31, 1995; the balance sheet of Antech Gesellschaft fur Vermietung und Vertrieb von Satelliten-und Kabelfernsehempfangsanlagen mbH as of December 31, 1993 and the related statements of operations and accumulated deficit and cash flows for the period January 1, 1994 through November 23, 1994 and for the year ended December 31, 1993; the consolidated balance sheet of PKG Holding GmbH as of December 31, 1994 and the related consolidated statements of operations and accumulated deficit and cash flows for the year then ended; the combined balance sheet of PKG Mature Networks as of December 31, 1994 and the related combined statements of operations, shareholders' equity and cash flows for the year then ended; the balance sheet of TELECable Betriebsgesellschaft Halle mbH as of December 31, 1994 and the related statements of operations, shareholders' deficiency and cash flows for the eight months ended August 31, 1995 and for each of the two years in the period ended December 31, 1994; the combined balance sheets of the BFR Group (Osnabruck and Angelbachtel Operations) as of December 31, 1994 and the related combined statements of operations, shareholders' equity (deficiency) and cash flows for the nine months ended September 30, 1995 and for each of the two years in the period ended December 31, 1994; the statements of operations and cash flows of the BFR Group (Berlin and Bielefeld Operations) for the nine months ended September 30, 1995; the balance sheets of KSW GmbH & Co., KG Kabel-und Satellitenempangsanlagen fur Wohngebiete und Kommunen as of December 31, 1994 and 1993 and the related statements of operations for the years then ended; the combined balance sheets of the BTV Group at December 31, 1995 and 1994 and the related combined statements of operations for the years then ended; appearing in this Prospectus have been audited by Ernst & Young GmbH, independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated balance sheet of PKG Holding GmbH as of December 31, 1993 and the related statements of operations and accumulated deficit and cash flows for the year then ended; the balance sheets of Kabel Plus Gesellschaft fur Kabel- und Satellitfernsehen mbH as of December 31, 1994 and 1993 and the related statements of operations for the years then ended; the balance sheets of Wiedmann-Dettwiler St. Georgen GmbH as of December 31, 1994 and 1993 and the related statements of operations for the years then ended; appearing in this Prospectus have been audited by Arthur Andersen GmbH, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The balance sheet of Kabel-Fernsehen Leipzig GmbH as of December 31, 1993 and the related statements of income and cash flows for the year then ended have been audited by Wollert-Elmendorff Deutsche Industrie-Treuhand GmbH, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     Kabelmedia has filed with the Commission a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), of which this Prospectus is a part, with respect to the Discount Notes offered hereby. This Prospectus, filed as a part of the Registration Statement, omits certain information contained in the Registration Statement, and reference is made to the Registration Statement for further information with respect to Kabelmedia and the Discount Notes offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents and when any such document is an exhibit to the Registration Statement, each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

     Kabelmedia will be subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), upon the consummation of the Offering, and in accordance therewith will file all reports and other information as required thereby with the Commission. Such reports and other information filed by Kabelmedia can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such materials may be obtained from the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its public reference facilities in New York, New York and Chicago, Illinois at prescribed rates.

     So long as Kabelmedia is subject to the periodic reporting requirements of the Exchange Act, it is required to furnish the information required to be filed with the Commission to the Trustee and the holders of the Discount Notes. Notwithstanding that Kabelmedia may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Commission, Kabelmedia will file with the Commission and provide to the Trustee and to the Holders annual audited financial statements and quarterly unaudited financial statements, along in each case with a management's discussion and analysis thereof, all in the form Kabelmedia would be required to file were it subject to such reporting requirements. Kabelmedia will not be obligated to file any such reports with the Commission if the Commission does not permit such filings.

                         INDEX TO FINANCIAL STATEMENTS

                        HISTORICAL FINANCIAL INFORMATION

                                                                                PAGE
                                                                               -------
KABELMEDIA HOLDING GMBH
  Independent Auditors Report...............................................       F-4
  Consolidated Balance Sheets at December 31, 1994 and 1995 and March 31,
     1996 (unaudited).......................................................       F-5
  Consolidated Statements of Operations for the years ended December 31,
     1993,
     1994 and 1995 and for the three months ended March 31, 1996
     (unaudited)............................................................       F-6
  Consolidated Statements of Shareholders' Equity (Deficiency) for the years ended December 31, 1993, 1994 and 1995 and for the three months ended
     March 31, 1996 (unaudited).............................................       F-7
  Consolidated Statements of Cash Flows for the years ended December 31,
     1993,
     1994 and 1995 and for the three months ended March 31, 1996
     (unaudited)............................................................       F-8
  Notes to Consolidated Financial Statements................................       F-9
ANTECH GESELLSCHAFT FUR VERMIETUNG UND VERTRIEB VON SATELLITEN-UND
  KABELFERNSEHEMPFANGSANLAGEN MBH
  Independent Auditors Report...............................................      F-19
  Balance Sheet at December 31, 1993........................................      F-20
  Statements of Operations and Accumulated Deficit for the year ended
     December 31, 1993 and for the period January 1, 1994 through November
     23, 1994...............................................................      F-21
  Statements of Cash Flows for the year ended December 31, 1993 and for the
     period January 1, 1994 through November 23, 1994.......................      F-22
  Notes to Financial Statements.............................................      F-23
PKG HOLDING GMBH
  Independent Auditors Report...............................................      F-29
  Consolidated Balance Sheet at December 31, 1994...........................      F-30
  Consolidated Statement of Operations and Accumulated Deficit for the year
     ended December 31, 1994................................................      F-31
  Consolidated Statement of Cash Flows for the year ended December 31,
     1994...................................................................      F-32
  Notes to Consolidated Financial Statements................................      F-33
  Independent Auditors Report...............................................      F-39
  Consolidated Balance Sheet at December 31, 1993...........................      F-40
  Consolidated Statement of Operations and Accumulated Deficit for the year
     ended December 31, 1993................................................      F-41
  Consolidated Statement of Cash Flows for the year ended December 31,
     1993...................................................................      F-42
  Notes to Consolidated Financial Statements................................      F-43
KABEL-FERNSEHEN LEIPZIG GMBH
  Independent Auditors Report...............................................      F-49
  Balance Sheet at December 31, 1993........................................      F-50
  Statement of Income for the year ended December 31, 1993..................      F-52
  Statement of Cash Flows for the year ended December 31, 1993..............      F-53
  Notes to Financial Statements.............................................      F-54

                                                                                PAGE
                                                                               -------
PKG MATURE NETWORKS
  Independent Auditors Report...............................................      F-57
  Combined Balance Sheet at December 31, 1994...............................      F-58
  Combined Statement of Operations for the year ended December 31, 1994.....      F-59
  Combined Statement of Shareholders' Equity for the year ended December 31,
     1994...................................................................      F-60
  Combined Statement of Cash Flows for the year ended December 31, 1994.....      F-61
  Notes to Combined Financial Statements....................................      F-62
KABEL-PLUS GESELLSCHAFT FUR KABEL-UND SATELLITFERNSEHEN MBH
  Report of Independent Auditors............................................      F-67
  Balance Sheet at December 31, 1994........................................      F-69
  Statement of Operations for the year ended December 31, 1994 and for the
     five months ended May 31, 1995.........................................      F-70
  Notes to Financial Statements.............................................      F-71
  Management Report.........................................................      F-75
  Report of Independent Auditors............................................      F-76
  Balance Sheet at December 31, 1993........................................      F-78
  Statement of Operations for the year ended December 31, 1993..............      F-79
  Notes to Financial Statements.............................................      F-80
  Management Report.........................................................      F-84
WIEDMANN- DETTWILER ST. GEORGEN GMBH
  Report of Independent Auditors............................................      F-85
  Balance Sheet at December 31, 1994........................................      F-87
  Statement of Operations for the year ended December 31, 1994 and for the
     five months ended May 31, 1995.........................................      F-88
  Notes to Financial Statements.............................................      F-89
  Management Report.........................................................      F-94
  Report of Independent Auditors............................................      F-95
  Balance Sheet at December 31, 1993........................................      F-97
  Statement of Operations for the year ended December 31, 1993..............      F-98
  Notes to Financial Statements.............................................      F-99
  Management Report.........................................................     F-104
TELECABLE BETRIEBSGESELLSCHAFT HALLE MBH
  Independent Auditors Report...............................................     F-105
  Balance Sheet at December 31, 1994........................................     F-106
  Statements of Operations for the years ended December 31, 1993 and 1994
     and for the eight month period ended August 31, 1995...................     F-107
  Statements of Shareholders' Deficiency for the years ended December 31,
     1993 and 1994 and for the eight month period ended August 31, 1995.....     F-108
  Statements of Cash Flows for the years ended December 31, 1993 and 1994
     and for the eight month period ended August 31, 1995...................     F-109
  Notes to Financial Statements.............................................     F-110

                                                                                PAGE
                                                                               -------
BFR GROUP (OSNABRUCK AND ANGELBACHTAL OPERATIONS)
  Independent Auditors Report...............................................     F-116
  Combined Balance Sheet at December 31, 1994...............................     F-117
  Combined Statements of Operations for the years ended December 31, 1993
     and 1994 and for the nine month period ended September 30, 1995........     F-118
  Combined Statements of Shareholders' Equity (Deficiency) for the years ended December 31, 1993 and 1994 and for the nine month period ended
     September 30, 1995.....................................................     F-119
  Combined Statements of Cash Flows for the years ended December 31, 1993
     and 1994 and for the nine month period ended September 30, 1995........     F-120
  Notes to Combined Financial Statements....................................     F-121
BFR GROUP (BERLIN AND BIELEFELD OPERATIONS)
  Independent Auditors Report...............................................     F-127
  Statement of Operations for the nine month period ended September 30,
     1995...................................................................     F-128
  Statement of Cash Flows for the nine month period ended September 30,
     1995...................................................................     F-129
  Notes to Financial Statements.............................................     F-130
KSW GMBH & CO. KG KABEL- UND SATELLITENEMPFANGSANLAGEN FUR
  WOHNGEBIETE UND KOMMUNEN
  Independent Auditors Report...............................................     F-132
  Balance Sheets at December 31, 1993 and 1994..............................     F-133
  Statements of Operations for the years ended December 31, 1993 and 1994
     and nine months ended September 30, 1995 (unaudited)...................     F-134
  Notes to Financial Statements.............................................     F-135
BTV GROUP
  Independent Auditors Report...............................................     F-140
  Combined Balance Sheets at December 31, 1994 and 1995.....................     F-141
  Combined Statements of Operations for the years ended December 31, 1994
     and 1995...............................................................     F-142
  Notes to the Combined Financial Statements................................     F-143

                          INDEPENDENT AUDITORS REPORT

To the Board of Directors,
Kabelmedia Holding GmbH

     We have audited the accompanying consolidated balance sheets of Kabelmedia Holding GmbH and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of operations, shareholders' equity (deficiency) and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kabelmedia Holding GmbH and subsidiaries at December 31, 1995 and 1994 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with accounting principles generally accepted in the United States of America.

                               Ernst & Young GmbH

Frankfurt, Germany
February 28, 1996,
except for Note 1, as to which the date is May 21, 1996.

                    KABELMEDIA HOLDING GMBH AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                   DECEMBER 31,                     MARCH 31,
                                           -----------------------------    --------------------------
                                            1994       1995       1995         1996           1996
                                           -------    -------    -------    -----------    -----------
                                              DM         DM       U.S.$         DM            U.S.$
                                                                            (UNAUDITED)    (UNAUDITED)
                                                               ASSETS
Cash (Note 6)...........................     2,478      7,866      5,327        6,297          4,264
Accounts receivable -- net..............       340      2,291      1,552        3,044          2,061
Inventory...............................       558      1,185        802        1,389            941
Property, plant and equipment -- net
  (Note 5)..............................    32,065    235,327    159,371      236,329        160,049
Goodwill -- net (Note 2)................    19,889    153,155    103,721      162,872        110,302
Investment advance (Note 3).............    66,783         --         --           --             --
Other assets............................     6,116     21,041     14,250       20,808         14,092
                                           -------    -------    -------    ---------      ---------
TOTAL ASSETS............................   128,229    420,865    285,023      430,739        291,709
                                           =======    =======    =======    =========      =========

                                         LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)
Accounts payable........................     3,258     13,930      9,434        8,259          5,593
Accrued expenses and other
  liabilities...........................     5,025     21,540     14,588       29,136         19,732
Deferred revenue........................     1,514      9,830      6,657       10,474          7,093
Bank debt (Note 6)......................    47,178    228,812    154,959      243,566        164,950
Subordinated Shareholder Loans (Note
  11)...................................    63,584    172,638    116,915      177,134        119,961
                                           -------    -------    -------    ---------      ---------
TOTAL LIABILITIES.......................   120,559    446,750    302,553      468,569        317,329
Minority interest in subsidiaries.......        --      1,727      1,169          450            304
Commitments and contingencies (Notes 8
  and 9)................................
SHAREHOLDERS' EQUITY (DEFICIENCY)
Registered capital (Note 10)............       100        100         68          100             68
Capital contributions...................    15,187     18,187     12,317       18,187         12,317
Accumulated deficit.....................    (7,617)   (45,899)   (31,084)     (56,567)       (38,309)
                                           -------    -------    -------    ---------      ---------
TOTAL SHAREHOLDERS' EQUITY
  (DEFICIENCY)..........................     7,670    (27,612)   (18,699)     (38,280)       (25,924)
                                           -------    -------    -------    ---------      ---------
TOTAL LIABILITIES AND SHAREHOLDERS'
  EQUITY -- (DEFICIENCY)................   128,229    420,865    285,023      430,739        291,709
                                           =======    =======    =======    =========      =========

          See accompanying notes to consolidated financial statements

                    KABELMEDIA HOLDING GMBH AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                           YEARS ENDED DECEMBER 31,                 FOR THE THREE MONTHS ENDED MARCH 31,
                                   -----------------------------------------     -------------------------------------------
                                    1993       1994       1995        1995          1995            1996            1996
                                   ------     ------     -------     -------     -----------     -----------     -----------
                                     DM         DM         DM         U.S.$          DM              DM             U.S.$
                                                                                 (UNAUDITED)     (UNAUDITED)     (UNAUDITED)
Revenues.......................     2,220      4,551      33,510      22,694         5,604          15,327          10,380
Operating costs and expenses...
  Operations...................       219      1,275       6,663       4,512           855           2,919           1,977
  Selling, general and
    administrative.............       987      2,504      14,465       9,796         3,027           4,370           2,959
  Depreciation and
    amortization...............     1,460      3,028      23,685      16,040         4,122          10,731           7,267
                                   ------     ------     -------     -------       -------         -------         -------
Total..........................     2,666      6,807      44,813      30,348         8,004          18,020          12,203
                                   ------     ------     -------     -------       -------         -------         -------
Operating loss.................      (446)    (2,256)    (11,303)     (7,654)       (2,400)         (2,693)         (1,823)
Interest expense:
  Bank debt....................       328      1,671      11,691       7,918         1,902           4,106           2,781
  Subordinated Shareholder
    Loans......................       727      2,189      13,652       9,246         2,706           4,495           3,044
Minority interest in net loss
  of subsidiaries..............        --         --         118          80            21              27              18
                                   ------     ------     -------     -------       -------         -------         -------
Loss before income taxes.......    (1,501)    (6,116)    (36,528)    (24,738)       (6,987)        (11,267)         (7,630)
Income tax benefit.............        --         --         916         620            --             599             406
                                   ------     ------     -------     -------       -------         -------         -------
Net loss before extraordinary
  item.........................    (1,501)    (6,116)    (35,612)    (24,118)       (6,987)        (10,668)         (7,224)
Extraordinary item.............        --         --       2,670       1,808            --              --
                                   ------     ------     -------     -------       -------         -------         -------
Net loss.......................    (1,501)    (6,116)    (38,282)    (25,926)       (6,987)        (10,668)         (7,224)
                                   ======     ======     =======     =======       =======         =======         =======

          See accompanying notes to consolidated financial statements

                    KABELMEDIA HOLDING GMBH AND SUBSIDIARIES

          CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIENCY)
                                 (IN THOUSANDS)

                                                                                                   TOTAL
                                                                                               SHAREHOLDERS'
                                            REGISTERED        CAPITAL         ACCUMULATED         EQUITY
                                             CAPITAL       CONTRIBUTIONS        DEFICIT        (DEFICIENCY)
                                            ----------     -------------     -------------     -------------
                                                DM              DM                DM                DM
Initial capitalization January 1,
  1993..................................         50                --                --                50
Net loss................................         --                --            (1,501)           (1,501)
Additional shareholder contribution.....         --               400                --               400
                                               ----           -------           -------           -------
Balance at December 31, 1993............         50               400            (1,501)           (1,051)
Net loss................................         --                --            (6,116)           (6,116)
Additional shareholder contribution.....         50            14,787                --            14,837
                                               ----           -------           -------           -------
Balance at December 31, 1994............        100            15,187            (7,617)            7,670
Net loss................................                                        (38,282)          (38,282)
Additional shareholder contribution.....                        3,000                               3,000
                                               ----           -------           -------           -------
Balance at December 31, 1995............        100            18,187           (45,899)          (27,612)
Net loss (unaudited)....................                                        (10,668)          (10,668)
                                               ----           -------           -------           -------
Balance at March 31, 1996 (unaudited)...        100            18,187           (56,567)          (38,280)
                                               ====           =======           =======           =======

          See accompanying notes to consolidated financial statements

                    KABELMEDIA HOLDING GMBH AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                  FOR THE THREE MONTHS
                                                   YEARS ENDED DECEMBER 31,                          ENDED MARCH 31,
                                           -----------------------------------------    -----------------------------------------
                                            1993       1994        1995       1995         1995           1996           1996
                                           -------    -------    --------    -------    -----------    -----------    -----------
                                             DM         DM          DM       U.S. $         DM             DM           U.S. $
                                                                                        (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
OPERATING ACTIVITIES
Net loss................................    (1,501)    (6,116)    (38,282)   (25,926)      (6,987)       (10,668)        (7,224)
Adjustments to reconcile net loss to net
  cash provided by (used for) operating
  activities:
  Extraordinary loss on extinguishment
    of debt.............................        --         --       2,670      1,808           --             --             --
  Depreciation and amortization.........     1,460      3,028      23,685     16,040        4,122         10,731          7,267
  Accrued interest on Subordinated
    Shareholder Loans...................       727      2,189      13,652      9,246        2,706          4,495          3,044
  Amortization of loan financing fees...        --        316         515        349          103            183            124
  Deferred income taxes.................        --         --      (1,020)      (690)          --           (750)          (508)
  Amortization of purchased deferred
    revenues............................        --       (128)     (1,004)      (680)         (31)          (533)          (361)
  Minority interest in loss.............        --         --        (118)       (80)         (21)           (27)           (18)
Changes in assets and liabilities, net
  of effects of business acquisitions:
  Accounts receivable...................       (19)       (53)      2,781      1,883         (451)          (614)          (416)
  Inventories...........................      (176)       105         615        416          374            (61)           (41)
  Other assets..........................       (87)      (517)      3,445      2,333          179         (3,417)        (2,314)
  Accounts payable......................     1,471       (333)         72         48        4,307         (5,898)        (3,994)
  Accrued expenses and other
    liabilities.........................       (93)     2,359      (9,099)    (6,162)      (3,788)         8,630          5,844
  Deferred revenue......................        19        228         (36)       (24)        (122)         1,177            797
                                           -------    -------    --------    -------      -------        -------        -------
Net cash provided by (used in) operating
  activities............................     1,801      1,078      (2,124)    (1,439)         391          3,248          2,200
INVESTING ACTIVITIES
Purchases of property, plant and
  equipment.............................    (6,635)    (5,617)    (10,955)    (7,419)      (2,038)        (2,891)        (1,958)
Prepayments for investment advance......        --    (66,783)         --         --           --             --             --
Acquisition of businesses, less cash
  acquired..............................    (4,203)   (16,047)   (118,445)   (80,214)      (5,312)       (11,951)        (8,094)
Acquisition of other assets.............      (783)      (433)       (593)      (401)        (132)          (105)           (71)
                                           -------    -------    --------    -------      -------        -------        -------
Net cash used for investing
  activities............................   (11,621)   (88,880)   (129,993)   (88,034)      (7,482)       (14,947)       (10,123)
FINANCING ACTIVITIES
Proceeds from debt......................     5,343     40,322     177,311    120,080           --         15,000         10,158
Increase in registered capital..........        --         50          --         --           --             --             --
Contributions to capital................        --     14,787       3,000      2,031        3,000             --             --
Payments of acquired debt...............        --    (17,116)   (132,804)   (89,939)     (15,691)        (4,625)        (3,132)
Payments of capitalized bank financing
  costs.................................        --     (3,079)     (6,047)    (4,095)          --             --             --
Proceeds from (payments of) bank
  overdrafts............................        --     (1,324)        638        432          369           (245)          (166)
Proceeds from Subordinated Shareholder
  Loans.................................     4,500     56,561      95,407     64,613       18,691             --             --
                                           -------    -------    --------    -------      -------        -------        -------
Net cash provided by financing
  activities............................     9,843     90,201     137,505     93,122        6,369         10,130          6,860
Net increase (decrease) in cash and cash
  equivalents...........................        23      2,399       5,388      3,649         (722)        (1,569)        (1,063)
Cash and cash equivalents at beginning
  of period.............................        56         79       2,478      1,678        2,478          7,866          5,327
                                           -------    -------    --------    -------      -------        -------        -------
Cash and cash equivalents at end of
  period................................        79      2,478       7,866      5,327        1,756          6,297          4,264
                                           =======    =======    ========    =======      =======        =======        =======

          See accompanying notes to consolidated financial statements

                    KABELMEDIA HOLDING GMBH AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.   FORMATION OF BUSINESS AND BASIS OF PRESENTATION

     Kabelmedia Holding GmbH, formerly Kabelmedia Beteiligungs GmbH (the "Company" or "Kabelmedia"), was formed in December 1994 to acquire, own and operate cable television systems serving communities throughout Germany. On May 21, 1996 the shareholders of Kabelvision Beteiligungs GmbH ("Kabelvision"), a company controlled by certain shareholders of Kabelmedia, and the shareholders of Kabelmedia proposed that Kabelvision be merged with and into the Company. Furthermore, it was proposed that the Subordinated Shareholder Loans (including accrued interest) be contributed to the capital of Kabelmedia. Kabelvision was founded in 1992 to acquire, own and operate cable television systems serving communities throughout Germany. Kabelvision began operations in 1993 when their first cable system was acquired. The accompanying financial statements have been prepared as if the merger occurred January 1, 1993, using the historical costs of each entity as if the merger were a pooling of interests.

     The accompanying financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") including those principles specific to the cable television industry. The Company maintains its financial records in accordance with the German Commercial Code, which represents generally accepted accounting principles in Germany ("German GAAP"). Generally accepted accounting principles in Germany vary in certain significant respects from U.S. GAAP. Accordingly, the Company has recorded certain adjustments in order that these financial statements be in accordance with U.S. GAAP.

     Solely for the convenience of the reader, the accompanying consolidated financial statements as of and for the year ended December 31, 1995 and for the three months ended March 31, 1996 (unaudited) have been translated into United States dollars ("U.S. $") at the rate of DM1.4766 per $1.00 the Noon Buying Rate of the Federal Reserve Bank of New York on March 29, 1996. The translations should not be construed as a representation that the amounts shown could have been, or could be, converted into U.S. dollars at that or any other rate.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

CASH EQUIVALENTS

     All highly liquid investments purchased with an original maturity of three months or less are considered cash equivalents.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrated credit risks consist primarily of cash and trade receivables. Credit risk on trade receivables is minimized as a result of the large and diverse nature of the Company's customer base. The company maintains cash and cash equivalents, with various financial institutions located throughout Germany. The Company policy is designed to limit exposure to any one institution.

REVENUE RECOGNITION

     Revenue is comprised of revenue earned from subscription fees and charges for installation and connections. Revenue is recognized at the time services are provided to customers.

                    KABELMEDIA HOLDING GMBH AND SUBSIDIARIES

INVENTORIES

     Inventories, consisting primarily of supplies used in the construction of cable television systems, are valued using the first in, first out (FIFO) method.

PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment are stated at cost and are comprised principally of assets used in the development and operation of cable television systems. These assets are depreciated or amortized in accordance with Statement of Financial Accounting Standards No. 51 "Financial Reporting by Cable Television Companies."

     Depreciation is provided using the straight-line method over estimated useful lives as follows: cable television systems: 12 to 20 years; equipment and fixtures: 3 to 5 years.

GOODWILL

     Goodwill consists of the excess purchase price over the fair value of assets acquired in various acquisitions. Such amounts are generally amortized using the straight-line method over 12 years. Accumulated amortization for goodwill is summarized as follows:

                                                                                DECEMBER 31,
                                                                             ------------------
                                                                              1994       1995
                                                                             -------    -------
                                                                             (DM IN THOUSANDS)
Goodwill.................................................................        796     10,925

     On an ongoing basis management evaluates the amortization periods and the recoverability of the net carrying value of goodwill by reviewing the performance of the underlying operations, in particular, the future undiscounted operating cash flows of the acquired entities.

INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109. "Accounting for Income Taxes", which has been applied for all periods presented. Under this method, deferred tax assets and liabilities are based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the enactment date.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of financial instruments such as cash, accounts receivable and accounts payable approximate their fair value based on the short-term maturities of these instruments. The carrying value of bank debt approximates fair value based on quoted market prices for the same or similar issues as well as the current rates offered to the Company. The fair value of Subordinated Shareholder Loans is not determinable.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                    KABELMEDIA HOLDING GMBH AND SUBSIDIARIES

INTERIM FINANCIAL STATEMENTS

     The unaudited balance sheet as of March 31, 1996 and the related unaudited statements of operations, shareholders' equity (deficiency) and cash flows for the three months ended March 31, 1996 and 1995 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, the unaudited interim financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The operating results for the interim periods are not necessarily indicative of results to be expected for an entire year.

3.   BUSINESS ACQUISITIONS

     Kabelmedia and Kabelvision have made a series of acquisitions of cable television systems and operations. The following table summarizes these acquisitions through December 31, 1995:

                                                                                     TRANSACTION
DATE                    COMPANY                                                         TYPE
- ----                    -------                                                      -----------
1993 ACQUISITIONS
April 1993............. Kabelfernsehen Plauen GmbH & Co. KG                           Share
December 1993.......... Adorf                                                         Asset
1994 ACQUISITIONS
March 1994............. Seemann GmbH                                                  Share
March 1994............. ERKA I Erfurt                                                 Asset
March 1994............. Kabelrent Gesellschaft fur den Vertrieb und Service von       Share
                        Medientechnik mbH
November 1994.......... Antech Gesellschaft fur Vermietung und Vertrieb von           Share
                        Satelliten-und Kabelfernsehempfangsanlagen mbH
1995 ACQUISITIONS
January 1995........... APA Basic Beteiligungsgesellschaft mbH                        Share
                        PKG Holding GmbH                                              Share
                        PKG Kabelbetriebsgesellschaft mbH ("PKG Mature Networks")     Share
May 1995............... Kabel Plus Gesellschaft fur Kabel und                         Share
                        Satellitenfernsehen mbH and
                        Wiedmann-Dettwiler St. Georgen GmbH                           Asset
August 1995............ TELECable Betriebsgesellschaft Halle mbH                      Share
September 1995......... BFR Beteiligungsgesellschaft mbH, Kabelcom GmbH and ISIT      Share
                        GmbH ("BFR Group")
October 1995........... TKB Telekabel Betriebsgesellschaft mbH                        Share
October 1995........... ERKA II Erfurt                                                Asset
October 1995........... KSW GmbH & Co. KG Kabel- und Satellitenempfangsanlagen fur    Share
                        Wohngebiete und Kommunen

     The acquisitions referred to above have been accounted for using the purchase method of accounting and accordingly the accompanying financial statements reflect the results of operation commencing on the acquisition dates.

     The aggregate purchase price of the 1993 Acquisitions, including acquisition costs, consisted of cash of DM4,241,000. These transactions resulted in goodwill of DM1,108,000.

                    KABELMEDIA HOLDING GMBH AND SUBSIDIARIES

     The aggregate purchase price of the 1994 Acquisitions, including acquisition costs, consisted of cash of DM16,695,000, the assumption of bank indebtedness and other liabilities of DM17,116,000 and a deferred payment of DM350,000. These transactions resulted in goodwill of DM19,703,000.

     The aggregate purchase price of the 1995 Acquisitions, including acquisition costs, consisted of cash of DM183,071,000, the assumption of bank indebtedness and other liabilities of DM133,746,000 and deferred payments of DM12,583,000. The deferred payments are classified as other liabilities and represent the remaining purchase price to be paid to the respective sellers for two separate acquisitions amounting to DM10,000,000 and DM2,583,000. The purchase price payable of DM10,000,000 is due on December 31, 1998 and is non-interest bearing. It is included in the balance sheet at its present value of DM6,919,000 discounted at 12%. The purchase price payable of DM2,583,000 is due on March 31, 1996 and carries an interest rate based on the Frankfurt Interbank Offered Rates ("FIBOR") plus 1% (4.87% at December 31, 1995).

     Preliminary goodwill on the 1995 Acquisitions amounted to DM143,181,000, subject to the finalization of certain purchase price adjustments in 1996. Advance payments for these investments as of December 31, 1994 amounted to DM66,783,000.

     The following represents the unaudited pro forma results of operations as if the above noted business combinations had occurred at the beginning of the respective year in which the Companies were acquired as well as at the beginning of the immediately preceding year:

                                                                             1994        1995
                                                                           --------    --------
                                                                               (UNAUDITED)
                                                                            (DM IN THOUSANDS)
1995 ACQUISITIONS
Revenue................................................................     45,625      57,043
Net loss before extraordinary item.....................................    (52,535)    (46,721)
Net Loss...............................................................    (52,535)    (49,391)
1994 ACQUISITIONS
Revenue................................................................      5,253       6,877
Net Loss...............................................................     (5,283)     (9,095)

     The pro forma information given above does not purport to be indicative of the results that actually would have been obtained if the operations were combined during the periods presented, and is not intended to be a projection of future results or trends.

4.   INVESTMENT GRANTS

     Investment grants from the government for certain acquisitions of property, plant and equipment are recognized by the Company when estimable and realizable. The basis of property, plant and equipment is reduced by investment grants recognized, and depreciated over the useful life of the acquired property. During 1994 and 1995 fixed assets were reduced by investment grants received of DM716,000 and DM1,603,000, respectively. No investment grants were received in 1993.

     Investment grants received are subject to government review. Management does not anticipate any significant adjustments to the amount of investment grants recorded.

                    KABELMEDIA HOLDING GMBH AND SUBSIDIARIES

5.   PROPERTY, PLANT AND EQUIPMENT

     The components of property, plant and equipment are as follows:

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1994        1995
                                                                           --------    --------
                                                                           (DM IN THOUSANDS)
Cable television systems...............................................      37,921     250,461
Equipment and fixtures.................................................         712       4,036
                                                                           --------    --------
Total..................................................................      38,633     254,497
Less accumulated depreciation..........................................     (6,568)    (19,170)
                                                                           --------    --------
Property, plant and equipment -- net...................................      32,065     235,327
                                                                            =======     =======

6.   BANK DEBT

     Bank debt consisted of the following:

                                                                                      (UNAUDITED)
                                                                 DECEMBER 31,         -----------
                                                              -------------------      MARCH 31,
                                                               1994        1995          1996
                                                              -------     -------     -----------
                                                                       (DM IN THOUSANDS)
Revolving credit facilities...............................     46,689     222,500       237,500
Bank notes................................................         --       2,400         2,400
Bank overdrafts...........................................        489       3,912         3,666
                                                              -------     -------       -------
                                                               47,178     228,812       243,566
                                                              =======     =======       =======
current portion thereof...................................        489       5,663         5,752

     The borrowings under revolving credit facilities included in the Balance Sheet as of December 31, 1994 (hereafter the "1994 facility") were obtained by Kabelvision under a credit facility entered into during 1994. The total aggregate amount of the 1994 facility was DM 74,500,000 plus a secured overdraft facility of DM 500,000. This facility carried an interest rate based on London Interbank Offered Rates (hereafter "LIBOR") plus a margin of 2.5%. Interest on the 1994 facility was payable quarterly. LIBOR at December 31, 1994 was 5.25%. As of December 31, 1994, DM 27,811,000 and DM 500,000 of the 1994 facility and secured overdraft facility respectively were unused.

     Kabelvision and Kabelmedia (collectively the "Borrowers") entered into two new revolving credit facilities (hereafter the "1995 facilities") with a number of banks effective June 28, 1995 and August 18, 1995, respectively. The total aggregate amount of both 1995 facilities is DM 293,250,000 plus secured overdraft facilities of DM 1,750,000. A portion of the proceeds received under the 1995 facilities was used to pay off the 1994 facility existing as of December 31, 1994.

     An extraordinary loss of DM 2,670,000 resulting from the full amortization of unamortized bank financing fees relating to the 1994 facility was recorded in 1995 upon the payment of amounts outstanding under the 1994 facility.

     The 1995 facilities are presented at fair value, estimated based on the quoted market prices for the same or similar issues as well as the current rates offered to the Borrowers for debt of the same remaining maturities.

     Under the terms of the 1995 facilities, advances paid including any portion of the secured overdraft facilities made available to the borrower shall later convert into term loans. The conversion will take place on the earlier of the date following two years after the effective date of the respective facility, or at the time in

                    KABELMEDIA HOLDING GMBH AND SUBSIDIARIES which the aggregate amount of the respective facility has been utilized. The term loans are required to be paid in quarterly installments over a seven year period following the date of conversion into the term loan.

     Maturities for the 1995 facilities as of December 31, 1995 (assuming no further borrowings) are presented as follows:

                                                                              (DM IN THOUSANDS)
1996.........................................................................           --
1997.........................................................................        7,419
1998.........................................................................       19,160
1999.........................................................................       27,196
2000.........................................................................       33,375
Thereafter...................................................................      135,350
                                                                                   -------
                                                                                   222,500
                                                                                   =======

     The interest rates under the 1995 facilities are determined at the time of borrowing and are based on LIBOR plus a margin of 2.25%. This margin will decrease to 2.0% or 1.5% provided that the Borrowers can demonstrate that the total debt-to-annualized cash flow ratio is less than 5.5:1 or 4.00:1 respectively. Interest on the 1995 facilities is payable monthly. LIBOR at December 31, 1995 was 3.81%. As of December 31, 1995, DM 70,750,000 and DM
1,750,000 of the 1995 facilities and secured overdraft facility, respectively, were unused. As of March 31, 1996, DM 55,750,000 and DM 1,750,000 of the 1995
facilities and secured overdraft facility, respectively, were unused.

     The 1995 facilities are secured through first ranking security interests on substantially all assets and revenues of the Borrowers and their subsidiaries, a pledge of the shares of the Borrowers and their subsidiaries, as well as guarantees from all subsidiaries. In addition, the 1995 facilities contain certain covenants which, among other things, require the Company to maintain specified ratios relating to cash flow and total debt to contributed equity. As of December 31, 1995, the Company had DM 1,363,000 of cash subject to withdrawal restrictions.

     Bank financing fees of DM 6,047,000 relating to the procurement of the 1995 facilities have been capitalized in other assets as of December 31, 1995. They are being amortized over a period of 8.5 years representing the term of the 1995 facilities. Commitment fees of 0.5% per year are charged on the unused portion of the respective facilities.

     Bank notes as of December 31, 1995 include short and long term notes amounting to DM 1,500,000 and DM 900,000 respectively. The short term note is collateralized with certain fixed assets and accounts receivable at one of the Company's subsidiaries, and carries an interest rate of 5.25%. The long term note is not collateralized and carries an interest rate of 7.3%.

     The aggregate principal payments of these notes for the next five years subsequent to December 31, 1995 are as follows:

                                                                              (DM IN THOUSANDS)
                                                                              -----------------
1996.........................................................................       1,751
1997.........................................................................         334
1998.........................................................................         315

     Bank overdrafts represent a short term financing method commonly used in Germany. Interest rates ranging from 9.75 to 13.0% are generally charged on such balances.

                    KABELMEDIA HOLDING GMBH AND SUBSIDIARIES

     The weighted average interest rate on bank notes and overdrafts outstanding at December 31, 1995 approximated 8.14%.

                                                                                         UNAUDITED
                                                         YEAR ENDED DECEMBER 31,         ---------
                                                     -------------------------------     MARCH 31,
                                                      1993        1994        1995         1996
                                                     -------     -------     -------     ---------
                                                                   (DM IN THOUSANDS)
Cash paid on bank debt during the period for
  interest.......................................        312         812      11,166        3,975

7.   INCOME TAXES

     The Company and its consolidated subsidiaries each file separate tax returns in accordance with German tax laws. Under German corporate tax law, taxes on income are composed of corporate taxes and trade taxes. For financial reporting purposes, the Company and its consolidated subsidiaries calculate their respective tax liabilities on a separate return basis which are combined in the accompanying consolidated financial statements.

     The provisions for income taxes consisted of the following:

                                                                   YEARS ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1993        1994        1995
                                                                -------     -------     -------
                                                                       (DM IN THOUSANDS)
Current.....................................................         --          --         104
Deferred....................................................         --          --      (1,020)
                                                                -------     -------     -------
                                                                     --          --        (916)
                                                                =======     =======     =======

     Reconciliations between the German corporate statutory tax rate of 50% for 1993 and 45% for 1994 and 1995 and the Company's effective tax rate before extraordinary item are as follows:

                                                                   YEARS ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1993        1994        1995
                                                                -------     -------     -------
                                                                       (DM IN THOUSANDS)
Computed income tax benefit at German statutory rate........       (751)     (2,753)    (16,438)
Change in valuation allowance...............................        985       3,414      19,068
Trade taxes on income, net of corporate tax benefit.........       (144)       (830)     (3,345)
Amortization of goodwill....................................         12         124       2,023
Other.......................................................       (102)         45      (2,224)
                                                                -------     -------     -------
                                                                     --          --        (916)
                                                                =======     =======     =======

                    KABELMEDIA HOLDING GMBH AND SUBSIDIARIES

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 1994 and 1995 are presented below:

                                                                                YEAR ENDED
                                                                               DECEMBER 31,
                                                                           -------------------
                                                                            1994        1995
                                                                           -------     -------
                                                                           (DM IN THOUSANDS)
Deferred tax assets
  Net operating loss carry forwards....................................      7,346      31,017
  Interest expense on Subordinated Shareholder Loans...................         --       3,672
  Other................................................................         56         894
                                                                           -------     -------
                                                                             7,402      35,583
  less -- valuation allowance..........................................     (5,366)    (21,576)
                                                                           -------     -------
                                                                             2,036      14,007
Deferred tax liabilities
  Property, plant and equipment........................................         --     (10,865)
  Unamortized bank financing fees......................................     (1,532)     (3,156)
  Capitalized acquisition costs........................................       (216)     (2,757)
  Other assets.........................................................       (288)     (2,567)
                                                                           -------     -------
                                                                            (2,036)    (19,345)
                                                                           -------     -------
                                                                                --      (5,338)
                                                                           =======     =======

     As of December 31, 1995, the Company and its subsidiaries had available combined cumulative tax loss carry-forwards for corporate income tax of approximately DM 58,797,000 and for trade tax on income of approximately DM 49,765,000. Under current German tax laws, these loss carryforwards have an indefinite life and may be used to offset the Company's and its consolidated subsidiaries future taxable income.

8.   COMMITMENTS

     The Company obtains certain programming directly from Deutsche Telekom through signal delivery contracts. The signal delivery contracts with Deutsche Telekom are generally for a fixed period of time and are subject to negotiated renewal. Under these contracts the Company typically pays Deutsche Telekom either a flat fee or a fee per customer that is determined by reference to a published fee schedule. As of December 31, 1995, fees payable by the Company to Deutsche Telekom under its existing contracts ranged from DM 0.57 to DM22.50 per subscriber per month. For the year ended December 31, 1995 total fees paid to Deutsche Telekom amounted to approximately DM 2,250,000.

     The Company operates primarily in leased facilities and in addition leases certain technical and office equipment. Lease terms generally range up to 5 years with options to renew at varying terms. Rental expense was DM 102,000, DM 409,000 and DM 1,527,000 in 1993, 1994 and 1995, respectively.

                    KABELMEDIA HOLDING GMBH AND SUBSIDIARIES

     Future minimum payments under noncancellable operating leases with initial or remaining terms in excess of one year consisted of the following at December 31, 1995:

                                                                              (DM IN THOUSANDS)
                                                                              -----------------

1996......................................................................          1,606
1997......................................................................          1,448
1998......................................................................          1,362
1999......................................................................          1,203
2000......................................................................            390
Thereafter................................................................            179
                                                                                   ------
                                                                                    6,188
                                                                                   ======

9.   CONTINGENCIES

     The Company is subject to legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the ultimate resolution of such legal proceedings and claims will not have a material effect on the consolidated financial position and results of operations of the Company.

10. REGISTERED CAPITAL

     The Company is a limited liability company (hereafter "GmbH") under German law. Shareholders are generally not liable for the Company's obligations, except to the extent of their capital investment. Registered capital of a GmbH is not in the form of shares and does not represent negotiable securities. The minimum capital requirement for a GmbH is DM 50,000.

     Capital contributions represent additional contributions made by the shareholders in the form of cash or conversion of debt.

11. RELATED PARTY TRANSACTIONS

     Subordinated Shareholder Loans due to shareholders represent principal, accrued interest and an arrangement fee payable due to the Company's majority shareholder. These loans are subject to annual interest rates ranging between 12% and 20% for the periods presented and are subordinate to bank debt of the Company and its subsidiaries. The average weighted interest rate on Subordinated Shareholder Loans at December 31, 1995 was 13.2%. The interest accrues and is payable with principal in one installment at various dates from March 31, 2002 through December 31, 2003. Interest expense on these loans for the periods presented amounted to DM 727,000 (including DM 400,000 of arrangement fees), DM 2,189,000 and DM 13,652,000 for 1993, 1994 and 1995, respectively. Accumulated interest of DM 16,168,000 is included in Subordinated Shareholder Loans at December 31, 1995.

     The arrangement fee payable of DM 400,000 with respect to the initial Subordinated Shareholder Loans was forgiven and contributed to the capital of Kabelvision.

     Included in other assets are receivables due from officers of DM 10,000 and DM 76,000 for the years ended December 31, 1994 and 1995, respectively.

12. PENSION AND EMPLOYEE BENEFIT PLANS

     The Company provides no significant pension, post retirement or post employment benefits to its employees.

                    KABELMEDIA HOLDING GMBH AND SUBSIDIARIES

13. SUBSEQUENT EVENTS

     In January 1996 the Company acquired all of the registered capital of info-Sat Elektro-und Kommunicationstechnik GmbH for a preliminary purchase price of DM 10,468,000. The acquisition was financed through proceeds from borrowings under the 1995 facilities.

                          INDEPENDENT AUDITORS REPORT

To the Board of Directors,
Antech Gesellschaft fur Vermietung und Vertrieb von Satelliten-und Kabelfernsehempfangsanlagen mbH

     We have audited the accompanying balance sheet of Antech Gesellschaft fur Vermietung und Vertrieb von Satelliten- und Kabelfernsehempfangsanlagen mbH as of December 31, 1993, and the related statements of operations and accumulated deficit and cash flows for the period January 1, 1994 through November 23, 1994 and for the year ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Antech Gesellschaft fur Vermietung und Vertrieb von Satelliten- und Kabelfernsehempfangsanlagen mbH as of December 31, 1993 and the results of its operations and its cash flows for the period January 1, 1994 through November 23, 1994 and for the year ended December 31, 1993, in conformity with accounting principles generally accepted in the United States of America.

                               Ernst & Young GmbH

Frankfurt, Germany
November 23, 1995

              ANTECH GESELLSCHAFT FUR VERMIETUNG UND VERTRIEB VON
                 SATELLITEN-UND KABELFERNSEHEMPFANGSANLAGEN MBH

                                 BALANCE SHEET

                                                                               DECEMBER 31, 1993
                                                                               -----------------
                                                                                      DM
                                                                                (IN THOUSANDS)
                                             ASSETS
Cash..........................................................................            3
Accounts receivable -- net....................................................          103
Inventory (Note 2)............................................................          356
Prepaid expenses..............................................................           20
Property, plant and equipment -- net (Note 3).................................        7,826
Loans and other receivables due from shareholders (Note 11)...................        3,122
Other assets (Note 10)........................................................          391
                                                                                    -------
TOTAL ASSETS..................................................................       11,821
                                                                                    =======
                            LIABILITIES AND SHAREHOLDERS' DEFICIENCY
Accounts payable..............................................................          596
Accrued expenses..............................................................          147
Deferred gains (Note 1).......................................................        1,068
Debt (Note 4).................................................................        7,550
Capital lease obligations (Note 8)............................................        5,154
                                                                                    -------
TOTAL LIABILITIES.............................................................       14,515
SHAREHOLDERS' DEFICIENCY
  Registered capital..........................................................           50
  Accumulated deficit.........................................................       (2,744)
                                                                                    -------
TOTAL SHAREHOLDERS' DEFICIENCY................................................       (2,694)
                                                                                    -------
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIENCY................................       11,821
                                                                                    =======

                 See accompanying notes to financial statements

              ANTECH GESELLSCHAFT FUR VERMIETUNG UND VERTRIEB VON
                 SATELLITEN-UND KABELFERNSEHEMPFANGSANLAGEN MBH

                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                                                                        PERIOD
                                                                                    JANUARY 1, 1994
                                                                YEAR ENDED              THROUGH
                                                             DECEMBER 31, 1993     NOVEMBER 23, 1994
                                                             -----------------     -----------------
                                                                    DM                    DM
                                                                         (IN THOUSANDS)
Revenues
  Cable services...........................................           966                 1,654
  Amortization of deferred gains...........................           130                   133
Net sales of technical equipment...........................            95                   335
                                                                  -------               -------
Total revenues.............................................         1,191                 2,122
Operating costs and expenses:
  Operations...............................................           177                   366
  Selling, general and administrative......................           903                 1,144
  Depreciation and amortization............................           540                   632
                                                                  -------               -------
Total operating costs and expenses.........................         1,620                 2,142
                                                                  -------               -------
Operating loss.............................................          (429)                  (20)
Other income...............................................            10                    74
Interest income from related parties.......................           341                   234
Interest expense...........................................         1,243                 1,484
                                                                  -------               -------
Loss before income taxes...................................        (1,321)               (1,196)
Provision for income taxes.................................            --                    --
                                                                  -------               -------
Net loss...................................................        (1,321)               (1,196)
Accumulated deficit, beginning of period...................        (1,423)               (2,744)
                                                                  -------               -------
Accumulated deficit, end of period.........................        (2,744)               (3,940)
                                                                  =======               =======

                 See accompanying notes to financial statements

              ANTECH GESELLSCHAFT FUR VERMIETUNG UND VERTRIEB VON
                 SATELLITEN-UND KABELFERNSEHEMPFANGSANLAGEN MBH
                            STATEMENTS OF CASH FLOWS

                                                                                        PERIOD
                                                                                    JANUARY 1, 1994
                                                                YEAR ENDED              THROUGH
                                                             DECEMBER 31,1993      NOVEMBER 23,1994
                                                             -----------------     -----------------
                                                                    DM                    DM
                                                                         (IN THOUSANDS)
OPERATING ACTIVITIES
Net loss...................................................        (1,321)               (1,196)
Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities:
  Depreciation and amortization............................           540                   632
  Gain on sale of equipment sold...........................          (210)                   --
  Accrued interest.........................................            --                    58
Changes in assets and liabilities:
  Accounts receivable......................................           324                    39
  Inventory................................................           (89)                  356
  Prepaid expenses.........................................           (20)                    6
  Other assets.............................................          (260)                   12
  Other receivables due from shareholders..................          (422)                  865
  Accounts payable.........................................          (282)                 (317)
  Accrued expenses.........................................          (112)                  (62)
  Deferred gains...........................................            80                  (114)
                                                                  -------               -------
Net cash provided by (used in) operating activities........        (1,772)                  279
INVESTING ACTIVITIES
Purchases of property, plant and equipment.................        (3,457)               (1,866)
Proceeds from sale of equipment............................         2,472                    --
Loans to shareholders......................................          (450)                  250
                                                                  -------               -------
Net cash used in investing activities......................        (1,435)               (1,616)
FINANCING ACTIVITIES
Net proceeds from bank overdraft accounts..................           793                 1,155
Proceeds from long-term debt...............................         3,034                 1,081
Principal payments on long-term debt and capital lease
  obligations..............................................          (619)                 (901)
                                                                  -------               -------
Net cash provided by financing activities..................         3,208                 1,335
Net increase (decrease) in cash and cash equivalents.......             1                    (2)
Cash and cash equivalents at beginning of period...........             2                     3
                                                                  -------               -------
Cash and cash equivalents at end of period.................             3                     1
                                                                  =======               =======

                 See accompanying notes to financial statements

              ANTECH GESELLSCHAFT FUR VERMIETUNG UND VERTRIEB VON
                SATELLITEN- UND KABELFERNSEHEMPFANGSANLAGEN MBH

                       NOTES TO THE FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

     Antech Gesellschaft fur Vermietung und Vertrieb von Satelliten- und Kabelfernsehempfangsanlagen mbH (hereafter the "Company"), a German limited liability company, was founded on January 15, 1991 for the purpose of the construction, operation and management of satellite and cable television systems.

     Effective November 4, 1994, the shares of the Company were sold to Kabelvision Beteiligungs GmbH ("Kabelvision"). The sales price of DM 19,901,000 was based on the number of subscribers as of November 23, 1994 adjusted for certain assets and closing costs and the assumption of liabilities.

     The financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") including those principles specific to the cable television industry. The Company maintains its financial records in accordance with the German Commercial Code, which represents generally accepted accounting principles in Germany ("German GAAP"). Generally accepted accounting principles in Germany vary in certain significant respects from U.S. GAAP. Accordingly, the Company has recorded certain adjustments in order that these financial statements be in accordance with the U.S. GAAP.

CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. As of December 31, 1993, the Company held no cash equivalents.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrated credit risks consist primarily of accounts receivable. Credit risk on accounts receivable is minimized as a result of the large and diverse nature of the Company's customer base.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost and are comprised principally of assets used in the development and operation of cable television systems. These assets, which include assets recorded under capital leases, are depreciated or amortized in accordance with the United States Statement of Financial Accounting Standards No. 51 "Financial Reporting by Cable Television Companies".

     Depreciation is provided using the straight-line method over estimated useful lives as follows: cable television systems: 15 years; equipment and fixtures: 2 to 5 years.

INVESTMENT GRANTS

     Investment grants received from the government for certain acquisitions of property, plant and equipment are recognized by the Company when estimable and realizable. The basis of property, plant and equipment is reduced by investment grants and depreciated over the useful life of the acquired property. As of December 31, 1993 property, plant and equipment was reduced by DM 381,000 relating to the recording of investment grants.

     Investment grants are subject to government review. Management does not anticipate significant adjustments to the amount of investment grants recorded.

              ANTECH GESELLSCHAFT FUR VERMIETUNG UND VERTRIEB VON
                SATELLITEN- UND KABELFERNSEHEMPFANGSANLAGEN MBH

                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The allowance for doubtful accounts as of December 31, 1993 was DM 82,000.

LEASES

     The Company has entered into several agreements for the sale and leaseback of certain of its cable television systems which have resulted in the realization of gains. These gains have been deferred and amortized over the terms of the applicable lease. The noncancellable leaseback agreements, with terms ranging from 48 to 165 months, are classified as capital leases.

     In addition, the Company leases or subleases cable television systems to building owners and homeowner associations under operating leases.

INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes", which has been applied for all periods presented. Deferred income taxes and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the enactment date.

2.   INVENTORY

     Inventory is recorded at the lower of cost (first-in, first-out) or market and consists primarily of supplies used in repairs and maintenance and materials used in the construction of cable television systems.

3.   PROPERTY, PLANT AND EQUIPMENT

     The components of property, plant and equipment at December 31, 1993 are as follows:

                                                                              (DM IN THOUSANDS)
                                                                              -----------------
Cable television systems.....................................................        9,047
Equipment and fixtures.......................................................           77
                                                                                   -------
Total........................................................................        9,124
Less-accumulated depreciation................................................       (1,298)
                                                                                   -------
Property, plant and equipment -- net.........................................        7,826
                                                                                   =======

              ANTECH GESELLSCHAFT FUR VERMIETUNG UND VERTRIEB VON
                SATELLITEN- UND KABELFERNSEHEMPFANGSANLAGEN MBH

                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

4.   DEBT

     Total debt outstanding at December 31,1993 is as follows:

                                                                              (DM IN THOUSANDS)
                                                                              -----------------
Bank loans
  10.50% Notes payable due between October 31, 2000 and November 30, 2004,
     payable in monthly installments of DM 36,000, including interest........        2,411
  7.95% Term note payable due in full January 30, 2000.......................        2,400
  Various bank overdraft accounts with interest rates ranging from 11% to
     12%.....................................................................        1,454
Other........................................................................        1,285
                                                                                    ------
                                                                                     7,550
                                                                                    ======

     The weighted average interest rate on short term borrowings outstanding at December 31, 1993 approximated 11.3%. Total interest paid for the year ended December 31, 1993 and the period January 1, 1994 through November 23, 1994 amounted to DM 1,229,000 and DM 1,444,000, respectively.

     Collateral provided under various debt agreements include the assignment of lease and sublease receivables, security interest in certain cable television systems, a blanket mortgage of DM 1,250,000, personal guarantees of shareholders and assignment of life insurance policies of shareholders. The carrying value of the Company's assets which have been collateralized under the various debt agreements approximate DM 2,820,000 as of December 31, 1993.

     Annual maturities of debt at December 31, 1993 are as follows:

                                                                              (DM IN THOUSANDS)
                                                                              -----------------
1994......................................................................           1,864
1995......................................................................             361
1996......................................................................             460
1997......................................................................             561
1998......................................................................             666
Thereafter................................................................           3,638
                                                                                   -------
                                                                                     7,550
                                                                              ==============

     In connection with the sale of the Company, the above debt was paid by the purchaser.

5.   INCOME TAXES

     The Company files a separate tax return in accordance with German tax laws. Under German corporate tax law, taxes on income are comprised of corporate taxes and trade taxes. As of December 31, 1993, the Company had available cumulative tax loss carry-forwards for corporate income tax of approximately DM 1,688,000 and for trade tax on income of approximately DM 812,000. Under current German tax laws, these loss carryforwards have an indefinite life and may be used to offset the Company's future taxable income.

     There were no current or deferred income taxes for the period January 1, 1994 through November 23, 1994 and for the year ended December 31, 1993.

              ANTECH GESELLSCHAFT FUR VERMIETUNG UND VERTRIEB VON
                SATELLITEN- UND KABELFERNSEHEMPFANGSANLAGEN MBH

                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

     A reconciliation of total tax provisions to the amount computed by applying the expected German corporate statutory tax rate of 50% in 1993 and 45% in 1994 to loss before income taxes is as follows:

                                                                                         PERIOD
                                                                                       JANUARY 1,
                                                                                          1994
                                                                      YEAR ENDED        THROUGH
                                                                     DECEMBER 31,     NOVEMBER 23,
                                                                         1993             1994
                                                                     ------------     ------------
                                                                          (DM IN THOUSANDS)
Computed income tax benefit at German statutory rate.............          661              538
Trade tax on income, net of corporate tax benefit................           64               69
Change in valuation allowance....................................         (731)            (496)
Change due to tax rate fluctuations..............................           --             (125)
Other............................................................            6               14
                                                                          ----             -----
Income tax benefit...............................................            0                0
                                                                          =====            =====

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and the deferred tax liability as of December 31, 1993 are presented below:

                                                                              (DM IN THOUSANDS)
                                                                              -----------------
Deferred tax assets:
  Net operating loss carry forwards..........................................          912
  Deferred gains.............................................................          589
  less -- valuation allowance................................................       (1,456)
                                                                                   -------
  Net deferred tax asset.....................................................           45
                                                                                   =======
Deferred tax liability:
  Accounts receivable........................................................          (45)
                                                                                   -------
                                                                                         0
                                                                                   =======

6.   REGISTERED CAPITAL

     The Company is a limited liability company (hereafter "GmbH") under German law. Shareholders are generally not liable for the Company's obligations, except to the extent of their capital investment. Registered capital of a GmbH is not in the form of shares and does not represent negotiable securities. The minimum capital requirement for a GmbH is DM 50,000. As of December 31, 1993 registered capital of the Company totaled DM 50,000.

7.   PENSION AND RETIREMENT PLANS

     The Company provides no significant pension, postretirement or postemployment benefits to its employees.

8.   LEASES

     The Company leases a significant portion of its cable television systems through sale-leaseback agreements. The December 31, 1993 balance sheet includes cable television systems under capital leases having a cost of DM 5,474,000 and accumulated amortization of DM 703,000.

              ANTECH GESELLSCHAFT FUR VERMIETUNG UND VERTRIEB VON
                SATELLITEN- UND KABELFERNSEHEMPFANGSANLAGEN MBH

                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

     At December 31, 1993, minimum annual rentals for capital leases were as follows:

                                                                              (DM IN THOUSANDS)
                                                                              -----------------
1994.........................................................................        1,330
1995.........................................................................        1,330
1996.........................................................................        1,330
1997.........................................................................          971
1998.........................................................................          475
Thereafter...................................................................        2,484
                                                                                    ------
Total minimum lease payments.................................................        7,920
Less amount representing interest............................................        2,766
                                                                                    ------
Prevent value of minimum lease payments......................................        5,154
                                                                                    ======

     In connection with the sale of the Company, all capital leases were terminated subsequent to November 23, 1994.

     As lessor, the Company owns or leases its cable television systems which are in turn leased or subleased to third parties. These leases and subleases to third parties are accounted for as operating leases. Future minimum lease payments receivable under noncancellable leasing arrangements as of December 31, 1993 are approximately DM 1,664,000 per year for 1994 through 1998 and DM 25,552,000 thereafter.

     At December 31, 1993, the assets leased or subleased to third parties were being carried at a cost of approximately DM 8,868,000 with accumulated depreciation or amortization of DM 1,277,000.

9.   COMMITMENTS AND CONTINGENCIES

LEGAL MATTERS

     The Company is subject to litigation from time to time in the ordinary course of business. In the opinion of management, the ultimate resolution of such legal proceedings and claims will not have a material adverse effect on the financial position or results of operations of the Company.

10. OTHER ASSETS

     At December 31, 1993 other assets in the balance sheet are comprised of the following:

                                                                              (DM IN THOUSANDS)
                                                                              -----------------
VAT receivable............................................................           254
Deposits..................................................................            78
Vendor receivables........................................................            39
Other.....................................................................            20
                                                                                     ---
                                                                                     391
                                                                                     ===

11. RELATED PARTY TRANSACTIONS

     At December 31, 1993 the balance sheet reflects loans and other receivables due from shareholders of DM 3,122,000. Included therein are loans receivable of DM 2,000,000 and DM 450,000 bearing interest at 12% and 8%, respectively. The remaining balance is made up of interest receivable of DM 462,000 and receivables in the regular course of business in the amount of DM 210,000. All receivables and loans were paid as a result of the sale of the Company on November 23, 1994.

              ANTECH GESELLSCHAFT FUR VERMIETUNG UND VERTRIEB VON
                SATELLITEN- UND KABELFERNSEHEMPFANGSANLAGEN MBH

                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

     Management fees charged by a shareholder owned company totalled DM 400,000 in 1993 and DM 377,000 for the period January 1 through November 23, 1994. Interest income charged to related parties was DM 341,000 and DM 234,000 for the same periods.

     Purchases of fixed assets from an affiliated company amounted to DM 1,507,000 in 1993.

                          INDEPENDENT AUDITORS REPORT

To the Board of Directors,
PKG Holding GmbH

     We have audited the accompanying consolidated balance sheet of PKG Holding GmbH as of December 31, 1994, and the related consolidated statements of operations and accumulated deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PKG Holding GmbH as of December 31, 1994 and the consolidated results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

                               Ernst & Young GmbH

Frankfurt, Germany
July 28, 1995

                                PKG HOLDING GMBH

                           CONSOLIDATED BALANCE SHEET

                                                                               DECEMBER 31,1994
                                                                               -----------------
                                                                                        DM
                                                                                  (IN THOUSANDS)
                                   ASSETS
Cash..........................................................................        2,230
Accounts receivable -- net:
  Trade (Note 1)..............................................................          530
  PKG Mature Networks (Note 11)...............................................          224
Inventory (Note 3)............................................................          197
Prepaid expenses..............................................................           26
Property, plant and equipment -- net (Notes 1 and 4)..........................       30,347
Goodwill and other intangible assets -- net (Note 1)..........................        5,645
Other assets (Note 5).........................................................        1,962
                                                                                    -------
TOTAL ASSETS..................................................................       41,161
                                                                                    =======
                   LIABILITIES AND SHAREHOLDERS' DEFICIENCY
Accounts payable:
  Trade.......................................................................        2,728
  PKG Mature Networks (Note 11)...............................................          157
Accrued expenses..............................................................        1,433
Accrued interest..............................................................        1,101
Other liabilities.............................................................        1,376
Debt:
  Related party (Note 11).....................................................        9,300
  Banks (Note 6)..............................................................       30,542
Deferred taxes (Note 7).......................................................          763
                                                                                    -------
TOTAL LIABILITIES.............................................................       47,400
Minority interest in subsidiaries.............................................          166
SHAREHOLDERS' DEFICIENCY
  Registered capital (Note 8).................................................          492
  Accumulated deficit.........................................................       (6,897)
                                                                                    -------
TOTAL SHAREHOLDERS' DEFICIENCY................................................       (6,405)
                                                                                    -------
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIENCY................................       41,161
                                                                                    =======

          See accompanying notes to consolidated financial statements.

                                PKG HOLDING GMBH

          CONSOLIDATED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT

                                                                                  YEAR ENDED
                                                                               DECEMBER 31, 1994
                                                                               -----------------
                                                                                      DM
                                                                                (IN THOUSANDS)
Revenues
  Third parties...............................................................        7,272
  PKG Mature Networks (Note 11)...............................................        1,059
                                                                                    -------
Total revenues................................................................        8,331
Operating costs and expenses
  Operations..................................................................        1,710
  Selling, general and administrative.........................................        4,709
  Depreciation and amortization...............................................        4,266
                                                                                    -------
Total operating costs and expenses............................................       10,685
                                                                                    -------
Operating loss................................................................       (2,354)
Other income..................................................................          640
Other expense (Note 1)........................................................       (1,329)
Interest expense..............................................................       (2,838)
Minority interest in net income of subsidiaries...............................          (34)
                                                                                    -------
Loss before income taxes......................................................       (5,915)
Provision for income taxes....................................................         (293)
                                                                                    -------
Net loss......................................................................       (6,208)
Accumulated deficit, December 31, 1993........................................         (532)
Cash dividends................................................................         (157)
                                                                                    -------
Accumulated deficit, December 31, 1994........................................       (6,897)
                                                                                    =======

          See accompanying notes to consolidated financial statements.

                                PKG HOLDING GMBH

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                  YEAR ENDED
                                                                               DECEMBER 31, 1994
                                                                               -----------------
                                                                                      DM
                                                                                (IN THOUSANDS)
OPERATING ACTIVITIES
Net loss......................................................................       (6,208)
Adjustments to reconcile net loss to net cash provided by operating activities:
  Depreciation and amortization...............................................        4,266
  Amortization of other assets................................................          317
  Loss on sale of property, plant and equipment...............................          166
  Minority interest in net income of subsidiaries.............................           34
  Provision for losses on receivables.........................................           27
Changes in assets and liabilities, net of effects of business acquisition:
  Accounts receivable.........................................................         (320)
  Prepaid expenses and inventory..............................................          (27)
  Other assets................................................................       (1,963)
  Accounts payable............................................................        1,750
  Other liabilities and accrued expenses......................................        2,519
                                                                                    -------
Net cash provided by operating activities.....................................          561
INVESTING ACTIVITIES
Purchases of property, plant and equipment....................................      (14,132)
Acquisition of business, less cash acquired (Note 2)..........................       (1,774)
Other.........................................................................         (161)
                                                                                    -------
Net cash used in investing activities.........................................      (16,067)
FINANCING ACTIVITIES
Principal payments on bank debt...............................................      (10,404)
Proceeds from bank debt.......................................................       22,966
Proceeds from related party loans.............................................        4,087
Dividends paid................................................................         (157)
                                                                                    -------
Net cash provided by financing activities.....................................       16,492
                                                                                    -------
Net increase in cash and cash equivalents.....................................          986
Cash and cash equivalents at beginning of year................................        1,244
                                                                                    -------
Cash and cash equivalents at end of year......................................        2,230
                                                                                    =======

          See accompanying notes to consolidated financial statements.

                                PKG HOLDING GMBH

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

     PKG Holding GmbH ("PKG" or the "Company") is a German limited liability company established in December, 1992. PKG acts as a holding company for subsidiaries engaged in the construction and operation of cable television systems in Germany. PKG and its subsidiaries operate cable television systems throughout Germany. Certain subsidiaries also engage in the construction and general management of affiliated and third-party cable television systems.

     Effective January 1, 1995, the Company was sold to Kabelmedia Beteiligungs GmbH ("Kabelmedia"). The sales price of DM 31,804,000 was based on the number of subscribers as of December 31, 1994 adjusted for certain assets and the assumption of liabilities. Costs incurred by PKG in relation to the sale during 1994 (DM 1,163,000) have been fully accrued and recorded within other expense in the accompanying consolidated statement of operations.

     The financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") including those principles specific to the cable television industry. The Company maintains its financial records in accordance with the German Commercial Code, which represents generally accepted accounting principles in Germany ("German GAAP"). Generally accepted accounting principles in Germany vary in certain significant respects from U.S. GAAP. Accordingly, the Company has recorded certain adjustments in order that these financial statements be in accordance with U.S. GAAP.

     The financial statements include the accounts of the Company and its majority-owned and controlled subsidiaries. All significant intercompany accounts and transactions have been eliminated.

CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. As of December 31, 1994 the Company held no cash equivalents.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrated credit risks consist primarily of accounts receivable. Credit risk on accounts receivable is minimized as a result of the large and diverse nature of the Company's customer base.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost and are comprised principally of assets used in the development and operation of cable television systems. These assets are depreciated or amortized in accordance with the United States Statement of Financial Accounting Standards No. 51 "Financial Reporting by Cable Television Companies."

     Depreciation is provided using the straight-line method over estimated useful lives as follows: cable television systems: 5 to 12 years; equipment and fixtures: 5 years.

INVESTMENT GRANTS

     Investment grants received from the government for certain acquisitions of property, plant and equipment are recognized by the Company when estimable and realizable. The basis of property, plant and equipment is reduced by investment grants and depreciated over the useful life of the acquired property. As of December 31, 1994, property, plant and equipment was reduced by DM 599,000 relating to the recording of investment grants.

                                PKG HOLDING GMBH

     Investment grants are subject to government review. Management does not anticipate any significant adjustments to the amount of investment grants recorded.

GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill arising from business acquisitions (DM 4,483,000) is amortized on a straight line basis generally over 12 years. Other intangible assets (DM 1,739,000) consist primarily of costs associated in obtaining per-mission agreements. Permission agreements are entered into with the owners/authorized users of residential units and provide the Company the right to connect the residential units to the cable network once a contract has been set up with that specific unit. Amounts incurred in obtaining permission agreements are amortized over the life of the agreements which is generally 12 years. Accumulated amortization for goodwill and other intangible assets aggregated DM 577,000 as of December 31, 1994.

     On an ongoing basis management evaluates the amortization periods and the recoverability of the net carrying value of goodwill and other intangible assets by reviewing the performance of the underlying operations, in particular, the future undiscounted operating cash flows of the acquired entities.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The allowance for doubtful accounts as of December 31, 1994 was DM 53,000.

REVENUE RECOGNITION

     Revenue is derived from the sale of cable television services to subscribers in Germany and from the construction and management of cable television systems.

     The Company receives cash from its subscribers principally through automatic bank withdrawals initiated at the beginning of each month. The Company also may charge an initial fee (installation fee), which is recorded as income to the extent of direct selling costs with the remainder deferred. Deferred revenue related to installation fees is amortized on a straight-line basis into income over two years. Revenues generated from cable services provided to subscribers for the year ended December 31, 1994 approximated DM 6,207,000.

     Revenues generated from the construction and management of cable television systems approximated DM 2,124,000 for the year ended December 31, 1994.

EQUITY IN NET LOSS OF AFFILIATE

     The Company holds a 50 percent interest in BKG Breitbandkabelgesellschaft mbH ("BKG"), a German limited liability company engaged in the operation and management of cable television systems. The investment is accounted for using the equity method. As of December 31, 1994, the Company's share in the net losses of BKG exceeded its investment. The Company will not recognize equity in earnings in subsequent periods until the accumulated losses have been recovered.

INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which has been applied for 1994. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the enactment date.

                                PKG HOLDING GMBH

2.   BUSINESS ACQUISITION

     Effective January 1, 1994 PKG acquired HAFI GmbH Vertrieb und Vermietung von Satellitenempfangsanlagen (HAFI), a German limited liability company engaged in the operation of cable television systems. The purchase price approximated DM 1,779,000. The acquisition has been accounted for by the purchase method of accounting. The excess of the aggregate purchase price over the fair market value of net assets acquired of approximately DM 1,718,00 was recognized as goodwill and is being amortized over 12 years.

3.   INVENTORY

     Inventory is stated at the lower of cost (first-in, first-out) or market and consists primarily of supplies used in repairs and maintenance and for use in future construction of cable television systems.

4.   PROPERTY, PLANT AND EQUIPMENT

     The components of property, plant and equipment at December 31, 1994 were as follows:

                                                                              (DM IN THOUSANDS)
Cable television systems.....................................................       34,762
Equipment and fixtures.......................................................          700
                                                                                    ------
Total........................................................................       35,462
Less-accumulated depreciation................................................       (5,115)
                                                                                    ------
Property, plant and equipment -- net.........................................       30,347
                                                                                    ======

5.   OTHER ASSETS

     Other assets is comprised principally of capitalized sales commissions of DM 951,000 and VAT (sales tax) receivable of DM 744,000. Sales commissions relate to one-time payments made in connection with obtaining new subscribers. These charges have been capitalized and are amortized on a straight-line basis into selling, general and administrative expense over two years.

6.   DEBT

     Total debt outstanding at December 31, 1994 was comprised solely of bank loans as follows:

                                                                              (DM IN THOUSANDS)
                                                                              -----------------
7% Notes payable.............................................................       18,657
Credit facilities............................................................       11,820
Other........................................................................           65
                                                                                   -------
                                                                                    30,542
                                                                                   =======

     The notes payable to bank are comprised of two notes of DM 17,144,000 ("Note 1") and DM 1,513,000 ("Note 2"). Note 1 is due in equal monthly installments, including interest, of DM 188,000 commencing January 1996 through December 2003. In December 2003, the interest rate for Note 1 is subject to renegotiation with the bank and payments continue in equal installments through December 2006. Note 2 is due in equal monthly installments, including interest, of DM 16,000.

     The credit facilities provide for total borrowings of DM 50,000,000. As of December 31, 1994, the unused portion of the credit facilities was DM 38,180,000. The interest rates range from 9.0% to 12.5%. The Company is also required to pay a fee of .25% on the unused portion of the credit facilities.

                                PKG HOLDING GMBH

     All of the assets of the consolidated group are pledged as collateral under the Company's note and credit facilities. The note and credit facilities also contain various warranties and covenants. In connection with the sale of the Company's shares as of January 1, 1995, the majority of the outstanding balance of the notes and the credit facilities were paid in 1995.

     Interest expense charged to operations during 1994 was DM 1,819,000. Interest paid on debt during 1994 amounted to DM 1,769,000. The weighted average interest rate on short term borrowings outstanding as of December 31, 1994 was 9.7%.

     Annual maturities of bank debt as of December 31, 1994 were as follows:

                                                                              (DM IN THOUSANDS)
                                                                              -----------------
1995.........................................................................        9,961
1996.........................................................................        1,191
1997.........................................................................        1,280
1998.........................................................................        1,376
1999.........................................................................        1,479
Thereafter...................................................................       15,255
                                                                                    ------
                                                                                    30,542
                                                                                    ======

7.   INCOME TAXES

     PKG and its consolidated subsidiaries each file separate tax returns in accordance with German tax laws. Under German corporate tax law, taxes on income are comprised of corporate taxes and trade taxes. For financial reporting purposes, PKG and such subsidiaries calculate their respective tax liabilities on a separate return basis which are combined in the accompanying consolidated financial statements.

     As of December 31, 1994, the Company had available cumulative tax loss carryforwards for corporate income tax of approximately DM 9,978,000 and for trade tax on income of approximately DM 7,393,000. Under current German tax laws, these loss carryforwards have an indefinite life and may be used to offset PKG's and its consolidated subsidiaries future taxable income.

     The provision for income taxes consisted of the following for the year ended December 31, 1994:

                                                                              (DM IN THOUSANDS)
Current provision.........................................................             293
Deferred provision........................................................               0
                                                                                    ------
Total provision...........................................................             293
                                                                                    ======

     A reconciliation of total tax provisions to the amount computed by applying the expected German corporate statutory tax rate of 45% to loss before income taxes is as following for the year ended December 31, 1994:

                                                                              (DM IN THOUSANDS)
Computed income tax benefit at German statutory rate......................          (2,662)
Trade tax on income, net of corporate tax benefit.........................            (488)
Valuation allowance on losses incurred in 1994............................           3,443
                                                                                    ------
                                                                                       293
                                                                                    ======

                                PKG HOLDING GMBH

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 1994 are presented below:

                                                                              (DM IN THOUSANDS)
Deferred tax assets
  Net operating loss carry forwards..........................................        5,100
  less -- valuation allowance................................................       (5,100)
                                                                                    ------
  Net deferred tax assets....................................................            0
Deferred tax liabilities
  Cable television systems...................................................          750
  Other......................................................................           13
                                                                                    ------
  Deferred tax liability.....................................................          763
                                                                                    ------
Net deferred tax liability...................................................          763
                                                                                    ======

8.   REGISTERED CAPITAL

     The Company is a limited liability company (hereafter "GmbH") under German law. Shareholders are generally not liable for the Company's obligations, except to the extent of their capital investment. Registered capital of a GmbH is not in the form of shares and does not represent negotiable securities. The minimum capital requirement for a GmbH is DM 50,000. As of December 31, 1994 registered capital of the Company totalled DM 492,000.

9.   PENSION AND RETIREMENT PLANS

     The Company provides no significant pension, postretirement or postemployment benefits to its employees.

10. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company has certain noncancelable operating leases with renewal options for buildings and equipment. In 1994, rental expenses for all leases totalled DM 272,000.

     At December 31, 1994, commitments under noncancelable lease agreements were as follows:

                                                                              (DM IN THOUSANDS)
1995.........................................................................          327
1996.........................................................................          257
1997.........................................................................          234
1998.........................................................................          214
1999.........................................................................          210
Thereafter...................................................................        1,515

LEGAL MATTERS

     The Company is subject to litigation from time to time in the ordinary course of business. In the opinion of management, the ultimate resolution of such legal proceedings and claims will not have material adverse effect on the consolidated financial position or results of operations of the Company.

11. RELATED PARTY TRANSACTIONS

     APA-Basic Beteiligungsgesellschaft, an 80% shareholder in PKG, has provided loans to the Company totalling DM 9,300,000. The loans bear interest at 14% per annum and are subordinated to all other creditors

                                PKG HOLDING GMBH
of PKG. The loans plus accrued interest are due in full in 1998. Interest expense incurred during the year totalled DM 1,019,000. In connection with the sale of the Company, the loans and related accrued interest were paid in full in 1995.

     The Company has entered into agreements with four affiliated companies (collectively, the "PKG Mature Networks") to provide construction, management and marketing services through 1998. The PKG Mature Networks are principally owned by the shareholders of the Company. Sales to the PKG Mature Networks during 1994 totalled DM 1,059,000. In addition, the Company engaged in 1994 the PKG Mature Networks to construct certain cable television systems. Charges incurred and capitalized during the year totalled DM 1,221,000.

                          INDEPENDENT AUDITORS REPORT
                         FOR 1993 FINANCIAL STATEMENTS

To PKG Holding GmbH
Hannover

We have audited the accompanying consolidated balance sheet of PKG Holding GmbH, Hannover (see note 1), as of December 31, 1993, and the related consolidated statement of operations and accumulated deficit and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PKG Holding GmbH, Hannover, as of December 31, 1993 and the consolidated results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles in the United States.

ARTHUR ANDERSEN
Wirtschaftsprufungsgesellschaft
Steuerberatungsgesellschaft mbH

                VON SPERBER                                        STEINWEG
             Wirtschaftsprufer                                Wirtschaftsprufer

Hannover, Germany
June 29, 1994

                                PKG HOLDING GMBH

                           CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1993

                                                                                      DM
                                                                                   ---------
                                           ASSETS
Cash...........................................................................     1,243,792
Accounts receivable -- trade...................................................       363,150
Accounts receivable -- affiliate...............................................        87,620
Inventory......................................................................       144,101
Other receivables and prepaid expenses.........................................       297,315
Property and equipment -- net..................................................    19,598,639
Permission agreements and goodwill -- net......................................     4,390,599
Other assets...................................................................        32,100
                                                                                   ----------
Total assets...................................................................    26,157,316
                                                                                   ==========
                              LIABILITIES AND CAPITAL DEFICIT
Accounts payable -- trade......................................................     1,134,441
Accrued expenses...............................................................       389,171
Other liabilities..............................................................       492,544
Debt -- banks..................................................................    17,924,399
Debt -- related party..........................................................     5,213,000
Deferred taxes.................................................................       912,000
                                                                                   ----------
Total liabilities..............................................................    26,065,555
                                                                                   ----------
Minority interest in subsidiaries..............................................       131,864
                                                                                   ----------
Capital deficit................................................................
Capital subscribed.............................................................       492,000
Accumulated deficit............................................................      (532,103)
                                                                                   ----------
Total capital deficit..........................................................       (40,103)
                                                                                   ----------
Total liabilities and capital deficit..........................................    26,157,316
                                                                                   ==========

        See accompanying notes to the consolidated financial statements

                                PKG HOLDING GMBH

          CONSOLIDATED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT

                      FOR THE YEAR ENDED DECEMBER 31, 1993

                                                                                      DM
                                                                                   ---------
Revenues (including amounts of affiliates: DM1,896,872)..........................   3,761,456
Operating costs and expenses
  Operating......................................................................  (1,909,968)
  Selling, general and administrative............................................  (2,120,866)
  Depreciation and amortization..................................................    (116,305)
                                                                                   ----------
                                                                                   (4,147,139)
Operating loss...................................................................    (385,683)
Equity in losses of affiliated company...........................................     (30,000)
Other income, net................................................................     179,444
Interest expenses................................................................    (157,664)
Minority interest in consolidated subsidiaries...................................     (31,095)
                                                                                   ----------
Loss before income taxes.........................................................    (424,998)
Provision for income taxes.......................................................    (107,105)
                                                                                   ----------
Net loss.........................................................................    (532,103)
Accumulated deficit, balance as of December 31, 1992.............................           0
                                                                                   ----------
Accumulated deficit, balance as of December 31, 1993.............................    (532,103)
                                                                                   ==========

        See accompanying notes to the consolidated financial statements

                                PKG HOLDING GMBH

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1993

                                                                                      DM
                                                                                   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss.........................................................................    (532,103)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization..................................................     116,305
  Minority interests in consolidated subsidiaries................................      31,095
  Equity in loss of affiliate....................................................      30,000
  Change in assets and liabilities:
     Accounts receivable, trade..................................................     386,342
     Accounts receivable, affiliate..............................................     (87,620)
     Inventory...................................................................     (60,182)
     Other receivables and prepaid expenses......................................    (199,700)
     Accounts payable, trade.....................................................    (242,437)
     Accrued expenses............................................................     239,274
     Other liabilities...........................................................     (17,600)
                                                                                   ----------
       Net cash used in operating activities.....................................    (336,626)
                                                                                   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment.............................................    (386,454)
  Purchase of business, net of cash acquired.....................................     821,716
  Additions to other assets......................................................     (30,000)
  Additions to permission agreements.............................................     (24,676)
                                                                                   ----------
     Net cash provided by investing activities...................................     380,586
                                                                                   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from bank borrowings..............................................     620,242
  Capital contributions from minority interests..................................      29,499
  Proceeds from capital contributions............................................     402,000
                                                                                   ----------
     Net cash provided by financing activities...................................   1,051,741
                                                                                   ----------
INCREASE IN CASH.................................................................   1,095,701
CASH, BEGINNING OF YEAR..........................................................     148,091
                                                                                   ----------
CASH, END OF YEAR................................................................   1,243,792
                                                                                   ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest.......................................................................           0
                                                                                   ==========
  Income taxes...................................................................       9,585
                                                                                   ==========
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Fair value of assets acquired, including cash acquired...........................  24,481,646
Liabilities assumed..............................................................   1,858,546
                                                                                   ----------
  Consideration paid.............................................................  22,623,100
Less -- Amounts borrowed.........................................................  22,623,100
                                                                                   ----------
  Net cash paid for acquisition..................................................           0
                                                                                   ==========

        See accompanying notes to the consolidated financial statements

                                PKG HOLDING GMBH

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                            AS OF DECEMBER 31, 1993

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A)  ORGANIZATION AND PRINCIPLES OF CONSOLIDATION

     PKG Holding GmbH (PKG) is a German limited liability company established in December, 1992. PKG acts as a holding company for subsidiaries engaged in the construction and operation of cable television systems in Germany. During 1993 PKG and its subsidiaries (collectively, the Company) operated cable television systems in three separate locations in Germany along with separate operations engaged in the construction and general management of affiliated and third-party cable television systems.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The accompanying consolidated financial statements include the accounts of the Company and its majority-owned and controlled subsidiaries. All significant intercompany accounts and transactions have been eliminated. All amounts in the consolidated financial statements are shown in Deutsche Mark (DM).

     The financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") including those principles specific to the cable television industry. The Company maintains its financial records in accordance with the German Commercial Code, which represents generally accepted accounting principles in Germany ("German GAAP"). Generally accepted accounting principles in Germany vary in certain significant respects from U.S. GAAP. Accordingly, the Company has recorded certain adjustments in order that these financial statements be in accordance with U.S. GAAP.

B)  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The carrying amount of cash and cash equivalents approximates fair value due to the short maturity of these investments. There were no cash equivalents at December 31, 1993.

C)  INVENTORY

     Inventory is stated at lower of cost (first-in, first-out) or market and consists primarily of supplies used in repairs and maintenance and for use in future construction of cable television systems.

D)  PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and are comprised principally of assets used in the development and operation of cable television systems. Major additions and improvements are charged to the property accounts, while maintenance and repairs are charged to operations as incurred. Construction costs of cable systems are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 51 "Financial Reporting by Cable Television Companies". Subscriber related costs and general and administrative expenses are charged to operation as incurred.

     SFAS 51 generally requires cable television companies engaged in construction or development activities to account for cable television assets in service based upon anticipated subscriber levels of each system. As actual subscriber levels are achieved, cable television assets are deemed to be placed in service and depreciated in accordance with industry standards.

                                PKG HOLDING GMBH

     Depreciation is provided using the straight-line method over estimated useful lives as follows: cable television systems: 6 years, equipment and fixtures: 5 years.

E)  PERMISSION AGREEMENTS AND GOODWILL

     Permission Agreements (DM 4,377,203) consist of costs associated in obtaining permission agreements acquired in connection with the acquisition of Kabel Beteiligungsgesellschaft mbH (see Note 2). Permission agreements are entered into with the owners or authorized users of residential units and provide the Company the right to connect the residential units to the cable network once a contract has been set up with that specific unit. Goodwill (DM 13,396) is recorded to reflect the excess of the cost of an acquisition over the fair value of the net assets acquired. Permission agreements and goodwill are amortized using the straight line method over a useful life of 12 years. Accumulated amortization is DM 1,218 as of December 31, 1993.

     On an ongoing basis management evaluates the amortization periods and the recoverability of the net carrying value of permission agreements and goodwill by reviewing the performance of the underlying operations, in particular, the future undiscounted operating cash flows of the acquired entities.

F)  REVENUE RECOGNITION

     Revenue is derived from the sale of cable television services to subscribers in Germany and from the construction and management of cable television systems and is recognized as revenue as services are performed.

G)  INCOME TAXES

     The company has decided to apply the requirements of SFAS No. 108 as of January 1, 1993.

     Deferred income taxes and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the enactment date. A valuation allowance is recognized if based on the weight of the available evidence it is more likely than not that some portion or all of a deferred tax asset will not be realized in the foreseeable future.

2.   ACQUISITION

     Effective December 31, 1993, PKG acquired Kabel-Fernsehen Leipzig GmbH
(KFL), a German limited liability company engaged in the operation of cable television systems. The aggregate purchase price of KFL was DM 22,507,800. In addition the Company paid approximately DM 115,300 of direct acquisition cost, DM 25,000 of direct financing costs and assumed liabilities of DM 1,858,546. The cost of the acquisition was financed by borrowings under the companies credit facilities and a loan from an affiliate. The acquisition was accounted for using the purchase method of accounting; accordingly KFL's assets were recorded at fair market values at the date of acquisition. The results of operations of KFL have been included in the consolidated financial statements since the date of acquisition.

     The following unaudited pro forma consolidated condensed results of operations are presented for the year ended December 31, 1993 as if the acquisition of KFL had occurred on January 1, 1993.

Net Revenues.................................................................   DM 7,396,053
Net Loss.....................................................................   DM(3,927,724)

                                PKG HOLDING GMBH

3.   PROPERTY AND EQUIPMENT

     The components of property and equipment as of December 31, 1993, are as follows:

                                                                                       DM
                                                                                   ----------
Cable television systems.......................................................    19,042,187
Equipment and fixtures.........................................................       457,131
                                                                                   ----------
                                                                                   19,499,318
Less -- accumulated depreciation...............................................      (196,933)
Construction-in-process........................................................       296,254
                                                                                   ----------
                                                                                   19,598,639
                                                                                   ==========

4.   INVESTMENTS IN AFFILIATED COMPANIES

     The Company has a 50% ownership interest in Breitband Kabelgesellschaft
(BKG) which is engaged in the operation and management of cable television systems in Germany. BKG is managed jointly by the Company and the other partner who holds the remaining 50% interest. Accordingly, the investment is recorded in accordance with the equity method of accounting. As of December 31, 1993, the Company's portion of the cumulative losses of BKG exceeded its investment by approximately DM 168,000. The Company will not recognize equity in earnings in subsequent periods until the accumulated losses have been recovered.

5.   DEBT

     Debt consists of the following as of December 31, 1993:

                                                                                       DM
                                                                                   ----------
Note payable to a bank...........................................................  17,144,000
Credit facilities with banks.....................................................     731,414
Other debt.......................................................................      48,985
                                                                                   ----------
                                                                                   17,924,399
                                                                                   ==========

     Note payable to a bank is due in equal monthly installments of DM 187,541 commencing on January 15, 1996 through December 13, 2003, including interest at an annual rate of 7%. Subsequent to December 13, 2003, the interest rate is subject to renegotiation with the bank and payments continue in equal installments through December 13, 2006. In connection with the acquisition of the company by KMH the outstanding balance was paid in full in August 1995.

     The Company has credit facilities available from banking institutions which provided for total borrowings of approximately DM 1,550,000. The interest rates range from 9.75% to 12.25%.

     The notes payable and credit facilities contain covenants which include certain limitations on the assignment of receivables and the, transfer of rights on operating assets including intangibles.

     Interest expense in 1993 amounted to DM 123,200.

                                PKG HOLDING GMBH

     Annual maturities of debt are as follows:

                                                                                       DM
                                                                                   ----------
1994.............................................................................     780,399
1995.............................................................................          --
1996.............................................................................   1,084,778
1997.............................................................................   1,163,196
1998.............................................................................   1,247,284
Thereafter.......................................................................  13,648,742
                                                                                   ----------
                                                                                   17,924,399
                                                                                   ==========

6.   INCOME TAXES

     PKG and its consolidated subsidiaries each file separate tax returns in accordance with German tax laws. For financial reporting purposes, PKG and such subsidiaries calculate their respective tax liabilities on a separate return basis which are combined in the accompanying consolidated financial statements.

     At December 31, 1993, the Company had available cumulative tax loss carryforwards for corporate income tax of approximately DM 2,945,480 and for Trade tax on income of approximately DM 2,631,300. Under current German tax laws, these loss carryforwards have an indefinite life and may be used to offset PKG's and its consolidated subsidiaries future taxable income. Giving the Company's significant operating losses, it is more likely than not that these loss carry forwards will not be realized and therefore a full valuation allowance has been provided at December 31, 1993.

     The provision for income taxes consists of the following for the year ended December 31, 1993:

                                                                                      DM
                                                                                   ---------
Current provision................................................................    107,105
Deferred provision...............................................................          0
                                                                                   ---------
Total provision..................................................................    107,105
                                                                                   =========

     A reconciliation of total tax provisions to the amount computed by applying the expected German statutory tax rate of 54% to loss before provision for tax is as following for the year ended December 31, 1993:

                                                                                      DM
                                                                                   ---------
Computed 'expected' tax benefit..................................................   (229,498)
Valuation allowance on operating losses incurred in 1993.........................    331,800
Other............................................................................      4,803
                                                                                   ---------
                                                                                     107,105
                                                                                   =========

                                PKG HOLDING GMBH

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1993, are presented below:

                                                                                       DM
                                                                                   ----------
Deferred tax assets:
  Net operating loss carry forwards..............................................   1,562,300
  less-valuation allowance.......................................................  (1,562,300)
                                                                                   ----------
  Net deferred tax assets........................................................           0
                                                                                   ----------
Deferred tax liabilities:
  Cable television systems.......................................................     898,500
  Other assets...................................................................      13,500
                                                                                   ----------
  Deferred tax liability.........................................................     912,000
                                                                                   ----------
  Net deferred tax liability.....................................................     912,000
                                                                                   ==========

7.   CAPITAL SUBSCRIBED

     In 1993 the subscribed capital of the Company was increased through contributions totaling DM 402,000. At December 31, 1993, the subscribed capital of the Company is held by two individuals totaling DM 92,000 and APA Basic-Beteiligungsgesellschaft mbH, Dusseldorf, a German limited liability company, totaling DM 400,000.

8.   COMMITMENTS AND CONTINGENCIES

A)  OPERATING LEASES AND RENTALS

     The Company has certain noncancellable operating leases and rentals with renewal options for land, buildings and equipment. In 1993 expenses totaled DM 119,112.

     At December 31, 1993, future payments under noncancelable operating leases and rentals having an initial or remaining terms of one year or more are as follows:

                                                                                      DM
                                                                                   ---------
1994.............................................................................    240,416
1995.............................................................................    162,716
1996.............................................................................     21,557
1997.............................................................................          0
1998.............................................................................          0
Thereafter.......................................................................          0
                                                                                   ---------
                                                                                     424,689
                                                                                   =========

B)  LEGAL MATTERS

     The Company is subject to litigation from time to time in the ordinary course of business. Although the amount of any liability with respect to such litigation cannot be determined, in the opinion of management, such liability will not have a material adverse effect on the Company's financial condition or results of operations.

                                PKG HOLDING GMBH

C)  OTHER MATTERS

     KFL has entered into a service agreement with GfD Gesellschaft fur Datenverwaltung mbH, Delmenhorst, for billing and cash collection services.

     The operating companies set up so-called permission or user transfer agreements ("Gestattungs-/Nutzungsvertrage") with the owners or authorized individuals of residential units. These agreements can be looked upon as framework agreements obliging the operating companies to connect the residential units to the cable network at the companies own cost as soon as a supply and service agreement for that specific unit has been set up. This supply and service agreement regulates in detail the rights and obligations of the contractual partners in relation to the specific object.

     Kabel-Fernsehen Leipzig GmbH, Leipzig, has, according to information received from the company, provided dates to perform the cable network which have already elapsed. As a result all owners or authorized individuals of residential units not yet connected could terminate their agreements because of the noncompliance with the set dates established. To date the Company has no additional information regarding the termination of material "Gestattungsvertrage". In the opinion of management, the resolution of this matter will not have a material adverse effect on the Company's financial condition or results of operations.

9.   RELATED PARTY TRANSACTIONS

     The Company has different sales agreements with four affiliated companies to deliver reconstruction care, installations and services for the broad band cable nets which have various expiration dates through 1998. These companies are owned by two shareholders of PKG Holding GmbH. The total revenues recorded by the Company in 1993 were DM 1,521,763. In addition, the four companies paid sales commissions for subscribers acquired by the Company in the amount of DM 375,109.

     The APA-Basic Beteiligungsgesellschaft mbH, a shareholder of the Company, extended to the Company a line of credit of DM 6,600,000 at an annual interest rate of 14 %. The line of credit is secured by the investments of PKG Holding GmbH in its subsidiaries and subordinated it to all other creditors of the Company. In connection with the acquisition of Kabel-Fernsehen Leipzig GmbH in December 1993 the Company borrowed DM 5,213,000. The interest expenses in 1993 amounted to DM 34,464. Repayments of the outstanding borrowings under the line of credit are due in full on December 31, 1998.

10. NEW ACCOUNTING PRONOUNCEMENTS

     In December 1991, the Financial Accounting Standards Board (FASB) issued Statement of Accounting Standards (SFAS) No. 107 "Disclosure about Fair value of Financial Instruments". This statement requires the disclosure of the fair Value of Financial Instruments for both assets and liabilities recognized and not recognized in the balance sheet, for which it is practicable to estimate fair value. The Company is required to implement SFAS No. 107 no later than December 31, 1995. The Company has not determined when it will adopt this standard, however estimates that the impact of implementation will not be material.

     In November 1992, the FASB issued SFAS No. 112 "Employers' Accounting for Postemployment Benefits". This statement requires the recognition of obligations to provide postemployment benefits when certain defined conditions are met. The Company is required to implement SFAS No. 112 no later than December 31, 1994. The Company estimates that the impact of adoption of this SFAS will not be material.

                          INDEPENDENT AUDITORS REPORT

To the Board of Directors of
Kabel-Fernsehen Leipzig GmbH, Leipzig

     We have audited the accompanying balance sheets of Kabel-Fernsehen Leipzig GmbH, Leipzig, as of December 31, 1993 and the related statement of income and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards in Germany and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements present fairly, in all material respects, the financial position of Kabel-Fernsehen Leipzig GmbH, Leipzig, as of December 31, 1993 and the results of its operations and its cash flow for the year then ended, in conformity with accounting principles generally accepted in Germany.

     Generally accepted accounting principles in Germany vary in certain respects from accounting principles generally accepted in the United States. The application of the latter would have effected the determination of net income for the period ended December 31, 1993 and the determination of shareholders' equity and financial position to the extent summarised in Note 3.

     The accompanying financial statements have been translated into English for the convenience of readers in the United States of America.

Wollert-Elmendorff
Deutsche Industrie-Treuhand GmbH
Wirtschaftsprufungsgesellschaft

Berlin, June 28, 1994
Fab/bu

                     KABEL-FERNSEHEN LEIPZIG GMBH, LEIPZIG

                     BALANCE SHEET AS OF DECEMBER 31, 1993

                                                          DM              DM              DM
                                                     -------------   -------------   -------------
                                            ASSETS
A.  Fixed assets
     I.   Intangible assets
          Concessions, industrial and similar
            rights and assets and licenses in such
            rights and assets......................                  2,305,627.00
     II.  Tangible assets
          1.   Technical equipment and machines....  16,441,242.29
          2.   Other equipment, factory and office
                 equipment.........................      68,731.00
          3.   Payments on account and assets under
                 construction......................     114,932.77
                                                     -------------
                                                                    16,624,906.06
     III. Financial assets
          Other loans..............................                      2,100.00
                                                                    -------------
                                                                                   18,932,633.06
B.  Current assets
     I.   Inventories
          Raw materials and supplies...............                          1.00
     II.  Receivables and other assets
          1.   Trade receivables, of which with a
                 remaining term of more than one
                 year: DM --.--....................      50,447.12
          2.   Receivables from enterprises and
                 persons of the Knapp Group, of
                 which with a remaining term of
                 more than one year: DM --.--......                          0.00
          3.   Other assets, of which with a
                 remaining term of more than one
                 year: DM --.--....................      21,698.72
                                                     -------------
                                                                        72,145.84
     III. Cheques, cash-in-hand postal giro
            balances, bank balances
                                                                       821,715.67
                                                                    -------------
                                                                                      893,862.51
C.  Prepaid expenses...............................                                     7,304.57
                                                                                   -------------
                                                                                   19,833,800.14
                                                                                   =============

                     KABEL-FERNSEHEN LEIPZIG GMBH, LEIPZIG

                     BALANCE SHEET AS OF DECEMBER 31, 1993

                                                           DM             DM             DM
                                                     -------------   ------------   ------------
                                    EQUITY AND LIABILITIES
A.  Equity
     I.   Subscribed capital.......................      75,000.00
     II.  Capital reserves.........................  20,832,843.52
     III. Silent participation.....................           0.00
                                                     -------------
                                                                    20,907,843.52
     IV. Accumulated losses carry forward..........                 (1,707,908.63)
     V.  Net income/net loss for the year..........                   (306,679.56)
                                                                                   18,893,255.33
B.  Accruals
          Other accruals...........................                                    76,380.00
C.  Liabilities
     1.   Trade payables, of which with a remaining
            term of more than one year: DM
            630,156.98.............................                    630,156.98
     2.   Payable to affiliated enterprises, of
            which with a remaining term of more
            than one year: DM--.--.................                          0.00
     3.   Payable to enterprises and persons of the
            Knapp Group, of which with a remaining
            term of more than one year: DM
            220,536.67.............................                    220,536.67
     4.   Other liabilities, of which with a
          remaining term of more than one year: DM
          13,471.16
          of which taxes; DM 3,470.72
          of which relating to social security and
          similar obligations: DM 10,448.26........                     13,471.16
                                                                     ------------
                                                                                      864,164.81
D.  Deferred Income................................                                         0.00
                                                                                   -------------
                                                                                   19,833,800.14
                                                                                   =============

                     KABEL-FERNSEHEN LEIPZIG GMBH, LEIPZIG

                              STATEMENT OF INCOME
                  FOR THE PERIOD 1 JANUARY TO 31 DECEMBER 1993

                                                                                      1993
                                                                                  ------------
                                                                      DM               DM
1.   Sales...................................................                     3,598,716.99
2.   Other operating income..................................                       112,163.95
3.   Cost of materials:
     (a) Cost of raw materials, consumables and supplies and
            of purchased merchandise.........................        8,754.18
     (b) Cost of purchased services..........................       70,465.00        79,219.18
                                                                 ------------
4.   Personnel expenses:
     (a) Wages and salaries..................................      425,261.35
     (b) Social security and other pension costs.............       69,938.67       495,200.02
                                                                 ------------
5.   Depreciation:
     (a) On intangible fixed assets and tangible assets......    1,949,863.80
     (b) On current assets to the extent that it exceeds
            depreciation which is normal for the company.....       12,999.00     1,962,862.80
6.   Other operating expenses................................                       819,009.22
7.   Other interest and similar income.......................                         7,795.49
8.   Interest and similar expenses...........................                       483,129.51
                                                                                  ------------
9.   Results from ordinary activities........................                      (120,744.30)
10. Other taxes..............................................                          (920.91)
11. Expenses from profit and loss transfer agreements with
       the atypical silent partner...........................                      (185,014.35)
12. Income from loss absorption..............................                             0.00
                                                                                  ------------
13. Net income/net loss for the year.........................                      (306,679.56)
                                                                                  ============

                     KABEL-FERNSEHEN LEIPZIG GMBH, LEIPZIG

                            STATEMENT OF CASH FLOWS

                                                                                 YEAR ENDED
                                                                                DEC. 31, 1993
                                                                                -------------
                                                                                     DM
OPERATING ACTIVITIES
Net result (loss)............................................................     (306,679.56)
Adjustments to reconcile net loss to net cash provided by operating activities:
  Depreciation and amortization..............................................    1,790,863.80
  Special tax deductible depreciation........................................      159,000.00
  Loss on sale of fixed assets...............................................        2,867.46
Changes in assets and liabilities:
  Accounts receivables.......................................................       62,457.03
  Inventories................................................................       12,999.00
  Prepaid expenses...........................................................       (5,101.83)
  Accounts payable and deferred income.......................................      355,607.43
  Other provisions...........................................................       (2,020.00)
                                                                               --------------
Net cash provided by operating activities....................................    2,069,993.33
                                                                               ==============
INVESTING ACTIVITIES
Purchase of fixed assets.....................................................   (2,875,290.67)
Capitalization of valuation reserves (Note 3(f)).............................  (10,547,101.64)
                                                                               --------------
Net cash used in investing activities........................................  (13,422,392.31)
                                                                               ==============
FINANCING ACTIVITIES
Increase in additional paid-in capital.......................................   20,332,843.52
Repayment accounts payable related companies and due to the Knapp-Group......   (6,640,051.06)
Repayment paid-in capital silent partner.....................................   (1,976,829.38)
                                                                               --------------
Net cash provided by financing activities....................................   11,715,963.08
                                                                               ==============
INCREASE IN NET CASH.........................................................      363,564.10
CASH AT BEGINNING OF YEAR....................................................      458,151.57
                                                                               --------------
CASH AT END OF YEAR..........................................................      821,715.67
                                                                               ==============

                     KABEL-FERNSEHEN LEIPZIG GMBH, LEIPZIG

           NOTES TO THE FINANCIAL STATEMENTS AS OF DECEMBER 31, 1993

1.   EXPLANATION TO THE BALANCE SHEET AND PROFIT AND LOSS ACCOUNT

BASIS OF PRESENTATION

     Effective December 31, 1993, KFL was acquired by PKG Holding GmbH. The aggregate purchase price of KFL was DM 22,507,800.

     The financial statements as of December 31, 1993, have been prepared in accordance with the accounting principles set forth for small companies (sec.sec. 264, 267 paragraph (1) of the German Commercial Code).

FIXED ASSETS

     Fixed assets are valued at acquisition cost, or manufacturing cost determined in accordance with tax law provisions (excluding interest on debt), and subsequently reduced by scheduled and non-scheduled depreciation.

     Scheduled depreciation is calculated under the straight-line method and charged over the assets' expected useful lives. Non-scheduled depreciation of DM 159,000 was made in accordance with sec.sec. 254, 279 paragraph (2) of the Commercial Code in connection with sec. 4 of the Fordergebietsgesetz. Fixed assets with acquisition or manufacturing cost of less than DM 800 are expensed in the year of acquisition or manufacturing in accordance with sec. 6 paragraph
(2) of the Income Tax Law.

INVENTORIES

     Inventories are written down to a pro memoria figure of DM 1. -- because of their technical obsolescence.

OTHER CURRENT ASSETS AND PREPAID EXPENSES

     Trade receivables are shown at their nominal value. Uncollectible accounts were depreciated. Lump-sum valuation adjustments were made in recognition of cost, interest and non-payment risks. All receivables have a remaining term of less than one year.

     Prepaid expenses do not include a discount within the meaning of sec. 268 paragraph (6) of the German Commercial Code.

EQUITY

     The subscribed capital comprises the share capital of the company. The subscribed capital has been paid in full.

ACCRUALS

     Other accruals were set up on the basis of sound business judgement and caution to the extent that would be necessary to cover the respective risks and uncertain liabilities. Accruals according to 249 paragraph (1) third sentence and paragraph (2) of the Commercial Code have not been set up.

LIABILITIES

     Liabilities are shown at their repayment amount. Liabilities with a remaining term of more than five years and liabilities secured by rights of lien or similar rights did not exist at the balance sheet date.

                     KABEL-FERNSEHEN LEIPZIG GMBH, LEIPZIG

PROFIT AND LOSS ACCOUNT

     Depreciation is composed as shown hereunder:

                                                                                     DM
                                                                                ------------
Scheduled depreciation........................................................  1,787,070.52
Special depreciation allowances (according to 254 of the Commercial Code in
  connection with 4 of the Fordergebietsgesetz)...............................    159,000.00
Immediate write-off of fixed assets with acquisition or manufacturing cost of
  less than DM 800............................................................      3,793.28
                                                                                ------------
Total amount..................................................................  1,949,863.80
                                                                                ------------

     Expenses from profit and loss transfer agreements comprise the profit shares of the former silent partners at an amount of DM 185,014.35.

2.   MANAGEMENT

     General manager of the company during the period under audit was Mr. Rainer Strehle, Leipzig.

3. SIGNIFICANT DIFFERENCES BETWEEN GERMAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     The KFL financial statements comply with generally accepted accounting principles in Germany as prescribed by the German Commercial Code, which can differ significantly in certain respects from those applicable in the United States. Such differences can be summarized as follows:

(A) DEPRECIATION OF TECHNICAL EQUIPMENT

     The Company depreciates their technical equipment over an average useful live of 8 years and using the straight line method. In application of FAS-51, the capitalized cost shall be amortised or depreciated using the prematurity accounting. Applying the different approach under US GAAP, the useful life would be less than 8 years.

(B) CAPITALIZATION OF INTEREST COST

     In application of FAS-51 and under the provisions of FAS-34 certain interest costs, if material, have to be capitalized and added to the acquisition cost of assets which require a certain time to get ready for their intended use. German GAAP does not allow for the capitalization of interest related to constructed assets.

(C) ACCRUALS AND PROVISIONS

     According to German GAAP, accruals or provisions can be recorded for uncertain Liabilities and to cover expenditures within the year for known obligations. Application of the prudence principle under German GAAP may require the set-up of accruals already when the occurrence of a future event is reasonably possible which may only trigger disclosure under U.S. GAAP. This regards the accrual for vacation-payments and other uncertain liabilities.

(D) TAXFREE INVESTMENT GRANTS

     The Company received in 1992 and in 1993 taxfree investment grants which have been recorded directly as income. Under U.S. GAAP investment grants would be netted from the related acquisition or manufacturing costs.

                     KABEL-FERNSEHEN LEIPZIG GMBH, LEIPZIG

(E) SPECIAL TAX DEDUCTIBLE DEPRECIATION

     The Company used in 1993 special tax deductible depreciation. Under U.S. GAAP it would be necessary to reverse the special tax depreciation in the financial statements. In case of a reversal, the tax effected portion representing the estimated future tax effects of temporary differences should be recognized as a deferred tax liability.

(F) CAPITALIZATION OF VALUATION RESERVES

     In connection with capital contributions in order to buy out the silent partner (we refer also to the first paragraph in the Management Report) the Company capitalized identifiable valuation reserves in intangible assets and in technical equipment. The capitalized valuation reserves in intangible assets are amortised over 8 years and in technical equipment over 6 years. For 1993, the amortisation has been computed pro-rated-basis. Under U.S. GAAP the capitalization of valuation reserves would not be appropriate.

(G) INCOME TAX

     For income tax purposes under U.S. GAAP, FAS-109 would have to be considered for deferred taxation. Taxable temporary differences and an operating loss carryforward as of December 31, 1993 would result in a deferred tax asset. This includes the effect of the special tax deductible depreciation under e. above. However, we are not in the position to judge the possibility for the realization of the tax asset.

Leipzig
April 6, 1994

                          INDEPENDENT AUDITORS REPORT

To the Board of Directors,
PKG Mature Networks

     We have audited the accompanying combined balance sheet of PKG Mature Networks as of December 31, 1994, and the related combined statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of PKG Mature Networks as of December 31, 1994 and the combined results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

                               Ernst & Young GmbH

Frankfurt, Germany
December 13, 1995

                              PKG MATURE NETWORKS

                             COMBINED BALANCE SHEET

                                                                               DECEMBER 31, 1994
                                                                               -----------------
                                                                                      DM
                                                                                (IN THOUSANDS)
                                             ASSETS
Cash..........................................................................          352
Accounts receivable -- net:
  Trade (Note 1)..............................................................           49
  PKG Holding GmbH (Note 9)...................................................          157
Inventory (Note 2)............................................................          194
Property, plant and equipment -- net (Notes 1 and 3)..........................       11,247
Intangible assets -- net (Note 1).............................................           76
Other assets..................................................................          353
                                                                                    -------
TOTAL ASSETS..................................................................       12,428
                                                                                    =======
                              LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable:
  Trade.......................................................................          458
  PKG Holding GmbH (Note 9)...................................................          224
Accrued expenses..............................................................          106
Other liabilities.............................................................           65
Debt (Note 4).................................................................       10,103
                                                                                    -------
TOTAL LIABILITIES.............................................................       10,956
SHAREHOLDERS' EQUITY
  Registered capital (Note 6).................................................          200
  Paid-in capital.............................................................        2,733
  Accumulated deficit.........................................................       (1,461)
                                                                                    -------
TOTAL SHAREHOLDERS' EQUITY....................................................        1,472
                                                                                    -------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY....................................       12,428
                                                                                    =======

            See accompanying notes to combined financial statements.

                              PKG MATURE NETWORKS

                        COMBINED STATEMENT OF OPERATIONS

                                                                                  YEAR ENDED
                                                                               DECEMBER 31, 1994
                                                                               -----------------
                                                                                       DM
                                                                                 (IN THOUSANDS)
Revenues
  Third parties...............................................................        4,592
  PKG Holding GmbH (Note 9)...................................................        1,221
                                                                                    -------
Total revenues................................................................        5,813
Operating costs and expenses
  Operations..................................................................        1,656
  Selling, general and administrative.........................................        2,764
  Depreciation and amortization...............................................        1,352
                                                                                    -------
Total operating costs and expenses............................................        5,772
                                                                                    -------
Operating income..............................................................           41
Interest and other income.....................................................          100
Interest expense..............................................................          896
                                                                                    -------
Loss before income taxes......................................................        ( 755)
Provision for income taxes....................................................           16
                                                                                    -------
Net loss......................................................................        ( 771)
                                                                                    =======

            See accompanying notes to combined financial statements.

                              PKG MATURE NETWORKS

                   COMBINED STATEMENT OF SHAREHOLDERS' EQUITY



                                                      COMMON   PAID IN     ACCUMULATED
                                                      STOCK    CAPITAL       DEFICIT       TOTAL
                                                      ------   -------     -----------     ------
                                                        DM       DM            DM            DM

                                                                     (IN THOUSANDS)
Balance at December 31, 1993......................      200     2,932          (589)       2,543
Net loss..........................................       --        --          (771)        (771)
Cash dividends....................................       --        --          (300)        (300)
Assumption of loss by silent partnership (Note
  6)..............................................       --      (199)          199           --
                                                      -----     -----        ------        -----
Balance at December 31, 1994......................      200     2,733        (1,461)       1,472
                                                      =====     =====        ======        =====

            See accompanying notes to combined financial statements.

                              PKG MATURE NETWORKS

                        COMBINED STATEMENT OF CASH FLOWS

                                                                                  YEAR ENDED
                                                                               DECEMBER 31,1994
                                                                               -----------------
                                                                                        DM
                                                                                  (IN THOUSANDS)
OPERATING ACTIVITIES
Net loss......................................................................         (771)
Adjustments to reconcile net loss to net cash provided by operating activities:
  Depreciation and amortization...............................................        1,352
  Amortization of other assets................................................          501
  Provision for inventory.....................................................           51
Changes in assets and liabilities:
  Accounts receivable.........................................................         (169)
  Inventory and other assets..................................................         (252)
  Accounts payable............................................................           48
  Accrued expenses and other liabilities......................................           76
                                                                                    -------
Net cash provided by operating activities.....................................          836
INVESTING ACTIVITIES
Purchases of property, plant and equipment....................................         (934)
                                                                                    -------
Net cash used in investing activities.........................................         (934)
FINANCING ACTIVITIES
Proceeds from debt............................................................        6,003
Principal payments on debt....................................................       (5,476)
Dividends paid................................................................         (300)
                                                                                    -------
Net cash provided by financing activities.....................................          227
                                                                                    -------
Net increase in cash and cash equivalents.....................................          129
Cash and cash equivalents at beginning of year................................          223
                                                                                    -------
Cash and cash equivalents at end of year......................................          352
                                                                                    =======

            See accompanying notes to combined financial statements.

                              PKG MATURE NETWORKS

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

     The accompanying financial statements represent the combined operations of the following four German limited liability companies (collectively, the "PKG Mature Networks" or "Combined Companies"):

     -   PKG Kabelbetriebsgesellschaft mbH, Anklam ("Anklam")

     -   PKG Kabelbetriebsgesellschaft mbH, Grafenhainichen ("Grafenhainichen")

     -   PKG Kabelbetriebsgesellschaft mbH, Hoyerswerda ("Hoyerswerda")

     -   PKG Kabelbetriebsgesellschaft mbH, Stavenhagen ("Stavenhagen")

     The PKG Mature Networks are held under common control and are located in Germany. Each of the companies is engaged in the operation and management of cable television systems. Hoyerswerda is also engaged in the construction of cable television systems.

     Effective January 1, 1995, the shares of the PKG Mature Networks were sold to Kabelvision Beteiligungs GmbH ("Kabelvision"). The sales price of DM 33,057,000 was based on the number of subscribers as of December 31, 1994 adjusted for certain assets and the assumption of liabilities.

     The financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") including those principles specific to the cable television industry. The PKG Mature Networks maintain their financial records in accordance with the German Commercial Code, which represents generally accepted accounting principles in Germany ("German GAAP"). Generally accepted accounting principles in Germany vary in certain significant respects from U.S. GAAP. Accordingly, the PKG Mature Networks have recorded certain adjustments in order that these financial statements be in accordance with U.S. GAAP. All significant intercompany accounts and transactions have been eliminated.

CASH EQUIVALENTS

     The PKG Mature Networks consider all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. As of December 31, 1994 the PKG Mature Networks held no cash equivalents.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the PKG Mature Networks to concentrated credit risks consist primarily of accounts receivable. Credit risk on accounts receivable is minimized as a result of the large and diverse nature of the Combined Companies' customer base.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost and are comprised principally of assets used in the development and operation of cable television systems. These assets are depreciated or amortized in accordance with the United States Statement of Financial Accounting Standards No. 51 "Financial Reporting by Cable Television Companies."

     Depreciation is provided using the straight-line method over estimated useful lives as follows: cable television systems: 12 years; equipment and fixtures: 3 to 5 years.

INVESTMENT GRANTS

     Investment grants received from the government for certain acquisitions of property, plant and equipment are recognized by the PKG Mature Networks when estimable and realizable. The basis of property, plant and equipment is reduced by investment grants and depreciated over the useful life of the acquired property. As of December 31, 1994, property, plant and equipment was reduced by DM 8,000 relating to the recording of investment grants.

                              PKG MATURE NETWORKS

     Investment grants are subject to government review. Management does not anticipate any significant adjustments to the amount of investment grants recorded.

INTANGIBLE ASSETS

     Intangible assets consist primarily of start-up costs, licenses and other rights and are amortized over their useful lives which are generally 2 to 4 years. Accumulated amortization aggregated DM 220,000 as of December 31, 1994.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The allowance for doubtful accounts as of December 31, 1994 was DM 25,000.

REVENUE RECOGNITION

     Revenue is derived from the sale of cable television services to subscribers in Germany and from the construction and management of cable television systems.

     The PKG Mature Networks receive cash from subscribers principally through automatic bank withdrawals initiated at the beginning of each month. Revenues generated from cable services provided to subscribers for the year ended December 31, 1994 approximated DM 4,373,000.

     Revenues generated from the construction and management of cable television systems approximated DM 1,440,000 for the year ended December 31, 1994.

INCOME TAXES

     The PKG Mature Networks account for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes," which has been applied for 1994. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the enactment date.

2.   INVENTORY

     Inventory is stated at the lower of cost (first-in, first-out) or market and consists primarily of supplies used in repairs and maintenance and for use in future construction of cable television systems.

3.   PROPERTY, PLANT AND EQUIPMENT

     The components of property, plant and equipment at December 31, 1994 are as follows:

                                                                              (DM IN THOUSANDS)
                                                                              -----------------
Cable television systems.....................................................       14,475
Equipment and fixtures.......................................................           86
                                                                                   -------
Total........................................................................       14,561
Less-accumulated depreciation................................................       (3,314)
                                                                                   -------
Property, plant and equipment -- net.........................................       11,247
                                                                                   =======

                              PKG MATURE NETWORKS

4.   DEBT

     Total debt outstanding at December 31,1994 is as follows:

                                                                              (DM IN THOUSANDS)
                                                                              -----------------
Bank Loans
  7.05% Note due 2004 and payable in monthly installments of DM 50,000 plus
     interest................................................................        5,700
  9.75% Note due 2008 and payable in monthly installments of DM 25,000
     including interest......................................................        1,883
  7.00% Note due 2005 and payable in monthly installments of DM 16,000
     including interest......................................................        1,463
  10.50% Note due 2008 and payable in monthly installments of DM 13,000
     including interest......................................................          985
                                                                                   -------
                                                                                    10,031
Other........................................................................           72
                                                                                   -------
                                                                                    10,103
                                                                                   =======

     All of the PKG Mature Networks assets are pledged as collateral under the bank agreements. In connection with the sale of the shares in the PKG Mature Networks as of January 1, 1995, the outstanding balance of the bank loans were paid in full by Kabelvision during 1995.

     Interest expense charged to operations and paid during 1994 was DM 896,000.

     Annual maturities of debt as of December 31, 1994 are as follows:

                                                                              (DM IN THOUSANDS)
                                                                              -----------------
1995.........................................................................          866
1996.........................................................................          889
1997.........................................................................          915
1998.........................................................................          943
1999.........................................................................          974
Thereafter...................................................................        5,516
                                                                                   -------
                                                                                    10,103
                                                                                   =======

5.   INCOME TAXES

     Each of the PKG Mature Networks files separate tax returns in accordance with German tax laws. Under German corporate tax law, taxes on income are comprised of corporate taxes and trade taxes. For financial reporting purposes, the PKG Mature Networks calculate their respective tax liabilities on a separate return basis which are aggregated in the accompanying combined financial statements.

     As of December 31, 1994, the PKG Mature Networks had available cumulative tax loss carryforwards for corporate income tax of approximately DM 2,332,000 and for trade tax on income of approximately DM 1,568,000. Under current German tax laws, these loss carryforwards have an indefinite life and may be used to offset future taxable income.

                              PKG MATURE NETWORKS

     The provision for income taxes consists of the following for the year ended December 31, 1994:

                                                                              (DM IN THOUSANDS)
                                                                              -----------------
Current provision............................................................          16
Deferred provision...........................................................           0
                                                                                   ------
Total provision..............................................................          16
                                                                                   ======

     A reconciliation of total tax provisions to the amount computed by applying the expected German corporate statutory tax rate of 45% to loss before income taxes is as follows for the year ended December 31, 1994:

                                                                              (DM IN THOUSANDS)
                                                                              -----------------
Computed income tax benefit at German statutory rate.........................        (340)
Trade tax on income, net of corporate tax benefit............................         (62)
Valuation allowance on losses incurred in 1994...............................         418
                                                                                   ------
                                                                                       16
                                                                                   ======

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 1994 are presented below:

                                                                              (DM IN THOUSANDS)
                                                                              -----------------
Deferred tax assets
  Net operating loss carry forwards..........................................        1,179
  less -- valuation allowance................................................       (1,179)
                                                                                   -------
  Net deferred tax assets....................................................            0
                                                                                   =======
Deferred tax liabilities.....................................................            0
                                                                                   =======

6.   REGISTERED CAPITAL

     The PKG Mature Networks are limited liability companies (hereafter "GmbH") under German law. Shareholders are generally not liable for the company's obligations, except to the extent of their capital investment. Registered capital of a GmbH is not in the form of shares and does not represent negotiable securities. The minimum capital requirement is DM 50,000. As of December 31, 1994 registered capital of the Combined Companies totaled DM 200,000.

     During the year cash dividends of DM 300,000 were paid to a silent partnership who, through December 29, 1994, held a 30% interest in Hoyerswerda. The silent partnership also during 1994 assumed DM 199,000 of losses incurred by Hoyerswerda through a reduction of its share in paid-in capital.

7.   PENSION AND EMPLOYEE BENEFIT PLANS

     The PKG Mature Networks provide no significant pension, postretirement or postemployment benefits to its employees.

                              PKG MATURE NETWORKS

8.   COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The PKG Mature Networks have certain noncancellable operating leases with renewal options for buildings and equipment. In 1994, rental expense for all leases totaled DM 38,000.

     At December 31, 1994, commitments under noncancellable lease agreements were as follows:

                                                                              (DM IN THOUSANDS)
                                                                              -----------------
1995.........................................................................          38
1996.........................................................................          34
1997.........................................................................          15
1998.........................................................................          12
1999.........................................................................           8

     In connection with the sale of the shares in the PKG Mature Networks as of January 1, 1995, the Grafenhainichen lease was cancelled by Kabelvision. Commitments reflected above for the Grafenhainichen lease totaled DM 19,000 for the period 1995 through 1998.

LEGAL MATTERS

     The PKG Mature Networks are subject to litigation from time to time in the ordinary course of business. In the opinion of management, the ultimate resolution of such legal proceedings and claims will not have material adverse effect on the combined financial position or results of operations of the PKG Mature Networks.

9.   RELATED PARTIES

     Shareholders of the PKG Mature Networks are also shareholders in PKG Holding GmbH ("PKG"), a German holding company whose subsidiaries are engaged in the construction and operation of cable television systems. For the year ended December 31, 1994, amounts charged by PKG subsidiaries for administrative and marketing services totaled DM 565,000 and DM 494,000, respectively. Included in the marketing services are sales commissions of DM 373,000, which relate to one-time payments made in connection with obtaining new subscribers. These charges have been capitalized into other assets and are amortized on a straight-line basis into selling, general and administrative expense over two years.

     During 1994, Hoyerswerda was engaged by certain PKG subsidiaries to construct cable television systems. Amounts billed and recorded as revenues in the accompanying combined statement of operations totaled DM 1,221,000 for the year ended December 31, 1994.

     Other related party transactions during 1994 include DM 158,000 of charges incurred for general and administrative services provided by Ha-Ma-Beratungsgesellschaft, a German cable company that is partially owned by a shareholder of the PKG Mature Networks.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
of Kabel-Plus Gesellschaft fur Kabel- und Satellitenfernsehen mbH, Hofheim am Taunus

     We have audited the accompanying balance sheet of Kabel-Plus Gesellschaft fur Kabel- und Satellitenfernsehen mbH, Hofheim am Taunus, as of December 31, 1994 and the related statement of operations for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audit in accordance with auditing standards generally accepted in Germany and in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kabel-Plus Gesellschaft fur Kabel- und Satellitenfernsehen mbH, Hofheim am Taunus, at December 31, 1994 and the results of its operations for the year then ended in conformity with accounting principles generally accepted in Germany.

     Generally accepted accounting principles in Germany vary in certain respects from generally accepted accounting principles in the United States of America. Application of generally accepted accounting principles in the United States of America would have effected results of operations for the period ended December 31, 1994, and shareholders' equity as of December 31, 1994, and the financial position of the Company.

     The main differences between Generally Accepted Accounting Principles in Germany (in the following referred to as "German-GAAP") and Generally Accepted Accounting Principles in the United States (in the following referred to as "US-GAAP") are as follows:

- -  Depreciation of Technical Equipment

     The Company depreciates its technical equipment over 20 years using the straight line method. According to US-GAAP the special regulations from SFAS No. 51 have to be used.

- -  Capitalization of Interest Cost

     The Company has not capitalized any interest expenses which relate to the construction of the nets. According to US-GAAP the application of SFAS No. 51 and SFAS No. 34 requires that certain interest cost have to be capitalized and added to the acquisition cost of assets which require a certain time to get ready for their intended use.

- -  Accruals and Provisions

     According to German-GAAP, accruals or provisions can be recorded for uncertain liabilities and to cover expenditures within the year for known obligations. Application of the prudence principle under German-GAAP may require the set-up of accruals when the occurrence of a future event is reasonably possible which may only require disclosure under US-GAAP.

- -  Income Tax

     In accordance with German-GAAP, the Company is not allowed to book deferred tax assets for the tax loss carry forward. The application of SFAS No. 109 might result in different results.

- -  Cash Flow Statements

     Statements of cash flows are required to be presented under US-GAAP. Cash flow statements are not required by German GAAP.

     The accompanying financial statements have been translated into English language for the convenience of readers in the United States of America.

ARTHUR ANDERSEN
Wirtschaftsprufungsgesellschaft
Steuerberatungsgesellschaft mbH

                  VON SPERBER                                     STEINWEG
               Wirtschaftsprufer                             Wirtschaftsprufer

Hannover, Germany
February 22, 1995

                                                                       EXHIBIT I

KABEL PLUS GESELLSCHAFT FUR KABEL- UND SATELLITFERNSEHEN MBH, HOFHEIM AM TAUNUS

                     BALANCE SHEET AS OF DECEMBER 31, 1994

                                                                       1994           1993
                                                                   ------------   ------------
                                                                        DM             DM
                                            ASSETS
FIXED ASSETS
Intangible assets
Software.........................................................         680.83         870.83
                                                                   -------------   ------------
                                                                          680.83         870.83
                                                                   -------------   ------------
Property, plant and equipment
  Land...........................................................      10,200.00      10,200.00
  Technical equipment, plant and machinery.......................  13,155,388.88  13,712,560.45
  Other equipment, operational and office equipment..............      68,219.89      87,191.84
                                                                   -------------   ------------
                                                                   13,233,808.77  13,809,952.29
                                                                   -------------   ------------
                                                                   13,234,489.60  13,810,823.12
                                                                   -------------   ------------
CURRENT ASSETS
Accounts receivable and other assets
  Accounts receivable, trade.....................................      27,955.77      62,596.80
  Accounts due from affiliated companies.........................      45,321.72   1,879,042.18
  -- thereof due from shareholders:
      DM 41,466.07 (1993: DM 1,833,429.22)
  Other assets...................................................      22,079.66      24,151.08
                                                                   -------------   ------------
                                                                       95,357.15   1,965,790.06
                                                                   -------------   ------------
Cash on hand.....................................................         454.09         440.32
                                                                   -------------   ------------
                                                                       95,811.24   1,966,230.38
                                                                   -------------   ------------
DEFERRED CHARGES AND PREPAID EXPENSES............................       7,099.06       5,294.60
                                                                   -------------   ------------
CAPITAL DEFICIT..................................................     594,768.66           0.00
                                                                   -------------   ------------
                                                                   13,932,168.56  15,782,348.10
                                                                   =============   ============
               LIABILITIES AND SHAREHOLDERS' EQUITY
SHAREHOLDERS' EQUITY
Capital subscribed...............................................   4,000,000.00   4,000,000.00
Paid-in surplus..................................................  20,000,000.00  20,000,000.00
Accumulated deficit, beginning of year...........................  23,929,461.68  22,578,444.96
Net loss.........................................................     665,306.98   1,351,016.72
Capital deficit..................................................     594,768.66           0.00
                                                                   ------------   ------------
                                                                           0.00      70,538.32
                                                                   ------------   ------------
RESERVES AND ACCRUED LIABILITIES
  Accrued taxes..................................................     53,203.00       7,692.00
  Other reserves and accrued liabilities.........................    245,419.56     154,179.89
                                                                   ------------   ------------
                                                                     298,622.56     161,871.89
                                                                   ------------   ------------
LIABILITIES
Liabilities due to banks.........................................  4,399,228.63   6,349,652.46
Accounts payable, trade..........................................    200,618.60     178,572.89
Accounts due to affiliated companies.............................  9,008,201.51   8,364,346.52
Other liabilities................................................     25,497.26     657,366.02
- -- thereof for taxes: DM 18,161.47 (1993: DM 2,661.94)
- -- thereof for social security: DM 6,576.12 (1993: DM 4,748.58)
                                                                   ------------   ------------
                                                                   13,633,546.00  15,549,937.89
                                                                   ------------   ------------
                                                                   13,932,168.56  15,782,348.10
                                                                   ============   ============

                                                                      EXHIBIT II

        KABEL-PLUS GESELLSCHAFT FUR KABEL- UND SATELLITENFERNSEHEN MBH,
                               HOFHEIM AM TAUNUS

          STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1994
                     AND THE FIVE MONTHS ENDED MAY 31, 1995


                                                 FIVE MONTHS ENDED
                                                   MAY 31, 1995          1994                1993
                                                 -----------------    ------------      ------------
                                                    (UNAUDITED)
                                                        DM                 DM                DM
Sales..........................................       996,427.32      2,329,221.43      2,212,420.49
Other operating income.........................       356,493.80         94,876.01        314,870.24
Cost of purchased services.....................      (185,454.55)      (510,099.67)      (477,603.07)
Personnel expenses
  Wages and Salaries...........................       (77,301.65)      (209,929.37)      (177,245.06)
  Social security..............................       (14,874.68)       (40,623.14)       (29,223.77)
Depreciation, amortisation and write-offs on
  intangible assets and plant and equipment....      (376,330.74)      (891,400.94)      (867,466.63)
Other operating expenses.......................      (150,278.90)      (393,532.71)      (455,121.47)
Other interest and similar income..............        11,964.79         93,663.54         72,252.85
- -- thereof from affiliated companies DM
   93648,50 (1993: DM 72.213,22)
Interest and similar expenses..................      (295,251.89)    (1,088,359.33)    (2,029,701.60)
- -- thereof to affiliated companies DM
   584.180,99 (1993: DM 1.480.022,88)
                                                     -----------      ------------     --------------
   Result from ordinary operations.............       265,393.50       (616,184.18)    (1,436,818.02)
                                                     -----------      ------------     --------------
   Other taxes.................................          (289.87)       (49,122.80)        85,801.30
                                                 -----------------   ------------     ------------
   Net profit/(loss)...........................       265,103.63      (665,306.98)    (1,351,016.72)
                                                  ==============     ============     ============

                                                                     EXHIBIT III

     KABEL-PLUS GESELLSCHAFT FUR KABEL- UND SATELLITENFERNSEHEN MBH HOFHEIM AM
                                      TAUNUS

                  NOTES TO FINANCIAL STATEMENTS FOR THE YEAR 1994
     INFORMATION PERTAINING TO THE FIVE MONTHS ENDED MAY 31, 1995 IS UNAUDITED

I.  GENERAL COMMENTS

     The financial statements for the year ended December 31, 1994 have been prepared in accordance with the German Commercial Code (HGB).

ACCOUNTING METHODS

     The financial statements do contain all assets, debts, deferred charges, expenses and income as far as not legally prescribed otherwise.

     Property, current assets, net equity, debts and deferred income have been separately stated in the balance sheet.

VALUATION METHODS

     The valuation assumes the Company is a going concern.

     Assets and debts are valued separately at closing date. Concerning the valuation of primary network ("Ortsverkabelungen") and residential unit distribution systems ("Hausverteilanlagen") we refer to our comments to this item.

     The valuation has been performed in a prudent way. All foreseeable risks and losses which have occurred up to balance sheet date have been considered.

     The valuation methods applied for prior year's financial statement are still valid.

     In particular the following valuation methods have been applied:

     Assets are principally stated at acquisition or manufacturing costs less normal depreciation. Depreciation is calculated under the straight line method over to the expected useful life of the assets. Extraordinary depreciation has been considered, if necessary.

     Receivables are valued at nominal value at the lower of cost or market principle.

     Other assets and additional items of current assets are capitalized at cost or at such lower value which is appropriate at the balance sheet date.

     Accruals are stated at the amount required based on sound business judgement in the amount of the possible financial obligation, in order to comply with the concept of prudence. Liabilities are shown at repayment value.

II.  EXPLANATORY NOTES TO THE BALANCE SHEET AND THE STATEMENT OF OPERATIONS

ASSETS

     Movements in fixed assets during the financial year can be drawn from the analysis of fixed assets (see page 4).

KABEL-PLUS GESELLSCHAFT FUR KABEL- UND SATELLITENFERNSEHEN MBH HOFHEIM AM TAUNUS

   INFORMATION PERTAINING TO THE FIVE MONTHS ENDED MAY 31, 1995 IS UNAUDITED

     Technical equipment primarily consists of primary network ("Ortsverkabelungen") for the respective location (cable level 3), residential unit distribution systems ("Hausverteilanlagen") (cable level 4) in the respective location and four head-ends. The named cable levels 3 and 4 are regarded as independent assets as usual in this industry. In valuating cable levels 3 and 4 all expenses occurred from third parties for installation have been capitalized as late acquisition expenses for the respective cable levels 3 or 4. Depreciation is performed on the basis of the remaining useful life of the respective asset. For the determination of depreciation for cable levels 3 and 4 the company assume an overall useful life of 20 years.

     Other assets contain receivables due after one year amounting to DM 12,852.00.

LIABILITIES

     The paid-in surplus amounting to DM 20,000,000.00 contains additional payments from the shareholder according to sec.272 sect. 2 no. 4 HGB (German Commercial Code) carried out in the business year 1993.

     As of December 31, 1994, the Company shows a capital deficit of DM 594,768.66. To avoid a overindebtedness situation, a letter of subordination has been issued by one creditor referring to his accounts receivables.

     Subject to the agreement of the shareholder the composing of the financial statements assumes that the year end result of the year 1994 and the accumulated losses brought forward will be carried forward.

     The split-up and due dates for liabilities are shown in the following liability analysis.

     To guarantee the liabilities due to banks the Company has transferred all future rights and claims against network clients and home owners resulting from network installation agreements; head-ends and cable networks of block units have been transferred by means of chattel mortgage.

                                                                   THEREOF DUE
                                                  ------------------------------------------------
                             TOTAL AMOUNTS AS OF                 BETWEEN ONE AND
                             BALANCE SHEET DATE  WITHIN ONE YEAR    FIVE YEARS    AFTER FIVE YEARS
                             ------------------- ---------------  --------------- ----------------
                                      DM                  DM              DM               DM
Liabilities due to banks......   4,399,228.63         826,874.97     3,412,294.01       160,059.65
                                (6,349,652.46)     (1,002,020.59)   (4,471,934.29)     (875,697.58)
Accounts payable, trade.......     200,618.60         200,618.60             0.00             0.00
                                  (178,572.89)       (178,572.89)           (0.00)           (0.00)
Accounts due to affiliated
  companies...................   9,008,201.51       9,008,201.51             0.00             0.00
                                (8,364,346.52)     (8,364,346.52)           (0.00)           (0.00)
- -- thereof to shareholder.....   9,000,602.51       9,000,602.51             0.00             0.00
                                  (120,966.02)       (120,966.02)           (0.00)           (0.00)
Other liabilities.............      25,497.26          25,497.26             0.00             0.00
                                  (657,366.02)       (657,366.02)           (0.00)           (0.00)
                                ----------------    --------------    -------------     ------------
                                13,633,546.00      10,061,192.34     3,412,294.01        160,059.65
                               (15,549,937.89)    (10,202,306.02)   (4,471,934.29)      (875,697.58)

(prior year's figures in brackets)

STATEMENT OF OPERATIONS

     Other taxes contain passed on expenses in amount of DM 45,511.00 resulting from municipal trade tax due to an allocation agreement with parent in organic unity ("Organtrager").

KABEL-PLUS GESELLSCHAFT FUR KABEL- UND SATELLITENFERNSEHEN MBH HOFHEIM AM TAUNUS

   INFORMATION PERTAINING TO THE FIVE MONTHS ENDED MAY 31, 1995 IS UNAUDITED

III.  OTHER NOTES

GENERAL MANAGEMENT

     Herbert Leifker, Hildesheim.

PARENT COMPANY

     100% of the share capital is held by Tele Columbus GmbH, Hannover, which itself is an affiliated company of VEBA AG, Dusseldorf/Berlin.

     The parent company, VEBA AG, Dusseldorf/Berlin, composes consolidated financial statements including the most important circle of group companies.

     The consolidated financial statements of VEBA AG, Dusseldorf/Berlin, will be published in "Bundesanzeiger" (Federal Bulletin) and the publication will be issued to country court Dusseldorf for trade register purposes.

Hofheim am Taunus, 22 February 1995

Herbert Leifker
General Manager

   KABEL-PLUS GESELLSCHAFT FUR KABEL- UND SATELLITENFERNSEHEN MBH, HOFHEIM AM
                                     TAUNUS

               MOVEMENTS IN FIXED ASSETS AS OF DECEMBER 31, 1994

                                                        ACQUISITION COSTS                      ACCUMULATED DEPRECIATION
                                     -------------------------------------------------------   ------------------------
                                     JAN. 1, 1994    ADDITIONS   DISPOSITIONS   DEC. 31, 1994   JAN. 1, 1994    ADDITIONS
                                     ------------    ---------   ------------   -------------   ------------    ---------
                                           DM           DM            DM              DM             DM             DM
I.  INTANGIBLE ASSETS
    Software........................        950.00         0.00        0.00            950.00           79.17       190.00
II. PROPERTY, PLANT AND EQUIPMENT
    1.  Land........................     10,200.00         0.00        0.00         10,200.00            0.00         0.00
    2.  Technical equipment, plant
        and machinery............... 29,361,386.42   311,293.56        0.00     29,672,679.98   15,648,825.97   868,465.13
    3.  Other equipment, operational
        and office equipment........    113,654.43     5,873.86     3,751.17       115,777.12       26,462.59    22,745.81
                                     -------------   ----------    ---------    -------------   -------------   ----------
                                     29,485,240.85   317,167.42     3,751.17    29,798,657.10   15,675,288.56   891,210.94
                                     -------------   ----------    ---------    -------------   -------------   ----------
                                     29,486,190.85   317,167.42     3,751.17    29,799,607.10   15,675,367.73   891,400.94
                                     =============   ==========    =========    =============   =============   ==========

                                                                            NET BOOK VALUE
                                                                     -----------------------------
                                      DISPOSITIONS   DEC. 31, 1994   DEC. 31, 1994   DEC. 31, 1993
                                      ------------   -------------   -------------   -------------
                                     <
                                           DM              DM              DM              DM
I.  INTANGIBLE ASSETS
    Software........................        0.00           269.17          680.83          870.83
II. PROPERTY, PLANT AND EQUIPMENT
    1.  Land........................        0.00             0.00       10,200.00       10,200.00
    2.  Technical equipment, plant
        and machinery...............        0.00    16,517,291.10   13,155,388.88   13,712,560.45
    3.  Other equipment, operational
        and office equipment........    1,651.17        47,557.23       68,219.89       87,191.84
                                      ----------    -------------   -------------   -------------
                                        1,651.17    16,564,848.33   13,233,808.77   13,809,952.29
                                      ----------    -------------   -------------   -------------
                                        1,651.17    16,565,117.50   13,234,489.60   13,810,823.12
                                      ==========    =============   =============   =============

                                                                      EXHIBIT IV

KABEL-PLUS GESELLSCHAFT FUR KABEL- UND SATELLITENFERNSEHEN MBH HOFHEIM AM TAUNUS

                   MANAGEMENT REPORT AS OF DECEMBER 31, 1994

RESULTS OF OPERATIONS

     The expansion of cable networks in the financial year 1994 has nearly been completed; at the end of the year approx. 7,600 households have been in a collection relationship.

FINANCIAL SITUATION OF THE COMPANY

     The net loss for the year 1994 amounts to KDM665. The interest burden was relieved due to restructuring payments in the amount of DM20,000,000 received from Tele Columbus GmbH in 1993.

     In order to assure the Company's going concern a letter of subordination has been issued by Tele Columbus GmbH.

     Significant events and facts which would have been reported on did not occur after closing date.

OUTLOOK

     In 1995 the acquisition activities will be reinforced to reach the intended aim of at least 8,000 connected households. This will be realized by means of local advertising and mailing activities as well as installing additional radio and TV-channels .

     A loss is expected again for the financial year 1995. Nevertheless, a positive cash flow may be achieved.

     In 1995 the sale of shares is intended. Negotiations thereupon are currently being held.

Hofheim, 22 February 1995

Herbert Leifker

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
of Kabel-Plus Gesellschaft fur Kabel- und Satellitenfernsehen mbH, Hofheim am Taunus

     We have audited the accompanying balance sheet of Kabel-Plus Gesellschaft fur Kabel- und Satellitenfernsehen mbH, Hofheim am Taunus, as of December 31, 1993 and the related statement of operations for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audit in accordance with auditing standards generally accepted in Germany and in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kabel-Plus Gesellschaft fur Kabel- und Satellitenfernsehen mbH, Hofheim am Taunus, at December 31, 1993 and the results of its operations for the year then ended in conformity with accounting principles generally accepted in Germany.

     Generally accepted accounting principles in Germany vary in certain respects from generally accepted accounting principles in the United States of America. Application of generally accepted accounting principles in the United States of America would have effected results of operations for the period ended December 31, 1993, and shareholders' equity as of December 31, 1993, and the financial position of the Company.

     The main differences between Generally Accepted Accounting Principles in Germany (in the following referred to as "German-GAAP") and Generally Accepted Accounting Principles in the United States (in the following referred to as "US-GAAP") are as follows:

- -  Depreciation of Technical Equipment

     The Company depreciates its technical equipment over 20 years using the straight line method. According to US-GAAP the special regulations from SFAS No. 51 have to be used.

- -  Capitalization of Interest Cost

     The Company has not capitalized any interest expenses which relate to the construction of the nets. According to US-GAAP the application of SFAS No. 51 and SFAS No. 34 requires that certain interest cost have to be capitalized and added to the acquisition cost of assets which require a certain time to get ready for their intended use.

- -  Accruals and Provisions

     According to German-GAAP, accruals or provisions can be recorded for uncertain liabilities and to cover expenditures within the year for known obligations. Application of the prudence principle under German-GAAP may require the set-up of accruals when the occurrence of a future event is reasonably possible which may only require disclosure under US-GAAP.

- -  Income Tax

     In accordance with German-GAAP, the Company is not allowed to book deferred tax assets for the tax loss carry forward. The application of SFAS No. 109 might result in different results.

- -  Cash Flow Statements

     Statements of cash flows are required to be presented under US-GAAP. Cash flow statements are not required by German-GAAP.

     The accompanying financial statements have been translated into English language for the convenience of readers in the United States of America.

ARTHUR ANDERSEN
Wirtschaftsprufungsgesellschaft
Steuerberatungsgesellschaft mbH

Von Sperber                                   Hentschel
Wirtschaftsprufer                             Wirtschaftsprufer

Hannover, Germany
February 17, 1994

KABEL-PLUS GESELLSCHAFT FUR KABEL- UND SATELLITENFERNSEHEN MBH HOFHEIM AM TAUNUS

                     BALANCE SHEET AS OF DECEMBER 31, 1993

                                                                     1993             1992
                                                                 ------------     ------------
                                                                      DM               DM
                              ASSETS
FIXED ASSETS
Intangible assets
  Software.....................................................        870.83         2,558.03
                                                                 ------------     ------------
                                                                       870.83         2,558.03
                                                                 ------------     ------------
Property, plant and equipment
  Land.........................................................     10,200.00        13,200.00
  Technical equipment, plant and machinery....................  13,712,560.45    14,222,443.98
  Other equipment, operational and office equipment............     87,191.84        51,156.44
                                                                 ------------     ------------
                                                                13,809,952.29    14,286,800.42
                                                                 ------------     ------------
                                                                13,810,823.12    14,289,358.45
                                                                 ------------     ------------
CURRENT ASSETS
Accounts receivable and other assets
  Accounts receivable, trade...................................     62,596.80        26,452.86
  Accounts due from affiliated companies.......................  1,879,042.18       477,622.28
  -- thereof against shareholders: DM 1,833,429.22
      (1992: DM 233,403.73)
  Other assets.................................................     24,151.08     1,503,704.45
                                                                 ------------     ------------
                                                                 1,965,790.06     2,007,779.59
                                                                 ------------     ------------
Cash on hand...................................................        440.32           188.02
                                                                 ------------     ------------
                                                                 1,966,230.38     2,007,967.61
                                                                 ------------     ------------
DEFERRED CHARGES AND PREPAID EXPENSES..........................      5,294.60             0.00
                                                                 ------------     ------------
CAPITAL DEFICIT...............................................           0.00    18,578,444.96
                                                                 ------------     ------------
                                                                15,782,348.10    34,875,771.02
                                                                 ============     ============
             LIABILITIES AND SHAREHOLDERS' EQUITY
SHAREHOLDERS' EQUITY
Capital subscribed.............................................  4,000,000.00     4,000,000.00
Paid-in surplus................................................ 20,000,000.00             0.00
Accumulated deficit, beginning of year......................... 22,578,444.96     5,302,944.31
Net loss.......................................................  1,351,016.72    17,275,500.65
Capital deficit................................................          0.00    18,578,444.96
                                                                 ------------     ------------
                                                                    70,538.32             0.00
                                                                 ------------     ------------
RESERVES AND ACCRUED LIABILITIES
Accrued taxes..................................................      7,692.00       126,000.00
Other reserves and accrued liabilities.........................    154,179.89       242,769.89
                                                                 ------------     ------------
                                                                   161,871.89       368,769.89
                                                                 ------------     ------------
LIABILITIES
Liabilities due to banks.......................................  6,349,652.46     6,800,000.00
Accounts payable, trade........................................    178,572.89       244,231.24
Accounts due to affiliated companies...........................  8,364,346.52    27,447,870.10
- -- thereof due to shareholders DM 120,966.02 (1992: DM
   678,176.30)
Other liabilities..............................................    657,366.02        14,818.94
- -- thereof for taxes: DM 2,661.94 (1992: DM 0.00)
- -- thereof for social security: DM 4,748.58 (1992: DM 0.00)
                                                                 ------------     ------------
                                                                15,549,937.89    34,506,920.28
                                                                 ------------     ------------
DEFERRED ITEMS.................................................          0.00            80.85
                                                                 ------------     ------------
                                                                15,782,348.10    34,875,771.02
                                                                 ============     ============

                                                                      EXHIBIT II

        KABEL-PLUS GESELLSCHAFT FUR KABEL- UND SATELLITENFERNSEHEN MBH,
                               HOFHEIM AM TAUNUS

          STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1993

                                                                    1993             1992
                                                                ------------     -------------
                                                                     DM               DM
Sales.........................................................  2,212,420.49      2,079,835.92
Other operating income........................................    314,870.24        171,509.89
Cost of purchased services....................................   (477,603.07)      (565,964.65)
Personnel expenses
  Wages and Salaries..........................................   (177,245.06)      (141,693.63)
  Social security.............................................    (29,223.77)       (22,670.08)
Depreciation, amortisation and write-offs on intangible assets
  and plant and equipment.....................................   (867,466.63)   (14,070,403.12)
Other operating expenses......................................   (455,121.47)    (1,290,523.49)
Other interest and similar income.............................     72,252.85         72,633.80
- -- thereof from affiliated companies
   DM 72,213.22 (1992: DM 72,317.15)
Interest and similar expenses................................. (2,029,701.60)    (3,402,098.11)
- -- thereof to affiliated companies
   DM 1,480,022.88 (1992: DM 2,796,455.88)
                                                                ------------     -------------
Result from ordinary operations............................... (1,436,818.02)   (17,169,373.47)
                                                                ------------     -------------
Other taxes...................................................     85,801.30       (106,127.18)
                                                                ------------     -------------
Net loss......................................................  1,351,016.72     17,275,500.65
                                                                ============     =============

                                                                     EXHIBIT III

KABEL-PLUS GESELLSCHAFT FUR KABEL- UND SATELLITENFERNSEHEN MBH HOFHEIM AM TAUNUS

                NOTES TO FINANCIAL STATEMENTS FOR THE YEAR 1993

I.  GENERAL COMMENTS TO THE FINANCIAL STATEMENTS, ACCOUNTING AND
    VALUATION METHODS

     The financial statements for the year ended December 31, 1993 have been prepared in accordance with the German Commercial Code (HGB).

ACCOUNTING METHODS

     The financial statements do contain all assets, debts, deferred charges, expenses and income as far as not legally prescribed otherwise.

     Property, current assets, net equity, debts and deferred income have been separately stated in the balance sheet.

VALUATION METHODS

     The valuation assumes the Company is a going concern.

     Assets and debts are valued separately at closing date. Concerning the valuation of primary network ("Ortsverkabelungen") and residential unit distribution systems ("Hausverteilanlagen") we refer to our comments to this item.

     The valuation has been performed in a prudent way. All foreseeable risks and losses which have occurred up to balance sheet date have been considered.

     The valuation methods applied for prior year's financial statement are still valid.

     In particular the following valuation methods have been applied:

     Assets are principally stated at acquisition costs less normal depreciation. Depreciation is calculated under the straight line method over the expected useful life of the assets. Extraordinary depreciation has been considered, if necessary.

     Receivables are valued at nominal value at the lower of cost or market principle.

     Other assets and additional items of current assets are capitalized at cost or at such lower value which is appropriate at the balance sheet date.

     Accruals are stated at the amount required based on sound business judgement in the amount of the possible financial obligation, in order to comply with the concept of prudence.

     Liabilities are shown at repayment value.

II.  EXPLANATORY NOTES TO THE BALANCE SHEET AND THE STATEMENT OF OPERATIONS

ASSETS

     Movements in fixed assets during the financial year can be drawn from the analysis of fixed assets (see page 4).

     Technical equipment primarily consists of primary network
("Ortsverkabelungen") for the respective locations (cable level 3), residential unit distribution systems ("Hausverteilanlagen") (cable level 4) in the

KABEL-PLUS GESELLSCHAFT FUR KABEL- UND SATELLITENFERNSEHEN MBH HOFHEIM AM TAUNUS respective locations and two head-ends. The named cable levels 3 and 4 are regarded as independent assets as usual in this industry. In valuating cable levels 3 and 4 all expenses occurred from third parties for installation have been capitalized as late acquisition expenses for the respective cable levels 3 or 4. Depreciation is performed on the basis of the remaining useful life of the respective asset. For the determination of depreciation for cable levels 3 and 4 the company assumes an overall useful life of 20 years.

     Other assets contain receivables due after one year in the amount of DM 7,500.00.

LIABILITIES

     The paid-in surplus amounting to DM 20,000,000.00 contains additional payments from the shareholder according to sec. 272 sect. 2 no. 4 HGB (German Commercial Code) carried out in the business year 1993.

     Subject to the agreement of the shareholder the composing of the financial statements assumes that the year end result of the year 1993 and the accumulated losses brought forward will be carried forward.

     The split-up and due dates for liabilities are shown in the following liability analysis.

     To guarantee the liabilities due to banks the Company has transferred all future rights and claims against network clients and home owners resulting from network installation agreements; head-ends and cable networks of block units have been transferred by means of chattel mortgage.

                                                                            THEREOF DUE
                                                      --------------------------------------------------------
                              TOTAL AMOUNTS AS OF                         BETWEEN ONE AND
                              BALANCE SHEET DATE      WITHIN ONE YEAR       FIVE YEARS        AFTER FIVE YEARS
                              -------------------     ---------------     ---------------     ----------------
                                       DM                    DM                  DM                  DM
Liabilities due to banks....      6,349,652.46           1,002,020.59      4,471,934.29             875,697.58
                                 (6,800,000.00)                 (0.00)            (0.00)         (6,800,000.00)
Accounts payable, trade.....        178,572.89             178,572.89              0.00                   0.00
                                   (244,231.24)           (244,231.24)            (0.00)                 (0.00)
Accounts due to affiliated
  companies.................      8,364,346.52           8,364,346.52              0.00                   0.00
                                (27,447,870.10)        (27,447,870.10)            (0.00)                 (0.00)
- -- thereof to shareholder...        120,966.02             120,966.02              0.00                   0.00
                                   (678,176.30)           (678,176.30)            (0.00)                 (0.00)
Other liabilities...........        657,366.02             657,366.02              0.00                   0.00
                                    (14,818.94)            (14,818.94)            (0.00)                 (0.00)
                                --------------         --------------      ------------          -------------
                                 15,549,937.89          10,202,306.02      4,471,934.29             875,697.58
                                (34,506,920.28)        (27,706,920.28)            (0.00)         (6,800,000.00)
                                ==============         ==============      ============          =============

(prior year's figures in brackets)

STATEMENT OF OPERATIONS

     Other taxes contain income from municipal trade tax in the amount of DM 102,865.

III.  OTHER NOTES

GENERAL MANAGEMENT

Ulrich Mannes, Pfaffenweiler                            (until 26 February 1993)
Herbert Leifker, Hildesheim                             (since 26 February 1993)

KABEL-PLUS GESELLSCHAFT FUR KABEL- UND SATELLITENFERNSEHEN MBH HOFHEIM AM TAUNUS

PARENT COMPANY

     The Company is included in the consolidated financial statements of Motor Columbus AG, Baden/Schweiz.

Hofheim am Taunus, 16 February 1994

Herbert Leifker
General Manager

   KABEL-PLUS GESELLSCHAFT FUR KABEL- UND SATELLITENFERNSEHEN MBH, HOFHEIM AM
                                     TAUNUS

               MOVEMENTS IN FIXED ASSETS AS OF DECEMBER 31, 1993

                                                         ACQUISITION COSTS                      ACCUMULATED DEPRECIATION
                                      -------------------------------------------------------   ------------------------
                                      JAN. 1, 1993   ADDITIONS   DISPOSITIONS   DEC. 31, 1993   JAN. 1, 1993   ADDITIONS
                                      ------------   ---------   ------------   -------------   ------------   ---------
                                           DM            DM           DM             DM              DM           DM
I.  INTANGIBLE ASSETS
    Software.........................     2,887.40      950.00     2,887.40           950.00          329.37      175.42
II. PROPERTY, PLANT AND EQUIPMENT
    1.  Land.........................    13,200.00        0.00     3,000.00        10,200.00            0.00        0.00
    2.  Technical equipment, plant
        and machinery................29,024,888.20  336,498.22         0.00    29,361,386.42   14,802,444.22  846,381.75
    3.  Other equipment, operational
        and office equipment.........    61,210.81   72,346.71    19,903.09       113,654.43       10,054.37   20,909.46
                                     -------------  ----------    ---------    -------------   -------------  ----------
                                     29,099,299.01  408,844.93    22,903.09    29,485,240.85   14,812,498.59  867,291.21
                                     -------------  ----------    ---------    -------------   -------------  ----------
                                     29,102,186.41  409,794.93    25,790.49    29,486,190.85   14,812,827.96  867,466.63
                                     =============  ==========    =========    =============   =============  ==========

                                                                             NET BOOK VALUE
                                                                      -----------------------------
                                       DISPOSITIONS   DEC. 31, 1993   DEC. 31, 1993   DEC. 31, 1992
                                       ------------   -------------   -------------   -------------
                                            DM              DM              DM              DM
I.  INTANGIBLE ASSETS
    Software.........................      425.62            79.17          870.83        2,558.03
II. PROPERTY, PLANT AND EQUIPMENT
    1.  Land.........................        0.00             0.00       10,200.00       13,200.00
    2.  Technical equipment, plant
        and machinery................        0.00    15,648,825.97   13,712,560.45   14,222,443.98
    3.  Other equipment, operational
        and office equipment.........    4,501.24        26,462.59       87,191.84       51,156.44
                                         --------    -------------   -------------   -------------
                                         4,501.24    15,675,288.56   13,809,952.29   14,286,800.42
                                         --------    -------------   -------------   -------------
                                         4,926.86    15,675,367.73   13,810,823.12   14,289,358.45
                                         ========    =============   =============   =============

                                                                      EXHIBIT IV

KABEL-PLUS GESELLSCHAFT FUR KABEL- UND SATELLITENFERNSEHEN MBH HOFHEIM AM TAUNUS

                   MANAGEMENT REPORT AS OF DECEMBER 31, 1993

     The expansion of cable networks in the financial year 1993 has nearly been completed; at the end of the year approx. 7,100 households have been in a collection relationship.

     The net loss for the year 1993 amounts to DM 1,351,016.72. The interest burden was relieved this year due to restructuring payments in the amount of DM 20,000,000.00 received from Tele Columbus GmbH.

     In order to assure the Company's going concern a letter of subordination has been issued by an affiliated company of Motor Columbus group.

     In 1994 the acquisition activities will be reinforced to reach the intended aim of at least 7,600 connected households. This will be realized by means of local advertising and mailing activities as well as installing additional radio and TV-channels .

     Despite of the depreciation release, which is due to extraordinary depreciation, a loss is expected again in the financial year 1994. Nevertheless, a positive cash flow may be achieved.

Hofheim, 16 February 1994

Herbert Leifker

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
  WIEDMANN-DETTWILER ST. GEORGEN GMBH, ST. GEORGEN

     We have audited the accompanying balance sheet of Wiedmann-Dettwiler St. Georgen GmbH, St. Georgen, as of December 31, 1994 and the related statement of operations for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audit in accordance with auditing standards generally accepted in Germany and in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wiedmann-Dettwiler St. Georgen GmbH, St. Georgen, at December 31, 1994 and the results of its operations for the year then ended in conformity with accounting principles generally accepted in Germany.

     Generally accepted accounting principles in Germany vary in certain respects from generally accepted accounting principles in the United States of America. Application of generally accepted accounting principles in the United States of America would have effected results of operations for the period ended December 31, 1994, and shareholders' equity as of December 31, 1994, and the financial position of the Company.

     The main differences between Generally Accepted Accounting Principles in Germany (in the following referred to as "German-GAAP") and Generally Accepted Accounting Principles in the United States (in the following referred to as "US-GAAP") are as follows:

- - DEPRECIATION OF TECHNICAL EQUIPMENT

     The Company depreciates its technical equipment over 20 years using the straight line method. According to US-GAAP the special regulations from SFAS No. 51 have to be used.

- - CAPITALIZATION OF INTEREST COST

     The Company has not capitalized any interest expenses which relate to the construction of the nets. According to US-GAAP the application of SFAS No. 51 and SFAS No. 34 requires that certain interest cost have to be capitalized and added to the acquisition cost of assets which require a certain time to get ready for their intended use.

- - ACCRUALS AND PROVISIONS

     According to German-GAAP, accruals or provisions can be recorded for uncertain liabilities and to cover expenditures within the year for known obligations. Application of the prudence principle under German-GAAP may require the set-up of accruals when the occurrence of a future event is reasonably possible which may only require disclosure under US-GAAP.

- - INCOME TAX

     In accordance with German-GAAP, the Company is not allowed to book deferred tax assets for the tax loss carry forward. The application of SFAS No. 109 might result in different results.

- - CASH FLOW STATEMENTS

     Statements of cash flows are required to be presented under US-GAAP. Cash flow statements are not required by German-GAAP.

     The accompanying financial statements have been translated into English language for the convenience of readers in the United States of America.

ARTHUR ANDERSEN
Wirtschaftsprufungsgesellschaft
Steuerberatungsgesellschaft mbH

von Sperber              Steinweg
Wirtschaftsprufer        Wirtschaftsprufer

Hannover, Germany
February 22, 1995

                                                                       EXHIBIT I

                WIEDMANN DETTWILER ST. GEORGEN GMBH, ST. GEORGEN

                     BALANCE SHEET AS OF DECEMBER 31, 1994


                                                                            1994             1993
                                                                        -------------   -------------
                                                                             DM              DM
                                               ASSETS
FIXED ASSETS
Intangible assets
  Software.............................................................      1,230.73        2,249.07
                                                                        -------------   -------------
                                                                             1,230.73        2,249.07
                                                                        -------------   -------------
Property, plant and equipment
  Land.................................................................     35,870.19       39,465.81
  Technical equipment, plant and machinery............................. 17,538,393.57   18,522,751.72
  Other equipment, operational and office equipment....................     75,227.37      104,863.22
  Construction in progress.............................................     20,000.00            0.00
                                                                        -------------   -------------
                                                                        17,669,491.13   18,667,080.75
                                                                        -------------   -------------
Financial assets
  Investments..........................................................          0.00       20,000.00
                                                                        -------------   -------------
                                                                        17,670,721.86   18,689,329.82
                                                                        -------------   -------------
CURRENT ASSETS
Inventories
  Stock................................................................        425.00            0.00
                                                                        -------------   -------------
Accounts receivable and other assets
  Accounts receivable, trade...........................................     64,925.54       69,037.88
  Accounts due from affiliated companies...............................     33,989.05       35,597.04
    -- thereof due from shareholders: DM 33,989.05 (1993: DM 34,597.04)
  Other assets.........................................................      3,364.75       54,175.12
                                                                        -------------   -------------
                                                                           102,279.34      158,810.04
                                                                        -------------   -------------
Cash on hand and in Federal Bank.......................................      5,458.03        9,786.53
                                                                        -------------   -------------
                                                                           108,162.37      168,596.57
                                                                        -------------   -------------
DEFERRED CHARGES AND PREPAID EXPENSES..................................      3,144.30            0.00
                                                                        -------------   -------------
CAPITAL DEFICIT........................................................  9,127,879.09    7,423,234.13
                                                                        -------------   -------------
                                                                        26,909,907.62   26,281,160.52
                                                                        =============   =============
                               LIABILITIES AND SHAREHOLDERS' EQUITY
SHAREHOLDERS' EQUITY
Capital subscribed..................................................... 10,000,000.00   10,000,000.00
Paid-in surplus........................................................  2,138,000.00    2,138,000.00
Accumulated deficit, beginning of year................................. 19,561,234.13   17,439,857.95
Net loss...............................................................  1,704,644.96    2,121,376.18
Capital deficit........................................................  9,127,879.09    7,423,234.13
                                                                        -------------   -------------
                                                                                 0.00            0.00
                                                                        -------------   -------------
RESERVES AND ACCRUED LIABILITIES
Accrued taxes..........................................................     30,128.00            0.00
Other reserves and accrued liabilities.................................    253,553.71      232,840.10
                                                                        -------------   -------------
                                                                           283,681.71      232,840.10
                                                                        -------------   -------------
LIABILITIES
Liabilities due to banks...............................................  6,717,830.62    7,856,933.87
Accounts payable, trade................................................     97,109.28       84,035.47
Accounts due to affiliated companies................................... 19,795,638.64   18,090,320.34
  -- thereof against shareholders DM 19,783,541.64 (1993: DM
  1,801,221.42)
Other liabilities......................................................     15,647.37       17,030.74
  -- thereof for taxes: DM 3,970.46 (1993: DM 2,439.60)
  -- thereof for social security: DM 7,625.11 (1993: DM 5,685.66)
                                                                        -------------   -------------
                                                                        26,626,225.91   26,048,320.42
                                                                        ------------    ------------
                                                                        26,909,907.62   26,281,160.52
                                                                        =============   =============

                                                                      EXHIBIT II

                WIEDMANN-DETTWILER ST. GEORGEN GMBH, ST. GEORGEN

                            STATEMENT OF OPERATIONS
                    FOR THE YEAR ENDED DECEMBER 31, 1994 AND
                       THE FIVE MONTHS ENDED MAY 31, 1995


                                                 FIVE MONTHS ENDED
                                                   MAY 31, 1995           1994            1993
                                                 -----------------    ------------    ------------
                                                 (UNAUDITED)
                                                         DM                DM              DM
 1. Sales......................................     1,090,706.50      2,560,987.50    2,470,895.34
 2. Other operating income.....................       125,420.45         85,683.77       44,419.08
 3. Cost of materials:
       Cost of raw materials, supplies and
          trading stock........................           270.20             75.00       10,473.83
       Cost of purchased services..............       547,332.04        588,688.43      613,860.69
 4. Personnel expenses
       Wages and salaries......................        87,177.32        234,188.50      226,834.99
       Social security.........................        20,089.85         46,376.11       39,644.75
 5. Depreciation on intangible assets, plant
     and equipment.............................       541,953.91      1,293,460.17    1,278,506.50
 6. Other operating expenses...................       143,319.11        272,743.31      340,551.85
 7. Other interest and similar income..........             6.50             68.86        1,627.52
       -- thereof from affiliated companies:
           DM 0.00 (1993: DM 1,606.91)
 8. Interest and similar expenses..............       658,565.01      1,876,962.78    2,225,839.66
       -- thereof to affiliated companies:
           DM 1,264,774.27 (1993: DM
       1,524,878.29)
                                                     -----------     -------------   -------------
 9. Result from ordinary operations............      (782,573.99)    (1,665,754.17)  (2,218,770.33)
                                                     -----------     -------------   -------------
10. Other taxes................................       (11,744.44)       (38,890.79)      97,394.15
                                                     -----------     -------------   -------------
11. Net loss...................................       794,318.43      1,704,644.96    2,121,376.18
                                                     ===========     =============   =============

                                                                     EXHIBIT III

                WIEDMANN-DETTWILER ST. GEORGEN GMBH, ST. GEORGEN

                NOTES TO FINANCIAL STATEMENTS FOR THE YEAR 1994
   INFORMATION PERTAINING TO THE FIVE MONTHS ENDED MAY 31, 1995 IS UNAUDITED

I.   GENERAL COMMENTS

     The financial statements for the year ended December 31, 1994 have been prepared in accordance with the German Commercial Code (HGB).

ACCOUNTING METHODS

     The financial statements do contain all assets, debts, deferred charges, expenses and income as far as not legally prescribed otherwise.

     Property, current assets, net equity, debts and deferred charges have been separately stated in the balance sheet.

VALUATION METHODS

     The valuation assumes the Company is a going concern.

     Assets and debts are valued separately at closing date. Concerning the valuation of primary network ("Ortsverkabelungen") and residential unit distribution systems ("Hausverteilanlagen") we refer to our comments to this item.

     The valuation has been performed in a prudent way. All foreseeable risks and losses which have occurred up to balance sheet date have been considered.

     The valuation methods applied for prior year's financial statement are principally still valid.

     In particular the following valuation methods have been applied:

     Assets are stated at acquisition or manufacturing costs less normal depreciation. Depreciation is calculated under the straight line method over the expected useful life of the assets. Extraordinary depreciation has been considered as far as lower values on account of probably permanent impairments of value are appropriate at the balance sheet date.

     Receivables and other assets are capitalized at nominal value. Forseeable risks are considered by declines in value.

     Accruals are stated at the amount required based on sound business judgement in the amount of the possible financial obligation, in order to comply with the concept of prudence.

     Liabilities are shown at repayment value. Liabilities in foreign currency are stated at historic value or the respective higher value valid as of balance sheet date.

II.  EXPLANATORY NOTES TO THE BALANCE SHEET

ASSETS

     Movements in fixed assets during the financial year can be drawn from the analysis of fixed assets (see page 5).

     Technical equipment primarily consists of primary network
("Ortsverkabelungen") for the respective locations (cable level 3), residential unit distribution systems ("Hausverteilanlagen") (cable level 4) in the respective locations and two head-ends ("Kopfstationen"). The named cable levels 3 and 4 are regarded as independent assets as usual in this industry. Valuating cable levels 3 and 4, all expenses incurred from third

                WIEDMANN-DETTWILER ST. GEORGEN GMBH, ST. GEORGEN

   INFORMATION PERTAINING TO THE FIVE MONTHS ENDED MAY 31, 1995 IS UNAUDITED

parties for installation have been capitalized as late acquisition expenses for the respective cable levels 3 or 4. Depreciation is performed on the basis of the remaining useful life of the respective asset. For the determination of depreciation for cable levels 3 and 4 the company assumes an overall useful life of 20 years.

     Receivables are due within one year.

LIABILITIES

     The capital deficit is stated separately on the asset side, according to sec.268 sect. 3 HGB (German Commercial Code).

                                                                                     DM
                                                                               --------------
    Capital subscribed......................................................    10,000,000.00
    Paid-in surplus.........................................................     2,138,000.00
    Accumulated deficit, beginning of year..................................   (19,561,234.13)
    Net loss................................................................    (1,704,644.96)
                                                                               --------------
    Capital deficit.........................................................    (9,127,879.09)
                                                                               ==============

     The paid-in surplus contains additional payments from the shareholders according to sec.272 sect. 2 no. 4 HGB (German Commercial Code).

     In order to avoid an overindebtedness situation, a letter of subordination has been issued by a creditor.

     The split-up and due dates for liabilities are shown in the following liability analysis.

     To guarantee the liabilities due to Commerzbank AG, Frankfurt am Main, the Company has ceded all future rights and claims against network clients and home owners resulting from network installation agreements by means of general assignment. head-ends and cable networks of block units have been ceded by means of chattel mortgage. In addition, a credit order of Tele Columbus GmbH guarantees these liabilities.

     The liabilities due to Volksbank e.G., St. Georgen, and to Sparkasse St. Georgen are guaranteed in the context of a security-pool-agreement ("Sicherheiten-Poolvertrag") by means of land charge amounting to KDM 1,200 as well as by a cession of subscriber fees ("Abonnementgebuhren") and connection fees ("AnschluSSgebuhren"), suretyships of Tele Columbus GmbH each in the amount of KDM 2,100 combined with a letter of comfort of Motor Columbus AG, Baden, Switzerland, and the cession of purchase price and compensation claims respectively, due from the Town of St. Georgen in case of early dissolution of contract.

                WIEDMANN-DETTWILER ST. GEORGEN GMBH, ST. GEORGEN

   INFORMATION PERTAINING TO THE FIVE MONTHS ENDED MAY 31, 1995 IS UNAUDITED

     Subscription and connection fees as well as claims for purchase price and refunds respectively have been ceded by means of junior security to Commerzbank AG, Frankfurt/Main.

                                              TOTAL AMOUNTS
                                                  AS OF              DUE WITHIN        DUE BETWEEN ONE
                                            BALANCE SHEET DATE        ONE YEAR         AND FIVE YEARS
                                            ------------------      -------------      ---------------
                                                    DM                   DM                  DM
Liabilities due to banks...............         6,717,830.62         1,194,821.63         4,923,008.99
                                               (7,856,933.87)       (1,139,103.25)       (5,186,010.21)
Accounts payable, trade................            97,109.28            97,109.28                 0.00
                                                  (84,035.47)          (84,035.47)               (0.00)
Accounts due to affiliated companies...        19,795,638.64        19,795,638.64                 0.00
                                              (18,090,320.34)      (18,090,320.34)               (0.00)
Other liabilities......................            15,647.37            15,647.37                 0.00
                                                  (17,030.74)          (17,030.74)               (0.00)
                                              --------------       --------------        -------------
                                               26,626,225.91        21,103,216.92         4,923,008.99
                                              (26,048,320.42)      (19,330,489.80)       (5,186,010.21)
                                              ==============       ==============        =============

- ---------------
(prior year's figures in brackets)

III. EXPLANATORY NOTES TO THE STATEMENT OF OPERATIONS

SALES

     This item primarily contains current and once-off fees of subscribers.

OTHER TAXES

     Other taxes contain splitted municipal trade tax on capital amounting to DM 30,127.95 charged from the organic unit.

IV. OTHER NOTES

NUMBER OF EMPLOYEES

     During the financial year the average number of employees was four.

GENERAL MANAGER

     Herbert Leifker, Hildesheim

PARENT COMPANY

     100% of the share capital is held by Tele Columbus GmbH, Hannover, which itself is an affiliated company of VEBA AG, Dusseldorf/Berlin.

     The parent company, VEBA AG, Dusseldorf/Berlin, composes consolidated financial statements including the most important circle of group companies.

     The consolidated financial statements of VEBA AG, Dusseldorf/Berlin, will be published in "Bundesanzeiger" (Federal Bulletin) and the publication will be issued to country court Dusseldorf for trade register purposes.

                WIEDMANN-DETTWILER ST. GEORGEN GMBH, ST. GEORGEN

   INFORMATION PERTAINING TO THE FIVE MONTHS ENDED MAY 31, 1995 IS UNAUDITED

CONTINGENCIES AND OTHER FINANCIAL COMMITMENTS

     Contingencies and other financial commitments to be indicated have not occurred up to balance sheet date.

PROPOSED APPROPRIATION OF YEAR END RESULT

     General Management proposes, to carry forward the loss.

St. Georgen, February 22, 1995

Herbert Leifker
General Manager

                WIEDMANN-DETTWILER ST. GEORGEN GMBH, ST. GEORGEN

               MOVEMENTS IN FIXED ASSETS AS OF DECEMBER 31, 1994

                                                            ACQUISITION COSTS                       ACCUMULATED DEPRECIATION
                                          ------------------------------------------------------   ---------------------------
                                           JAN 1, 1994    ADDITIONS   DISPOSITIONS  DEC 31, 1994    JAN 1, 1994     ADDITIONS
                                           -----------    ---------   ------------  ------------    -----------    -----------
                                                DM            DM           DM            DM             DM             DM
I.  INTANGIBLE ASSETS
   Software.............................       5,863.06         0.00        0.00        5,863.06        3,613.99       1,018.34
                                          -------------   ----------   ---------   -------------   -------------   ------------
II. PROPERTY, PLANT AND EQUIPMENT
   1. Land..............................      49,747.85         0.00        0.00       49,747.85       10,282.04       3,595.62
   2. Technical equipment, plant and
     machinery..........................  35,016,840.92   283,932.23   16,365.99   35,284,407.16   16,494,089.20   1,261,248.16
   3. Other equipment, operational and
     office equipment...................     204,506.77     2,844.72   15,730.38      191,621.11       99,643.55      24,598.05
   4. Construction in progress..........           0.00    20,000.00        0.00       20,000.00            0.00           0.00
                                          -------------   ----------   ---------   -------------   -------------   ------------
                                          35,271,095.54   306,776.95   32,096.37   35,545,776.12   16,604,014.79   1,289,441.83
                                          -------------   ----------   ---------   -------------   -------------   ------------
III. FINANCIAL ASSETS
   Investments..........................      20,000.00         0.00   20,000.00            0.00            0.00       3,000.00
                                          -------------   ----------   ---------   -------------   -------------   ------------
                                          35,296,958.60   306,776.95   52,096.37   35,551,639.18   16,607,628.78   1,293,460.17
                                          =============   ==========   =========   =============   =============   ============

                                                                              NET BOOK VALUE
                                                                        ----------------------------
                                          DISPOSITIONS   DEC 31, 1994   DEC 31, 1994    DEC 31, 1993
                                          ------------   ------------   ------------    ------------
                                               DM             DM             DM              DM
I.  INTANGIBLE ASSETS
   Software.............................        0.00         4,632.33        1,230.73        2,249.07
                                           ---------    -------------   -------------   -------------
II. PROPERTY, PLANT AND EQUIPMENT
   1. Land..............................        0.00        13,877.66       35,870.19       39,465.81
   2. Technical equipment, plant and
     machinery..........................    9,323.77    17,746,013.59   17,538,393.57   18,522,751.72
   3. Other equipment, operational and
     office equipment...................    7,847.86       116,393.74       75,227.37      104,863.22
   4. Construction in progress..........        0.00             0.00       20,000.00            0.00
                                           ---------    -------------   -------------   -------------
                                           17,171.63    17,876,284.99   17,669,491.13   18,667,080.75
                                           ---------    -------------   -------------   -------------
III. FINANCIAL ASSETS
   Investments..........................    3,000.00             0.00            0.00       20,000.00
                                           ---------    -------------   -------------   -------------
                                           20,171.63    17,880,917.32   17,670,721.86   18,689,329.82
                                           =========    =============   =============   =============

                                                                      EXHIBIT IV

                      WIEDMANN-DETTWILER ST. GEORGEN GMBH

                                  ST. GEORGEN

                               MANAGEMENT REPORT
                            AS OF DECEMBER 31, 1994

RESULTS OF OPERATIONS

     To improve the efficiency activities to increase the acceptance rate have been reinforced.

     As a result, the acceptance rate increased from 64.84% (1993) to 66.43% in 1994. Sales from current and once-off fees of 9,600 households amounted to KDM 2,561 in 1994.

FINANCIAL SITUATION OF THE COMPANY

     The net loss for the year 1994 amounts to KDM 1,705. The interest burden was relieved due to restructuring payments in the amount of KDM 2,138 received from Tele Columbus GmbH in 1993.

     The company's capital deficit amounts to KDM 9,128. A letter of subordination has been issued by Tele Columbus GmbH, Hannover.

OUTLOOK

     A loss is expected again for the financial year 1995.

     In 1995 the sale of shares is intended. Negotiations thereupon are currently being held.

St. Georgen, February 22, 1995

Herbert Leifker

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
  WIEDMANN-DETTWILER ST. GEORGEN GMBH, ST. GEORGEN

     We have audited the accompanying balance sheet of Wiedmann-Dettwiler St. Georgen GmbH, St. Georgen, as of December 31, 1993 and the related statement of operations for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audit in accordance with auditing standards generally accepted in Germany and in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wiedmann-Dettwiler St. Georgen GmbH, St. Georgen, at December 31, 1993 and the results of its operations for the year then ended in conformity with accounting principles generally accepted in Germany.

     Generally accepted accounting principles in Germany vary in certain respects from generally accepted accounting principles in the United States of America. Application of generally accepted accounting principles in the United States of America would have effected results of operations for the period ended December 31, 1993, and shareholders' equity as of December 31, 1993, and the financial position of the Company.

     The main differences between Generally Accepted Accounting Principles in Germany (in the following referred to as "German-GAAP") and Generally Accepted Accounting Principles in the United States (in the following referred to as "US-GAAP") are as follows:

- - DEPRECIATION OF TECHNICAL EQUIPMENT

     The Company depreciates its technical equipment over 20 years using the straight line method. According to US-GAAP the special regulations from SFAS No. 51 have to be used.

- - CAPITALIZATION OF INTEREST COST

     The Company has not capitalized any interest expenses which relate to the construction of the nets. According to US-GAAP the application of SFAS No. 51 and SFAS No. 34 requires that certain interest cost have to be capitalized and added to the acquisition cost of assets which require a certain time to get ready for their intended use.

- - ACCRUALS AND PROVISIONS

     According to German-GAAP, accruals or provisions can be recorded for uncertain liabilities and to cover expenditures within the year for known obligations. Application of the prudence principle under German-GAAP may require the set-up of accruals when the occurrence of a future event is reasonably possible which may only require disclosure under US-GAAP.

- - CASH FLOW STATEMENTS

     Statements of cash flows are required to be presented under US-GAAP. Cash flow statements are not required by German-GAAP.

- - INCOME TAX

     In accordance with German-GAAP, the Company is not allowed to book deferred tax assets for the tax loss carry forward. The application of SFAS No. 109 might result in different results.

- - CASH FLOW STATEMENTS

     Statements of cash flows are required to be presented under US-GAAP. Cash flow statements are not required by German-GAAP.

     The accompanying financial statements have been translated into English language for the convenience of readers in the United States of America.

ARTHUR ANDERSEN
Wirtschaftsprufungsgesellschaft
Steuerberatungsgesellschaft mbH

von Sperber              Hentschel
Wirtschaftsprufer        Wirtschaftsprufer

Hannover, Germany
February 17, 1994

                                                                       EXHIBIT I

                WIEDMANN-DETTWILER ST. GEORGEN GMBH, ST. GEORGEN

                     BALANCE SHEET AS OF DECEMBER 31, 1993


                                                                       1993           1992
                                                                   ------------   ------------
                                                                        DM             DM
                                              ASSETS
FIXED ASSETS
Intangible assets
  Software........................................................      2,249.07        3,377.69
                                                                   -------------   -------------
                                                                        2,249.07        3,377.69
                                                                   -------------   -------------
Property, plant and equipment
  Land............................................................     39,465.81       43,061.44
  Technical equipment, plant and machinery........................ 18,522,751.72   19,312,790.38
  Other equipment, operational and office equipment...............    104,863.22       71,265.80
                                                                   -------------   -------------
                                                                   18,667,080.75   19,427,117.62
                                                                   -------------   -------------
Financial assets
  Investments.....................................................     20,000.00            0.00
                                                                   -------------   -------------
                                                                   18,689,329.82   19,430,495.31
                                                                   -------------   -------------
CURRENT ASSETS
Inventories
  Stock...........................................................          0.00       10,483.03
                                                                   -------------   -------------
Accounts receivable and other assets
  Accounts receivable, trade......................................     69,037.88      107,142.88
  Accounts due from affiliated companies..........................     35,597.04       24,354.31
     -- thereof due from shareholders: DM 34,597.04 (1992: DM
     0.00)
  Other assets....................................................     54,175.12          748.59
                                                                   -------------   -------------
                                                                      158,810.04      132,245.78
                                                                   -------------   -------------
Cash on hand and in Federal Bank..................................      9,786.53        9,599.81
                                                                   -------------   -------------
                                                                      168,596.57      152,328.62
                                                                   -------------   -------------
DEFERRED CHARGES AND PREPAID EXPENSES.............................          0.00          755.70
                                                                   -------------   -------------
CAPITAL DEFICIT...................................................  7,423,234.13    7,439,857.95
                                                                   -------------   -------------
                                                                   26,281,160.52   27,023,437.58
                                                                   =============   =============
                             LIABILITIES AND SHAREHOLDERS' EQUITY
SHAREHOLDERS' EQUITY
Capital subscribed................................................ 10,000,000.00  10,000,000.00
Paid-in surplus................................................... 2,138,000.00           0.00
Accumulated deficit, beginning of year............................ 17,439,857.95  4,536,901.01
Net loss.......................................................... 2,121,376.18   12,902,956.94
Capital deficit................................................... 7,423,234.13   7,439,857.95
                                                                   ------------   ------------
                                                                           0.00           0.00
                                                                   ------------   ------------
RESERVES AND ACCRUED LIABILITIES
Accrued taxes.....................................................         0.00     180,250.00
Other reserves and accrued liabilities............................   232,840.10     181,945.10
                                                                   ------------   ------------
                                                                     232,840.10     362,195.10
                                                                   ------------   ------------
LIABILITIES
Liabilities due to banks.......................................... 7,856,933.87   8,632,865.56
Accounts payable, trade...........................................    84,035.47     106,201.54
Accounts due to affiliated companies.............................. 18,090,320.34  17,918,896.30
  -- thereof against shareholders DM 1,801,221.42 (1992: DM
  967,917.86)
Other liabilities.................................................    17,030.74       3,279.08
  -- thereof for taxes: DM 2,439.60 (1992: DM 0.00)
  -- thereof for social security: DM 5,685.66 (1992: DM 0.00).....
                                                                   ------------   ------------
                                                                   26,048,320.42  26,661,242.48
                                                                   ------------   ------------
                                                                   26,281,160.52  27,023,437.58
                                                                   ============   ============

                                                                      EXHIBIT II

                  WIEDMANN-DETTWILER ST. GEORGEN GMBH, ST. GEORGEN

                               STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED DECEMBER 31, 1993

                                                                    1993             1992
                                                                -------------    -------------
                                                                      DM              DM
1.   Sales...................................................    2,470,895.34     2,640,826.21
2.   Production for own plant and equipment capitalised......            0.00        14,876.60
3.   Other operating income..................................       44,419.08       180,127.17
4.   Cost of materials:
       Cost of raw materials, supplies and trading stock.....       10,473.83        25,562.43
       Cost of purchased services............................      613,860.69       434,850.39
5.   Personnel expenses
       Wages and salaries....................................      226,834.99       343,913.28
       Social security.......................................       39,644.75        66,598.59
6.   Depreciation on intangible assets, plant and
     equipment...............................................    1,278,506.50    11,884,775.92
7.   Other operating expenses................................      340,551.85       495,845.67
8.   Other interest and similar income.......................        1,627.52        10,740.67
     -- thereof from affiliated companies: DM 1,606.91 (1992:
        DM 8,563.57)
9.   Interest and similar expenses...........................    2,225,839.66     2,400,087.14
     -- thereof to affiliated companies DM 1,524,878.29
        (1992: DM 1,666,193.43)
                                                                -------------   --------------
10.  Result from ordinary operations.........................   (2,218,770.33)  (12,805,062.77)
                                                                -------------   --------------
11.  Taxes on income.........................................            0.00        96,390.00
12.  Other taxes.............................................       97,394.15      (194,284.17)
                                                                -------------   --------------
13.  Net loss................................................   (2,121,376.18)  (12,902,956.94)
                                                                =============   ==============

                                                                     EXHIBIT III

                WIEDMANN-DETTWILER ST. GEORGEN GMBH, ST. GEORGEN

                         NOTES TO FINANCIAL STATEMENTS
                               FOR THE YEAR 1993

I.   GENERAL COMMENTS

     The financial statements for the year ended December 31, 1994 have been prepared in accordance with the German Commercial Code (HGB).

ACCOUNTING METHODS

     The financial statements do contain all assets, debts, deferred charges, expenses and income as far as not legally prescribed otherwise.

     Property, current assets, net equity, debts and deferred charges have been separately stated in the balance sheet.

VALUATION METHODS

     The valuation assumes the Company is a going concern.

     Assets and debts are valued separately at closing date. Concerning the valuation of primary network ("Ortsverkabelungen") and residential unit distribution systems ("Hausverteilanlagen") we refer to our comments to this item.

     The valuation has been performed in a prudent way. All foreseeable risks and losses which have occurred up to balance sheet date have been considered.

     The valuation methods applied for prior year's financial statement are principally still valid.

     In particular the following valuation methods have been applied:

     Assets are stated at acquisition or manufacturing costs less normal depreciation. Depreciation is calculated under the straight line method over the expected useful life of the assets. Extraordinary depreciation has been considered as far as lower values on account of probably permanent impairments of value are appropriate at the balance sheet date.

     Receivables and other assets are capitalized at nominal value. Forseeable risks are considered by declines in value.

     Accruals are stated at the amount required based on sound business judgement in the amount of the possible financial obligation, in order to comply with the concept of prudence.

     Liabilities are shown at repayment value.

II.  EXPLANATORY NOTES TO THE BALANCE SHEET AND THE INCOME STATEMENT

ASSETS

     Movements in fixed assets during the financial year can be drawn from the analysis of fixed assets (see page 5).

     Technical equipment primarily consists of primary network ("Ortsverkabelungen") for the respective locations (cable level 3), residential unit distribution systems ("Hausverteilanlagen") (cable level 4) in the respective locations and two head-ends ("Kopfstationen"). The named cable levels 3 and 4 are regarded as independent assets as usual in this industry. Valuating cable levels 3 and 4, all expenses incurred from third parties for installation have been capitalized as late acquisition expenses for the respective cable levels 3 or 4.

                WIEDMANN-DETTWILER ST. GEORGEN GMBH, ST. GEORGEN

Depreciation is performed on the basis of the remaining useful life of the respective asset. For the determination of depreciation for cable levels 3 and 4 the company assumes an overall useful life of 20 years.

     Receivables are due within one year.

LIABILITIES

     The capital deficit is stated separately on the asset side, according to sec. 268 sect. 3 HGB (German Commercial Code).

                                                                                DM
                                                                           -------------
    Capital subscribed..................................................    10.000.000,00
    Paid-in surplus.....................................................     2.138.000,00
    Accumulated deficit, beginning of year..............................   (17.439.857,95)
    Net loss............................................................    (2.121.376,18)
                                                                           --------------
                                                                            (7.423.234,13)
                                                                           ==============

     The Paid-in surplus contains additional payments from the shareholders according to sec. 272 sect. 2 no. 4 HGB (German Commercial Code) carried out in the business year 1993.

     In order to avoid an overindebtedness situation, a letter of subordination has been issued by a creditor.

     The split-up and due dates for liabilities are shown in the following liability analysis.

     To guarantee the liabilities due to Commerzbank AG, Frankfurt am Main, the Company has ceded all future rights and claims against network clients and home owners resulting from network installation agreements by means of general assignment. head-ends and cable networks of block units have been ceded by means of chattel mortgage. In addition, a credit order of Tele Columbus GmbH guarantees these liabilities.

     The liabilities due to Volksbank e.G., St. Georgen, and to Sparkasse St. Georgen are guaranteed in the context of a security-pool-agreement ("Sicherheiten-Poolvertrag") by means of a land charge amounting to DM 1.200.000,00 as well as by a cession of subscriber fees ("Abonnementgebuhren") and connection fees ("AnschluSSgebuhren"), suretyships of Tele Columbus GmbH each in the amount of DM 2.100.000,00 combined with a letter of comfort of Motor Columbus AG, Baden, Switzerland, and the cession of purchase price and compensation claims respectively, due from the Town of St. Georgen in case of early dissolution of contract.

                WIEDMANN-DETTWILER ST. GEORGEN GMBH, ST. GEORGEN

     Subscription and connection fees as well as claims for purchase price and refunds respectively have been ceded by means of junior security to Commerzbank AG, Frankfurt/Main.



                                                                               THEREOF DUE
                                        TOTAL AMOUNTS      ---------------------------------------------------
                                            AS OF                             BETWEEN ONE
                                      BALANCE SHEET DATE   WITHIN ONE YEAR   AND FIVE YEARS   AFTER FIVE YEARS
                                      ------------------   ---------------   --------------   ----------------
                                              DM                   DM              DM                DM
Liabilities due to banks............      7,856,933.87        1,139,103.25     5,186,010.21       1,531,820.41
                                         (8,632,865.56)        (866,198.56)   (5,066,667.00)     (2,700,000.00)
Accounts payable, trade.............         84,035.47           84,035.47             0.00               0.00
                                           (106,201.54)        (106,201.54)           (0.00)             (0.00)
Accounts due to affiliated
  companies.........................     18,090,320.34       18,090,320.34             0.00               0.00
                                        (17,918,896.30)     (17,918,896.30)           (0.00)             (0.00)
Other liabilities...................         17,030.74           17,030.74             0.00               0.00
                                             (3,279.08)          (3,279.08)           (0.00)             (0.00)
                                        --------------      --------------    -------------      -------------
                                         26,048,320.42       19,330,489.80     5,186,010.21       1,531,820.41
                                        (26,661,242.48)     (18,894,575.48)   (5,066,667.00)     (2,700,000.00)
                                        ==============      ==============    =============      =============

- ---------------

(prior year's figures in brackets)

STATEMENT OF OPERATIONS

Sales

     This item primarily contains current and once-off fees of subscribers.

III. OTHER NOTES

NUMBER OF EMPLOYEES

     During the financial year the average number of employees was four.

GENERAL MANAGEMENT

    Ulrich Mannes, Pfaffenweiler.........  (until February 26, 1993)
    Herbert Leifker, Hildesheim..........  (since February 26, 1993)

PARENT COMPANY

     The company is included in the consolidated financial statements of Motor Columbus AG, Baden/Switzerland.

CONTINGENCIES AND OTHER FINANCIAL COMMITMENTS

     Contingencies and other financial commitments to be indicated have not occurred at the balance sheet date.

                WIEDMANN-DETTWILER ST. GEORGEN GMBH, ST. GEORGEN

PROPOSED APPROPRIATION OF LOSS

     General Management proposes, to carry forward the loss for the year.

St. Georgen, February 16, 1994

Herbert Leifker
General Manager

                                                                     EXHIBIT III

                WIEDMANN-DETTWILER ST. GEORGEN GMBH, ST. GEORGEN

               MOVEMENTS IN FIXES ASSETS AS OF DECEMBER 31, 1993

                                               ACQUISITION COSTS                              ACCUMULATED DEPRECIATION
                            -------------------------------------------------------   -----------------------------------------
                            JAN. 1, 1993   ADDITIONS   DISPOSITIONS   DEC. 31, 1993   JAN. 1, 1993    ADDITIONS    DISPOSITIONS
                            ------------   ---------   ------------   -------------   ------------   -----------   ------------
                                 DM            DM           DM              DM              DM            DM            DM
I.  INTANGIBLE ASSETS
    Software..............      5,863.06        0.00         0.00         5,863,06        2,485.37      1,128.62         0.00
                            ------------   ---------   ----------     ------------    ------------   -----------   ----------
II. PROPERTY, PLANT AND
    EQUIPMENT
    1. Land...............     49,747.85        0.00         0.00        49,747.85        6,686.41      3,595.63         0.00
    2. Technical
       equipment, plant
       and machinery...... 34,562,667.01  454,173.91         0.00    35,016,840.92   15,249,876.63  1,244,212.57         0.00
    3. Other equipment,
       operational and
       office equipment...    153,344.74   71,075.04    19,913.01       204,506.77       82,078.94     29,569.68    12,005.07
                            ------------   ---------   ----------    -------------   ------------   -----------   -----------
                           34,765,759.60  525,248.95    19,913.01    35,271,095.54   15,338,641.98  1,277,377.88    12,005.07
                           -------------  ----------   ----------    -------------   -------------  ------------   ----------
III. FINANCIAL ASSETS
    Investments...........          0.00   20,000.00         0.00        20,000.00            0.00          0.00         0.00
                            ------------   ---------   ----------      -----------    ------------   -----------   ----------
                           34,771,622.66  545,248.95    19,913.01    35,296,958.60   15,341,127.35  1,278,506.50    12,005.07
                           =============  ==========   ==========    =============   =============  ============   ==========

                                                   NET BOOK VALUE
                                            -----------------------------
                            DEC. 31, 1993   DEC. 31, 1993   DEC. 31, 1992
                            -------------   -------------   -------------
                                 DM              DM              DM
I.  INTANGIBLE ASSETS
    Software..............      3,613.99        2,249.07        3,377.69
                            ------------    ------------    ------------
II. PROPERTY, PLANT AND
    EQUIPMENT
    1. Land...............     10,282.04       39,465.81       43,061.44
    2. Technical
       equipment, plant
       and machinery...... 16,494,089.20   18,522,751.72   19,312,790.38
    3. Other equipment,
       operational and
       office equipment...     99,643.55      104,863.22       71,265.80
                            ------------   -------------   -------------
                            6,604,014.79   18,667,080.75   19,427,117.62
                            ------------   -------------   -------------
III. FINANCIAL ASSETS
    Investments...........          0.00       20,000.00            0.00
                            -------------   -------------  -------------
                           16,607,628.78   18,689,329.82   19,430,495.31
                           =============   =============   =============

                                                                      EXHIBIT IV

                      WIEDMANN-DETTWILER ST. GEORGEN GMBH

                                  ST. GEORGEN

                               MANAGEMENT REPORT
                            AS OF DECEMBER 31, 1993

RESULTS OF OPERATIONS

     To improve the efficiency of Kesselberg's primary network, activities to increase the acceptance rate in that location have been continued.

     The activities concentrated on the improvement of selling and subscriber's administration.

     As a result, the acceptance rate increased from 60.99% (1992) to 64.87% in 1993. Sales from current and once-off fees of 9.600 households amounted to DM 2,470,000.00 in 1993.

FINANCIAL SITUATION OF THE COMPANY

     The net loss for the year 1993 amounts to DM 2,121,376.18. The interest burden was relieved this year due to restructuring payments in the amount of DM 2,138,000 received from Tele Columbus GmbH.

     The company's capital deficit amounts to KDM 7,423. A letter of subordination in the amount of KDM 15,829 has been issued by an affiliated company of the Motor-Columbus group.

OUTLOOK

     A loss is expected again for the financial year 1994.

     St. Georgen, February 16,1994

     Herbert Leifker

                          INDEPENDENT AUDITORS REPORT

To the Board of Directors,
TELECable Betriebsgesellschaft Halle mbH

     We have audited the accompanying balance sheet of TELECable Betriebsgesellschaft Halle mbH as of December 31, 1994, and the related statements of operations, shareholders' deficiency and cash flows for the eight months ended August 31, 1995 and for each of the two years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TELECable Betriebsgesellschaft Halle mbH as of December 31, 1994 and the results of its operations and its cash flows for the eight months ended August 31, 1995 and for each of the two years in the period ended December 31, 1994, in conformity with accounting principles generally accepted in the United States of America.

                               Ernst & Young GmbH

Frankfurt, Germany
January 5, 1996

                    TELECABLE BETRIEBSGESELLSCHAFT HALLE MBH

                                 BALANCE SHEET

                                                                               DECEMBER 31, 1994
                                                                               -----------------
                                                                                       DM
                                                                                 (IN THOUSANDS)
                                  ASSETS
Cash..........................................................................            9
Accounts receivable -- net (see Note 2).......................................          223
Property and equipment -- net (see Note 3)....................................       34,357
Other assets (see Note 4).....................................................        3,129
Deferred income taxes (see Note 6)............................................        3,961
                                                                                    -------
TOTAL ASSETS..................................................................       41,679
                                                                                    =======
                   LIABILITIES AND SHAREHOLDERS' DEFICIENCY
Accounts payable..............................................................          803
Accrued expenses..............................................................          217
Deferred revenue..............................................................          382
Deferred income taxes (see Note 6)............................................        9,671
Debt, including shareholder loans (see Note 5)................................       33,031
                                                                                    -------
TOTAL LIABILITIES.............................................................       44,104
SHAREHOLDERS' DEFICIENCY
  Registered Capital (See Note 8).............................................           50
  Capital contribution........................................................        2,400
  Accumulated deficit.........................................................       (4,875)
                                                                                    -------
TOTAL SHAREHOLDERS' DEFICIENCY................................................       (2,425)
                                                                                    -------
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIENCY................................       41,679
                                                                                    =======

                See accompanying notes to financial statements.

                    TELECABLE BETRIEBSGESELLSCHAFT HALLE MBH

                            STATEMENTS OF OPERATIONS

                                                                                   EIGHT MONTHS
                                                                  YEARS ENDED         ENDED
                                                                  DECEMBER 31,      AUGUST 31,
                                                               -----------------   ------------
                                                                1993       1994        1995
                                                               ------     ------      ------
                                                                 DM         DM          DM
                                                                       (IN THOUSANDS)
Revenues...................................................     5,801      8,215       5,428
Operating costs and expenses:
  Operations...............................................       744      1,147         862
  Selling, general and administrative......................     1,673      2,027       1,399
  Depreciation and amortization............................     1,879      3,194       2,407
                                                               ------     ------      ------
Total operating costs and expenses.........................     4,296      6,368       4,668
                                                               ------     ------      ------
Operating income...........................................     1,505      1,847         760
Interest and other income..................................       158         19         116
Interest expense...........................................       728      1,085       1,683
                                                               ------     ------      ------
Income (loss) before income taxes..........................       935        781        (807)
Income tax expense (benefit)...............................       604        503        (372)
                                                               ------     ------     -------
Net income (loss)..........................................       331        278        (435)
                                                               ======     ======     =======

                      See accompanying notes to financial statements.

                    TELECABLE BETRIEBSGESELLSCHAFT HALLE MBH

                     STATEMENTS OF SHAREHOLDERS' DEFICIENCY

                                                REGISTERED      CAPITAL      ACCUMULATED
                                                 CAPITAL     CONTRIBUTIONS     DEFICIT        TOTAL
                                                ----------   -------------   -----------     -------
                                                    DM            DM             DM             DM
                                                                   (IN THOUSANDS)
Balance at December 31, 1992................         50           2,400         (1,871)          579
Net income..................................         --              --            331           331
Utilization of net operating losses by
  silent partners...........................         --              --         (1,741)       (1,741)
                                                   ----         -------        -------        ------
Balance at December 31, 1993................         50           2,400         (3,281)         (831)
Net income..................................         --              --            278           278
Utilization of net operating losses by
  silent partners...........................         --              --         (1,872)       (1,872)
                                                   ----         -------        -------       -------
Balance at December 31, 1994................         50           2,400         (4,875)       (2,425)
Net loss....................................         --              --           (435)         (435)
Purchase of stock...........................         --          (2,400)       (19,600)      (22,000)
                                                   ----         -------        -------       -------
Balance at August 31, 1995..................         50              --        (24,910)      (24,860)
                                                 ======         =======        =======       =======

                 See accompanying notes to financial statements

                    TELECABLE BETRIEBSGESELLSCHAFT HALLE MBH

                            STATEMENTS OF CASH FLOWS

                                                                                     EIGHT MONTHS
                                                                 YEARS ENDED            ENDED
                                                                 DECEMBER 31,         AUGUST 31,
                                                              ------------------     ------------
                                                               1993        1994          1995
                                                              -------     ------     ------------
                                                                DM          DM            DM
                                                                        (IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss).........................................        331        278          (435)
Adjustments to reconcile net income (loss) to net cash
  provided by (used for) operating activities:
  Depreciation and amortization...........................      1,879      3,194         2,407
  Deferred income taxes...................................        604        503          (372)
  (Gains) losses on disposal of fixed assets..............         --         33            (5)
Changes in assets and liabilities:
  Accounts receivable.....................................       (166)         8            58
  Other assets............................................     (1,890)       333         1,668
  Accounts payable........................................        227     (1,628)         (173)
  Accrued expenses........................................       (845)       121           651
  Deferred revenue........................................        415       (399)          (76)
                                                              -------     ------        ------
Net cash provided by operating activities.................        555      2,443         3,723
INVESTING ACTIVITIES
  Purchases of property and equipment.....................    (17,497)    (9,593)       (3,571)
  Proceeds from sale of property and equipment............         --          2            10
                                                              -------     ------        ------
Net cash used for investing activities....................    (17,497)    (9,591)       (3,561)
FINANCING ACTIVITIES
Proceeds from long-term bank borrowings...................     18,000      6,000         2,000
Net change in other borrowings............................     (2,040)       281        (2,165)
                                                              -------     ------     ------------
Net cash provided by (used in) financing activities.......     15,960      6,281          (165)
Net increase (decrease) in cash...........................       (982)      (867)           (3)
Cash at beginning of period...............................      1,858        876             9
                                                              -------     ------     ------------
Cash at end of period.....................................        876          9             6
                                                              =======     ======     ==========

                See accompanying notes to financial statements.

                    TELECABLE BETRIEBSGESELLSCHAFT HALLE MBH

                       NOTES TO THE FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

     TELECable Betriebsgesellschaft Halle mbH (the "Company") has the exclusive rights to operate communication and information networks primarily for the distribution of radio and television programming, in several areas in eastern Germany. The Company began operations in 1990.

     Effective September 1, 1995, the shares of the Company were sold to Beta Asset Management GmbH ("Beta"), a wholly-owned subsidiary of Kablemedia Holding GmbH. The sales price of approximately DM 68,000,000 was based on the number of subscribers as of August 31, 1995, adjusted for certain assets and the assumption of liabilities.

     The financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") including those principles specific to the cable television industry. The Company maintains its financial records in accordance with the German Commercial Code, which represents generally accepted accounting principles in Germany ("German GAAP"). Generally accepted accounting principles in Germany vary in certain significant respects from U.S. GAAP. Accordingly, the Company has recorded certain adjustments in order that these financial statements be in accordance with U.S. GAAP.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrated credit risks consist primarily of accounts receivable. Credit risk on accounts receivable is minimized as a result of the large and diverse nature of the Company's customer base.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and are comprised principally of assets used in the development and operation of cable television systems. These assets are depreciated or amortized in accordance with the United States Statement of Financial Accounting Standards No. 51, "Financial Reporting by Cable Television Companies".

     Depreciation is provided using the straight-line method over estimated useful lives as follows:

Cable networks................................................................. 10 to 15 years
Equipment and fixtures.........................................................   4 to 6 years

     Interest on bank indebtedness of DM 874,200 and DM 1,042,100 was capitalized on cable networks during the years ended December 31, 1993 and December 31, 1994. No interest was capitalized during the eight months ended August 31, 1995.

INVESTMENT GRANTS

     Investment grants received from the government for certain acquisitions of property and equipment are recognized by the Company when estimable and realizable. The basis of property and equipment is reduced by investment grants and depreciated over the useful life of the acquired property. During the years ended December 31, 1993 and 1994 and the eight months ended August 31, 1995, property and equipment was reduced by DM 1,442,500, DM 723,900 and DM 169,400, respectively, relating to the recording of investment grants.

     Investment grants are subject to government review. Management does not anticipate any significant adjustment to the amount of investment grants recorded.

                    TELECABLE BETRIEBSGESELLSCHAFT HALLE MBH

REVENUE RECOGNITION

     Revenue is derived from the sale of cable television services to subscribers in several areas of eastern Germany and from the construction and management of its cable television systems. Revenue is recognized at the time services are provided.

INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which has been applied for all periods presented. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the enactment date.

2.   ACCOUNTS RECEIVABLES -- NET

     Accounts receivables are stated net of allowances for doubtful accounts of DM 141,000 at December 31, 1994.

3.   PROPERTY AND EQUIPMENT

     The components of property and equipment are as follows:

                                                                                  DECEMBER 31,
                                                                                      1994
                                                                                 --------------
                                                                                       DM
                                                                                 (IN THOUSANDS)
Cable Networks, including networks under construction of DM 3,480 at December
  31, 1994......................................................................     39,569
Equipment and Fixtures..........................................................        726
                                                                                    -------
Total...........................................................................     40,295
Less accumulated depreciation...................................................      5,938
                                                                                    -------
Property and Equipment -- net...................................................     34,357
                                                                                    =======

     Depreciation expense totalled DM 1,879,300, DM 3,194,300 and DM 2,407,200 for the years ended December 31, 1993, December 31, 1994 and for the eight month period ended August 31, 1995, respectively.

4.   OTHER ASSETS

     Other assets consist primarily of receivables from the German government related to grants for capital expenditures in former East Germany. Investment grant receivables totalled DM 2,167,700 as of December 31, 1994.

                    TELECABLE BETRIEBSGESELLSCHAFT HALLE MBH

5.   BANK DEBT

     Total bank debt outstanding is as follows:

                                                                                  DECEMBER 31,
                                                                                      1994
                                                                                 --------------
                                                                                       DM
                                                                                 (IN THOUSANDS)
Bank indebtedness...............................................................     26,701
Loans from shareholders.........................................................      6,330
                                                                                    -------
Total...........................................................................     33,031
                                                                                    =======

BANK INDEBTEDNESS

     The terms of the loans are shown below:

                                                                                  DECEMBER 31,
                                                                                      1994
                                                                                 --------------
                                                                                       DM
                                                                                 (IN THOUSANDS)
6 1/4% unsecured note, principal due semiannually from 1995 to 2003.............      6,500
7 2/5% unsecured note, principal due quarterly from 1995 to 2003................      2,500
6.15% unsecured note, principal due 1997........................................      4,000
Other...........................................................................     13,701
                                                                                    -------
                                                                                     26,701
                                                                                    =======

     Included in other debt are bank overdrafts of DM 2,701,100 at December 31, 1994. Bank overdrafts represent a short term financing method commonly used in Germany. Interest rates ranging from 9.75% to 13.0% are generally charged on such balances.

     Other debt, excluding bank overdrafts, consists of various bank borrowings with maturity dates ranging from 1995 to 2003. Interest rates on these borrowings range from 6% to 9%.

     In connection with the change in ownership of the Company effective September 1, 1995, the outstanding balances of the bank loans were paid in full.

     Maturities of bank indebtedness for the five years succeeding December 31, 1994 are as follows:

                                                                                       DM
                                                                                 (IN THOUSANDS)
                                                                                 --------------
1995............................................................................      7,326
1996............................................................................      4,250
1997............................................................................      4,250
1998............................................................................      5,250
1999............................................................................      1,250
2000............................................................................      1,250

     The above notes include various restrictions, none of which are presently significant to the Company. However, approximately DM 22,000,000 are secured by a personal guarantee by a shareholder.

     The loans from shareholders outstanding at December 31, 1994 represent demand notes with interest rates ranging from 8% to 10%.

                    TELECABLE BETRIEBSGESELLSCHAFT HALLE MBH

     Prior to the acquisition of the Company's shares effective September 1, 1995 by Beta, the Company repurchased its shares held by silent partners for approximately DM 28,000,000. The Company issued demand notes in 1995 bearing 6% interest to finance the re-acquisition of the shares. Interest expense on these borrowings totalled DM 728,300, DM 531,900 and DM 634,600 for the years ended December 31, 1993, December 31, 1994, and the eight month period ended August 31, 1995, respectively.

     Interest paid totalled DM 1,602,500, DM 2,127,538 and DM 1,403,700 for the years ended December 31, 1993, December 31, 1994 and the eight month period ended August 31, 1995, respectively.

     The weighted average interest rate on other debt outstanding at December 31, 1994 approximated 6.8%.

6.   INCOME TAXES

     The Company files a separate tax return in accordance with German tax laws. Under German corporate tax law, taxes on income are comprised of corporate taxes and trade taxes.

     Provision for income tax expense (benefit) consists of:

                                                                    CURRENT     DEFERRED     TOTAL
                                                                    -------     --------     -----
                                                                      DM           DM         DM
                                                                             (IN THOUSANDS)
Year ended December 31, 1993....................................        --         604         604
Year ended December 31, 1994....................................        --         503         503
Eight months ended August 31, 1995..............................        --        (372)       (372)

     Provision for income taxes differed from the amounts computed by applying the German corporate statutory tax rate to pretax income (loss) as a result of the following:

                                                                                    EIGHT MONTHS
                                                                   YEARS ENDED          ENDED
                                                                  DECEMBER 31,       AUGUST 31,
                                                                  -------------     -------------
                                                                  1993     1994         1995
                                                                  ----     ----     -------------
                                                                   DM       DM           DM
                                                                           (IN THOUSANDS)
Income (loss) before taxes....................................     935      781          (807)
Tax expense (benefit) at German corporate statutory rate of
  50% in 1993 and 45% in 1994 and 1995........................     467      351          (363)
Trade tax on income, net of corporate tax benefit.............     130      166             3
Other.........................................................       7      (14)          (12)
                                                                  ----     ----         -----
Income tax expense (benefit)..................................     604      503          (372)
                                                                  ====     ====         ======

                    TELECABLE BETRIEBSGESELLSCHAFT HALLE MBH

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                                                 DECEMBER 31,
                                                                                     1994
                                                                                ---------------
                                                                                       DM
                                                                                 (IN THOUSANDS)
Deferred tax assets:...........................................................
  Net operating loss carryforwards.............................................       3,594
  Other assets.................................................................         367
                                                                                    -------
  Net deferred tax assets......................................................       3,961
                                                                                    =======
Deferred tax liabilities:
  Fixed assets.................................................................       9,671
                                                                                    =======
  Total net deferred tax liabilities...........................................       5,710
                                                                                    =======

     At December 31, 1994, the Company has net operating loss carryforwards available to reduce future taxable income of approximately DM 6,900,000. These net operating loss carryforwards have an unlimited carryforward period.

7.   OPERATING LEASES

     The Company has certain noncancelable lease arrangements principally for the rental of office space. For the years ended December 31, 1993 and 1994 and the eight months ended August 31, 1995, rental expenses for all leases totalled DM 101,600, DM 97,600 and DM 71,400, respectively.

     At December 31, 1994, commitments under noncancelable lease agreements were as follows:

                                                                                       DM
                                                                                     -------
1995...............................................................................  121,800
1996...............................................................................  151,100
1997...............................................................................  145,000
1998...............................................................................  142,000
1999...............................................................................  141,000
Thereafter.........................................................................  152,400

8.   REGISTERED CAPITAL

     The Company is a limited liability company (hereafter "GmbH") under German law. Shareholders are generally not liable for the Company's obligations, except to the extent of their capital investment. Registered capital of a GmbH is not in the form of shares and does not represent negotiable securities. The minimum capital requirement for a GmbH is DM 50,000.

     Capital contributions represent additional contributions made by the shareholders in the form of cash or conversion of debt.

                    TELECABLE BETRIEBSGESELLSCHAFT HALLE MBH

9.   RELATED PARTY TRANSACTIONS

     The Company was party to an agreement with INFORMAT Kommunikations-Service GmbH, which is owned by a shareholder, for management services. Management fees paid to Informat under this agreement totalled DM 270,000, DM 273,000 and DM 313,400 for the years ended December 31, 1993 and 1994 and the eight months ended August 31, 1995, respectively. The expenses of DM 313,400 for the eight months ended August 31, 1995 include a one-time contract termination payment of DM 175,000.

     Additionally, the Company has borrowings from shareholders as discussed in
Note 5.

                          INDEPENDENT AUDITORS REPORT

To the Board of Directors,
BFR Group

     We have audited the accompanying combined balance sheet of the BFR Group (Osnabruck and Angelbachtal operations) as of December 31, 1994, and the related combined statements of operations, shareholders' equity (deficiency) and cash flows for the nine months ended September 30, 1995 and for each of the two years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the BFR Group (Osnabruck and Angelbachtal operations) as of December 31, 1994 and the combined results of its operations and its cash flows for the nine months ended September 30, 1995 and for each of the two years in the period ended December 31, 1994, in conformity with accounting principles generally accepted in the United States of America.

                               Ernst & Young GmbH

Frankfurt, Germany
February, 28 1996

                                   BFR GROUP

                     (OSNABRUK AND ANGELBACHTAL OPERATIONS)

                             COMBINED BALANCE SHEET

                                                                                  YEAR ENDED
                                                                               DECEMBER 31, 1994
                                                                               -----------------
                                                                                       DM
                                                                                 (IN THOUSANDS)
                                 ASSETS
Cash.......................................................................             195
Accounts receivable -- net (Note 3)........................................             446
Inventory..................................................................             321
Prepaid expenses...........................................................             150
Property, plant and equipment -- net (Note 4)..............................          55,541
Goodwill and other intangible assets -- net (Note 5).......................           2,287
Other assets...............................................................             222
                                                                                    -------
TOTAL ASSETS...............................................................          59,162
                                                                                    =======
                   LIABILITIES AND STOCKHOLDERS' EQUITY
Bank debt (Note 6).........................................................          29,907
Other debt with related parties (Note 7)...................................           2,545
Accounts payable...........................................................           2,286
Payables to related parties (Note 8).......................................           5,988
Accrued expenses...........................................................             968
Deferred revenue...........................................................           4,498
Deferred income taxes (Note 9).............................................           2,137
                                                                                    -------
TOTAL LIABILITIES..........................................................          48,329
Minority Interest (Note 10)................................................           1,674
Registered Capital (Note 11)...............................................          21,638
Additional Paid in Capital.................................................             810
Accumulated Deficit........................................................         (13,289)
                                                                                    -------
TOTAL STOCKHOLDERS' EQUITY.................................................           9,159
                                                                                    -------
TOTAL LIABILITIES, MINORITY INTEREST, AND STOCKHOLDERS' EQUITY.............          59,162
                                                                                    =======

          See accompanying notes to the combined financial statements

                                   BFR GROUP

                    (OSNABRUCK AND ANGELBACHTAL OPERATIONS)

                       COMBINED STATEMENTS OF OPERATIONS

                                                                 YEARS ENDED
                                                                 DECEMBER 31,      9 MONTHS TO
                                                              ------------------   SEPTEMBER 30
                                                               1993       1994         1995
                                                              ------     -------   ------------
                                                                DM         DM           DM
                                                                      (IN THOUSANDS)
Revenues..................................................     9,361      10,663       8,511
Operating costs and expenses
Operating expenses........................................    (2,251)     (3,248)     (3,226)
Selling, general and administrative.......................    (4,012)     (4,585)     (3,082)
Depreciation and amortization.............................    (3,318)     (3,826)     (3,460)
                                                              ------     -------      ------
Total operating costs and expenses........................    (9,581)    (11,659)     (9,768)
                                                              ------     -------      ------
Operating loss............................................      (220)       (996)     (1,257)
Other income..............................................     1,618       1,250         293
Interest expense..........................................    (3,110)     (3,180)     (2,682)
Minority interest.........................................      (188)       (183)         (5)
                                                              ------     -------      ------
Loss before income taxes..................................    (1,900)     (3,109)     (3,651)
Provision for income taxes (Note 10)......................       (24)     (2,143)      2,128
                                                              ------     -------      ------
Net loss..................................................    (1,924)     (5,252)     (1,523)
                                                              ======     =======      ======

          See accompanying notes to the combined financial statements

                                   BFR GROUP

                    (OSNABRUCK AND ANGELBACHTAL OPERATIONS)

            COMBINED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIENCY)

                                                                ADDITIONAL
                                                   REGISTERED    PAID IN     ACCUMULATED
                                                    CAPITAL      CAPITAL       DEFICIT       TOTAL
                                                   ----------   ----------   -----------     ------
                                                       DM           DM           DM            DM
                                                                    (IN THOUSANDS)
Balance at December 31, 1992...................       6,488         128         (6,050)         566
Net loss for the year 1993.....................          --          --         (1,924)      (1,924)
Forgiveness of interest payable to
  shareholder..................................          --         682             --          682
Dividends......................................          --          --            (10)         (10)
Increase in registered capital.................         100          --             --          100
                                                     ------         ---        -------       ------
Balance, December 31, 1993.....................       6,588         810         (7,984)        (586)
Acquisition of additional ownership in Kabelcom
  GmbH & Co KG.................................          50          --            (47)           3
Net loss for the year 1994.....................          --          --         (5,252)      (5,252)
Dividends......................................          --          --             (6)          (6)
Increase in registered capital.................       2,200          --             --        2,200
Contribution in kind (Note 8)..................      12,800          --             --       12,800
                                                     ------         ---        -------       ------
Balance, December 31, 1994.....................      21,638         810        (13,289)       9,159
Net loss for the nine month period September
  30, 1995.....................................          --          --         (1,523)      (1,523)
Dividends......................................          --          --             (6)          (6)
                                                     ------         ---        -------       ------
Balance, September 30, 1995....................      21,638         810        (14,818)       7,630
                                                     ======        ====        =======       ======

          See accompanying notes to the combined financial statements

                                   BFR GROUP

                    (OSNABRUCK AND ANGELBACHTAL OPERATIONS)

                       COMBINED STATEMENTS OF CASH FLOWS

                                                               YEARS ENDED
                                                              DECEMBER 31,         9 MONTHS ENDED
                                                           -------------------     SEPTEMBER 30
                                                            1993        1994            1995
                                                           -------     -------     --------------
                                                              DM          DM             DM
                                                                      (IN THOUSANDS)
Operating activities:
Net loss...............................................     (1,924)     (5,252)        (1,523)
Adjustments to reconcile net loss to net cash provided
  by
  (used for) operating activities:
Depreciation and amortization..........................      3,268       3,826          3,460
Deferred income taxes..................................         --       2,137         (2,137)
(Gain)/Loss on disposal of property, plant and
  equipment............................................         --          (5)            --
Write down of financial assets.........................         50          --             --
Minority interest......................................        188         183              5
Changes in assets and liabilities:
Accounts receivable....................................        (50)         84            266
Inventory..............................................        242        (262)          (481)
Other assets...........................................       (588)      1,108            164
Accounts payable.......................................     (5,257)       (882)          (308)
Accrued expenses.......................................      1,982        (590)          (186)
Deferred revenue.......................................      1,205        (581)        (1,014)
                                                           -------     -------        -------
Net cash used in operating activities..................       (884)       (234)        (1,754)
Investing activities:
Purchase of property, plant and equipment..............     (8,333)    (30,665)        (1,034)
Proceeds from disposal of property, plant and
  equipment............................................         12          19             --
Increase in investment in affiliate....................     (2,255)         --             --
Reduction in investment in affiliate...................         39          --             --
                                                           -------     -------        -------
Net cash used in investing activities..................    (10,537)    (30,646)        (1,034)
Financing activities:
Net proceeds from (payments to) related parties........      7,135      13,820            959
Increase in registered capital.........................        100       2,200             --
Proceeds from bank debt................................        937      27,306          2,553
Payments on bank debt..................................     (1,956)    (25,269)        (4,232)
Net change in bank overdrafts..........................     (2,638)     10,193          3,820
Net change in other debt...............................      2,491          54           (232)
Dividends paid.........................................        (10)         (6)            (6)
Forgiveness of interest payable to shareholder.........        682          --             --
                                                           -------     -------        -------
Net cash provided by financing activities..............      6,741      28,298          2,862
                                                           -------     -------        -------
Net (decrease)/increase in cash and cash equivalents...     (4,680)     (2,582)            74
Cash and cash equivalents at beginning of year.........      7,457       2,777            195
                                                           -------     -------        -------
Cash and cash equivalents at end of period.............      2,777         195            269
                                                           =======     =======        =======

          See accompanying notes to the combined financial statements

                                   BFR GROUP

                    (OSNABRUCK AND ANGELBACHTAL OPERATIONS)

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS

1.   DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

     On October 18, 1995 (effective September 30, 1995), the companies listed below ("BFR Group"), were purchased by Kabelmedia Projektmanagement Kommunikationsnetze Verwaltungs GmbH ("Kabelmedia") from PKO Osmo GmbH ("PKO"). The sales price of DM 43,200,000, subject to post-closing adjustments, was based on the number of subscribers as of the closing date adjusted for certain liabilities and assets. The purchase price is expected to be finalised in 1996.

            BFR GROUP COMPANIES ACQUIRED                          % ACQUIRED BY PKG
            ----------------------------                          -----------------
            BFR Beteiligungsgesellschaft mbH ("BFR")..........          100.0
            Kabelcom GmbH.....................................           66.0
            Kabelcom GmbH & Co KG.............................           64.4

     Each of the companies in the BFR Group is engaged in the operation and management of cable television systems. The BFR Group operates cable television systems in numerous locations in Germany. The combined financial statements include only the operations of the cable television systems of BFR located in the Angelbachtal area and Kabelcom GmbH and Kabelcom GmbH & Co KG whose operations are located in the Osnabruck area ("the Group"). The combined financial statements have been prepared in accordance with United States generally accepted accounting principles including those principles specific to the cable television industry. The BFR Group maintains its financial records in accordance with the German Commercial Code, which represents generally accepted accounting principles in Germany ("German GAAP"). German GAAP varies in certain significant respects from generally accepted accounting principles in the United States ("US GAAP") and, therefore, the BFR Group has recorded certain adjustments in order that these financial statements be in accordance with US GAAP.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

COMBINATION

     The Group financial statements represent the combined accounts of the cable television systems of BFR located in the Angelbachtal area and Kabelcom GmbH and Kabelcom GmbH & Co KG. All significant intercompany accounts and transactions have been eliminated in the combination.

CONCENTRATION OF CREDIT RISK

     The Group's only significant credit risk consists of trade receivables. Credit risk on trade receivables is minimized as a result of the large and diverse nature of the Group's customer base.

REVENUE RECOGNITION

     Sales revenue comprises revenue earned (net of refunds, discounts and allowances) from fees for subscription and installation of services. Sales revenue is recognized at the time services are provided to customers except for one-time connection fees. That part of one-time fees in excess of DM 200 is deferred and released to income over a period of 8 years, a full year's income being recognised in the year the customer contract becomes effective.

INVENTORIES

     Inventories are recorded at cost and valued under the first-in first-out method. Inventories consist primarily of supplies used in repairs and maintenance as well as inventory used in the construction of cable networks.

                                   BFR GROUP

                    (OSNABRUCK AND ANGELBACHTAL OPERATIONS)

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost and are comprised principally of assets used in the development and operation of cable television systems. These assets are depreciated or amortized in accordance with United States Statement of Financial Accounting Standards ("FAS") No. 51, "Financial Reporting by Cable Television Companies."

     Reception and distribution facilities are depreciated over an estimated useful life of 15 years using the straight line method. Equipment and fixtures are depreciated over an estimated useful life of 4 years, using the straight line method.

GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill and other intangible assets consist primarily of franchise costs and goodwill recorded in various acquisitions. Such amounts are generally amortized over eight years. Management evaluates the amortization periods and the recoverability of the net carrying value of the intangible assets by reviewing the performance of the underlying operations, and in particular, the future undiscounted operating cash flows of the acquired entities.

INCOME TAXES

     Income taxes have been accounted for in accordance with FAS 109, "Accounting for Income Taxes" which has been applied for all periods presented. Deferred taxes and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and to operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the effective tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse or be settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period in which the enactment date falls.

3.   ACCOUNTS RECEIVABLE

     Accounts receivable are presented net of allowances for doubtful accounts for the following periods:

                                                                     YEAR ENDED
                                                                  DECEMBER 31, 1994
                                                                  -----------------
                                                                  (DM IN THOUSANDS)
            Allowance for doubtful accounts...................           101

4.   PROPERTY, PLANT AND EQUIPMENT

     The components of property, plant and equipment are as follows:

                                                                     YEAR ENDED
                                                                  DECEMBER 31, 1994
                                                                  -----------------
                                                                  (DM IN THOUSANDS)
            Reception and distribution facilities.............          64,715
            Equipment and fixtures............................             476
                                                                       -------
            Total.............................................          65,191
            Less: accumulated depreciation....................           9,650
                                                                       -------
            Net property, plant and equipment.................          55,541
                                                                       =======

                                   BFR GROUP

                    (OSNABRUCK AND ANGELBACHTAL OPERATIONS)

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Interest has been capitalized as prescribed by FAS 34, "Capitalization of Interest Cost". Interest capitalized is summarised as follows:

                                                        YEARS ENDED
                                                         DECEMBER
                                                            31,          9 MONTHS TO
                                                        -----------     SEPTEMBER 30,
                                                        1993    1994        1995
                                                        ---     ---     -------------
                                                              (DM IN THOUSANDS)
            Interest Capitalized....................    634     299            0

5.   GOODWILL AND OTHER INTANGIBLE ASSETS

     Accumulated amortization for goodwill and other intangible assets was DM 2,254,000 at December 31, 1994.

6.   BANK DEBT

     Details of bank debt are as follows

                                                                      YEAR ENDED
                                                                   DECEMBER 31, 1994
                                                                   -----------------
                                                                   (DM IN THOUSANDS)
            Long term note, due 2003, interest rate of 9.75%...          12,400
            Long term note, due 2002, interest rate of 9.10%...           3,345
            Long term note, due 2004, interest rate of 9.75%...           2,960
            Long term note, due 2001, interest rate of 8%......           2,139
            Long term note, due 2002, interest rate of 9.75%...           1,180
            Long term note, due 1999, interest rate of 7.30%...             900
            Other..............................................             628
                                                                        -------
            Total..............................................          23,552
                                                                        =======

     In addition to the preceding bank debt the Group has short-term overdraft facilities at December 31, 1994 totaling DM 5,050,000. Overdrafts at December 31 1994 were DM 6,355,000. All loans and overdrafts have been collateralized by the assets of the BFR Group.

     Aggregate principal payments on bank debt (excluding overdraft facilities) for the next five years subsequent to December 31, 1994 are as follows:

            DATE
            ----
            1995.................................................         2,642
            1996.................................................         2,768
            1997.................................................         2,846
            1998.................................................         2,820
            1999.................................................         2,506
            Thereafter...........................................         9,970
                                                                        -------
            Total................................................        23,552
                                                                        =======

     Interest paid on bank debt and overdrafts for the years ended December 31, 1993 and December 31, 1994, and for the period ended September 30, 1995 approximated DM 2,994,000, DM 2,700,000, and

                                   BFR GROUP

                    (OSNABRUCK AND ANGELBACHTAL OPERATIONS)

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

DM 2,206,000, respectively. The weighted average interest rate on overdraft borrowings outstanding as of December 31, 1994 was 9.6%.

7.   OTHER DEBT

     Other debt represents amounts owed to former shareholders. The interest rate on the loans is 9.75% and the loans are due in three annual installments beginning December 31, 1994. Interest paid in 1994 amounted to approximately DM 263,000.

8.  RELATED PARTY TRANSACTIONS

     Payables to related parties consist of amounts owed by the Group to its former parent, PKO or related parties of PKO.

                                                                               ACCOUNTS
                                                                     LOANS     PAYABLE      TOTAL
                                                                     -----     --------     -----
                                                                          (DM IN THOUSANDS)
December 31, 1994................................................     637        5,351      5,988

     The loans from PKO to the Group were financed at an interest rate of 2% over the German Bundesbank preferred rate (6.5% at December 31, 1994). In 1993 the shareholders of the Group made a contribution in kind through interest forgiveness amounting to DM682 which was credited to additional paid in capital.

     The BFR Group provides PKO with marketing and cable maintenance services. Revenues earned by the Group from providing these services in 1993 were DM 885,000. In 1994, this arrangement was formalized in a contract between BFR Group and PKO whereby the Group received a minimum of DM 75,000 per month for services rendered. Total revenues earned from this contract in 1994 amounted to DM 900,000. This income is included in revenues. This contract was terminated as a result of the sale of the BFR Group and replaced in 1995 with a new arrangement between PKO and the BFR Group whereby PKO provides the BFR Group with services and maintenance of cables until March 1996 for a one time fee of DM 600,000. PKO and the BFR Group entered into a contract on April 21, 1995 which requires the BFR Group to engage PKO as technical consultants in the event that the BFR Group plans to expand services offered over the cable network. This contract was not terminated in connection with the sale of the BFR Group and therefore continues to remain in effect.

     ISIT GmbH ("ISIT"), which has also been acquired by Kabelmedia at October 8, 1995, provides the BFR Group with cash pooling and administrative services for cable networks in the vicinity of Berlin. The BFR Group entered into a service contract with ISIT at December 31, 1994 whereby ISIT receives a fixed fee for maintaining the cable networks and providing customer service. For the nine month period ended September 30, 1995, the Group recorded DM 130,000 expense as a result of the service contract.

9.   INCOME TAXES

     The BFR Group does not file a consolidated tax return. All entities included in the BFR Group file separate tax returns.

     As of September 30, 1995, the Group has available cumulative tax loss carry-forwards of approximately DM 7,247,000 for corporation income tax and DM 4,183,000 for trade tax on income. Under German tax law there is no expiration date.

                                   BFR GROUP

                    (OSNABRUCK AND ANGELBACHTAL OPERATIONS)

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Significant components of the Group's deferred tax liabilities and assets as of December 31, 1994 are as follows:

                                                                  (DM IN THOUSANDS)
                                                                  -----------------
            Deferred tax assets:
              Goodwill depreciation...........................             613
              Tax loss carry forward..........................           2,185
                                                                       -------
                                                                         2,798
            Deferred tax liability:
              Fixed asset depreciation........................           4,935
                                                                       -------
              Net deferred tax liability......................          (2,137)
                                                                       =======

     The deferred tax assets arise from timing differences on the amortization of goodwill, and tax loss carryforwards. The deferred tax liability arises from timing differences on depreciation of fixed assets (including interest capitalization).

     The components of the (provision) benefit for income taxes are as follows:

                                                                   YEARS ENDED
                                                                  DECEMBER 31,        9 MONTHS TO
                                                                 ---------------     SEPTEMBER 30,
                                                                 1993      1994          1995
                                                                 ----     ------     -------------
                                                                         (DM IN THOUSANDS)
Current......................................................    (24)         (6)           (9)
Deferred.....................................................     --      (2,137)        2,137
                                                                 ---      ------        ------
                                                                 (24)     (2,143)        2,128
                                                                 ===      ======        ======

     A reconciliation of the German statutory tax rate of 57.5% to the actual rate is as follows:

                                                                  YEARS ENDED
                                                                 DECEMBER 31,         9 MONTHS TO
                                                               -----------------     SEPTEMBER 30,
                                                                1993       1994          1995
                                                               ------     ------     -------------
                                                                         (DM IN THOUSANDS)
Results before taxes.......................................    (1,900)    (3,109)        (3,651)
Expected benefit...........................................     1,092      1,787          2,099
Reduction in loss carryforwards (net of valuation
  allowance) due to reorganization.........................        --     (4,105)            --
Increase in valuation allowance............................    (1,146)        --           (358)
Other......................................................        30        175            387
                                                               ------     ------         ------
Actual (provision) benefit.................................       (24)    (2,143)         2,128
                                                               ======     ======         ======

                                   BFR GROUP

                    (OSNABRUCK AND ANGELBACHTAL OPERATIONS)

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

10. MINORITY INTEREST

     Minority interest represents 35.6% of the limited partners' equity interest in Kabelcom GmbH & Co KG and the 34.0% separate ownership of Kabelcom GmbH. Movements in the minority interest were as follows:

                                                        MINORITY INTEREST
                                                           IN KABLECOM        MINORITY INTEREST
                                                          GMBH & CO KG        IN KABELCOM GMBH      TOTAL
                                                        -----------------     -----------------     -----
                                                                         (IN THOUSANDS)
Balance, December 31, 1992..........................          1,275                   31            1,306
Net income attributable to minority interest........            182                    6              188
                                                                                      --
                                                             ------                                 -----
Balance, December 31, 1993..........................          1,457                   37            1,494
Net income attributable to minority interest........            177                    6              183
Buy out of a limited partner........................             (3)                                   (3)
                                                                                      --
                                                             ------                                 -----
Balance, December 31, 1994..........................          1,631                   43            1,674
Net income attributable to minority interest........              4                    1                5
                                                                                      --
                                                             ------                                 -----
Balance, September 30, 1995.........................          1,635                   44            1,679
                                                             ======                  ===            =====

11. REGISTERED CAPITAL

     The Group is comprised of limited liability companies (GmbH) and a limited stock partnership (GmbH & Co KG). As of December 31, 1994, the registered capital of the Group amounted to DM 21,638,000.

     The registered capital of the Group was held by PKO at December 31, 1994. The contribution in kind represents a forgiveness of amounts due to PKO on November 11, 1994.

12. PENSION AND RETIREMENT PLANS

     The Group provides no pension, post-retirement or post-employment benefits to their employees or retirees.

13. SUBSEQUENT EVENT

     On October 18, 1995, (effective September 30, 1995) the BFR Group was sold to Kabelmedia for a sales price of DM 43,200,000, subject to closing adjustments.

                          INDEPENDENT AUDITORS REPORT

To the Board of Directors,
BFR Group

     We have audited the accompanying statements of operations, and cash flows of the BFR Group (Berlin and Bielefeld operations) for the nine months ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows for the nine months ended September 30, 1995 of the BFR Group (Berlin and Bielefeld operations) in conformity with accounting principles generally accepted in the United States of America.

                               Ernst & Young GmbH

Frankfurt am Main, Germany
February 28, 1996

                                   BFR GROUP
                       (BERLIN AND BIELEFELD OPERATIONS)

                            STATEMENT OF OPERATIONS

                                                                                 9 MONTHS TO
                                                                                SEPTEMBER 30,
                                                                                    1995
                                                                              -----------------
                                                                              (DM IN THOUSANDS)
Revenues.....................................................................        4,200
Operating costs and expenses
Operating expenses (Note 3)..................................................       (1,487)
Selling, general and administrative (Note 4).................................         (700)
Depreciation.................................................................       (1,715)
                                                                                   -------
Total operating costs and expenses...........................................       (3,902)
Operating income.............................................................          298
Interest expense (Note 5)....................................................         (901)
                                                                                   -------
Loss before income taxes.....................................................         (603)
Provision for income taxes...................................................           --
                                                                                   -------
Net loss.....................................................................         (603)
                                                                                   =======

                 See accompanying notes to financial statements

                                   BFR GROUP
                       (BERLIN AND BIELEFELD OPERATIONS)

                            STATEMENT OF CASH FLOWS

                                                                                 9 MONTHS TO
                                                                              SEPTEMBER 30, 1995
                                                                              ------------------
                                                                                      DM
Operating activities:
Net loss.....................................................................         (603)
Adjustments to reconcile net loss to net cash provided by (used for)
  operating activities:
Depreciation.................................................................        1,715
Changes in assets and liabilities:
Accounts receivable..........................................................         (770)
Prepaid expenses.............................................................           24
Accounts payable.............................................................          251
Other liabilities............................................................         (102)
                                                                                    ------
Net cash provided by operating activities....................................          515
                                                                                    ------
Investing activities:
Purchase of property, plant and equipment....................................         (868)
                                                                                    ------
Net cash used in investing activities........................................         (868)
                                                                                    ------
Financing activities:
Proceeds from bank debt......................................................          500
Payment on bank debt.........................................................         (388)
Net change in overdrafts.....................................................          241
                                                                                    ------
Net cash provided by financing activities....................................          353
                                                                                    ------
Net increase in cash and cash equivalents....................................           --
Cash and cash equivalents at beginning of period.............................           --
                                                                                    ------
Cash and cash equivalents at end of period...................................           --
                                                                                    ======

                 See accompanying notes to financial statements

                                   BFR GROUP
                       (BERLIN AND BIELEFELD OPERATIONS)

                         NOTES TO FINANCIAL STATEMENTS

1.   DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

     On October 18, 1995 (effective September 30, 1995), the companies listed below ("BFR Group"), were purchased by Kabelmedia Projektmanagement Kommunikationsnetze Verwaltungs GmbH ("Kabelmedia") from PKO Osmo GmbH ("PKO"). The sales price of DM 43,200,000, subject to post-closing adjustments, was based on the number of subscribers as of the closing date adjusted for certain liabilities and assets. The purchase price is expected to be finalised in 1996.

          BFR GROUP COMPANIES ACQUIRED                               % ACQUIRED BY PKG
          ----------------------------                               -----------------
          BFR Beteiligungsgesellschaft mbH ("BFR")................         100.0
          Kabelcom GmbH...........................................          66.0
          Kabelcom GmbH & Co KG...................................          64.4

     Each of the companies in the BFR Group is engaged in the operation and management of cable television systems. The BFR Group operates cable television systems in numerous locations in Germany. The financial statements include only the operations of the cable television systems of BFR located in the Berlin and Bielefeld areas ("the Group"). The financial statements have been prepared in accordance with United States generally accepted accounting principles including those principles specific to the cable television industry. The BFR Group maintains its financial records in accordance with the German Commercial Code, which represents generally accepted accounting principles in Germany ("German GAAP"). German GAAP varies in certain significant respects from generally accepted accounting principles in the United States ("US GAAP") and, therefore, the BFR Group has recorded certain adjustments in order that these financial statements be in accordance with US GAAP.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

     Sales revenue comprises revenue earned (net of refunds, discounts and allowances) from fees for subscription and installation of services. Sales revenue is recognised at the time services are provided to customers except for one-time connection fees. That part of one time fees in excess of DM 200 is deferred and released to income over a period of 8 years, a full year's income being recognised in the year the customer contract becomes effective.

DEPRECIATION

     Depreciation is calculated in accordance with United States Statement of Financial Accounting Standards ("FAS") No. 51, "Financial Reporting by Cable Television Companies." Cable television systems are depreciated over an estimated useful life of 15 years using the straight line method.

INCOME TAXES

     The Group does not file a tax return, as these operations are included in the tax return of the BFR Group.

3.   RELATED PARTY TRANSACTIONS

     ISIT GmbH ("ISIT"), which has also been acquired by Kabelmedia at October 8, 1995, provides the Group with cash pooling and administrative services for cable networks in the vicinity of Berlin. The BFR Group entered into a service contract with ISIT at December 31, 1994 whereby ISIT receives a fixed fee for

                                   BFR GROUP
                       (BERLIN AND BIELEFELD OPERATIONS)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

maintaining the cable networks and providing customer service for the Group. For the nine month period ended September 30, 1995 the Group recorded DM 700,000 expense as a result of the service contract.

4.   LEASE COMMITMENTS

     ISIT leases from third parties certain cable equipment used by the Group under agreements which expire at various dates. The Group reimburses ISIT for leasing costs incurred. Certain leases contain renewal provisions. Lease expense for the first 9 months of 1995 for the Group amounted to DM 612,000. Future minimum lease payments required under operating leases as of September 30, 1995 are as follows:

                                                                       ANNUAL LEASE
                                                                          PAYMENT
                                                                     -----------------
                                                                     (DM IN THOUSANDS)
          4th quarter 1995.......................................            195
            1996.................................................            840
            1997.................................................            840
            1998.................................................            840
            1999.................................................            771
            2000.................................................            127
                                                                          ------
          Total..................................................          3,613
                                                                          ======

5.   BANK DEBT

     Interest paid on bank debt and overdrafts of the nine month period ended September 30, 1995 approximated DM 901,000.

6.   INCOME TAXES

     The BFR Group does not file a consolidated tax return. All entities in the BFR Group file separate tax returns. The Group's results are included in the BFR tax return.

     The Group's tax expense has been calculated as if it had not been included in the BFR tax return. On this basis no tax benefit has been recorded as a result of a 100% valuation allowance recorded against deferred tax assets. Deferred tax assets principally relate to tax-loss carryforwards and depreciation.

7.   PENSION AND RETIREMENT PLANS

     The Group provides no pension, post-retirement or post-employment benefits to their employees or retirees.

8.   SUBSEQUENT EVENTS

     On October 18, 1995, (effective September 30, 1995) the BFR Group was sold to Kabelmedia for a sales price of DM 43,200,000 subject to closing adjustments.

                          INDEPENDENT AUDITORS REPORT

To the Board of Directors,
KSW GmbH & Co. KG Kabel- und Satellitenempfangsanlagen fur Wohngebiete und Kommunen

     We have audited the accompanying balance sheets of KSW GmbH & Co. KG Kabel-und Satellitenempfangsanlagen fur Wohngebiete und Kommunen as of December 31, 1994 and 1993, and the related statements of operations for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in Germany and in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also include assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of KSW GmbH & Co. KG Kabel- und Satellitenempfangsanlagen fur Wohngebiete und Kommunen at December 31, 1994 and 1993 and the results of their operations for the years then ended, in conformity with accounting principles generally accepted in Germany.

     Accounting principles generally accepted in Germany vary in certain respects from generally accepted accounting principles in the United States of America. Application of generally accepted accounting principles in the United States of America would have affected results of operations for each of the two years in the period ended December 31, 1994, and partners' equity as of December 31, 1994 and 1993, as summarised in Note G to the financial statements.

                               Ernst & Young GmbH

Frankfurt, Germany
September 20, 1995

   KSW GMBH & CO. KG KABEL- UND SATELLITENEMPFANGSANLAGEN FUR WOHNGEBIETE UND
                                    KOMMUNEN

                                 BALANCE SHEETS

                                                                             DECEMBER 31,
                                                                     -----------------------------
                                                                            1994            1993
                                                                     ------------------    -------
                                                                       DM         DM         DM
                                                                            (IN THOUSANDS)
                                ASSETS
A.     FIXED ASSETS
I.     Intangible Assets
       Franchises, trade marks, and similar rights and
       licenses..................................................          1                     5
                                                                     -------               -------
                                                                                      1          5
II.    Property, Plant, and Equipment
       1. Cable networks.........................................     11,500                17,190
       2. Operational and office equipment.......................          7                    12
       3. Construction in progress...............................         --                 3,970
                                                                     -------               -------
                                                                                 11,507     21,172
B.     CURRENT ASSETS
I.     Inventories
       1. Raw materials..........................................         84                    63
       2. Incomplete services....................................        356                   270
II.    Accounts Receivable and Other Assets
       1. Trade accounts receivable..............................        155                   194
       2. Other assets...........................................         30                    --
III.   Cash on Hand..............................................          1                    --
                                                                     -------               -------
                                                                                    626        527
C.     PARTNERS' SPECIAL DEFICIT ACCOUNT.........................                16,505      6,254
                                                                                -------    -------
                                                                                 28,639     27,958
                                                                                 ======     ======
              LIABILITIES AND SHAREHOLDERS' EQUITY
A.     PARTNERS' CAPITAL CONTRIBUTION............................                 2,250      2,250
B.     COMPLEMENTARY PARTNERS' CLEARING ACCOUNT..................                   294        348
C.     CONSTRUCTION COST GRANTS..................................                 5,653      5,801
D.     ACCRUALS
       1. Tax accruals...........................................         --                     6
       2. Other accruals.........................................        130                    82
                                                                     -------               -------
                                                                                    130         88
E.     LIABILITIES
       1. Liabilities due to banks/credit inst. of which DM
          14,306 have a remaining term up to one year............     18,711                18,400
       2. Advance payments received with a remaining term up to
          one year...............................................        523                   523
       3. Trade accounts payable with a remaining term up to one
          year...................................................        334                   340
       4. Accounts due to affiliated companies with a remaining
          term up to one year....................................        715                   149
       5. Other liabilities with a remaining term up to one year
          of which DM 6 are for taxes (prior year DM 40) and
          DM 13 are for social security (prior year DM 9)........         21                    50
                                                                     -------               -------
                                                                                 20,304     19,462
F.     DEFERRED INCOME/ACCRUED EXPENSES..........................                     8          9
                                                                                -------    -------
                                                                                 28,639     27,958
                                                                                 ======     ======

   KSW GMBH & CO. KG KABEL- UND SATELLITENEMPFANGSANLAGEN FUR WOHNGEBIETE UND
                                    KOMMUNEN

                            STATEMENTS OF OPERATIONS

                                                                 UNAUDITED
                                                                NINE MONTHS
                                                                   ENDED            YEARS ENDED
                                                               SEPTEMBER 30,        DECEMBER 31,
                                                               -------------     ------------------
                                                                   1995           1994        1993
                                                               -------------     -------     ------
                                                                     DM             DM         DM
                                                                            (IN THOUSANDS)
  1.  Sales................................................        1,901           2,392      2,191
  2.  (Decrease) increase in incomplete services...........         (357)             87          0
  3.  Production for own plant and equipment capitalized...           --              13         36
  4.  Other operating income...............................          615             101        115
                                                                  ------         -------     ------
                                                                   2,159           2,593      2,342
  5.  Costs of materials
      a)  Cost of raw material, supplies, and trading
           stock...........................................          143             102         44
      b)  Cost of purchased services.......................          126             160        149
                                                                  ------         -------     ------
                                                                     269             262        193
  6.  Personnel expenses
      a)  Wages and salaries...............................          211             402        431
      b)  Social security, pension and other benefit costs
           of which DM 1, DM 15 and DM 25 are for
           pensions........................................           57              96        100
                                                                  ------         -------     ------
                                                                     268             498        531
  7.  Depreciation on
      a)  Intangible assets................................            1               4          8
      b)  Property, plant, and equipment...................          652           1,471      1,188
                                                                  ------         -------     ------
                                                                     653           1,475      1,196
  8.  Other operating expenses.............................          315             647        383
  9.  Other interest and similar income....................          561             367        258
 10.  Interest and similar expenses........................        1,255           1,768      2,013
                                                                  ------         -------     ------
                                                                     694           1,401      1,755
                                                                  ------         -------     ------
 11.  Results from normal business activities..............          (40)         (1,690)    (1,716)
 12.  Extraordinary depreciation on cable networks.........           --           8,484         --
 13.  Other taxes..........................................           20              77         49
                                                                  ------         -------     ------
 14.  Annual net loss......................................          (60)        (10,251)    (1,765)
                                                                  ======         =======     ======

           KSW GMBH & CO. KG KABEL- UND SATELLITENEMPFANGSANLAGEN FUR
                            WOHNGEBIETE UND KOMMUNEN

                       NOTES TO THE FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

                INFORMATION PERTAINING TO THE NINE MONTHS ENDED
                        SEPTEMBER 30, 1995 IS UNAUDITED

A.  GENERAL REMARKS

     The financial statements of KSW GmbH & Co. KG Kabel- und Satellitenempfangsanlagen fur Wohngebiete und Kommunen (hereafter referred to as "KSW GmbH & Co. KG" or the "Company") were prepared under the regulations set forth for small companies in the German Commercial Code (HGB) and in compliance with amending regulations of the Articles of Association ("German GAAP"). The classification used in the Statements of Operations was prepared under the total cost method and in accordance with sec.275 Par. 2 HGB.

     The statements of operations for the nine months ended September 30, 1995 are unaudited but, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of results for this period.

B.  SHAREHOLDERS

     The limited partner (Dommanditist) is Richard Hirschmann GmbH & Co., Esslingen. The capital contribution from the limited partner amounted to DM 2,250. As of December 31, 1994 and 1993 the accumulated losses of the limited partner amounted to DM 16,505 and DM 6,254, respectively.

     The unlimited partner is KSW Beteiligungsgesellschaft mbH, Esslingen. The unlimited partner has the exclusive authorization to represent and manage the Company.

C.  ACCOUNTING AND VALUATION POLICIES

     The accounting and valuation methods are applied in a manner consistent with prior year.

     Intangible assets are capitalized at acquisition cost and amortized straight-line over their respective useful lives (three years).

     Tangible assets are recorded at acquisition and manufacturing costs, net of accumulated depreciation. Fixed assets are depreciated over their expected useful lives. The term of depreciation is 8 years (network level II and parts of network level III), the term of depreciation for cables in the street sector is 20 years (network level III). House installations are depreciated over 12 years.

     In accordance with tax regulations, the straight-line or the declining balance methods of depreciation are used, whereby additions of office furniture and equipment in the first half of the year are depreciated at the full annual rate and additions in the second half of the year are depreciated at half the annual rate.

     Low value assets (assets with a cost of less than DM .8) are fully depreciated in the year of acquisition.

     In addition to the normal depreciation of DM 1,462, extraordinary depreciation of DM 8,484 was recorded in 1994.

     Inventories are valued at the lower of cost or market.

     Receivables and other assets are presented at their nominal value, net of necessary reserves and allowances for uncollectable amounts.

     Accruals have been estimated for all known risks and obligations and are based on the amount of expected claims.

           KSW GMBH & CO. KG KABEL- UND SATELLITENEMPFANGSANLAGEN FUR
                            WOHNGEBIETE UND KOMMUNEN

                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

                INFORMATION PERTAINING TO THE NINE MONTHS ENDED
                 SEPTEMBER 30, 1995 IS UNAUDITED -- (CONTINUED)

     Liabilities have been presented at the repayment amount.

     According to the regulations of the Articles of Association, the capital accounts of the partners are fixed. Profit and loss shares are recorded to clearing accounts, whereby a special loss account is maintained for the limited partner. The annual interest rate applied on this account is 6%.

     The expenses incurred by the unlimited partner are reimbursed by KSW GmbH & Co. KG. Therefore, management remuneration was treated directly as an expense by the Company.

     The unlimited partner receives DM 5 annually for the assumption of the liability. This amount is also payable during deficit years. The remaining profit or loss is distributed exclusively to the limited partner.

D.  COMMENTARY TO THE BALANCE SHEET

     D.I INTANGIBLE AND TANGIBLE ASSETS

     A rollforward of the individual fixed asset items is provided below.

                                       COST                                ACCUMULATED DEPRECIATION               BOOK VALUE
                 -------------------------------------------------  ---------------------------------------  ---------------------
                 1/1/1994 ADDITIONS DISPOSALS TRANSFERS 12/31/1994  1/1/1994 ADDITIONS DISPOSALS 12/31/1994  12/31/1994 12/31/1993
                    DM       DM        DM        DM        DM          DM       DM        DM         DM         DM         DM
                 --------  --------  --------  --------  ---------  -------  --------  ---------  ---------  ---------  ----------
 I. Intangible
     Assets
     Franchises,
     trade
     marks,
     and
     similar
     rights
     and
     licenses...      16       --        12        --           4       11         4         12         3           1          5
                  ------      ---       ---    ------      ------    -----     -----        ---    ------      ------     ------
II.  Property,
     Plant,
     and
     Equipment
 1.  Cable
     networks...  19,628      215        --     4,041      23,884    2,438     9,946(a)      --    12,384      11,500     17,190
 2.  Operational
     and
     office
     equip....        96        3         2        --          97       83         9          2        90           7         12
 3.  Construction
     in
     progress...   3,970       71        --    (4,041)         --       --        --         --        --          --      3,970
                  ------      ---       ---    ------      ------    -----     -----        ---    ------      ------     ------
                  23,694      289         2        --      23,981    2,521     9,955          2    12,474      11,507     21,172
                  ------      ---       ---    ------      ------    -----     -----        ---    ------      ------     ------
                  23,710      289        14        --      23,985    2,532     9,959         14    12,477      11,508     21,177
                  ======      ===       ===    ======      ======    =====     =====        ===    ======      ======     ======

- ---------------

(a) includes DM 8,484 in extraordinary depreciation.

     D.II RECEIVABLES AND OTHER ASSETS

     Receivables and other assets are due within one year.

     D.III SHAREHOLDERS' EQUITY AND ACCUMULATED DEFICIT

     With the special deficit account of the limited liability partner amounting to DM 16,505 the financial statements disclose a negative equity of DM 7,594. Included in the determination of the negative equity amount is the partners' capital contribution, the clearing account of the unlimited partner and DM 5,653 in construction grants, as well as DM 714 in liabilities considered as capital replacing loans towards affiliated companies.

     In connection with the draft agreement regarding the sale of shares in KSW GmbH & Co. KG, the limited partner, Richard Hirschmann GmbH & Co., Esslingen, has agreed to take over a partial amount of the

           KSW GMBH & CO. KG KABEL- UND SATELLITENEMPFANGSANLAGEN FUR
                            WOHNGEBIETE UND KOMMUNEN

                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

                INFORMATION PERTAINING TO THE NINE MONTHS ENDED
                 SEPTEMBER 30, 1995 IS UNAUDITED -- (CONTINUED)

existing liabilities due to the Commerzbank AG, Esslingen, insofar as this partial amount exceeds the sales price of the cable networks.

     Taking into account the assumption of debt, thus benefitting the Company's equity position, a state of over-indebtedness did not exist as of December 31, 1994 and 1993.

     A rollforward of the special loss account of the limited partner is presented below:

                                                                                        DM
                                                                                      ------
Balance as of January, 1 1993.......................................................   4,489
Loss 1993...........................................................................   1,765
                                                                                      ------
Balance as of December 31, 1993.....................................................   6,254
Loss 1994...........................................................................  10,251
                                                                                      ------
Balance as of December 31, 1994.....................................................  16,505
Loss for the nine months ended September 30, 1995 (unaudited).......................      40
                                                                                      ------
Balance as of September 30, 1995 (unaudited)........................................  16,545
                                                                                      ======

     D.IV CONSTRUCTION COST GRANTS

     Construction cost grants for home connections are released in accordance with the term of the contractual permit with the communities.

     D.V LIABILITIES

     The liabilities due to banks are secured by the mortgage of goods from the broadband cable devices (net level 4) and the assignment of subscriber fees.

     Liabilities due to affiliated companies are all due to Richard Hirschmann GmbH & Co., Esslingen, the limited partner of the Company.

     D.VI CONTINGENT LIABILITIES AND OTHER COMMITMENTS

     There are no contingent liabilities according to sec.251 HGB.

     Annual commitments under leasing and rental agreements in the amount of DM 61 exist as of December 31, 1994.

E.  COMMENTARY TO THE STATEMENTS OF OPERATIONS

     Sales result primarily from providing cable service to private households in Germany and the partial release of the construction cost grants.

     Other operational income includes primarily maintenance fees and costs charged on to subscribers.

     Other interest and similar income include DM 501 and DM 366 interest from the unlimited partner's clearing account for the nine months ended September 30, 1995 (unaudited) and year ended December 31, 1994, respectively.

     Interest and similar expenses include DM 17 and DM 19 interest on the clearing account of the limited partner, Richard Hirschmann GmbH & Co., Esslingen for the nine months ended September 30, 1995 (unaudited) and year ended December 31, 1994, respectively.

F.  OTHER DISCLOSURES

     The annual financial statements of the Company are included in the consolidated financial statements of Richard Hirschmann GmbH & Co.

           KSW GMBH & CO. KG KABEL- UND SATELLITENEMPFANGSANLAGEN FUR
                            WOHNGEBIETE UND KOMMUNEN

                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

                INFORMATION PERTAINING TO THE NINE MONTHS ENDED
                 SEPTEMBER 30, 1995 IS UNAUDITED -- (CONTINUED)

     The unlimited partner is KSW Beteiligungsgesellschaft mbH, Esslingen. The unlimited partner has the exclusive authorization to represent and manage the company. Dieter Mann, Esslingen, was the solitary authorized General Manager of this company.

G. SIGNIFICANT DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN GERMANY AND THE UNITED STATES OF AMERICA

     Generally accepted accounting principles in Germany ("German GAAP") vary in certain respects from generally accepted accounting principles in the United States of America ("US GAAP"). Application of US GAAP would have affected the reported results of operations for the nine month period ended September 30, 1995 (unaudited) for each of the two years in the period ended December 31, 1994, and the reported partners' equity for each of the two years ended December 31, 1994. The significant differences between the accounting principles applied and those which would be applied under US GAAP are summarised below:

CASH FLOW STATEMENTS

     Statements of cash flows are required to be presented under US GAAP. Cash flow statements are not required by German GAAP.

SPECIAL ACCELERATED DEPRECIATION

     Special accelerated depreciation for tax purposes has been recorded in the accounts and deducted from the book value of fixed assets. Under US GAAP, accelerated depreciation would not be recorded in the financial statements.

REGULAR DEPRECIATION

     Under US GAAP, cable networks are depreciated in accordance with the Statements of Financial Accounting Standards ("SFAS") No. 51 "Financial Reporting by Cable Television Companies." German GAAP has no similar pronouncements or rules. Accordingly, cable networks have been depreciated for German GAAP using the methods described in note C to the financial statements.

CAPITALIZATION OF INTEREST COSTS

     Under US GAAP, interest cost for the construction of nets should be capitalized if material in accordance with SFAS No. 34 "Capitalization of Interest Cost" and amortized over the useful life of the cable networks. German GAAP does not allow for the capitalization of interest related to constructed assets.

CONSTRUCTION COST GRANTS

     Construction cost grants represent connection fees received which are being amortized into income in accordance with the terms of the contracts. Under German GAAP the construction cost grants have been classified under the shareholders' equity section of the balance sheet. Under US GAAP the construction cost grants would be classified as deferred income within the balance sheet.

           KSW GMBH & CO. KG KABEL- UND SATELLITENEMPFANGSANLAGEN FUR
                            WOHNGEBIETE UND KOMMUNEN

                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

                INFORMATION PERTAINING TO THE NINE MONTHS ENDED
                 SEPTEMBER 30, 1995 IS UNAUDITED -- (CONTINUED)

PARTNERS' SPECIAL DEFICIT ACCOUNT

     The partners' special deficit account is reflected within the assets section of the accompanying balance sheets as required by German GAAP and represents the accumulated losses of the Company. Under US GAAP, such accumulated losses would be classified in an accumulated deficit account within the shareholders' equity (deficit) section of the balance sheets.

Esslingen, September 1995
The management
KSW GmbH & Co. KG Kabel- und Satellitenempfangsanlagen fur Wohngebiete und Kommunen, Esslingen.

                          INDEPENDENT AUDITORS REPORT

To the Board of Directors,
BTV Group

     We have audited the accompanying combined balance sheets of Niersberger-Tecom GmbH & Co. KG, Niersberger-Tecom Verwaltungs GmbH and BTV Jena GmbH, (hereafter referred to as the "BTV Group") as of December 31, 1995 and 1994, and the related combined statements of operations for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in Germany and in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the BTV Group at December 31, 1995 and 1994 and the combined results of their operations for the years then ended, in conformity with accounting principles generally accepted in Germany.

     Accounting principles generally accepted in Germany vary in certain respects from generally accepted accounting principles in the United States of America. Application of generally accepted accounting principles in the United States of America would have affected results of operations for each of the two years in the period ended December 31, 1995, and shareholders' equity as of December 31, 1995 and 1994, as summarized in Note G to the combined financial statements.

                               Ernst & Young GmbH
Frankfurt, Germany
March 22, 1996

                                   BTV GROUP

                            COMBINED BALANCE SHEETS

                                                                              DECEMBER 31,
                                                                        -------------------------
                                                                             1995           1994
                                                                        ---------------     -----
                                                                         DM       DM         DM
                                                                                  (IN THOUSANDS)
                                             ASSETS
A.    FIXED ASSETS..................................................
I.    Intangible Assets.............................................
      1.   EDP software.............................................       31                   4
                                                                        -----               -----
                                                                                     31         4
II.   Tangible assets
      1.   Nets.....................................................    1,988               1,572
      2.   Office furniture and fixtures............................       70                  57
                                                                        -----               -----
                                                                                  2,058     1,629
B.    CURRENT ASSETS
I.    Receivables and Other Assets
      1.   Trade accounts receivable................................       93                 147
      2.   Other assets.............................................      272                 135
                                                                        -----               -----
                                                                                    365       282
II.   Cash Held in Banks............................................                532       180
C.    PREPAID EXPENSES..............................................                  7         5
                                                                                  -----     -----
                                                                                  2,993     2,100
                                                                                  =====     =====
                              SHAREHOLDERS' EQUITY AND LIABILITIES
A.    SHAREHOLDERS' EQUITY
I.    Registered Capital............................................    4,100               4,100
II.   Accumulated deficit...........................................    3,512               2,941
                                                                        -----               -----
                                                                                    588     1,159
B.    ACCRUALS
      1.   Tax accruals.............................................       32                  26
      2.   Other accruals...........................................      601                 226
                                                                        -----               -----
                                                                                    633       252
C.    LIABILITIES
      1.   Liabilities due to banks.................................       --                  38
      2.   Trade accounts payable...................................      470                 448
      3.   Other liabilities thereof DM 63 (1994: DM 23) and social
           security DM 13 (1994: DM 4)..............................    1,302                 202
                                                                        -----               -----
                                                                                  1,772       688
D.    DEFERRED REVENUES.............................................                 --         1
                                                                                  -----     -----
                                                                                  2,993     2,100
                                                                                  =====     =====

                                   BTV GROUP

                       COMBINED STATEMENTS OF OPERATIONS

                                                                       YEAR ENDED DECEMBER 31,
                                                                     ----------------------------
                                                                           1995             1994
                                                                     -----------------     ------
                                                                       DM         DM         DM
                                                                                   (IN THOUSANDS)
1.    Sales......................................................     2,751                 1,526
2.    Other operational income...................................       864                   124
                                                                     ------                ------
                                                                                 3,615      1,650
3.    Personal costs
      (a) Wages and salaries.....................................       931                   434
      (b) Social security........................................        65                    41
4.    Amortization and depreciation..............................     2,253                 2,511
5.    Other operational expenses.................................       859                   509
                                                                     ------                ------
                                                                                 4,108      3,495
                                                                                ------     ------
                                                                                  (493)    (1,845)
6.    Other interest and similar income..........................                    3          1
7.    Interest and similar expenses..............................                   71          5
                                                                                ------     ------
8.    Results of ordinary business operations....................                 (561)    (1,849)
9.    Extraordinary expenses.....................................                   --      1,050
10.   Income taxes...............................................                    9         26
11.   Other taxes................................................                    1          1
                                                                                ------     ------
12.   Net loss...................................................                 (571)    (2,926)
                                                                                ======     ======

                                   BTV GROUP

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

A.  GENERAL REMARKS

     The accompanying financial statements represent the combined operations of Niersberger-Tecom GmbH & Co. KG, Niersberger-Tecom Verwaltungs GmbH, and BTV Jena GmbH, (hereafter referred to as the "BTV Group" or the "Combined Group").

     The combined financial statements were prepared under the regulations set forth for small companies in the German Commercial Code (HGB) and the laws for German limited liability Corporations (HGB). The classification used in the Statements of Operations was prepared under the total cost method and in accordance with sec.275 Par. 2 HGB.

     The combined financial statements were prepared voluntarily in 1995 and 1994 and represent the first combined financial statements of the BTV Group. Transactions and balances between the companies have been eliminated for the purposes of the combination. All of the entities included in the combination are German companies whose operational currency is the German Mark. No foreign currency translations were necessary in the combination.

     The fiscal year end for all companies included in the combined financial statements is December 31.

B.  SHAREHOLDERS' INTERESTS IN THE BTV GROUP

NIERSBERGER-TECOM GMBH & CO. KG

     Niersberger-Tecom GmbH & Co. KG ("Niersberger KG") was established under the laws of the Federal Republic of Germany as a limited partnership ("Kommanditgesellschaft") by Partnership Articles dated December 12, 1993. Niersberger KG has its registered office in Jena and is registered in the Commercial Register maintained with the local court of Gera under reg. No. HRA
851. The contributed capital of Niersberger KG is as follows as of December 31:

                                                                   1995                1994
                                                              ---------------     ---------------
                                                                %        DM         %        DM
Robert Niersberger........................................     50.0     2,000      50.0     2,000
Rainer Dippold............................................     50.0     2,000        --        --
Bernd Bessel-Lorck........................................       --        --      12.5       500
Rolf Bargel...............................................       --        --      12.5       500
TECOM Telecommunications-Leasing GmbH.....................       --        --      25.0     1,000
                                                              -----     -----     -----     -----
                                                              100.0     4,000     100.0     4,000
                                                              =====     =====     =====     =====

                                   BTV GROUP

                                 (IN THOUSANDS)

NIERSBERGER-TECOM VERWALTUNGS GMBH

     Niersberger-Tecom Verwaltungs GmbH ("Niersberger GmbH") was established as a limited liability company under the laws of the Federal Republic of Germany by notarial deed No. 3181/1993 of notary public Horst Peter Regler, Nurnberg, dated December 2, 1993. Niersberger GmbH has its registered office in Jena and is registered with the Commercial Register maintained with the local court of Gera under reg. No. HRB 4439. The share capital of Niersberger GmbH is as follows as of December 31:

                                                                     1995              1994
                                                                 -------------     -------------
                                                                   %       DM        %       DM
Robert Niersberger...........................................     50.0     25       50.0     25
Rainer Dippold...............................................     50.0     25         --     --
Bernd Bessel-Lorck...........................................       --     --       12.5      7
Rolf Bargel..................................................       --     --       12.5      7
TECOM Telecommunications-Leasing GmbH........................       --     --       25.0     11
                                                                 -----     ---     -----     ---
                                                                 100.0     50      100.0     50
                                                                 =====     ===     =====     ===

BTV JENA GMBH

     BTV Jena GmbH was established as a limited liability company under the laws of the Federal Republic of Germany by notarial deed No. 3179/1993 of notary public Horst Peter Regler, Nurnberg, dated December 2, 1993. The share capital of BTV Jana GmbH is as follows as of December 31:

                                                                   1995                1994
                                                              ---------------     ---------------
                                                                %        DM         %        DM
Robert Niersberger........................................     45.0      22.5      45.0      22.5
Rainer Dippold............................................     45.0      22.5        --        --
Wohnungsbaugenossenschaft "Carl Zeiss" e.G................     10.0         5      10.0         5
TECOM Telecommunications-Leasing GmbH.....................       --        --      45.0      22.5
                                                              -----     -----     -----     -----
                                                              100.0        50     100.0        50
                                                              =====     =====     =====     =====

C.  ACCOUNTING AND VALUATION POLICIES

     The accounting and the valuation methods used in the combined financial statements are applied by all of the individual group companies in a consistent manner and consistent with the prior year.

     Acquired intangible assets are capitalized at cost and amortized over their respective useful lives.

     Tangible assets are presented at acquisition costs, net of accumulated deprecation. Nets are depreciated principally under the straight line method over a period of 6 to 8 years. Office furniture and equipment are depreciated principally under the straight line method over a period of 4 to 6 years.

     Special accelerated depreciation under sec.4 of the Fodergebietsgesetz has been recorded as a charge in the Statements of Operations and as a reduction in the book value of fixed assets to the amount of DM 1,328 in 1995 and DM 2,035 in 1994. This represents accelerated depreciation allowed for tax purposes as an investment incentive in the new Federal States of the Republic of Germany.

     Low value assets (assets with a cost less than DM .8) are fully depreciated in the year of acquisition.

     Receivables and other assets are presented at their nominal value, net of necessary reserves and allowances for uncollectible amounts.

                                   BTV GROUP

                                 (IN THOUSANDS)

     Accruals have been estimated for all known risks and obligations and are based on the amount of expected claims.

     Liabilities have been presented at the repayment amount.

     One time connection fees are treated as other operating income at the date of connection.

D.  COMMENTARY TO THE COMBINED BALANCE SHEETS

     D.I. INTANGIBLE AND TANGIBLE ASSETS

     A roll forward of the individual fixed asset categories has been provided below:

                                  COST                               ACCUMULATED DEPRECIATION                   BOOK VALUE
                   -----------------------------------------  ------------------------------------------  ----------------------
                   1/1/1995 ADDITIONS  DISPOSALS  12/31/1995  1/1/1995  ADDITIONS  DISPOSALS  12/31/1995  12/31/1995  12/31/1994
                      DM       DM         DM          DM         DM        DM         DM          DM          DM          DM
                   -------- ---------  ---------  ----------  --------  ---------  ---------  ----------  ----------  ----------
C.    Fixed
      Assets
I.    Intangible
      Assets
1.    EDP
      software...        7        33        --          40         2          7         --           9         31            4
                     -----     -----       ---       -----     -----      -----        ---       -----       ----        -----
                         7        33        --          40         2          7         --           9         31            4
                     -----     -----       ---       -----     -----      -----        ---       -----       ----        -----
II.   Tangible
      Assets
1.    Nets...        4,051     2,589        --       6,640     2,479      2,173         --       4,652      1,988        1,572
2.    Office
      furniture
      and
      fixtures...       96        97        12         181        40         73          2         111         70           57
                     -----     -----       ---       -----     -----      -----        ---       -----      -----        -----
                     4,147     2,686        12       6,821     2,519      2,246          2       4,763      2,058        1,629
                     -----     -----       ---       -----     -----      -----        ---       -----      -----        -----
                     4,154     2,719        12       6,861     2,521      2,253          2       4,772      2,089        1,633
                     =====     =====       ===       =====     =====      =====        ===       =====      =====        =====

     D.II. RECEIVABLES AND OTHER ASSETS

     Receivables and other assets are due within one year.

     D.III SHAREHOLDERS' EQUITY AND ACCUMULATED DEFICIT

     The paid in capital of the Combined Group as of December 31, 1995 and 1994 is comprised as follows:

                                                                            DM
                                                                           -----
            Niersberger-Tecom GmbH & Co. KG............................    4,000
            Niersberger-Tecom Verwaltungs GmbH.........................       50
            BTV Jena GmbH..............................................       50
                                                                           -----
                                                                           4,100
                                                                           =====

     A roll forward of the accumulated deficit is presented below:

                                                                            DM
                                                                           -----
            Accumulated deficit as of January 1, 1994..................       15
            Net loss 1994..............................................    2,926
                                                                           -----
            Accumulated deficit as of December 31, 1994................    2,941
            Net loss 1995..............................................      571
                                                                           -----
            Accumulated deficit as of December 31, 1995................    3,512
                                                                           =====

                                   BTV GROUP

                                 (IN THOUSANDS)

     D.IV. OTHER ACCRUALS

     Other accruals include amounts for all known risks and obligations of the Combined Group. As of December 31, 1995 and 1994 the balance is comprised of accruals for taxation, professional fees, outstanding invoices and management bonuses.

     D.V. LIABILITIES

     Liabilities are all due within one year and are not secured.

     Included in other liabilities are tax liabilities amounting to DM 63 (1994:
DM 23) and liabilities in relation to social security of DM 13 (1994: DM 4).

     Other liabilities include an unsecured loan from Heizung, Luftung, Sanitar Haustechnik Jena GmbH & Co. KG of DM 1,221 (1994: TDM Nil), a related party to certain shareholders of the companies within the Combined Group. This loan is at a fixed interest rate of 8%.

     D.VI. OTHER FINANCIAL COMMITMENTS

     Commitments under leasing and rental agreements amount to DM 77 as of December 31, 1995 (1994: DM 94).

     Total capital expenditure commitments amount to DM 179 at December 31, 1995.

E.  COMMENTARY TO THE COMBINED STATEMENTS OF OPERATIONS

     Sales of the Combined Group relate principally from providing cable service to private households in Germany and similar services.

     Other operating income includes investment grants of DM 245 (1994: Nil). Thereof DM 242 is included in other assets at December 31, 1995.

     Other operational expenses include repair and maintenance DM 267 (1994: DM
83), legal and professional charges DM 78 (1994: DM 209), property rent DM 48 (1994: DM 39) and advertising DM 75 (1994: DM 26). The extraordinary expense of DM 1,050 in 1994 represents costs incurred by Niersberger-Tecom GmbH & Co. KG under an agreement with third parties which enabled the company to secure its rights under signal supply permission contracts with housing associations who had previously granted exclusive permission agreements to those third parties.

F.  OTHER DISCLOSURES

     The average number of employees of the Combined Group is 6 (1994: 5). Niersberger-Tecom GmbH & Co. KG and Niersberger-Tecom Verwaltungs GmbH had no employees during the fiscal years 1995 and 1994.

     DIRECTORS

     1995 and 1994

     BTV Jena GmbH
     -- Rainer Dippold, Pommersfelden
     -- Heinz Fedrowitz, Bad Kosen

     Niersberger-Tecom GmbH & Co. KG
     -- Rainer Dippold, Pommersfelden
     -- Bernd Bessel-Lorck, Koln

                                   BTV GROUP

                                 (IN THOUSANDS)

     Niersberger-Tecom Verwaltungs GmbH
     -- Rainer Dippold, Pommersfelden
     -- Bernd Bessel-Lorck, Koln

     Salary and bonus expenses amounted to DM 617 and DM 250 in 1995 and 1994, respectively.

G. SIGNIFICANT DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN GERMANY AND THE UNITED STATES OF AMERICA

     Generally accepted accounting principles in Germany ("German GAAP") vary in certain respects from generally accepted accounting principles in the United States of America ("US GAAP"). Application of US GAAP would have affected the reported results of operations for each of the two years in the period ended December 31, 1995 and the reported shareholders' equity as of December 31, 1995 and 1994. The significant differences between the accounting principles applied and those which would be applied under US GAAP are summarized below:

CASH FLOW STATEMENTS

     Statements of cash flows are required to be presented under US GAAP. Cash flow statements are not required by German GAAP.

SPECIAL ACCELERATED DEPRECIATION

     Special accelerated depreciation for tax purposes has been recorded in the accounts and deducted from the book value of fixed assets. Under US GAAP this depreciation would not be recorded in the combined financial statements.

REGULAR DEPRECIATION

     Under US GAAP, cable networks are depreciated in accordance with the Statements of Financial Accounting Standards ("SFAS") No. 51 "Financial Reporting by Cable Television Companies." German GAAP has no similar pronouncements or rules. Accordingly, cable networks have been depreciated for German GAAP using the methods described in note C to the financial statements.

INVESTMENT GRANTS

     The Company has credited to other operating income Federal investment grants relating to fixed assets acquired during 1993 and 1994 by Niersberger GmbH & Co. KG and acquired during 1994 and 1995 by BTV Jena GmbH. Under US GAAP the investment grants, when estimated and realizable, would be deducted from the acquisition cost of the fixed assets acquired and depreciated over the useful life of the acquired fixed assets.

EXTRAORDINARY EXPENSE

     The Combined Group has classified in the accompanying combined financial statement costs associated with securing its rights under signal supply permission contracts with housing authority as extraordinary expense. Under US GAAP these costs could be capitalized and amortized over the useful life of the related permission contracts.

Jena, March 1996
BTV Group

                                                                      APPENDIX A

                                    GLOSSARY

     Addressable technology: A technology which enables a cable television operator to activate or deactivate, from the head-end site or another central location, the cable television services delivered to each customer.

     Buildout: The process of digging, filling and covering underground trenches in the streets which pass by the homes in a franchise, constructing wiring ducts within the trenches, laying cable in the ducts and installing and connecting the necessary electronic equipment.

     Churn: Cable television subscriber termination rates expressed by calculating the total number of disconnected cable television customers over a period as a percentage of the total number of cable television customers.

     Customers: A home with one or more television sets connected to a cable system is counted as one customer. Bulk accounts are included on a customer equivalent billing unit basis in which the total monthly bill for the account is divided by the basic monthly charge for a single outlet in the area.

     Dish: An antenna shaped like a dish used to receive television signals from a satellite.

     DTH (Direct-to-home): The DTH market is single dwellings, each served by a single satellite dish, as distinct from a cable or SMATV system.

     Equity subscribers: The number of subscribers within franchises owned by a company multiplied by such company's effective equity interest in such franchises.

     Head-end: Collection of satellite hardware, typically including dish, satellite receivers, modulators and amplifiers. Signals, when processed, are then combined for distribution within the cable network.

     Homes: The Company's estimate of the number of homes within its concession areas.

     Homes passed: A home becomes "passed" when it can be connected to the cable television distribution system without any further extension of principal transmission lines.

     MMDS (Multi-Channel, Multi-Point Distribution Services): A television delivery system to multiple dwelling units that utilizes low power microwave frequencies.

     New German States: The German states that comprised the former East Germany (the German Democratic Republic).

     Old German States: The German states that comprised the former West Germany (the Federal Republic of Germany).

     Overbuild: Operation of a cable system in an area where competing cable service or services exist.

     Pay-per-view: Payment made for individual television programs as opposed to a monthly subscription for a whole channel or group of channels.

     Penetration: The measurement of the take-up of cable services. As of any date, the penetration rate for cable television is calculated by dividing the number of customers on such date by the total number of homes passed on that date, expressed as a percentage.

     Premium service: Cable programming service available only for additional subscription over and above the basic service.

     SMATV (Satellite Master Antenna Television): A television delivery system to multiple dwelling units that utilizes one or more satellite dishes and a small distribution network.

     Star architecture: A design of cable plant in a cable television system providing an independent path from an individual subscriber to the system head-end or another central control point, facilitating the provision and charging for separate tiers of programming, disconnecting non-paying customers and addressability.

                                      LOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following sets forth the estimated expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby:

    Securities and Exchange Commission registration fee......................  $  34,500
    NASD filing fee..........................................................     10,500
    Rating agency fees.......................................................     65,000
    Printing and engraving costs.............................................    250,000
    Legal fees and expenses..................................................    950,000
    Accounting fees and expenses.............................................  1,000,000
    Blue Sky fees and expenses...............................................     25,000
    Trustee's fees...........................................................     25,000
    Miscellaneous............................................................    190,000
                                                                               ---------
    Total....................................................................  $2,550,000
                                                                               =========

- ---------------

* To be furnished by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     There are currently no arrangements under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against liability which he may incur in his capacity as such.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


     The following sets forth information as of June 14, 1996 regarding all sales of unregistered securities of the Registrant during the past three years. All such shares were deemed exempt from registration under the Securities Act of 1933 (the "Securities Act") by reason of Section 4(2) or 3(b) of the Securities Act. In connection with each of these transactions, the securities were sold to a limited number of persons and constituted either capital contributions by existing shareholders by way of the conversion or assignment of shareholder loans to capital surplus, thereby increasing the capital of Kabelvision Beteiligungs GmbH, which has now been merged with and into the Registrant (in relation to contributions by ECO I, as defined below) or of the Registrant (in relation to contributions by ECO II, as defined below), in each case without the issuance of additional shares, or the initial subscription payment of DM50,000 to the nominal capital of Kabelvision Beteiligungs GmbH on December 28, 1994 and the DM125,400 increase to the nominal capital of the Registrant on July 15, 1996, for each of which the subscribers received shares in the nominal amounts reflected below, such persons were provided access to all relevant information regarding the Registrant and/or represented to the Registrant that they were "sophisticated" investors, and such persons represented to the Registrant that the shares were purchased for investment purposes only and not with a view toward distribution. No underwriting discounts or commissions were paid in connection with such transactions.



                                                                       AMOUNT OF CAPITAL CONTRIBUTION
         DATE                             SUBSCRIBER                          OR SUBSCRIPTION
- ----------------------- ---------------------------------------------- ------------------------------
July 19, 1994.......... ECO Holdings Limited Partnership ("ECO I")....          DM  8,000,000
November 21, 1994...... ECO I.........................................          DM  6,787,101
December 28, 1994...... ECO II Holdings Limited Partnership ("ECO II")
                        (DM 45,000) and Ben Bartel (DM 5,000).........          DM     50,000
January 1, 1995........ ECO I.........................................          DM  3,000,000
June 14, 1996.......... ECO I (DM52,961,000) and
                        ECO II (DM138,166,000)........................         DM 191,127,000
July 15, 1996.......... ECO I (DM 39,060), ECO II (DM 79,300),
                        Charlotte Cable Holdings, Inc. (DM 540), Ben
                        Bartel (DM 2,000), Paul Thomason (DM 2,500)
                        and Ernst Uhlig (DM 2,000)....................          DM    125,400

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS

      1.1   Form of Underwriting Agreement for the Senior Discount Notes
      3.1   Articles of Association of the Registrant (English translation) (German version included in Exhibit 10.5)
      4.1   Form of Indenture between the Registrant and The Bank of New York, as Trustee
      4.3   Form of Senior Discount Note (included in Exhibit 4.1)
      5     Opinion of Baker & McKenzie with respect to the legality of the securities being registered
      8     Form of opinion of Baker & McKenzie with respect to tax matters
     10.1   Form of Bank Credit Agreement
     10.2   Form of Employment Agreement for Ben Bartel
     10.3   Form of Employment Agreement and Share Transfer and Option Agreement for Paul
            Thomason
     10.4   Employment Agreement and Share Transfer and Option Agreement for Ernst Uhlig
     10.5   Shareholder Agreement
     10.6   Merger Agreement (English translation) (German version included in Exhibit 10.5)
     10.7   Registration Rights Agreement
     10.8   Cooperation Agreement between Deutsche Bundespost Telekom and KABELCOM Osnabruck
            Gesellschaft fur Breitbandkabel-Kommuikation mbH & Co KG dated January 29, 1993 as amended by Supplemental Agreement to B1-Cooperation Agreement between Deutsche
            Telekom AG and KABELCOM Osnabruck Gesellschaft fur Breitbandkabe-Kommuikation mbH
            & Co KG dated February 1, 1995 and English translation thereof
     10.9   Signal Supply Agreement between Deutsche Bundespost TELEKOM and Kabelfernsehen
            Plauen GmbH dated October 10, 1991 and English translation thereof
     10.10  Signal Supply Agreement between Deutsche Bundespost TELEKOM and PKG
            Projektmanagement Kommunikationsnetze GmbH & Co KG dated August 11, 1994 and
            English translation thereof
     10.11  Master Signal Supply Agreement between Deutsche Bundespost TELEKOM and
            Projektmanagement Kommunikationsnetze Gesellschaft mbH dated August 28, 1991 and
            English translation thereof
     10.12  Signal Supply Agreement between Deutsche Bundespost TELEKOM and Kabelfernsehen
            Leipzig and Hafi GmbH dated December 20, 1994 and English translation thereof
     10.13  Signal Supply Agreement between Deutsche Bundespost TELEKOM and Telecable
            Betriebsgesellschaft Halle dated November 4, 1992 and English translation thereof
     10.14  Signal Supply Agreement (Supplement) between Deutsche Bundespost Telekom and
            Telecable dated November 4, 1992 and English translation thereof
     10.15  Connection Agreement between Wohnungsgesellschaft Hoyerswerda and PKG
            Kabelbetriebsgesellschaft mbH Hoyerswerda dated February 5, 1992 and English translation thereof
     12     Statement of deficiency of earnings to fixed charges
     21     Subsidiaries of the Registrant
     23.1   Consent of Ernst & Young GmbH
     23.2   Consent of Arthur Andersen GmbH
     23.3   Consent of Wollert-Elmendorff Deutsche Industrie-Treuhand GmbH
     23.4   Consents of Baker & McKenzie (included in Exhibits 5 and 8)
     25     Statement of Eligibility of Trustee (bound separately)

- ---------------

     (B) FINANCIAL STATEMENT SCHEDULE

     Schedule III -- Condensed Financial Information of Registrant.

                         REPORT OF INDEPENDENT AUDITORS
                       AS TO FINANCIAL STATEMENT SCHEDULE

To the Board of Directors,
Kabelmedia Holding GmbH

     We have audited the consolidated financial statements of Kabelmedia Holding GmbH and subsidiaries as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, and have issued our report thereon dated February 28, 1996 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in
Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects the information set forth therein.

                                          Ernst & Young GmbH

Frankfurt, Germany
February 28, 1996
except for note 1, as to which the date is May 21, 1996.

                            KABELMEDIA HOLDING GMBH

                            CONDENSED BALANCE SHEETS

                                                                          DECEMBER 31,
                                                                 ------------------------------
                                                                  1994       1995        1995
                                                                 ------     -------     -------
                                                                     DM          DM       U.S.$
                                                                         (IN THOUSANDS)
                                      ASSETS
Cash...........................................................      58          76          51
Investment in and amounts due from subsidiaries (Notes 1 and
  4)...........................................................   7,551      96,653      65,456
Property, plant and equipment -- net...........................     427          --          --
Investment advance.............................................  34,000          --          --
Other assets...................................................     249       2,976       2,015
                                                                 ------     -------     -------
TOTAL ASSETS...................................................  42,285      99,705      67,522
                                                                 ======     =======     =======
                     LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)
Subordinated Shareholder Loans (Note 2)........................  34,000     122,403      82,894
Other liabilities..............................................     615       4,914       3,327
                                                                 ------     -------     -------
TOTAL LIABILITIES..............................................  34,615     127,317      86,221
                             SHAREHOLDERS' EQUITY (DEFICIENCY)
Registered capital.............................................     100         100          68
Capital contributions..........................................  15,187      18,187      12,317
Accumulated deficit............................................  (7,617)    (45,899)    (31,084)
                                                                 ------     -------     -------
TOTAL SHAREHOLDERS' EQUITY (DEFICIENCY)........................   7,670     (27,612)    (18,699)
TOTAL LIABILITIES AND SHAREHOLDERS'
EQUITY (DEFICIENCY)............................................  42,285      99,705      67,522
                                                                 ======     =======     =======

            See accompanying notes to condensed financial statements

                            KABELMEDIA HOLDING GMBH

                       CONDENSED STATEMENTS OF OPERATIONS

                                                                YEARS ENDED DECEMBER 31,
                                                        -----------------------------------------
                                                         1993       1994       1995        1995
                                                        ------     ------     -------     -------
                                                          DM         DM         DM         U.S.$
                                                                     (IN THOUSANDS)
Revenues..............................................      --         33           6           4
Operating costs and expenses
  Operations..........................................      --         32           6           4
  Selling, general and administrative.................      30        288         831         563
  Depreciation and amortization.......................      --         74          --          --
                                                        ------     ------     -------     -------
Total.................................................      30        394         837         567
                                                        ------     ------     -------     -------
Operating loss........................................     (30)      (361)       (831)       (563)
Interest income from
  subsidiaries........................................      --        181       2,850       1,930
Interest expense from Subordinated Shareholder
  Loans...............................................      --         --       6,872       4,654
                                                        ------     ------     -------     -------
Loss before income taxes and equity in net loss of
  subsidiaries........................................     (30)      (180)     (4,853)     (3,287)
Income taxes..........................................      --         --          --          --
                                                        ------     ------     -------     -------
Loss before equity in net loss of subsidiaries........     (30)      (180)     (4,853)     (3,287)
Equity in net loss of subsidiaries....................  (1,471)    (5,936)    (33,429)    (22,639)
                                                        ------     ------     -------     -------
Net loss..............................................  (1,501)    (6,116)    (38,282)    (25,926)
                                                        ======     ======     =======     =======

            See accompanying notes to condensed financial statements

                            KABELMEDIA HOLDING GMBH

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                YEARS ENDED DECEMBER 31,
                                                       ------------------------------------------
                                                        1993        1994        1995        1996
                                                       ------      -------     -------     -------
                                                         DM          DM          DM         U.S.$

Net cash provided by (used in) operating
  activities.........................................     670         (50)     16,313      11,047
INVESTING ACTIVITIES
Acquisitions of shares in subsidiaries...............    (921)     (1,200)     (7,509)     (5,085)
Issuance of loans to subsidiaries....................      --          --     (90,318)    (61,166)
Prepayments for investment advance...................      --     (34,000)         --          --
Purchases of property, plant and equipment...........    (141)       (800)         --          --
                                                       ------     -------     -------     -------
Net cash used for investing activities...............  (1,062)    (36,000)    (97,827)    (66,251)
FINANCING ACTIVITIES
Contributions to capital.............................     400       2,050          --          --
Proceeds from Subordinated Shareholder Loans.........      --      34,000      81,532      55,216
                                                       ------     -------     -------     -------
Net cash provided by financing activities............     400      36,050      81,532      55,216
Net increase in cash.................................       8          --          18          12
Cash at beginning of year............................      50          58          58          39
                                                       ------     -------     -------     -------
Cash at end of year..................................      58          58          76          51
                                                       ======     =======     =======     =======

            See accompanying notes to condensed financial statements

                            KABELMEDIA HOLDING GMBH
                    NOTES TO CONDENSED FINANCIAL STATEMENTS

1.  FORMATION OF BUSINESS AND BASIS OF PRESENTATION

     Kabelmedia Holding GmbH, formerly Kabelmedia Beteiligungs GmbH (the "Company" or "Kabelmedia"), was formed in December 1994 to acquire, own and operate cable television systems serving communities throughout Germany. On May 21, 1996 the shareholders of Kabelvision Beteiligungs GmbH ("Kabelvision"), a company controlled by certain shareholders of Kabelmedia, and the shareholders of Kabelmedia proposed that Kabelvision be merged with and into the Company. Furthermore, it was proposed that the Subordinated Shareholder Loans (including accrued interest) be contributed to the capital of Kabelmedia. Kabelvision was founded in 1992 to acquire, own and operate cable television systems serving communities throughout Germany. Kabelvision began operations in 1993 when their first cable system was acquired. The accompanying parent company-only condensed financial statements have been prepared as if the merger occurred January 1, 1993, using the historical costs of each entity as if the merger were a pooling of interests.

     In the parent company-only condensed financial statements, the Company's investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries since the date of acquisition. The Company's share of net income of its unconsolidated subsidiaries is included in consolidated income
(loss) using the equity method. The parent company-only financial statements should be read in conjunction with the Company's consolidated financial statements.

     The condensed financial statements have been prepared in accordance with United States generally accepted accounting principles. The Company maintains its financial records in accordance with German Commercial Code, which represents generally accepted accounting principles in Germany (German GAAP). Generally accepted accounting principles in Germany vary in certain significant respects from generally accepted accounting principles in the United States (US
GAAP). Accordingly, the Company has recorded certain adjustments in order that these financial statements be in accordance with United States generally accepted accounting principles.

     Solely for the convenience of the reader, the accompanying condensed financial statements as of and for the year ended December 31, 1995 have been translated into United States dollars (U.S. $) at the rate of DM 1.4766 per $1.00. The translations should not be construed as a representation that the amounts shown could have been, or could be, converted into U.S. dollars at that or any other rate.

2.  SUBORDINATED SHAREHOLDER LOANS

     Subordinated Shareholder Loans represent principal and accrued interest for separate issuances of subordinated debt to the Company from its majority shareholder on December 28, 1994, August 31, 1995 and October 6, 1995. These loans are subject to annual interest rates of 12% for the periods presented. The interest accrues and is payable with principal in one installment on December 31, 2003.

3.  GUARANTEES AND ASSET RESTRICTIONS

     Bank obligations existing on the subsidiaries books have been guaranteed by the Company and are secured through first ranking security interests on all assets and revenues of the Company and its subsidiaries. The ability of the Company to access its investment in and amounts due from subsidiaries is restricted by the terms of these bank obligations.

ITEM 17.  UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each posteffective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plauen, The Federal Republic of Germany, on the 23rd day of July, 1996.

                                          Kabelmedia Holding GmbH

                                          By: /s/  BEN BARTEL
                                            Ben Bartel,
                                            Chief Executive Officer and Managing
                                              Director

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                                          /s/  BEN BARTEL
                                          Ben Bartel
                                          Chief Executive Officer and Managing
                                          Director
                                          July 23, 1996


                                          /s/  PAUL THOMASON
                                          Paul Thomason
                                          Chief Financial Officer and Controller
                                          July 23, 1996


                                          /s/  PAUL THOMASON
                                          Paul Thomason
                                          Authorized United States
                                          Representative
                                          July 23, 1996

                                 EXHIBIT INDEX

EXHIBIT                                                                                  PAGE
NUMBER                                   DESCRIPTION                                    NUMBER
- -------  ----------------------------------------------------------------------------   ------
   1.1   Form of Underwriting Agreement for the Senior Discount Notes................
   3.1   Articles of Association of the Registrant (English translation) (German version included in Exhibit 10.5)...........................................
   4.1   Form of Indenture between the Registrant and The Bank of New York, as
         Trustee.....................................................................
   4.3   Form of Senior Discount Note (included in Exhibit 4.1)......................
   5     Opinion of Baker & McKenzie with respect to the legality of the securities being registered
   8     Form of opinion of Baker & McKenzie with respect to tax matters.............
  10.1   Form of Bank Credit Agreement...............................................
  10.2   Form of Employment Agreement for Ben Bartel.................................
  10.3   Form of Employment Agreement and Share Transfer and Option Agreement for
         Paul Thomason...............................................................
  10.4   Employment Agreement and Share Transfer and Option Agreement for Ernst
         Uhlig.......................................................................
  10.5   Shareholder Agreement.......................................................
  10.6   Merger Agreement (English translation) (German version included in Exhibit
         10.5).......................................................................
  10.7   Registration Rights Agreement...............................................
  10.8   Cooperation Agreement between Deutsche Bundespost Telekom and KABELCOM
         Osnabruck Gesellschaft fur Breitbandkabel-Kommuikation mbH & Co KG dated
         January 29, 1993 as amended by Supplemental Agreement to B1-Cooperation
         Agreement between Deutsche Telekom AG and KABELCOM Osnabruck Gesellschaft
         fur Breitbandkabe-Kommuikation mbH & Co KG dated February 1, 1995 and
         English translation thereof.................................................
  10.9   Signal Supply Agreement between Deutsche Bundespost TELEKOM and
         Kabelfernsehen Plauen GmbH dated October 10, 1991 and English translation thereof.....................................................................
  10.10  Signal Supply Agreement between Deutsche Bundespost TELEKOM and PKG
         Projektmanagement Kommunikationsnetze GmbH & Co KG dated August 11, 1994 and
         English translation thereof.................................................
  10.11  Master Signal Supply Agreement between Deutsche Bundespost TELEKOM and
         Projektmanagement Kommunikationsnetze Gesellschaft mbH dated August 28, 1991 and English translation thereof.............................................
  10.12  Signal Supply Agreement between Deutsche Bundespost TELEKOM and
         Kabelfernsehen Leipzig and Hafi GmbH dated December 20, 1994 and English translation thereof.........................................................
  10.13  Signal Supply Agreement between Deutsche Bundespost TELEKOM and Telecable
         Betriebsgesellschaft Halle dated November 4, 1992 and English translation thereof.....................................................................
  10.14  Signal Supply Agreement (Supplement) between Deutsche Bundespost Telekom and
         Telecable dated November 4, 1992 and English translation thereof............
  10.15  Connection Agreement between Wohnungsgesellschaft Hoyerswerda and PKG
         Kabelbetriebsgesellschaft mbH Hoyerswerda dated February 5, 1992 and English translation thereof.........................................................
  12     Statement of deficiency of earnings to fixed charges........................
  21     Subsidiaries of the Registrant..............................................
  23.1   Consent of Ernst & Young GmbH...............................................
  23.2   Consent of Arthur Andersen GmbH.............................................
  23.3   Consent of Wollert-Elmendorff Deutsche Industrie-Treuhand GmbH..............
  23.4   Consents of Baker & McKenzie (included in Exhibits 5 and 8)
  25     Statement of Eligibility of Trustee.........................................

- ---------------